                                   EXHIBIT C-3

                          Supplementary Information and
                   Notices of Ways and Means Motions Included


                                                                             THE
                                                                     BUDGET PLAN
                                                                            2003



Department of Finance                           Ministere des Finances
Canada                                          Canada

               (C)HER MAJESTY THE QUEEN IN RIGHT OF CANADA (2003)
                              ALL RIGHTS RESERVED

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                 This document is available free on the Internet
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             Cette publication est egalement disponible en francais.

                             Cat. No.: F1-23/2003-3E
                               ISBN 0-660-18999-2

TABLE OF CONTENTS

1    INTRODUCTION AND OVERVIEW ................................    7

     Budget 2003--Building the Canada We Want .................    8

     Economic Developments and Prospects ......................   10

     Investing in Canada's Health Care System .................   12

     Investing in Canadian Families and Their Communities .....   14

     Investing in a More Productive, Sustainable Economy ......   17

     Canada in the World ......................................   21

     Improving Expenditure Management and Accountability ......   24

     Sound Financial Management in an Uncertain World .........   27

     Summary of Spending and Revenue Initiatives in
       This Budget.............................................   29


2    ECONOMIC DEVELOPMENTS AND PROSPECTS .......................  33

     Highlights ................................................  34

     Introduction ..............................................  36

     Canada continues to face an uncertain global environment ..  37

     The U.S. recovery has been uneven .........................  38

     Canadian growth outperformed that of the United States
       during the 2001 global downturn and the 2002 recovery....  40

     Canada's performance has been led by solid
       domestic demand .........................................  41

     Canada's employment performance in 2002 was stellar .......  42

     Canada's unemployment rate gap with the U.S. has narrowed .  43

     Strong fundamentals, led by an improved fiscal position
       and low inflation, have supported Canada's solid
       economic performance ....................................  45

     With Canada's stronger economic and fiscal performance,
       our current account balance and net foreign
       indebtedness have improved significantly.................  47

     Sustained balanced budgets and a proven record of low
       and stable inflation have increased the Bank of
       Canada's room to manoeuvre ..............................  49

     Unlike the U.S., Canadian consumer confidence has
       been resilient ..........................................  51

     Housing activity has been exceptionally strong ............  52

     Corporate profits and business confidence remain high .....  54

     ....which bodes well for future investment ................  56

                              THE BUDGET PLAN 2003

     Improved fundamentals and increased business investment
       have strengthened our productivity performance .........   57

     ..... and this improved productivity growth,
       plus Canada's superior labour market performance,
       has generated stronger growth in living standards ......   58

     Forecasters expect continued solid growth in the
       Canadian economy .......................................   59

     Downside risks to the U.S. and global outlooks remain ....   62


3    INVESTING IN CANADA'S HEALTH CARE SYSTEM..................   63

     Highlights ...............................................   64

     Introduction .............................................   66

     February 2003 Accord--A Five-Year Plan Focused on
       Improving Access .......................................   67

     Support Through Transfers to Provinces and Territories....   69

     Health Reform ............................................   70

     Direct Health Accord Initiatives .........................   72

     Other Health Initiatives in Support of Reform ............   76

     First Nations and Inuit Health ...........................   79

     Federal Transfers to Provinces and Territories ...........   80


4    INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES......   89

     Highlights ...............................................   90

     Introduction .............................................   92

     Supporting Canadian Families .............................   92

     Supporting Communities ...................................  105

     Strengthening Aboriginal Communities......................  109

     Promoting Canadian Culture and Values.....................  111


5    INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY.......  117

     Highlights ...............................................  118

     Introduction .............................................  122

     Strengthening Research and Innovation ....................  123

     Supporting Skills and Learning ...........................  130

     Improving the Tax System .................................  136

     Supporting Canadian Families:

       Increasing the National Child Benefit Supplement and
       Introducing the Child Disability Benefit ...............  137

     Encouraging Savings by Canadians:

       Increasing the RPP/RRSP Limits .........................  137

                          BUILDING THE CANADA WE WANT

     Promoting Entrepreneurship and Small Business.............  140

     Strengthening the Canadian Tax Advantage .................  143

     Advancing Sustainable Development ........................  148

     Climate Change ...........................................  149

     The Environment ..........................................  153

     Renewing Canadian Agriculture ............................  155


6    CANADA IN THE WORLD.......................................  159

     Highlights ...............................................  160

     Introduction .............................................  162

     Strengthening Canada's Military ..........................  163

     Ensuring Security at Home ................................  164

     Enhancing Canada-U.S. Trade ..............................  167

     Increasing Canada's International Assistance..............  168


7    IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY.......  171

     Highlights ...............................................  172

     Introduction .............................................  174

     Commitment to Expenditure Reallocation and Sound
       Program Management .....................................  175

     Implementing Full Accrual Accounting .....................  177

     The Accountability of Foundations ........................  179

     Improving Reporting and Accountability to Parliament......  182

     The Accountability of Health Transfers ...................  182

     Employment Insurance Premium Rates .......................  183

     Regulation and Investor Confidence .......................  184

     Air Travellers Security Charge ...........................  187

     Debt Servicing and Reduction Account .....................  188

     User Charging and Cost Recovery ..........................  189


8    SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD..........  191

     Highlights ...............................................  192

     Introduction .............................................  193

     Approach to Budget Planning ..............................  194

     Implications of the Revised Economic Outlook
       and Current Financial Developments .....................  195

     Impact of Full Accrual Accounting on the
       Fiscal Projections .....................................  197

     Fiscal Surplus for Planning Purposes .....................  199

                              THE BUDGET PLAN 2003

     Impact of Measures in Budget 2003 on the
       Budgetary Balance ......................................  200

     Summary Statement of Transactions ........................  202

     The Government's Fiscal Progress .........................  203

     Canada only G7 country to record surplus in 2002 .........  204

     Federal debt-to-GDP ratio on downward track ..............  205

     Canada has achieved the largest decline in the debt
       burden among the G7 countries ..........................  206

     Details of the 2003 Budget Plan: Outlook for Revenues ....  207

     Outlook for Budgetary Revenues ...........................  208

     Revenue ratio lowered due to tax cuts ....................  209

     Details of the 2003 Budget Plan:

       Outlook for Program Spending ...........................  210

     Spending-to-GDP ratio down significantly from mid-1990s ..  213

     Market Debt Declining ....................................  214

     Debt Management ..........................................  215

     Public Debt Charges Falling ..............................  216

     Financial Requirements/Source.............................  217

     Sensitivity of the Fiscal Outlook to Economic Shocks .....  219



ANNEXES

     1    Spending and Tax Relief Since the 1997 Budget........  221

     2    Building on the Five-Year Tax Reduction Plan.........  239

     3    Review of the Air Travellers Security Charge:

            Supplementary Information and Notice of Ways and
            Means Motion.......................................  249

     4    Canada's Financial Performance in an International
            Context............................................  259

     5    Fiscal Performance of Canada's Federal-Provincial-
            Territorial Government Sector......................  269

     6    Implementation of Full Accrual Accounting in the
            Federal Government's Financial Statements..........  277

     7    The Budgetary Balance, Financial Requirements/Source,
            and National Accounts Budget Balance...............  299

     8    The Government's Response to the Auditor General's
            Observations on the 2002 Financial Statements......  305

     9    Tax Measures: Supplementary Information and Notices of
            Ways and Means Motions.............................  315

1

INTRODUCTION
AND OVERVIEW

                                  THE BUDGET PLAN 2003

BUDGET 2003--BUILDING THE CANADA WE WANT

INTRODUCTION

Now is a moment of great opportunity for Canada. Thanks to the efforts and sacrifices of Canadians everywhere, our economy is strong. Where once we followed the economic performance of other nations, particularly the United States, we now lead--in growth, in job creation, in debt reduction. Our nation led the Group of Seven (G7) in growth last year and is expected to do the same in 2003.

     Our resilient economic performance reflects strong economic fundamentals, which are underpinned by the Government's record of budgetary surpluses and a commitment to maintaining balanced budgets.

     But this prosperity could be threatened by the uncertain global climate. Therefore, we will continue to exercise caution in our fiscal planning, restoring the full Contingency Reserve and economic prudence.

     Budget 2003 recognizes the critical link between social and economic policy and how an integrated approach produces policies that benefit all Canadians.

     It reflects this balanced approach in three ways:

     FIRST, BY BUILDING THE SOCIETY CANADIANS VALUE--making investments in the needs of individual Canadians, their families and their communities, in areas such as health care, education and the environment;

     SECOND, BY BUILDING THE ECONOMY CANADIANS NEED--fiscally prudent, deficit-free and promoting the productivity, innovation, learning and creativity that helps Canada not just compete, but win; and

     THIRD, BY BUILDING THE ACCOUNTABILITY CANADIANS DESERVE--through the elimination of government waste and making government spending more efficient and transparent, so Canadians know where and how their tax dollars are being used.

                           INTRODUCTION AND OVERVIEW


     In short, Canadians seek a society built on their commonly held values, an economy that maximizes opportunity for all, and a transparent accounting of government's efforts to achieve those goals. This is the challenge Canadians have brought to their government. Budget 2003 is the response to that challenge and opportunity:

o    it fosters a successful economy--one that leads all G7 nations;

o it continues to deliver prudent management of the nation's finances, exemplified by this government's sixth consecutive balanced budget;

o it strengthens medicare with several measures, including an investment of $34.8 billion over five years, a commitment that supports the 2003 First Ministers' Accord on Health Care Renewal;

o it provides support for Canadians where the need is greatest--families, children, Canadians with disabilities, communities large and small, and our Aboriginal communities;

o it makes significant investments in research and development, support for learning and improvements to the tax system designed to enhance Canada's ability to compete;

o it invests $3 billion to promote sustainable development and a healthy environment;

o it delivers on the commitment of last fall's economic update to reallocate spending from lower to higher priorities;

o it takes steps to improve the accountability and transparency of government programs; and

o it provides additional funding for Canada's role on the international stage by increasing military funding and honouring our commitment to help the poorest countries in the world.

                                  THE BUDGET PLAN 2003


ECONOMIC DEVELOPMENTS AND PROSPECTS

Over the past two years Canada's economy has demonstrated remarkable resilience in the face of global weakness and uncertainty.

     In 2001 the Canadian economy outperformed that of the United States and avoided recession during the global economic downturn. This is in sharp contrast to the recessions of the early 1980s and early 1990s, when Canada suffered more severe downturns and recovered more slowly than the U.S.

     Thanks to strong domestic demand, the Canadian economy continued to outperform the U.S. economy in 2002 in the face of an uneven global economic recovery. The strength of the Canadian economy was particularly evident in labour markets.

     Canada's resilient performance reflects strong economic fundamentals, large tax cuts and an increasingly competitive business sector. Low inflation, combined with the Government's track record of budgetary surpluses and a commitment to maintaining balanced budgets, provided the Bank of Canada with the flexibility to respond to economic weakness in 2001 by reducing short-term interest rates to levels not seen in 40 years. This has helped to support domestic demand and household confidence. Budgetary surpluses and debt repayment are also freeing up funds in capital markets for business investment and reducing Canada's reliance on foreign saving.

     Canada is forecast to lead the G7 countries again in economic growth in 2003. However, the global economic outlook remains uncertain. In the face of a variety of global challenges, Canada will maintain the prudent approach to fiscal planning that has served the nation well in recent years.

                           INTRODUCTION AND OVERVIEW


HIGHLIGHTS

o Average economic growth in Canada in the first three quarters of 2002 was 4.4 per cent, the strongest among the G7-countries. Strong domestic demand, especially consumer spending and residential investment, led Canadian growth as external demand remained uneven.

o During 2002 the economy created 560,000 jobs, more than 60 per cent of which were full-time. All age groups and all regions of the country benefited from the job gains.

o The solid performance of the Canadian economy at a time of global weakness reflects Canada's sound economic policies. Five consecutive budgetary surpluses, a sharp drop in public debt and large tax cuts supported confidence and domestic demand. This sound fiscal policy, together with low inflation, allowed the Bank of Canada to reduce short-term interest rates to their lowest level in more than 40 years, boosting consumer spending and confidence.

o Unlike the early 1980s and early 1990s, Canada outperformed the U.S. in both output and employment growth during the global slowdown in 2001 and the recovery last year. In contrast to Canada's strong job creation record in 2002, the U.S. economy lost 229,000 jobs. The employment rate in Canada is now about the same as the U.S. rate for the first time in 20 years.

o The global recovery is expected to continue but at a moderate pace. In particular, the U.S. near-term outlook is somewhat weaker than anticipated at the time of the October 2002 Economic and Fiscal Update and considerable downside risks remain for the global economy. The external risks include the ongoing impact of equity market declines on U.S. investor and consumer confidence, the geopolitical risks associated with the possibility of war in Iraq and a continuation of the disruption of Venezuelan oil production. If these risks materialize, global growth would be slower than expected and this would affect Canada.

o The Department of Finance survey of private sector economists in December 2002 indicates Canadian growth of 3.3 per cent in 2002 and 3.2 per cent in 2003. Growth is expected to rise to 3.5 per cent in 2004, consistent with the expectation that the U.S. economic recovery will gain momentum in the second half of this year and into next year.

o The Organisation for Economic Co-operation and Development (OECD) and International Monetary Fund predict that Canada will outperform all G7 countries in growth in 2003.

                                  THE BUDGET PLAN 2003


INVESTING IN CANADA'S HEALTH CARE SYSTEM

Canada's publicly funded health care system plays a key role in building the society we value. It is vital to our quality of life and a reflection of the values we share as a nation. It is also at the leading edge where economic and social policies interact. It provides Canada with the distinct economic advantage of a healthy, productive workforce and provides security in retirement.

     The Romanow Commission on the Future of Health Care in Canada, the Kirby Senate Study on the State of the Health Care System in Canada and several recent provincial reports clearly indicated that Canadians want and expect improved access to quality services from our publicly funded health care system. Canadians from all parts of the country have said that modernizing medicare means providing better access to services such as primary care, diagnostic services, home care, palliative care and catastrophic drug coverage. In short, they want real, substantive reforms, along with increased transparency and accountability.

     Canadians have asked that their governments work together to strengthen the health care system and ensure its long-term sustainability. The new Accord on Health Care Renewal, agreed to by Canada's first ministers on February 5, 2003, reflects a common commitment among governments to work together to improve access, enhance accountability for how health dollars are spent and the results achieved, and ensure that the system remains sustainable in the long term.


    "Canadians want a sustainable health care system that provides timely access to quality health services. They recognize that reform is essential, and they support new public investments targeted to achieve this goal."

                            2003 First Ministers' Accord on Health Care Renewal


     The funds provided in this budget build on the significant investments in health care already made by the Government of Canada since the budget was balanced in 1997-98, including the September 2000 first ministers' agreement. This budget confirms increased health care funding of $34.8 billion over the next five years. The federal government is committed to ensuring that future generations of Canadians continue to have access to universal, quality care--care that is based on need, not on the ability to pay.

                           INTRODUCTION AND OVERVIEW


HIGHLIGHTS

This budget makes significant investments to address the concerns of Canadians about their health care system: waiting lists, availability of diagnostic equipment and accountability for their tax dollars. These federal investments, in conjunction with those of provincial and territorial partners, will help to improve access to the health care system for Canadians, enhance accountability for how health dollars are spent, and ensure the future sustainability of the system.

o The 2003 First Ministers' Accord on Health Care Renewal is a commitment designed to improve the accessibility, quality and sustainability of the public health care system and enhance transparency and accountability in health care spending.

o Federal support to health care will increase by $17.3 billion over the next three years and by $34.8 billion over the next five years. This includes:

     - $9.5 billion in transfers to provinces and territories over the next five years;

     - $2.5 billion in an immediate investment through a Canada Health and Social Transfer supplement to relieve existing pressures;

     - $16.0 billion over five years to provinces and territories for a Health Reform Fund targeted to primary health care, home care and catastrophic drug coverage;

     - $5.5 billion over five years in health initiatives, including diagnostic/medical equipment, health information technology, and the creation of a six-week compassionate family care leave benefit under employment insurance; and

     - $1.3 billion over five years to support health programs for First Nations and Inuit.

o First ministers have also agreed to an enhanced accountability framework to report to Canadians on the progress of reform.

o The federal government is setting out a long-term funding framework to provide provinces and territories with predictable, growing and sustainable support for health care and other social programs.

o The federal government will create two new transfers on April 1, 2004: a Canada Health Transfer and a Canada Social Transfer to increase transparency and accountability.

                                  THE BUDGET PLAN 2003


INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES

There is a fundamental relationship between economic success and quality of life. Only a strong economy can provide the jobs and incomes required to sustain families and their communities. Equally, the benefits to the economy of strong families and safe communities are self-evident. Like universal health care, providing for the needs of Canada's households and neighbourhoods enriches Canadians' quality of life.

     Strong families and communities also serve a vital role in building Canada's economy. By being the foundation on which successful lives are built, they help ensure that all Canadians are prepared for and capable of contributing to the economy. Just as investments in innovation and productivity strengthen the economy, investments in key areas of social policy help ensure the opportunities of that economy are available to all.

     Budget 2003 makes further investments to help build the society Canadians value. It enhances support for Canadian families with children and persons with disabilities. It helps communities create more affordable housing, fight homelessness and improve infrastructure. It enhances the economic and social opportunities for Aboriginal Canadians. And it strengthens and promotes Canadian culture and values. These measures increase and enhance opportunities for all Canadians--helping to build the strongest possible foundation for a truly successful economy.


HIGHLIGHTS

Budget 2003 makes major investments to help Canadian families and communities, to improve opportunities for Aboriginal Canadians and to promote Canadian culture and values.


SUPPORTING CANADIAN FAMILIES

This budget makes long-term investments in support of families with children and persons with disabilities, including:

o a $965-million-per-year increase in the National Child Benefit supplement of the Canada Child Tax Benefit (CCTB) by 2007, to bring the maximum annual benefit for a first child provided through the CCTB to $3,243. This will bring the estimated annual support delivered through the CCTB to over $10 billion in 2007, an increase of over 100 per cent since 1996;

                           INTRODUCTION AND OVERVIEW

o $935 million over the next five years to assist provinces and territories and First Nations in increasing access to quality child care and early learning opportunities, especially for low-income and single-parent families;

o $50 million per year for a new Child Disability Benefit for low- and modest-income families that will provide up to $1,600 annually for a child qualifying for the disability tax credit;

o $20 million per year to expand the list of eligible expenses for the medical expense tax credit; and

o $80 million per year to improve tax assistance for persons with disabilities, drawing on a forthcoming evaluation of the disability tax credit and the advice of a technical advisory committee.


SUPPORTING COMMUNITIES

To help communities, this budget makes significant investments to increase the supply of affordable housing, address homelessness and improve the state of Canada's infrastructure:

o $320 million over the next five years to enhance existing affordable housing agreements with the provinces and territories, bringing the total federal investment to $1 billion by the end of 2007-08;

o $256 million over the next two years to extend the Government's housing renovation programs to help preserve the existing stock of affordable housing;

o  $270 million over the next two years to continue to fight homelessness;
and

o an additional $3 billion in infrastructure support over the next ten years, including $1 billion for municipal infrastructure.

                              THE BUDGET PLAN 2003

STRENGTHENING ABORIGINAL COMMUNITIES

Along with the initiatives to address health and other concerns on reserve and to improve economic opportunities for Aboriginal Canadians described in Chapters 3 and 5, this budget makes strategic investments to strengthen Aboriginal communities, including:

o $172.5 million over eleven years to support Aboriginal languages and culture, of which $18 million will be invested in the next two years;

o $42 million over the next two years to renew and expand the First Nations Policing Program; and

o $17 million over the next two years to work with partners to explore new ways to better meet the needs of Aboriginal people living in urban centres.

PROMOTING CANADIAN CULTURE AND VALUES

The Government will invest in measures to strengthen and promote Canadian culture and values, including:

o $150 million over two years for the Canadian Television Fund to help the production of quality Canadian programming;

o $114.5 million in the next two years to launch a five-year action plan on official languages; and

o a contribution program of $10 million a year to provide a financial incentive to the private sector to preserve historic places.

                               INTRODUCTION AND OVERVIEW

INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

Enhancing the well-being of Canadians, through higher living standards and a better quality of life, lies at the heart of the Government's economic and social policies. Achieving high and sustainable living standards and a better quality of life requires that economic and social progress advance together. By undertaking the right investments and creating favourable conditions for growth, the Government can help provide the foundation for such progress.

     Beyond a stable fiscal and monetary climate, the key drivers of a stronger economy are those that allow Canada to improve its productivity performance. These include such factors as a tax system that encourages economic growth and job creation, and investments in new technologies and research. Equally important is ensuring that Canadians have the skills and confidence needed to participate fully in the new economy. And the country's growth must be sustainable as well as strong. This means that the Government must deal effectively with climate change and other environmental challenges.

     Canada has made great strides in recent years, eliminating the deficit and accelerating the growth in its standard of living. From 1997 to 2002 Canada's growth in gross domestic product (GDP) per capita, the best measure of living standards, rose faster than in any of the other leading industrialized countries, including the U.S.

     This remarkable progress comes with a clear message: continued long-term, durable economic growth will require ongoing productivity improvements. Faster productivity growth means more income and better jobs for employees, and more opportunities for Canadians for personal growth and development. Canada's economic and social policies come together through investments in people, particularly in their health and their opportunities for learning.

     The measures announced in this and previous budgets are designed to help ensure Canada's productivity growth will continue to rise, and with it, Canadians' standard of living. A key element in raising productivity will be to make Canada a magnet for talent and investment--a crucial part of how Canada positions itself as a "Northern Tiger." As part of this effort, the Government has made and will continue to make substantial investments to strengthen research and innovation, support skills and learning and improve Canada's health care system. It will introduce measures that build on the Government's Five-Year Tax Reduction Plan to further improve the tax system, enhance incentives to work, save and invest, promote entrepreneurship and small business, and strengthen the Canadian tax advantage for investment.

                              THE BUDGET PLAN 2003


     A more productive economy is not just about higher incomes for Canadians. It is also about ensuring that our economic choices integrate social and environmental considerations to ensure Canada's development is sustainable. All sectors of the economy must confront and act on this challenge to position themselves for sustainable future growth and competitiveness.

HIGHLIGHTS

STRENGTHENING RESEARCH AND INNOVATION

This budget will invest $1.7 billion in 2002-03 and over the next two years to support research and innovation, including:

o a $125-million-per-year increase in funding for Canada's three federal granting councils beginning in 2003-04;

o a new Canada Graduate Scholarships program supporting 4,000 new scholarships at program maturity;

o $225 million per year to help fund the indirect costs associated with federally sponsored research through the granting councils beginning in 2003-04;

o  $16 million over the next two years for northern science;

o investments of $500 million in the Canada Foundation for Innovation for state-of-the-art health research facilities and $75 million in Genome Canada for health genomics;

o $15 million to the Rick Hansen Man In Motion Foundation and $20 million to the Medical and Related Sciences project;

o  $30 million for SchoolNet and the Community Access Program;

o an additional $70 million over two years for the National Research Council of Canada to strengthen the Industrial Research Assistance Program, support astronomy and establish new regional innovation centres; and

o an additional $190 million in equity to expand venture capital by the Business Development Bank of Canada and $20 million for Aboriginal Business Canada in support of entrepreneurship and business development.

                           INTRODUCTION AND OVERVIEW

SUPPORTING SKILLS AND LEARNING

This budget provides $285 million in 2002-03 and over the next two years for skills and learning, including:

o $41 million to better attract and facilitate the integration of skilled immigrants into the Canadian labour market and society;

o  $60 million over two years to improve the Canada Student Loans Program;

o  $100 million for the creation of the proposed Canadian Learning
Institute; and

o $72 million to improve educational outcomes for Aboriginal people and ensure they are provided with training and employment opportunities on major projects across Canada.

IMPROVING THE TAX SYSTEM

This budget builds on the Government's Five-Year Tax Reduction Plan to further improve the tax system and enhance incentives to work, save and invest. This budget:

o supports Canadian families by increasing the National Child Benefit supplement and introducing a new Child Disability Benefit;

o encourages savings by Canadians by increasing the registered retirement savings plan annual contribution limit to $18,000 by 2006 and making corresponding increases for employer-sponsored registered pension plans;

o promotes entrepreneurship and small business through a number of tax changes, including an increase in the small business deduction limit to $300,000 over four years;

o strengthens the Canadian advantage for investment by legislating the elimination of the federal capital tax over five years, eliminating it for medium-sized corporations as early as 2004;

o improves the taxation of resource income in Canada by reducing the corporate tax rate of the sector to 21 per cent over the next five years while making changes to the tax structure of this key sector;

o  extends the temporary mineral exploration tax credit; and

o  enhances the Film or Video Production Services Tax Credit.

                              THE BUDGET PLAN 2003


ADVANCING SUSTAINABLE DEVELOPMENT

Budget 2003 includes measures totalling $3 billion to promote sustainable development and a healthier environment, such as:

o $2 billion over five years in measures to help implement the Climate Change Plan for Canada through: increased government support for Sustainable Development Technology Canada and the Canadian Foundation for Climate and Atmospheric Sciences; improved tax incentives in renewable energy; and funding for other climate change measures, including targeted initiatives and partnerships. Actions to promote energy efficiency, renewable energy, sustainable transportation and new alternative fuels, in such areas as building retrofits, wind power, fuel cells and ethanol, will be considered;

o an investment of $340 million over two years to address federal contaminated sites, improve air quality, better assess and manage toxic substances, further protect Canada's species at risk, and support implementation of Canada's commitments at the World Summit on Sustainable Development;

o $600 million over five years to upgrade, maintain and monitor water and waste water systems on reserves; and

o $74 million over two years as an initial investment for the establishment of 10 new national parks and 5 new national marine conservation areas and to restore the ecological health of existing parks.

RENEWING CANADIAN AGRICULTURE

In June 2002 the Government delivered on its previous commitment to provide predictable, long-term funding for agriculture by allocating $5.2 billion over six years to the sector. Budget 2003 builds on the new direction for agricultural policy through new investments in several areas:

o $220 million this fiscal year to provide an advance to the Crop Reinsurance Fund, ensuring that farmers will receive future payments;

o $100 million over the next two fiscal years to the Canadian Food Inspection Agency to help it maintain the food safety system;

o $30 million over the next two fiscal years to the Canadian Grain Commission to allow it to maintain its level of service to farmers;

o $113 million this fiscal year for infrastructure improvements at Canada's four veterinary colleges; and

o $20 million over the next two years to supplement Farm Credit Canada investments for further promotion of innovation in the agricultural sector.

                               INTRODUCTION AND OVERVIEW

CANADA IN THE WORLD

Canada has a long history of successfully embracing global markets, and Canadians recognize that international stability, security and prosperity are key to their well-being.

     Developments over the last 18 months have reminded Canadians that security and prosperity cannot be taken for granted. The global environment requires a military that is funded and equipped to help shoulder its international responsibilities, as our efforts in the war against terrorism, and particularly in Afghanistan, have demonstrated. This budget provides further support to Canada's military this year and beyond.

     New security concerns have demanded action to keep our borders secure, while facilitating the legitimate flow of goods, services and people. In the aftermath of September 11, 2001, the Government introduced a $7.7-billion package of measures to ensure the security of Canadians--the largest in Canadian history. Much has been achieved since then. The Government has moved ahead with important new initiatives in the areas of air, marine and border security and is committed to do more.

     The Government has partnered with Canadian businesses to help them make the most of the opportunities available in Canada's major foreign markets and enter and thrive in new ones. As the pace of global competition quickens, it becomes ever more important that the Government continue to advance the interests of Canadians in active, innovative and responsive ways. This budget boosts Canada's presence in its most important foreign market, the United States.

     The unrest in many parts of the world and the poverty that afflicts so many in the developing world offend Canadians' values and threaten Canada's security and economic prosperity. That is why, from its peacekeeping activities to land mine treaties to the G8 Africa Action Plan, to its leadership on debt relief and providing free access to the Canadian market for virtually all goods from the least developed countries, Canada has a rich history of effective, compassionate responses to international challenges. Such actions to combat global instability and poverty are the responsible actions of a country dedicated to helping build strong societies beyond its own borders.

                              THE BUDGET PLAN 2003


HIGHLIGHTS

STRENGTHENING CANADA'S MILITARY

o This budget makes a significant, long-term investment in Canada's defence capabilities, including:

     - an immediate allocation of $270 million this fiscal year for Operation Apollo in Afghanistan and to address urgent capital and other requirements; and

     - an ongoing increase of $800 million per year of new funding beginning in 2003-04.

o It also sets aside a $125-million reserve for contingencies in 2002-03 and $200 million for 2003-04.

ENSURING SECURITY AT HOME

o Budget 2003 builds on the large investment by the Government in 2001 to respond to Canada's changed domestic security needs. New measures include:

     - a reduction in the level of the Air Travellers Security Charge for travel within Canada from $12 to $7 for one-way travel and from $24 to $14 for round-trip travel;

     - an additional $50 million next fiscal year and $25 million in 2004-05 for the Security Contingency Reserve to help the Government to respond to unforeseen future security needs, including border security; and

     - to ensure the Canadian Coast Guard can provide necessary safety services, $94.6 million over the next two years for major repairs to its fleet for shore-based infrastructure and capital replacement purchases.

ENHANCING CANADA-U.S.TRADE

o Recognizing that cross-border trade is critical to Canada's economy, Budget 2003:

     - supports the implementation of the Canada-U.S. 30-point Smart Border Action Plan to enhance the security of the border and facilitate the legitimate flow of people and goods; and

     - commits $11 million over the next two years to bolster Canada's representation and trade promotion activities in the U.S.

                           INTRODUCTION AND OVERVIEW


INCREASING CANADA'S INTERNATIONAL ASSISTANCE

o Budget 2003 confirms Canada's commitment to meeting its international obligations:

     - the budget increases Canada's International Assistance Envelope by 8 per cent annually through 2004-05 toward the objective of doubling the assistance budget by 2010. This translates into an increase of $1.4 billion this fiscal year and the next two fiscal years; and

     - effective January 1, 2003, Canada is providing duty-free and quota-free access to all imports from 48 of the world's least developed countries, with the exception of certain agricultural products.

                                  THE BUDGET PLAN 2003

IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY

The Government has been successful in keeping the country on a sound financial footing by maintaining balanced budgets for six consecutive years since 1997-98. It has achieved this through a balanced approach to spending growth and debt and tax reduction. However, as the Minister of Finance said in the October 2002 Economic and Fiscal Update, "...sound fiscal management means more than simply avoiding deficits and reducing debt. It also means managing tax dollars well and responsibly, and delivering cost-effective and efficient government services."

      Sound fiscal management requires continually reassessing the value of existing programs so that the Government can reallocate resources from low priorities to high priorities. It also requires continually looking for new, more cost-effective ways to deliver government programs. And it means being transparent about how Canadians' tax dollars are being spent so that the Government can be fully accountable to Canadians.

     Controlling total expenditure growth contributed significantly to bringing the budget into balance in 1997-98 after almost three decades of uninterrupted deficits, and has helped to keep it in balance since then. This has allowed the Government to reduce debt and invest in key social and economic priorities, while at the same time implementing the largest tax cuts in Canadian history. The Program Review process, during which the Government reassessed its programs to identify those that no longer served a national purpose or could be delivered more efficiently through other means, was an important contributor to controlling expenditure growth.

     With this budget, the Government is undertaking new measures to better manage taxpayers' dollars, building on the experience of Program Review. These initiatives include launching an ongoing review of the relevance and efficiency of government programs, and reallocating resources from across government to highest priority areas.

     Greater accountability will further support the Government's effort to improve the management of taxpayers' dollars. It will support better decision making and greater efficiency. The Government's plans to enhance accountability to Canadians include: more comprehensive and up-to-date financial reporting; clearer transparency and accountability for transfer payments to the provinces and territories in support of health care; enhanced accountability for non-governmental foundations; clear rate-setting processes for non-tax revenues including employment insurance contributions, the Air Travellers Security Charge and user charges; and measures to improve investor confidence by strengthening enforcement against securities and corporate fraud offences.

                           INTRODUCTION AND OVERVIEW

HIGHLIGHTS

o REALLOCATION: The Government is implementing its commitment in the October 2002 Economic and Fiscal Update to reallocate funding from lower to higher priorities.

     - The Government will launch an ongoing examination of all non-statutory programs on a five-year cycle under the leadership of the Treasury Board, drawing on the experience of the 1994 Program Review. The goals will be to ensure that government programs continue to be relevant, effective and affordable.

     - The Government will reallocate $1 billion per year from existing spending programs, beginning in 2003-04. This will fund close to 15 per cent of the costs of the new initiatives announced in this budget over the next two years.

o ACCRUAL ACCOUNTING: Beginning with this budget, the Government will implement its commitment to present its financial statements on a full accrual accounting basis.

     - Under full accrual accounting, the Government will provide a more comprehensive accounting of its assets and liabilities, presenting a more transparent picture of the Government's financial position and enhancing accountability, the management of liabilities and the stewardship of assets.

     - Implementing full accrual accounting responds to a long-standing recommendation of the Auditors General of Canada.

o ACCOUNTABILITY OF FOUNDATIONS: The Government will make a number of changes to improve the accountability and governance arrangements of arm's-length foundations. This, in combination with clarifying the policy principles underlying the use of foundations, will ensure their continued effective use.

o ACCOUNTABILITY TO PARLIAMENT: To reinforce accountability and transparency in public reporting, the Government will continue to improve the relevance, timeliness and clarity of the information it provides to Parliament.

o CANADA HEALTH TRANSFER: As part of the 2003 First Ministers' Accord on Health Care Renewal, the Government will implement a new Canada Health Transfer and a new Canada Social Transfer effective April 1, 2004, to improve the transparency and accountability of monies transferred for health care.

                              THE BUDGET PLAN 2003

o  EMPLOYMENT INSURANCE (EI) CONTRIBUTION RATE SETTING: With this budget:

     - The Government will reduce the EI employee contribution rate for 2004 to $1.98 per $100 of insurable earnings. This is the 10th reduction in the rate since 1994.

     - As well, the Government will consult on a new EI rate-setting regime for 2005 and beyond, based on the principles of transparency and of balancing premium revenues with expected program costs.

o STRENGTHENING INVESTOR CONFIDENCE: This budget advances the Speech from the Throne commitment to improve regulations and to help foster a healthy marketplace and inspire confidence among investors by strengthening enforcement against securities and corporate fraud offences.

o AIR TRAVELLERS SECURITY CHARGE: This budget follows up on the Government's commitment to review the Air Travellers Security Charge to ensure that revenue from the charge remains in line with planned expenditures for the enhanced air travel security system through 2006-07.

     - As a result of that review, and reflecting the impact of the move to full accrual accounting in this budget, the Government will reduce the charge on flights within Canada by over 40 per cent, from $12 to $7 for one-way travel and from $24 to $14 for round-trip travel.

o DEBT SERVICING AND REDUCTION ACCOUNT: Legislation to terminate the Debt Servicing and Reduction Account, as recommended by the Auditor General, will be introduced.

o USER CHARGING AND COST RECOVERY: The President of the Treasury Board will set out the principles for improved management practices relating to user charging and cost recovery. The new policy will include annual reporting of revenues and performance information to stakeholders and Parliament.

                           INTRODUCTION AND OVERVIEW


SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

Sound financial management has resulted in the Government recording five consecutive annual surpluses through 2001-02 and reducing the federal debt by $47.6 billion. At the same time, it has allowed the Government to implement the largest tax cut in Canadian history and to invest in key priorities of Canadians, such as health care, support for lower-income families with children, education, and research and development.

     This sound financial management played an important role in helping Canada avoid a recession in 2001 despite the global economic downturn. It enabled fiscal and monetary policy to provide timely support to the Canadian economy through lower taxes and interest rates. The continual commitment to fiscal discipline allowed Canada to post a budgetary surplus in 2002, while all other G7 countries posted deficits. It also helped Canada record the best economic performance among the G7 countries in 2002, notwithstanding an uneven global recovery.

     The Government is committed to maintaining this prudent approach to fiscal planning--an approach that has paid off and remains essential given the uncertain times. It includes a prudent approach to budget planning, with most budget decisions made over a rolling two-year horizon. To ensure the federal budget remains in balance or better, this budget restores the full $3-billion annual Contingency Reserve and economic prudence in the fiscal projections.

     This budget provides projections of the federal government's finances for 2002-03 and the next two years of the Government's budget plan. It updates the fiscal projections contained in the October 2002 Economic and Fiscal Update for:

o the impact of the revised economic outlook, reflecting the most recent survey of Canadian private sector economists, and recent financial developments;

o  the impact of the implementation of full accrual accounting; and

o  the impact of the spending and revenue measures proposed in this budget.

     Canada's fiscal performance stands out among the major industrialized countries. According to the OECD, Canada is the only G7 country in surplus in 2002. It is also the only G7 country the OECD expects to be in surplus in 2003.

                              THE BUDGET PLAN 2003

HIGHLIGHTS

o After accounting for the fiscal impact of the proposed new spending initiatives and tax cuts, this budget projects balanced budgets or better in 2002-03--the sixth consecutive balanced budget--and in each of the next two fiscal years.

o These balanced budgets are backed by the normal annual Contingency Reserve of $3 billion, and economic prudence of $1 billion in 2003-04 and $2 billion in 2004-05. The Contingency Reserve, if not needed, will reduce debt.

o On an accrual basis, the federal debt (accumulated deficit) as a percentage of the economy is projected to fall to 44.5 per cent in 2002-03, down from its peak of 67.5 per cent in 1995-96. With the commitment to balanced budgets in each of the next two fiscal years, it is forecast to decline to about 40 per cent in 2004-05.

o Program spending is expected to increase by 11.5 per cent, or $14.3 billion, in 2002-03 and average about 4 per cent growth over the next two fiscal years. In 2002-03 health-related spending, increased transfers to the elderly and the unemployed, and higher defence and security-related spending account for nearly three-quarters of the increase. As a percentage of GDP, program spending averages about 12 per cent over the 2002-03 to 2004-05 period.

o Budgetary revenues are estimated at 15.7 per cent of GDP in 2002-03--the lowest share of the economy since the late 1970s. This reflects the impact of the Government's Five-Year Tax Reduction Plan. This ratio is expected to continue to decline over the next two years, reflecting the Five-Year Tax Reduction Plan and further tax reductions proposed in this budget.


FEDERAL DEBT (ACCUMULATED DEFICIT)

In response to the Auditor General of Canada, this budget is presented on a full accrual basis of accounting. Under the previous accounting standard--modified accrual accounting--net debt and the accumulated deficit were identical. Under the new standard, net debt now includes a more comprehensive costing for financial liabilities but excludes non-financial assets. The accumulated deficit includes both. It is the sum of all surpluses and deficits in the past. The accumulated deficit will also be referred to in the Annual Financial Report of the Government of Canada and budget documents as the "federal debt."

                               INTRODUCTION AND OVERVIEW

SUMMARY OF SPENDING AND REVENUE INITIATIVES IN THIS BUDGET

Table 1.1 presents the fiscal impact of the spending and revenue initiatives proposed in this budget. The net cumulative fiscal cost of the measures over the three years 2002-03 to 2004-05 amounts to $17.6 billion.

     Table 1.2 presents the fiscal outlook to 2004-05, taking into account the impact of the revised economic outlook and financial developments to date, the shift to full accrual accounting and the spending and revenue initiatives proposed in this budget.

                              THE BUDGET PLAN 2003


TABLE 1.1

Spending and Revenue Initiatives: 2003 Budget

                                                              2002-          2003-        2004-
                                                              2003           2004         2005
                                                             ------         ------       ------
                                                                    (millions of dollars)
SPENDING INITIATIVES
   Investing in Canada's health care system
       CHST supplement                                        2,500
       Health Reform Fund                                                    1,000        1,500
       Diagnostic/Medical Equipment Fund                      1,500
       Health information technology                            600
       EI compassionate care                                                    86          221
       Other health initiatives                                 120            283          374
                                                              -----          -----        -----
       Total                                                  4,720          1,369        2,095

   Investing in Canadian families and
    their communities
       Families with children                                                   25           81
       Canadians with disabilities                                             193          193
       Child and family law strategy                                            27           26
       Supporting communities
          Affordable housing and support for homeless                          293          313
          Infrastructure                                                       100          150
          Other                                                                 23           23
       Strengthening Aboriginal communities                                     38           45
       Promoting Canadian culture and values                                   188          233
                                                              -----          -----        -----
       Total                                                                   886        1,065

   Investing in a more productive,
    sustainable economy
       Strengthening research and innovation                    575            470          470
       Skills and learning                                       12            171          102
       Advancing sustainable development                          4            699          437
       Agriculture                                              333             65           65
                                                              -----          -----        -----
       Total                                                    924          1,405        1,074

   Canada in the world
       Defence                                                  270            800          800
         Contingency                                            125            200
       International assistance                                 353            202          820
       Other                                                                    99           81
                                                              -----          -----        -----
       Total                                                    748          1,301        1,704

   Expenditure management and accountability
       Regulation                                                 7             25           34
       Expenditure reallocation                                             -1,000       -1,000

TOTAL SPENDING INITIATIVES                                    6,398          3,986        4,969

                           INTRODUCTION AND OVERVIEW


TABLE 1.1

Spending and Revenue Initiatives: 2003 Budget (cont'd)

                                                              2002-          2003-        2004-
                                                              2003           2004         2005
                                                             ------         ------       ------
                                                                    (millions of dollars)
REVENUE INITIATIVES
    Investing in Canada's health care system
       GST rebate for health care institutions                                  30           55
    Investing in Canadian families and their communities
       Families with children
         National Child Benefit supplement                                     200          300
       Canadians with disabilities                                              95          160
    Investing in a more productive,
     sustainable economy
       Advancing sustainable development                                         5            5
    Improving the tax system
       Supporting savings by Canadians                           25            105          165
       Supporting entrepreneurship and small business                           90          140
       Building the Canadian tax advantage                       10            140          545
    EI premium rate reduction                                                   53          178
                                                              -----          -----        -----
    TOTAL REVENUE INITIATIVES                                    35            718        1,548

TOTAL SPENDING AND REVENUE INITIATIVES                        6,433          4,704        6,517
                                                              =====          =====        =====

                              THE BUDGET PLAN 2003


TABLE 1.2

Summary Statement of Transactions: Budget 2003: Full Accrual With Measures


                                                           2001-      2002-        2003-       2004-
                                                           2002       2003         2004        2005
                                                          ------     ------       ------      ------
                                                                (billions of dollars)
BUDGETARY TRANSACTIONS
     Budgetary revenues                                    171.7      178.7        184.7       192.9
     Total expenditures
        Program spending                                   124.3      138.6        143.0       149.6
        Public debt charges                                 39.3       37.2         37.6        38.4
                                                           -----      -----        -----       -----
        Total expenditures                                 163.5      175.8        180.7       188.0

     UNDERLYING BUDGETARY SURPLUS                            8.2        3.0          4.0         5.0

     Less prudence
        Contingency Reserve                                             3.0          3.0         3.0
        Economic prudence                                                            1.0         2.0
                                                           -----      -----        -----       -----
        Total                                                           3.0          4.0         5.0

     Budgetary balance                                       8.2        0.0          0.0         0.0

FEDERAL DEBT (ACCUMULATED DEFICIT)
     Balanced budget (no debt reduction)                   507.7      507.7        507.7       507.7

NON-BUDGETARY TRANSACTIONS
     Loans, investments and advances                        -0.1       -1.3         -1.4        -1.5
     Pensions and other accounts                            -0.1        0.4         -0.6        -1.4
     Other                                                  -3.2        4.3         -3.7         0.7
                                                           -----      -----        -----       -----
     Total                                                  -3.5        3.4         -5.8        -2.1

FINANCIAL REQUIREMENTS/SOURCE                                4.7        3.4         -5.8        -2.1

PER CENT OF GDP
     Budgetary revenues                                     15.7       15.7         15.4        15.2
     Program spending                                       11.4       12.2         11.9        11.8
     Public debt charges                                     3.6        3.3          3.1         3.0
     Budgetary balance                                       0.7        0.0          0.0         0.0
     Federal debt (accumulated deficit)
        Balanced budget (no debt reduction)                 46.5       44.5         42.2        40.1
        Debt reduced by $3 billion per year                 46.5       44.3         41.7        39.6
                                                           -----      -----        -----       -----

Note: Numbers may not add due to rounding.

2

ECONOMIC DEVELOPMENTS
AND PROSPECTS

                              THE BUDGET PLAN 2003


      HIGHLIGHTS
      _________________________________________________________________________

o     Average economic growth in Canada in the first three quarters of 2002 was
      4.4 percent, the strongest among the Group of Seven (G7) countries. Strong domestic demand, especially consumer spending and residential investment, led Canadian growth as external demand remained uneven.

o During 2002 the economy created 560,000 jobs, more than 60 per cent of which were full-time. All age groups and all regions of the country benefited from the job gains.

o The solid performance of the Canadian economy at a time of global weakness reflects Canada's sound economic policies. Five consecutive budgetary surpluses, a sharp drop in public debt and large tax cuts supported confidence and domestic demand. This sound fiscal policy, together with low inflation, allowed the Bank of Canada to reduce short-term interest rates to their lowest level in more than 40 years, boosting consumer spending and confidence.

o Unlike the early 1980s and early 1990s, Canada outperformed the U.S. in both output and employment growth during the global slowdown in 2001 and the recovery last year. In contrast to Canada's strong job creation record in 2002, the U.S. economy lost 229,000 jobs. The employment rate in Canada is now about the same as the U.S. rate for the first time in 20 years.

o The global recovery is expected to continue but at a moderate pace. In particular, the U.S. near-term outlook is somewhat weaker than anticipated at the time of the October 2002 Economic and Fiscal Update and considerable downside risks remain for the global economy. The external risks include the ongoing impact of equity market declines on U.S. investor and consumer confidence, the geopolitical risks associated with the possibility of war in Iraq and a continuation of the disruption of Venezuelan oil production. If these risks materialize, global growth would be slower than expected and this would affect Canada.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS



o The Department of Finance survey of private sector economists in December 2002 indicates Canadian growth of 3.3 per cent in 2002 and 3.2 per cent in 2003. Growth is expected to rise to 3.5 per cent in 2004, consistent with the expectation that the U.S. economic recovery will gain momentum in the second half of this year and into next year.

o The Organisation for Economic Co-operation and Development (OECD) and International Monetary Fund (IMF) predict that Canada will outperform all G7 countries in growth in 2003.

                                  THE BUDGET PLAN 2003


INTRODUCTION

This chapter reviews recent economic developments and prospects. It establishes the economic-planning assumptions that underlie the Government's budget plan.

     Over the past two years Canada's economy has demonstrated remarkable resilience in the face of global weakness and uncertainty.

     In 2001 the Canadian economy outperformed that of the United States and avoided recession during the global economic downturn. This is in sharp contrast to the recessions of the early 1980s and early 1990s, when Canada suffered more severe downturns and recovered more slowly than the U.S.

     Thanks to strong domestic demand, the Canadian economy continued to outperform the U.S. economy in 2002 in the face of an uneven global economic recovery. The strength of the Canadian economy was particularly evident in labour markets.

     Canada's resilient performance reflects strong economic fundamentals, large tax cuts and an increasingly competitive business sector. Low inflation, combined with the Government's track record of budgetary surpluses and a commitment to maintaining balanced budgets, provided the Bank of Canada with the flexibility to respond to economic weakness in 2001 by reducing short-term interest rates to levels not seen in 40 years. This has helped to support domestic demand and household confidence. Budgetary surpluses and debt repayment are also freeing up funds in capital markets for business investment and reducing Canada's reliance on foreign saving.

     Canada is forecast to lead the G7 countries again in economic growth in 2003. However, the global economic outlook remains uncertain. In the face of a variety of global challenges, Canada will maintain the prudent approach to fiscal planning that has served the nation well in recent years.

_______________________________________________________________________________
Note: This chapter incorporates data available up to February 7, 2003.

                         ECONOMIC DEVELOPMENTS AND PROSPECTS


            CANADA CONTINUES TO FACE AN UNCERTAIN GLOBAL ENVIRONMENT


OECD REAL GDP GROWTH

[BAR CHART SHOWING OECD REAL GDP GROWTH]


(1) Projection for 2002 except the U.S.
Sources: OECD Economic Outlook, No. 72 (December 2002); U.S. Bureau of Economic Analysis.



o The external economic environment has been challenging over the past two years.

o World economic conditions deteriorated considerably in 2001, with all major economies experiencing a significant slowdown in growth, including recessions in the U.S., Japan and Germany.

o While the global economy began to recover in late 2001, the recovery through 2002 has been relatively modest and uneven, in the context of ongoing economic, financial and geopolitical uncertainties.

o Growth weakened in Europe in 2002. Japan, which experienced negative growth in 2001, is expected to have remained in recession in 2002. While the U.S. experienced a recovery in 2002, quarterly growth has remained uneven.

                              THE BUDGET PLAN 2003


THE U.S. RECOVERY HAS BEEN UNEVEN


S&P 500 INDEX AND U.S. CONSUMER CONFIDENCE

[LINE GRAPH SHOWING CHANGE IN S&P 500 INDEX AGAINST U.S. CONSUMER CONFIDENCE]

Sources: Standard & Poor's and the Conference Board.

U.S. REAL GDP GROWTH

[BAR CHART SHOWING U.S. REAL GDP GROWTH]

                      ECONOMIC DEVELOPMENTS AND PROSPECTS


o After stabilizing late in 2001, U.S. equity markets declined sharply again in the summer of 2002 in the wake of accounting and corporate scandals which undermined investor confidence. Combined with a weak labour market and uncertainty about the impact of a possible conflict in Iraq, U.S. consumer confidence declined throughout most of 2002.

o The pace of the U.S. economic recovery to date has been uneven and has not maintained solid momentum. While low interest rates and recent fiscal measures have generally helped to support household demand over the recovery, the pattern of real output growth through 2002 has been strongly influenced by special factors such as the need for firms to replenish depleted inventories early in the year, and later in the year by generous automotive sales incentives that led consumers to bring forward expenditures. Business investment levels remain well below those in 2000.

o The pull-back of the temporary automotive incentives early in the fourth quarter of 2002, along with the impact of significant equity market declines on household wealth and consumer confidence, led to a sharp slowdown in consumer spending. As a result, U.S. real gross domestic product (GDP) growth in the fourth quarter was only 0.7 per cent--down from 4 per cent in the third quarter. For 2002 as a whole, real GDP growth in the U.S. was 2.4 per cent.

                              THE BUDGET PLAN 2003

CANADIAN GROWTH OUTPERFORMED THAT
OF THE UNITED STATES DURING THE 2001 GLOBAL DOWNTURN
AND THE 2002 RECOVERY



CHANGE IN REAL GDP AND EMPLOYMENT


[BAR CHART SHOWING CHANGE IN REAL GDP AND EMPLOYMENT (CANADA AND U.S.)]

(1) GDP: Q1 2002 to Q3 2002; employment: January to December 2002.



o Over the past two years Canada's economy has demonstrated remarkable resilience in the face of global uncertainty.

o The Canadian economy performed better than the U.S. economy in the 2001 global slowdown; real GDP actually rose in Canada while it declined in the U.S.

o This stands in sharp contrast to our poorer performance in the recessions of the early 1980s and early 1990s. During those two recessions real GDP in Canada declined more than in the U.S.

o The Canadian economy also continued to outperform the U.S. economy during the 2002 recovery. Over the first three quarters of 2002 real GDP growth averaged 4.4 per cent (annualized) in Canada compared to 3.4 per cent in the U. S.

o The robust performance of the Canadian economy was reflected in a surging labour market throughout 2002. During the year 560,000 jobs were created in Canada, compared with a decline of 229,000 jobs in the U.S.

                         ECONOMIC DEVELOPMENTS AND PROSPECTS

CANADA'S PERFORMANCE HAS BEEN LED BY SOLID
DOMESTIC DEMAND


CONTRIBUTIONS TO CANADIAN REAL GDP GROWTH

[BAR CHART SHOWING CONTRIBUTIONS TO CANADIAN REAL GDP GROWTH]


o Domestic demand was a source of strength for Canada in the global downturn of 2001 and recovery of 2002, in sharp contrast to the early 1980s and early 1990s. Strong consumer demand and significant growth in residential investment led the solid recovery from the 2001 slowdown, supported by lower taxes, low interest rates, strong employment growth and rising incomes.

                              THE BUDGET PLAN 2003

CANADA'S EMPLOYMENT PERFORMANCE IN 2002 WAS STELLAR

EMPLOYMENT GAINS IN CANADA (JANUARY TO DECEMBER 2002)


[BAR CHART SHOWING 2002 EMPLOYMENT GAINS IN CANADA]

o During 2002 the Canadian economy created 560,000 new jobs. This represents the largest number of jobs created over any 12-month period on record back to 1976 and the fastest growth rate in 15 years (3.7 per cent). Moreover, there were job gains in most sectors of the economy and over 60 per cent of these new jobs were full-time.

o All age groups benefited from the strong job creation, including youths and adults over the age of 55--two groups that often face more difficulty finding employment.

o The strength in the labour market translated into employment growth for all regions, with Saskatchewan and Quebec leading the way. Employment growth was also robust in British Columbia, Alberta, New Brunswick and Ontario.

o Employment fell slightly in January 2003, as a gain of 34,400 full-time jobs was offset by a decline of 36,500 part-time jobs.

                         ECONOMIC DEVELOPMENTS AND PROSPECTS

CANADA'S UNEMPLOYMENT RATE GAP WITH THE U.S.
HAS NARROWED

EMPLOYMENT RATE


[LINE GRAPH SHOWING CHANGE IN CANADA'S EMPLOYMENT RATE AS COMPARED TO THE U.S.]


UNEMPLOYMENT RATE


[LINE GRAPH SHOWING CHANGE IN CANADA'S UNEMPLOYMENT RATE AS COMPARED
 TO THE U.S.]

                              THE BUDGET PLAN 2003


o Strong employment gains in Canada raised the proportion of the working-age population holding a job--the employment rate--to an all-time high of 62.4 per cent in December 2002 (it stood at 62.3 per cent in January 2003). In contrast, the weakness in the U.S. labour market led to a decline in the employment rate over the course of 2002. The employment rates in Canada and the U.S. are now about the same for the first time since 1982.

o The Canadian unemployment rate edged down from 8 per cent at the end of 2001 to 7.4 per cent in January 2003. As a result, the Canada-U.S. unemployment rate gap fell to 1.7 percentage points in January 2003. If the Canadian unemployment rate were measured using U.S. methodology, the gap would be only 1 percentage point--one of the smallest gaps since the early 1980s.

o The strength of the Canadian labour market in 2002 is further evidenced by the large rise in the participation rate (the share of the working-age population that is working or actively looking for work). This increase is notable, particularly at this stage of the economic cycle. The participation rate reached 67.5 per cent in December, a level equalled only once before in January 1990. The participation rate fell slightly in January 2003 to 67.3 per cent.

                         ECONOMIC DEVELOPMENTS AND PROSPECTS


STRONG FUNDAMENTALS, LED BY AN IMPROVED FISCAL POSITION
AND LOW INFLATION, HAVE SUPPORTED CANADA'S SOLID
ECONOMIC PERFORMANCE


TOTAL GOVERNMENT FINANCIAL BALANCES:(1)
CANADA AND THE G7

[CHART SHOWING CHANGE IN FINANCIAL BALANCES AS COMPARED TO G7 AVERAGE]


(1) National Accounts basis.
(2) OECD December 2002 projections for 2002.
Sources: OECD Economic Outlook, No. 72 (December 2002), Department of Finance calculations.


NET ISSUANCES(1) IN CAPITAL MARKETS


[CHART SHOWING CANADA'S NET ISSUANCES IN THE CAPITAL MARKETS]


(1) Total net issues of government bonds and net issues of corporate bonds and equities.
Source: Bank of Canada, Banking and Financial Statistics (January 2003).

                              THE BUDGET PLAN 2003


o Canada's resilient economic performance during the global slowdown was underpinned by the sharp turnaround in the fiscal situation and sustained low inflation. This enabled fiscal and monetary policy to provide support to the Canadian economy through lower taxes and low interest rates.

o Over the last few years the fiscal position of Canadian governments has improved dramatically--moving from large chronic deficits to consistent budgetary surpluses. Canada has recorded the highest financial surplus relative to the size of the economy of all G7 countries annually since 1997.

o 2002 will mark the sixth consecutive year of budget surpluses for Canada. This is the result of a systematic fiscal strategy, based on a prudent approach to budget planning.

o This fiscal strategy enabled the federal government to stay in surplus during the recent global economic downturn while fully implementing the five-year $100-billion tax cut plan and taking new measures in the December 2001 budget to enhance security for Canadians. This is in stark contrast to the U.S. and other G7 countries, which have growing fiscal deficits.

o One of the many benefits of eliminating government deficits can be seen in capital markets. A sharp reduction in government borrowing in Canadian capital markets, together with lower interest rates, has encouraged business investment. Canada's corporate bond and equity issues have expanded as government debt issuance has declined.

                        ECONOMIC DEVELOPMENTS AND PROSPECTS



WITH CANADA'S STRONGER ECONOMIC AND FISCAL PERFORMANCE,
OUR CURRENT ACCOUNT BALANCE AND NET FOREIGN INDEBTEDNESS
HAVE IMPROVED SIGNIFICANTLY


CURRENT ACCOUNT BALANCE

[LINE GRAPH SHOWING CHANGE IN CURRENT ACCOUNT BALANCE]


NET FOREIGN DEBT

[LINE GRAPH SHOWING CHANGE IN NET FOREIGN DEBT AS PERCENTAGE OF
GDP - CANADA VS. U.S.]



(1) Estimates: Based on current account estimates from the Department of Finance for Canada and Global Insight for the U.S.

                              THE BUDGET PLAN 2003

o Canada's stronger economic performance and improved business competitiveness in recent years can also be seen in our current account balance, which has gone from large deficits through the 1980s and most of the 1990s to large surpluses today despite the U.S. slowdown.

o As a result, Canada's net foreign debt as a per cent of GDP fell from 44 per cent in the early 1990s to an estimated 16 per cent in 2002--the lowest level in more than 50 years. This benefits us by reducing our net investment income flows to foreigners and lowering our exposure to global financial market shocks.

o Canada's net foreign debt is now below that of the U.S. With continuing budgetary and current account surpluses expected in Canada, and continuing deficits anticipated in the U.S., Canada's net foreign indebtedness should continue to fall and the gap vis-a-vis the U.S. continue to widen.

                        ECONOMIC DEVELOPMENTS AND PROSPECTS

SUSTAINED BALANCED BUDGETS AND A PROVEN RECORD OF LOW
AND STABLE INFLATION HAVE INCREASED THE BANK OF CANADA'S
ROOM TO MANOEUVRE


AVERAGE ANNUAL INFLATION:(1) 1992-2001


[BAR CHART SHOWING AVERAGE ANNUAL INFLATION OF ITALY, UK, GERMANY, U.S., CANADA AND FRANCE]



(1) Private consumption deflator growth.
Source: OECD Economic Outlook, No. 72 (December 2002).


CONSUMER PRICE INFLATION AND 3-MONTH TREASURY BILL RATES

[LINE GRAPH SHOWING CHANGE IN CONSUMER PRICE INFLATION AGAINST 3-MONTH TREASURY BILL RATES]

(1) Core CPI inflation is the all-items CPI excluding the eight most volatile components and the effect of changes in indirect taxes on the remaining components, as defined by the Bank of Canada.

                              THE BUDGET PLAN 2003

o Low and stable inflation in Canada over the past decade--among the lowest in the world--has established the credibility of Canadian inflation targets.

o Combined with the turnaround in Canada's fiscal position, this credibility has given monetary authorities room to manoeuvre through the economic downturn and uneven global recovery. The Bank of Canada was able to lower interest rates in 2001 as soon as the economy showed signs of weakness. Short-term interest rates remain close to their lowest level in more than 40 years and continue to support growth in Canadian domestic demand.

o  Total consumer price inflation rose above the 1 to 3 per cent target band to
3.8 per cent in the fourth quarter of 2002, partly reflecting one-off factors such as higher electricity prices in Ontario and substantial increases in insurance premiums, as well as rising prices for gasoline, fuel oil and natural gas. Core consumer price inflation, which excludes the volatile components of the Consumer Price Index and the effect of indirect taxes, was 2.8 per cent in the fourth quarter of 2002, above the 2-per-cent mid-point but within the target band. The Bank of Canada expects core inflation to move down to 2 per cent in early 2004.

                         ECONOMIC DEVELOPMENTS AND PROSPECTS


UNLIKE THE U.S., CANADIAN CONSUMER CONFIDENCE
HAS BEEN RESILIENT



CONSUMER CONFIDENCE

[LINE GRAPH SHOWING CHANGE IN CANADIAN CONSUMER CONFIDENCE AGAINST U.S. CONSUMER CONFIDENCE]


Sources: The Conference Board and The Conference Board of Canada.



o Canadian consumer confidence remained high in 2002, at almost 15 per cent above its historical average and 12 per cent above its trough in the third quarter of 2001.

o The resilience of Canadian consumer confidence reflects strong employment growth, sustained strong disposable income growth boosted by large tax cuts, and historically low interest rates.

o In contrast, U.S. consumer confidence has fallen by over 40 per cent since the third quarter of 2000, reflecting weak labour market conditions, declines in equity market prices and geopolitical risks.

                              THE BUDGET PLAN 2003


HOUSING ACTIVITY HAS BEEN EXCEPTIONALLY STRONG


HOUSING STARTS

[BAR GRAPH SHOWING HOUSING STARTS]

HOUSING AFFORDABILITY INDEX AND ONE-YEAR MORTGAGE RATE

[LINE GRAPH SHOWING CHANGE IN HOUSING AFFORDABILITY INDEX AGAINST ONE-YEAR MORTGAGE RATE]

                      ECONOMIC DEVELOPMENTS AND PROSPECTS



o Residential investment has been particularly strong in the recovery, with the robust performance of both housing starts and renovations.

o Strong employment and income gains, along with low mortgage rates, boosted housing starts to a record level of over 200,000 in 2002. Robust housing activity has been spread across all regions of the country.

o The housing affordability index, which represents the proportion of average disposable household income needed to make mortgage payments on an average house, improved throughout 2001 and remained close to its historical best in 2002.

o  In February 2003 one-year and five-year mortgage rates, at 4.9 per cent and
6.6 per cent, were 280 and 135 basis points lower than their levels at the beginning of 2001. As a result, homeowners now save close to $2,000 annually on a typical one-year mortgage of $100,000 compared to what they would have paid at the beginning of 2001, while they save $1,000 annually on a five-year mortgage.

o Similarly, declines in interest rates for businesses mean that annual payments on small business loans of $250,000 tied to the prime rate would be $7,500 lower than they were at the beginning of 2001.

                              THE BUDGET PLAN 2003

CORPORATE PROFITS AND BUSINESS CONFIDENCE REMAIN HIGH...


CORPORATE PROFITS AS A SHARE OF GDP

[LINE GRAPH SHOWING CHANGE IN CORPORATE PROFITS AS A SHARE OF GDP]


BUSINESS CONFIDENCE

[LINE GRAPH SHOWING CHANGE IN BUSINESS CONFIDENCE]



Source: The Conference Board of Canada.

                      ECONOMIC DEVELOPMENTS AND PROSPECTS


o Following a sharp decline to 9.4 per cent of nominal GDP in the fourth quarter of 2001, corporate profits in Canada rebounded to 11.1 percent of GDP by the third quarter of 2002, well above the historical average of 9.9 per cent.

o Supported by this recovery in corporate profits, business confidence in Canada bounced back in the first half of 2002 after declining in 2001. Although business confidence fell somewhat in the second half of 2002, reflecting geopolitical risks and uncertainty about the pace of the U.S. economic recovery, the index has remained above its historical average.

o The December 2002 Quarterly Business Barometer of the Canadian Federation of Independent Business indicated that confidence of small and medium-sized businesses--which is much more dependent on domestic demand conditions--remains close to historical highs.

                              THE BUDGET PLAN 2003



....WHICH BODES WELL FOR FUTURE INVESTMENT


GROWTH IN REAL BUSINESS INVESTMENT IN MACHINERY AND EQUIPMENT

[BAR GRAPH SHOWING GROWTH IN REAL BUSINESS INVESTMENT IN MACHINERY AND
EQUIPMENT]

o Business investment in machinery and equipment (M&E) has recently shown signs of improvement, supported by rising profits and indications that the Canadian economy's pace of growth will be sustained.

o While the level of M&E investment in the third quarter of 2002 was still below the level recorded a year earlier, the ongoing recovery in corporate profits and business confidence should support further gains in business investment.

o Canadian real M&E investment has improved significantly in recent years, growing by an average of over 8 per cent a year since 1997. M&E investment, which frequently embodies new technologies and enables further innovation, is an important element of sustaining productivity gains in the long run.

                       ECONOMIC DEVELOPMENTS AND PROSPECTS


IMPROVED FUNDAMENTALS AND INCREASED BUSINESS INVESTMENT
HAVE STRENGTHENED OUR PRODUCTIVITY PERFORMANCE...


LABOUR PRODUCTIVITY GROWTH IN G7 COUNTRIES

[CHART SHOWING LABOUR PRODUCTIVITY GROWTH IN G7 COUNTRIES]


(1) 2002 growth projections from the OECD; actual employment data for 2002 for Canada and the U.S.
Sources: OECD Economic Outlook, No. 72 (December 2002); Statistics Canada; Bureau of Labour Statistics.



o Canada's productivity performance has improved significantly since 1997. Measured as real GDP per worker, labour productivity growth in Canada rose from an average of 1 per cent per year over the 1980-96 period to an estimated 1.5 per cent over the 1997-2002 period.

o Growth in real GDP per hour worked in the Canadian business sector was even stronger, with productivity growth averaging 2.1 per cent from 1997 to 2002, up from 1.2 per cent over the 1980-96 period.(1)

o Despite this improvement, productivity growth in the U.S. was still higher than in Canada over the past two decades. Nevertheless, over the 1997-2002 period Canada ranked second in the G7 in productivity growth--an improvement from second to last over the 1980-96 period.

o The shift to budgetary surpluses from sustained deficits, a lower debt-to-GDP ratio, lower tax burdens and low inflation have stimulated investment and contributed to Canada's improved productivity growth.


_______________________________________________________________________________
(1) The estimate for the 1997-2002 period assumes that 2002 Q4 growth equals the average growth over the first three quarters of the year.

                              THE BUDGET PLAN 2003

....AND THIS IMPROVED PRODUCTIVITY GROWTH, PLUS CANADA'S SUPERIOR LABOUR MARKET
PERFORMANCE, HAS GENERATED STRONGER GROWTH IN LIVING STANDARDS


LIVING STANDARDS GROWTH IN G7 COUNTRIES

[CHART SHOWING LIVING STANDARDS GROWTH IN G7 COUNTRIES]


(1) 2002 growth projections from the OECD; actual population estimates for 2002 for Canada and the U.S.
Sources: OECD Economic Outlook, No. 72 (December 2002); Statistics Canada; Bureau of Labour Statistics.



o Living standards can be raised both by increasing the share of the population that is working and by increasing the productivity of workers.

o Canada has improved its performance on both fronts since 1997 and, as a result, has recorded the strongest growth in real GDP per capita--the most common measure of living standards--of all G7 countries. In contrast, over the 1980-96 period Canada ranked second to last among the G7 countries in living standards growth.

o Canadian employment growth relative to the population surpassed that of all other G7 economies over the 1997-2002 period. While the U.S. has continued to achieve faster labour productivity growth than Canada since 1997, these gains have been offset by a weaker labour market performance, resulting in slower living standards growth than in Canada.

o Further improvement in Canada's productivity performance will be necessary to sustain growth in living standards in the long run. Economic factors such as fiscal and monetary stability, competitive taxes, investment in learning, new technologies and research and innovation are all key to helping Canada improve its productivity performance. Equally important is investing in our social capital to provide Canadians with the skills, confidence and opportunities to participate in the changing economy.

                       ECONOMIC DEVELOPMENTS AND PROSPECTS


FORECASTERS EXPECT CONTINUED SOLID GROWTH IN THE CANADIAN ECONOMY


REAL GDP GROWTH: PRIVATE SECTOR FORECASTERS

[BAR CHART SHOWING REAL GDP GROWTH (PRIVATE SECTOR FORECASTERS)]


Sources: September 2002 and December 2002 Department of Finance survey of private sector forecasters.



REAL GDP GROWTH: OECD FORECAST FOR G7 COUNTRIES


[BAR CHART SHOWING REAL GDP GROWTH (OECD FORECAST FOR G7 COUNTRIES)]

Source: OECD Economic Outlook, No. 72 (December 2002).

                              THE BUDGET PLAN 2003


o The fiscal projections in the budget are based on private sector economists' forecasts for the Canadian and global economies.

o In September 2002 the Department of Finance conducted its regular survey of Canadian private sector economists. The average economic forecast from that survey was the basis for the status quo fiscal projections provided in the October 2002 Economic and Fiscal Update.

o In December 2002 the Department of Finance updated this survey of Canadian private sector economists in preparation for the 2003 budget. The fiscal projections provided in Chapter 8 of this budget are based on this updated outlook.

o Private sector forecasters now expect Canadian economic growth of 3.3 per cent in 2002, with roughly 2 1/2 per cent growth in the fourth quarter. Forecasters have modestly revised downward their projection for real GDP growth in 2003 to 3.2 per cent from the 3.5 per cent expected at the time of the October 2002 Economic and Fiscal Update, reflecting a weaker short-term U.S. outlook. For 2004 private sector forecasters have revised up slightly their growth outlook for Canada to 3.5 per cent, reflecting an expected rebound in U.S. growth.

o GDP inflation is expected to remain low at 1.1 per cent in 2002, but to increase to about 2 per cent in 2003 and 2004. Stronger GDP inflation in 2003 largely reflects rising oil prices. Overall, this results in expected nominal GDP growth of 4.4 per cent in 2002 and 5.4 per cent in both 2003 and 2004.

o Private sector forecasters expect short-term interest rates to be 60 basis points lower in 2003 and 20 basis points lower in 2004 than projected at the time of the October 2002 Economic and Fiscal Update. They expect short-term interest rates of 3.3 per cent in 2003 and 4.5 per cent in 2004. Current private sector expectations for 10-year government bonds are at 5.4 per cent in 2003 and
5.9 per cent in 2004.

o Private sector forecasters expect continuing robust employment growth, with the unemployment rate falling to 7 per cent by the end of 2003.

o The IMF and OECD continue to expect that Canadian growth will be the strongest in the G7 in 2003.

                       ECONOMIC DEVELOPMENTS AND PROSPECTS

TABLE 2.1

Private Sector Forecasts for 2002 to 2004


                                           2002          2003        2004
                                           ----          ----        ----
REAL GDP GROWTH
December 2001 budget                        1.1           3.9         3.6
October 2002 update                         3.4           3.5         3.3
February 2003 budget                        3.3           3.2         3.5

GDP INFLATION
December 2001 budget                        0.2           1.9         2.0
October 2002 update                         1.1           2.3         2.1
February 2003 budget                        1.1           2.2         1.9

NOMINAL GDP GROWTH
December 2001 budget                        1.3           5.9         5.7
October 2002 update                         4.6           5.9         5.4
February 2003 budget                        4.4           5.4         5.4

3-MONTH TREASURY BILL RATE
December 2001 budget                        2.4           4.0         5.3
October 2002 update                         2.6           3.9         4.7
February 2003 budget                        2.6           3.3         4.5

10-YEAR GOVERNMENT BOND RATE
December 2001 budget                        5.5           5.9         6.1
October 2002 update                         5.3           5.5         5.6
February 2003 budget                        5.3           5.4         5.9

UNEMPLOYMENT RATE
December 2001 budget                        7.6           7.1         6.6
October 2002 update                         7.6           7.1         6.9
February 2003 budget                        7.6           7.3         7.0

EMPLOYMENT GROWTH
December 2001 budget                        0.6           1.9         1.8
October 2002 update                         1.9           2.1         1.8
February 2003 budget                        2.1           2.1         1.8

Addendum:
U.S. REAL GDP GROWTH
December 2001 budget                        1.1           n/a         n/a
October 2002 update                         2.4           3.0         n/a
February 2003 budget                        2.4           2.7         3.6


Sources: September 2001, September 2002 and December 2002 Department of Finance surveys of private sector forecasters; November 2001, October 2002 and February 2003 Blue Chip Economic Indicators.

                              THE BUDGET PLAN 2003



DOWNSIDE RISKS TO THE U.S. AND GLOBAL OUTLOOKS REMAIN


GROWTH OUTLOOK FOR MAJOR ECONOMIC BLOCS


[BAR CHART SHOWING GROWTH OUTLOOK FOR MAJOR ECONOMIC BLOCS]

Source: OECD Economic Outlook, No. 72 (December 2002).



o Canada will continue to face a challenging global and U.S. economic environment over the coming year. The global recovery, particularly outside North America, is proceeding at a relatively slow pace.

o Japan is expected to emerge from recession in 2003, although the outlook for the next two years remains weak. Growth is expected to be stronger in Europe in 2003 than in 2002, although it is forecast to remain below 2 per cent.

o The U.S. recovery is expected to continue and gain momentum in the second half of 2003 as the recovery in business investment takes hold. However, the U.S. outlook continues to be subject to considerable uncertainty arising from the impact of last year's equity market declines and the geopolitical risks associated with a possible conflict in Iraq.

o These factors likely played a role in the slowing of U.S. growth late in 2002 and could continue to negatively affect business investment and consumer sentiment in the near term. Moreover, if the disruption of Venezuelan oil production continues, this may place additional upward pressure on oil prices, further reducing global growth prospects.

3

INVESTING IN CANADA'S
HEALTH CARE SYSTEM

                              THE BUDGET PLAN 2003


     HIGHLIGHTS

     This budget makes significant investments to address the concerns of Canadians about their health care system: waiting lists, availability of diagnostic equipment and accountability for their tax dollars. These federal investments, in conjunction with those of provincial and territorial partners, will help to improve access to the health care system for Canadians, enhance accountability for how health dollars are spent, and ensure the future sustainability of the system.

o The 2003 First Ministers' Accord on Health Care Renewal is a commitment designed to improve the accessibility, quality, and sustainability of the public health care system and enhance transparency and accountability in health care spending.

o Federal support to health care will increase by $17.3 billion over the next three years and by $34.8 billion over the next five years. This includes:

     - $9.5 billion in transfers to provinces and territories over the next five years;

     - $2.5 billion in an immediate investment through a Canada Health and Social Transfer (CHST) supplement to relieve existing pressures;

     - $16.0 billion over five years to provinces and territories for a Health Reform Fund targeted to primary health care, home care and catastrophic drug coverage;

     - $5.5 billion over five years in health initiatives, including diagnostic/medical equipment, health information technology, and the creation of a six-week compassionate family care leave benefit under employment insurance; and

     - $1.3 billion over five years to support health programs for First Nations and Inuit.

o First ministers have also agreed to an enhanced accountability framework to report to Canadians on the progress of reform.

                    INVESTING IN CANADA'S HEALTH CARE SYSTEM


o The federal government is setting out a long-term funding framework to provide provinces and territories with predictable, growing and sustainable support for health care and other social programs.

o The federal government will create two new transfers on April 1, 2004: a Canada Health Transfer (CHT) and a Canada Social Transfer (CST) to increase transparency and accountability.

                              THE BUDGET PLAN 2003


INTRODUCTION

Canada's publicly funded health care system plays a key role in building the society we value. It is vital to our quality of life and a reflection of the values we share as a nation. It is also at the leading edge where economic and social policies interact. It provides Canada with the distinct economic advantage ofa healthy, productive workforce and provides security in retirement.

     The Romanow Commission on the Future of Health Care in Canada, the Kirby Senate Study on the State of the Health Care System in Canada and several recent provincial reports clearly indicated that Canadians want and expect improved access to quality services from our publicly funded health care system. Canadians from all parts of the country have said that modernizing medicare means providing better access to services such as primary care, diagnostic services, home care, palliative care and catastrophic drug coverage. In short, they want real, substantive reforms, along with increased transparency and accountability.

     Canadians have asked that their governments work together to strengthen the health care system and ensure its long-term sustainability. The new Accord on Health Care Renewal, agreed to by Canada's first ministers on February 5, 2003, reflects a common commitment among governments to work together to improve access, enhance accountability for how health dollars are spent and the results achieved, and ensure that the system remains sustainable in the long term.


    "Canadians want a sustainable health care system that provides timely access to quality health services. They recognize that reform is essential, and they support new public investments targeted to achieve this goal."

                2003 First Ministers' Accord on Health Care Renewal


     The funds provided in this budget build on the significant investments in health care already made by the Government of Canada since the budget was balanced in 1997-98, including the September 2000 first ministers' agreement. This budget confirms increased health care funding of $34.8 billion over the next five years. The federal government is committed to ensuring that future generations of Canadians continue to have access to universal, quality care--care that is based on need, not on the ability to pay.

                    INVESTING IN CANADA'S HEALTH CARE SYSTEM


FEBRUARY 2003 ACCORD--A FIVE-YEAR PLAN FOCUSED
ON IMPROVING ACCESS

The agreement reached by the first ministers on February 5, 2003, sets out a plan for reforms to improve access to quality health care for Canadians. This plan builds on the September 2000 first ministers' agreement on health. Its reform themes are consistent with the recommendations of the Romanow Commission and the Kirby Senate Committee, as well as those of numerous provincial commissions on health reform.

     Federal support for health care will increase by $17.3 billion over the next three years and by $34.8 billion over the next five years. It includes:

o $9.5 billion in increased cash transfers to provinces and territories over the next five years;

o $2.5 billion in a CHST supplement to relieve existing pressures, available to provinces and territories up to the end of 2005-06;

o $16.0 billion over five years in a Health Reform Fund for the provinces and territories, to target primary care, home care and catastrophic drug coverage;

o  $1.5 billion to improve access to publicly funded diagnostic services;

o $600 million to accelerate the development of a national system of electronic health records;

o  $500 million for research hospitals;

o  $1.6 billion in direct Health Accord initiatives;

o  $1.4 billion for other initiatives in support of health reform; and

o  $1.3 billion to support health programs for First Nations and Inuit.

     The 2003 Accord established an enhanced accountability framework under which all governments committed to providing comprehensive and regular reports to Canadians based on comparable indicators relating to health status, health outcomes and quality of service.



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                              THE BUDGET PLAN 2003


TABLE 3.1

Increased Federal Support for Health Care (2003-04 to 2007-08)


                                              2003-   2004-    2005-    2006-   2007-
                                              2004    2005     2006     2007    2008     TOTAL
                                             ------  ------   ------   ------  ------    ------
                                                            (millions of dollars)
TRANSFERS
CANADA HEALTH AND
    SOCIAL TRANSFER (CHST) CASH
      Cumulative increases (2000)(1)           700   1,300    1,900    2,500    3,100     9,500
      CHST supplement(2)                     1,000   1,000      500                       2,500

HEALTH REFORM
     Health Reform Fund                      1,000   1,500    3,500    4,500    5,500    16,000
     Diagnostic/medical equipment(3)           500     500      500                       1,500
     Health information technology(4)          200     200      200                         600
     Research hospitals
       (Canada Foundation
       for Innovation)(5)                      100     100      200      100                500
     Direct Health Accord initiatives          221     336      341      341      346     1,585

OTHER HEALTH INITIATIVES
   IN SUPPORT OF REFORM                        337     253      258      258      258     1,364

FIRST NATIONS
   AND INUIT HEALTH                            180     230      280      280      280     1,250

CUMULATIVE FUNDING INCREASES                                 17,336            34,800
                                                             (3-Yr)            (5-Yr)

Note: Totals may not add due to rounding. Payments under both trusts to be made in a manner that treats all jurisdictions equitably, regardless of when they draw down funds.
(1) Includes an increase of $1.8 billion over 2006-07 ($600 million) and 2007-08 ($1.2 billion).
(2) $2.5 billion to be paid to a third-party trust and accounted for in 2002-03 by the federal government. Profile based on an assumed drawdown by provinces and territories.
(3) $1.5 billion to be paid to a third-party trust and accounted for by the federal government in 2002-03. Profile based on an assumed drawdown by provinces and territories.
(4) $600 million to be paid to Canada Health Infoway and accounted for by the federal government in 2002-03.
(5) $500 million to be paid to the Canada Foundation for Innovation and accounted for by the federal government in 2002-03.


A PLAN FOR CHANGE

Under the 2003 Accord on Health Care Renewal, first ministers set out a range of initiatives aimed at ensuring real and lasting change for the Canadian health care system. The ultimate purpose of the Accord is to ensure that Canadians:

o  have access to a health care provider 24 hours a day, 7 days a week;

o  have timely access to diagnostic procedures and treatments;

o are not required to repeat their health histories or undergo the same test for every provider they see;



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                    INVESTING IN CANADA'S HEALTH CARE SYSTEM

o  have access to quality home and community care services;

o  have access to the drugs they need without undue financial hardship;

o  have access to quality care no matter where they live; and

o see their health care system as efficient, responsive and adaptive to their changing needs and those of their families and communities, now and in the future.

      These initiatives build on the multi-year action plan for health reform outlined by first ministers in September 2000.

      Reflecting their collective commitment to reform, Canada's first ministers have also agreed to pursue enhanced accountability for their health expenditures through annual public reporting on health system performance. These reports will include the indicators set out in the September 2000 agreement, as well as additional comparable indicators on the themes of quality, access, system efficiency and effectiveness. This will allow Canadians to monitor progress towards reform, track the level of access to health services and assess the overall efficiency of the health care system.


SUPPORT THROUGH TRANSFERS TO PROVINCES AND TERRITORIES

This budget confirms:

o A two-year extension of the original CHST five-year legislative framework put in place in September 2000, with an additional $1.8 billion, which will bring total cash transfers to $21.6 billion in 2006-07 and $22.2 billion in 2007-08.

o The restructuring of the existing CHST, to create a separate Canada Health Transfer and Canada Social Transfer effective April 1, 2004.

o A $2.5-billion CHST cash supplement to meet immediate needs in provincial and territorial health care systems. Provinces and territories will have flexibility to draw down this amount as they require up to the end of 2005-06. It will be accounted for by the federal government in fiscal year 2002-03.

o A federal government commitment to provide up to an additional $2.0 billion for health for the provinces and territories at the end of fiscal year 2003-04, if the Minister of Finance determines during the month of January 2004 that there will be a sufficient surplus above the normal Contingency Reserve to permit such an investment.



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                              THE BUDGET PLAN 2003


HEALTH REFORM

Federal, provincial and territorial governments have all taken steps to improve the quality, accessibility and sustainability of Canada's public health care system and have implemented important reforms. All governments recognize that reform is essential, and support new public investments targeted to achieve this goal. Priorities for reform include primary health care, targeted home care, catastrophic drug coverage, access to diagnostic/medical equipment and the development of a system of electronic health records.


HEALTH REFORM FUND

This budget provides $16 billion over five years through a special Health Reform Fund to help provinces and territories accelerate reform in priority areas identified in the first ministers' 2003 Accord. Specifically, these are:

o primary health care: to significantly increase the number of Canadians routinely receiving needed care from multidisciplinary primary health care organizations or teams, with a goal of ensuring that at least half of the population within each jurisdiction has access to an appropriate health care provider 24 hours a day, 7 days a week as soon as possible, and that this target is fully met within 8 years;

o home care: to provide first dollar coverage for a basket of services in the home and community for short-term acute home care, including acute community mental health and end-of-life care. First ministers have directed health ministers to determine by September 30, 2003, the minimum services to be provided; and

o catastrophic drug coverage: to take measures by the end of 2005-06 to ensure that Canadians, wherever they live, have reasonable access to catastrophic drug coverage.

    Governments will have flexibility in determining the best ways to achieve these reform objectives, based on the particular needs of their residents and the status of reform in each jurisdiction.

    Governments will prepare annual public reports on these Health Reform Fund priorities commencing in 2004, using comparable indicators to inform Canadians on progress achieved and key outcomes.

    Investments under the Health Reform Fund will begin to flow to provinces and territories in 2003-04, upon passage of relevant legislation. Subject to a review of progress made in achieving the agreed-upon reforms



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                    INVESTING IN CANADA'S HEALTH CARE SYSTEM


and following a first ministers' meeting, by March 31, 2008, the federal government will ensure that the level of funding provided through the Health Reform Fund is integrated into the Canada Health Transfer starting in 2008-09.

DIAGNOSTIC/MEDICAL EQUIPMENT FUND

Waiting times for diagnostic services and medical treatments that rely on new equipment continue to be a major concern for Canadians. This budget builds on the $1 billion over two years provided for medical equipment in 2000 with an additional investment of $1.5 billion over the next three years. This funding will be provided to provincial and territorial governments in support of specialized staff training and equipment which improve access to publicly funded diagnostic services.

     The $1.5-billion fund will be allocated to provinces and territories on an equal per capita basis. The amount will be paid into a third-party trust upon passage of relevant legislation. Provinces and territories will have flexibility to draw down funds as they require up to the end of 2005-06. It will be acccounted for by the federal government in fiscal year 2002-03.

     As agreed by first ministers, governments will begin in 2004 to report to their residents annually on enhancements to diagnostic and medical equipment and services, using comparable indicators, and to develop the necessary data infrastructure for these reports. This reporting will inform Canadians on service levels and outcomes, progress achieved, and current programs and expenditures, which will provide a baseline against which new investments can be tracked.


HEALTH INFORMATION TECHNOLOGY--ELECTRONIC HEALTH RECORDS

Under the September 2000 agreement on health, the Government of Canada announced $500 million to expand the use of health information and communications technologies, including the adoption of electronic health records (EHRs). Canada Health Infoway was incorporated in 2001, and is working to develop a pan-Canadian, interoperable electronic health information system, in close partnership with federal-provincial-territorial governments and health care providers.

     Electronic health records are an essential building block for a modernized, more integrated health care system. They give health providers rapid access to the medical records of their patients, including physician visits, hospital stays, prescription drugs and laboratory tests, while safeguarding patient privacy. A pan-Canadian EHR will:

                              THE BUDGET PLAN 2003

o improve Canadians' access to health services by expediting diagnosis and treatment, supporting more accurate diagnosis and treatment, and eliminating distance barriers between patients and health care professionals;

o significantly improve the quality and safety of patient care by reducing the possibility of adverse drug events, such as handwritten prescription errors or allergic reactions; and

o enhance the efficiency of the health care system by reducing the costly duplication of tests, improving the quality of data, and supporting evidence-based management, decision making and research.

     This budget provides an additional $600 million to Canada Health Infoway to accelerate the development of EHRs, common information technology standards across the country, and the further development of telehealth applications, which are critical to care in rural and remote areas. It will be accounted for by the federal government in fiscal year 2002-03.

     Canada Health Infoway will report to the Canadian public and to the members of Infoway on an annual basis on its progress in implementing these initiatives. This reporting will inform Canadians on current programs, investment expenditures and milestones.


RESEARCH HOSPITALS (CANADA FOUNDATION FOR INNOVATION)

The integration of biomedical, clinical and health services research has given rise to needs for new and different facilities that will house sophisticated equipment and bring together researchers in new and innovative ways. The Canada Foundation for Innovation was established in 1997 to support the modernization of research infrastructure in Canadian universities and colleges, research hospitals and other non-profit research institutions across Canada.

     This budget is providing new funding of $500 million in 2002-03 to the Canada Foundation for Innovation in support of such state-of-the-art health research facilities. Further details on this measure are provided in Chapter 5.


DIRECT HEALTH ACCORD INITIATIVES

This budget also confirms funding of $1.6 billion over the reform period of five years for direct Health Accord initiatives, including an employment insurance
(EI) compassionate family care leave benefit, the Canadian Coordinating Office for Health Technology Assessment, greater patient safety, enhanced governance and accountability, a national immunization strategy, and sales tax measures in support of health care reform.



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                    INVESTING IN CANADA'S HEALTH CARE SYSTEM

EMPLOYMENT INSURANCE COMPASSIONATE FAMILY CARE LEAVE BENEFIT

The need for economic security is particularly significant when a family is facing a crisis related to the grave illness and possible death of a family member. The Government of Canada recognizes that income support and job protection are key for workers who take time off work to care for gravely ill family members, as they often lose income and benefits due to time lost from paid employment. Therefore, on January 4, 2004, the Government will implement an employment insurance compassionate family care leave benefit.

     Individuals who meet the eligibility requirements for EI special benefits, and have served the two-week waiting period, will be entitled to a six-week EI compassionate family care leave benefit to care for their gravely ill or dying child, parent or spouse. To provide flexibility in meeting the varying needs of individual families, eligible family members will be able to share the benefit. The Government will propose legislative changes so that permanent employees governed by the Canada Labour Code can benefit from the new leave provision by making sure that their jobs are protected during the leave period.

     The compassionate family care leave benefit is estimated to cost $86 million in 2003-04 and $221 million in 2004-05 and each year thereafter.


CANADIAN COORDINATING OFFICE FOR HEALTH TECHNOLOGY ASSESSMENT

With the development of new diagnostic and treatment technologies, there is increasing need for reliable, evidence-based information to ensure that these technologies are used in clinically beneficial, cost-effective ways.

     This budget provides $45 million over the next five years to develop a Canadian Strategy for Technology Assessment. This funding will be provided to the Canadian Coordinating Office for Health Technology Assessment (CCOHTA), a non-profit organization supported by federal-provincial-territorial ministers of health. CCOHTA encourages the appropriate use of health technology through the collection, analysis, creation and dissemination of information concerning the effectiveness and cost of technology and its impact on health.

                              THE BUDGET PLAN 2003

PATIENT SAFETY

Canadian health professionals are committed to achieving positive outcomes for their patients. Recently the National Steering Committee on Patient Safety issued a comprehensive report that recommended a national strategy to further reduce the incidence of medical errors and other preventable events in Canada. Among its main recommendations was the establishment of a Canadian Patient Safety Institute to promote innovative ways of improving patient safety, including professional development programs, as well as research and analysis of patient safety issues.

     This budget responds to this report by providing $10 million annually to support the creation of a new Canadian Patient Safety Institute. The specific mandate, membership and activities of the Institute will be developed by federal, provincial and territorial ministers of health, in collaboration with health professional organizations and other stakeholders.


GOVERNANCE AND ACCOUNTABILITY

This budget provides $205 million over five years for governance and accountability initiatives, including funding for the Canadian Institute for Health Information (CIHI), Statistics Canada and Health Canada to enhance their ability to report on the health system and the health of Canadians. A portion of this funding will also contribute to the creation and operation of a Health Council.

CANADIAN INSTITUTE FOR HEALTH INFORMATION AND STATISTICS CANADA

The availability of accurate and timely information on trends in health status and health system performance is a crucial tool to inform responsive, patient-centred health policy decisions. CIHI and Statistics Canada have gained an international reputation for their work in expanding the basic information necessary to understand and address emerging health issues. Budget 2001 provided $95 million to support CIHI's work over four years, to be used in partnership with Statistics Canada.

HEALTH COUNCIL

Canadians have made it clear that they want to see how their tax dollars are spent for health care and what results are achieved. Under the February 2003 Accord on Health Care Renewal, first ministers agreed to establish a Health Council to monitor and make annual public reports on the implementation of Accord priorities.

                    INVESTING IN CANADA'S HEALTH CARE SYSTEM


     This budget contributes funding to the creation and operation of the Health Council. The Health Council will publicly report through federal-provincial-territorial ministers of health and will include representatives of both orders of government, experts and the public.

NATIONAL IMMUNIZATION STRATEGY

Immunization is one of the most effective preventive health measures. It decreases the incidence of disease and reduces pressure on the health care system. The nature of vaccines and vaccine delivery is changing. Newer vaccines are more complex, calling for higher production and safety standards and resulting in new combinations of vaccines and delivery methods.

     This budget provides $45 million over five years to assist in the pursuit of a national immunization strategy. The objective of the strategy will be to ensure equitable and timely access to recommended vaccines for all Canadians in order to reduce the incidence of specific vaccine-preventable diseases. A national strategy will result in:


o  improved safety and effectiveness of vaccines;

o  enhanced coordination and efficiency of immunization procurement; and

o  better information on immunization coverage rates within Canada.


SALES TAX MEASURE IN SUPPORT OF HEALTH CARE REFORM

Under the goods and services tax and the harmonized sales tax (GST/HST), public sector bodies that provide services that are exempt from GST/HST--such as health care services--are entitled to partial rebates of the tax they pay on their purchases. Under this partial rebate system, hospitals may recover 83 per cent of the GST (and the federal portion of the HST) that they pay on their purchases, while charities and certain non-profit organizations may recover 50 per cent.

     In recent years the restructuring of health care delivery has resulted in some services formerly provided in hospitals being performed in other non-profit institutions, which are entitled to the lesser rebate of GST/HST. The Department of Finance is undertaking discussions with the provinces and territories to assess and improve the current application of the health care rebate with respect to health care functions that are moved outside of hospitals. Consultations will also be held with representatives of the health care sector. The target date for the coming into force of changes to the application of the rebate is October 1, 2003.

                              THE BUDGET PLAN 2003

TABLE 3.2

2003 Health Accord--Research Hospitals and Direct Health Accord Initiatives

                                              2003-   2004-    2005-    2006-    2007-
                                              2004    2005     2006     2007     2008       TOTAL
                                             ------  ------   ------   ------   ------      -----
                                                            (millions of dollars)
RESEARCH HOSPITALS
    Canada Foundation
      for Innovation(1)                        100     100      200      100                  500

DIRECT HEALTH ACCORD INITIATIVES
    Employment insurance family
      care leave benefit                        86     221      221      221      221         970
    Canadian Coordinating Office
      for Health Technology
      Assessment                                 5      10       10       10       10          45
    Patient safety                              10      10       10       10       10          50
    Governance and accountability(2)            85      30       30       30       30         205
    National immunization strategy               5      10       10       10       10          45
    Sales tax measure in support
      of health care reform                     30      55       60       60       65         270
Subtotal                                       221     336      341      341      346       1,585
                                               ---     ---      ---      ---      ---       -----
TOTAL                                          321     436      541      441      346       2,085
                                               ===     ===      ===      ===      ===       =====

(1) $500 million accounted for by the federal government in 2002-03.
(2) $70 million for CIHI accounted for by the federal government in 2002-03.


OTHER HEALTH INITIATIVES IN SUPPORT OF REFORM

This budget also confirms funding of $1.4 billion over the next five years for a series of other health initiatives that support reform in health care delivery.


RESEARCH AND INNOVATION

Health research is a vital component of Canada's health care system. It is the source of new knowledge about human health and wellness that can be used to better prevent, diagnose and treat disease, and to better manage the health care system. Health research leads to the development of improved drug therapies, new medical equipment and innovative ways to organize and deliver health services.

     The federal government provides significant funding for health research through its support for students, researchers, universities, research hospitals and other institutes, and also undertakes research in its own laboratories. These activities help keep Canada at the forefront of discovery and translate into better health care for Canadians.

                       INVESTING IN CANADA'S HEALTH CARE SYSTEM

     This budget provides over $900 million in this and the next five years to support health research in Canada. An additional $55 million annually will be provided to the Canadian Institutes of Health Research to advance health research in Canada through its network of 13 virtual institutes. In addition, the Government is investing $75 million in Genome Canada for health genomics and providing $15 million to be used over seven years by the Rick Hansen Man In Motion Foundation to support its progress in finding a cure for spinal cord injuries. Finally, about half of the $225 million per year provided to universities, research hospitals and colleges to help fund the indirect costs of federally sponsored research will support health-related disciplines. Additional details are presented in Chapter 5.


CANADIAN HEALTH SERVICES RESEARCH FOUNDATION

In addition to making significant new investments in health research, it is equally important to ensure that health professionals and health system managers are equipped with the necessary skills to assess and apply the growing body of health research in the decisions they make every day.

     This budget provides $25 million to be used over 10 years by the Canadian Health Services Research Foundation to initiate the Executive Training for Research Application (EXTRA) program. EXTRA will focus on training managers to use relevant research and innovation, thus complementing recent federal investments to train academics to produce more relevant research and innovation.


PHARMACEUTICALS MANAGEMENT

Access to safe, effective, new human drugs requires timely, efficient and scientifically rigorous review in all phases of the product cycle, including reviews and approvals by Health Canada and ongoing surveillance of safety and therapeutic effectiveness once a drug is on the market. Federal, provincial and territorial governments also require evidence on the cost-effectiveness of drugs in order to make sound listing decisions for public drug plan formularies.

     This budget provides $190 million over five years to improve the timeliness of Health Canada's regulatory processes with respect to human drugs, in order to create a better climate for research in pharmaceuticals while preserving the principle that safety is of paramount concern.

                              THE BUDGET PLAN 2003

PLANNING, COORDINATION AND PARTNERSHIPS

Canada's health care system depends on skilled, dedicated health professionals to provide quality care to citizens. Ensuring an appropriate supply and distribution of nurses, doctors and other health care providers is a challenge for all governments. In addition, ongoing changes in the delivery of health care services, particularly the trend towards multidisciplinary, team-based approaches in primary care, mean that the roles and responsibilities of various health care providers are evolving. The collaborative efforts of governments and health professional organizations are required to address such health human resources issues.

     This budget provides $90 million over five years to improve national health human resources planning and coordination, including better forecasting of health human resources needs. It will also support the expansion of professional development programs to ensure that health professionals have the necessary knowledge and training to work effectively in multidisciplinary primary health care teams.


HEALTH SERVICES IN OFFICIAL LANGUAGE MINORITY COMMUNITIES

There are many Canadians who live in linguistic minority communities where they have limited access to health care services in their own language. It is important to ensure that there are enough health care providers who can work in minority language communities and that providers have access to the information and training needed to serve patients in their own language.

     This budget provides $89 million over five years to implement a training and retention initiative for health professionals and a community networking initiative to improve access to services in both official languages in linguistic minority communities.


WELLNESS--SPORT PARTICIPATION

Participation in sport and physical activity contributes to a healthy lifestyle that enables Canadians to live healthier, longer and more productive lives.

     This budget provides $45 million over five years to increase participation in sport and other fitness activities. The funding will be directed at the broadest possible level of participation to increase the exposure of children and youth to sport in the school setting and to encourage communities to increase individual and family-based sport participation.



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


                    INVESTING IN CANADA'S HEALTH CARE SYSTEM


TABLE 3.3

2003 Health Accord--Other Health Initiatives in Support of Reform


                                                     2003-   2004-   2005-    2006-     2007-
                                                     2004    2005    2006     2007      2008      TOTAL
                                                    ------  ------  ------   ------    ------     -----
                                                                 (millions of dollars)
OTHER HEALTH INITIATIVES
   IN SUPPORT OF REFORM
      Research and Innovation(1)                      245     170     170      170       170        925
      Canadian Health Services
        Research Foundation(2)                         25                                            25
      Pharmaceuticals management                       40      40      40       35        35        190
      Planning, coordination
        and partnerships                               10      20      20       20        20         90
      Health services in official language
        minority communities                           12      13      18       23        23         89
      Wellness-Sport participation                      5      10      10       10        10         45
                                                      ---     ---     ---      ---       ---      -----
TOTAL                                                 337     253     258      258       258      1,364
                                                      ===     ===     ===      ===       ===      =====


(1) Includes funding for CIHR, Genome Canada, Rick Hansen Man In Motion Foundation and indirect research costs. $75 million for Genome Canada accounted for by the federal government in 2002-03.
(2)  $25 million accounted for by the federal government in 2002-03.


FIRST NATIONS AND INUIT HEALTH

The Government is committed to improving health care delivery in health policy areas under its direct responsibility, with a view to closing the health status gap between Aboriginal and non-Aboriginal Canadians. To this end, $1.3 billion over the next five years will be dedicated to First Nations and Inuit health programs, including new investments for nursing and capital development on reserve. This will include $32 million for a national on-reserve immunization strategy.

     These measures complement funding identified in the December 2001 budget for programs that support early childhood development, with a particular focus on First Nations children on reserve. On October 31, 2002, total funding of $320 million over five years was announced to expand and enhance the Aboriginal Head Start program and the First Nations and Inuit Child Care Initiative. This funding will also intensify efforts to address Fetal Alcohol Syndrome/Fetal Alcohol Effects on reserves and to support a national survey on Aboriginal children, as well as research at the community level.

                              THE BUDGET PLAN 2003

FEDERAL TRANSFERS TO PROVINCES AND TERRITORIES

PREDICTABLE, SUSTAINABLE AND GROWING SUPPORT

This budget provides a predictable, sustainable and growing long-term funding and planning framework for transfers to provinces and territories in support of health care and other social programs.

     Following the September 2000 agreements on health and early childhood development, the federal government provided provinces and territories with a predictable, and growing, five-year funding framework to 2005-06 through the Canada Health and Social Transfer (CHST).

     As agreed by first ministers in the 2003 Accord, the existing transfer funding track will be extended for an additional two years, to include 2006-07 and 2007-08, and increased by $1.8 billion. This is consistent with federal commitments made at the time of the first ministers' meeting in 2000.

     Legislation will be introduced to establish levels for cash transfers up to 2007-08: $19.8 billion in 2003-04, $20.4 billion in 2004-05, $21 billion in
2005-06, $21.6 billion in 2006-07 and $22.2 billion in 2007-08.

     The budget also indicates planned levels for total cash transfers to 2010-11 to provide a 10-year predictable and growing funding framework for the provinces and territories; subject to first ministers' review of progress on reform, these levels will be confirmed in legislation prior to the end of 2007-08.

     Federal cash transfers to provinces and territories in support of health and other social programs are thus planned to double over a 10-year period, growing to $31.5 billion in 2010-11 from $15.5 billion in 2000-01. This means that cash transfers grow at 7.3 per cent annually on average during that period. This average annual growth in transfers will be greater than nominal growth in the economy, estimated at 4.7 per cent, over the same period.

     In addition, tax transfers will continue to be an important element of the growing and predictable funding provided to the provinces and territories. They will bring the total transfers to $48.8 billion by 2007-08 and to $56.0 billion by 2010-11.



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                    INVESTING IN CANADA'S HEALTH CARE SYSTEM


TABLE 3.4

10-Year Framework: Federal Transfers in Support of Health and Other Social Programs


                                                              NEW LEGISLATIVE FRAMEWORK
                          -------------------------------------------------------------------------------------------------------
                           2000-    2001-    2002-    2003-    2004-    2005-      2006-     2007-      2008-     2009-     2010-
                           2001     2002     2003     2004     2005     2006       2007      2008       2009      2010      2011
                          ------   ------   ------   ------   ------   ------     ------    ------     ------    ------    ------
                                                                      (millions of dollars)

Cash transfers            15,500   18,300   19,100   20,800   21,400   21,500    21,600     22,200     28,900    30,200    31,500

Health Reform Fund                                    1,000    1,500    3,500     4,500      5,500

                           ---------------------------  AVERAGE ANNUAL GROWTH RATE OF CASH SUPPORT: 7.3% -------------------------

Tax transfers             16,400   16,150   16,150   16,950   17,900   18,900    20,000     21,100     22,300    23,300    24,500
                          ------   ------   ------   ------   ------   ------    ------     ------     ------    ------    ------
TOTAL                     31,900   34,450   35,250   38,750   40,800   43,900    46,100     48,800     51,200    53,500    56,000
                          ======   ======   ======   ======   ======   ======    ======     ======     ======    ======    ======

Note: Cash and tax transfers for 2000-01 to 2003-04 are provided under the Canada Health and Social Transfer (CHST). Beyond 2003-04 the transfers are provided under the Canada Health Transfer (CHT) and the Canada Social Transfer
(CST). Cash amounts for 2008-09 ongoing include the roll-in of $5.5 billion from the Health Reform Fund (subject to a review by first ministers by the end of 2007-08). CHST supplement is included under cash transfers for 2003-04 to 2005-06, based on notional drawdown.

                              THE BUDGET PLAN 2003


INCREASED ACCOUNTABILITY

The CHST, originally created in 1996, combined the former Established Programs Financing and Canada Assistance Plan. A block transfer of federal support for health, post-secondary education, and social assistance and social services provided provincial and territorial flexibility to allocate funding according to their respective priorities.

     In recognition of the desire to improve the transparency and accountability of federal support to provinces and territories, first ministers have agreed that the CHST will be restructured. This will be done while maintaining the important commitments to the five principles of medicare (comprehensiveness, universality, portability, accessibility and public administration), the prohibition against residency requirements for social assistance and the flexibility provided to provinces and territories for program design and delivery.


    CURRENT TRANSFER STRUCTURE

    CANADA HEALTH AND SOCIAL TRANSFER

    In 2002-03 the federal government is transferring over $35 billion to provinces and territories through the CHST in support of health, post-secondary education, social assistance and social services, including early childhood development.

    Since 1996 the CHST has been the federal government's largest transfer to provinces and territories. It is made up of a cash component worth $19.1 billion and a tax transfer component worth $16.2 billion in 2002-03. CHST entitlements are provided on an equal per capita basis to all provinces and territories.

    While CHST cash has been set on a predictable growth path, the tax transfer component of the CHST, an important part of the federal government's ongoing support for health and social programs, continues to grow as well.

    The tax transfer was implemented in 1977 when the federal government, with the agreement of provincial and territorial governments, reduced its personal and corporate income tax rates, while the provinces simultaneously raised theirs by the same amount. As a result, the revenue that would have flowed to the federal government began to flow directly to the provincial and territorial governments. The value of this tax transfer generally grows in line with the growth in the Canadian economy.

    EQUALIZATION AND TERRITORIAL FORMULA FINANCING
    In addition, the federal government also provides support to provinces and territories through equalization and Territorial Formula Financing (TFF). In 2002-03 eight provinces receive $10.3 billion under equalization and the three territories receive $1.3 billion under TFF. Cash support provided under these two programs is unconditional and can be used to support health and other social programs in recipient provinces and territories.

                    INVESTING IN CANADA'S HEALTH CARE SYSTEM

     Effective April 1, 2004, the federal government will create two new transfers:

o  A Canada Health Transfer in support of health.

o A Canada Social Transfer in support of post-secondary education, social assistance and social services, including early childhood development.

     The existing CHST (cash and tax transfer) will be apportioned between the Canada Health Transfer and Canada Social Transfer. The percentage of cash and tax points apportioned to the Canada Health Transfer will reflect the percentage of health spending within overall provincial spending in the health and social sectors supported by federal transfers. The remaining cash and tax points will be allocated to the Canada Social Transfer in support of post-secondary education, social assistance and social services, including early childhood development.

     Current estimates are that health represents 62 per cent of programs supported by federal transfers, while the proportion related to post-secondary education and social assistance is 38 per cent. The precise apportionment will be determined when legislation is tabled.

     The tax transfer component of the CHST will be maintained as part of the Canada Health Transfer and Canada Social Transfer structure. Total allocation of the new transfers to provinces and territories will continue on an equal per capita basis. Federal support to provinces and territories for health care is provided on an equal per capita basis to ensure equal support for all Canadians regardless of their place of residence.

     Creating distinct transfers for health and other social spending will provide Canadians with information on the federal government's long-term contribution to health care consistent with the recommendations of the Auditor General, and will continue to provide flexibility for provinces and territories.


CANADA HEALTH TRANSFER

On the basis of the above proportions, and subject to final confirmation, the cash support under the new Canada Health Transfer would be as follows:

o The Canada Health Transfer cash would be $12.65 billion in 2004-05, $13.0 billion in 2005-06, $13.4 billion in 2006-07 and $13.75 billion in 2007-08.

o The Canada Health Transfer (cash and tax transfer) would thus be expected to grow to $26.85 billion in 2007-08 from $23.75 billion in 2004-05.

                              THE BUDGET PLAN 2003


o Subject to a review of progress towards achieving the agreed-upon reforms and following a First Ministers meeting, $5.5 billion from the Health Reform Fund will be rolled into the Canada Health Transfer effective April 1, 2008.


CANADA SOCIAL TRANSFER

On the basis of the above proportions, and subject to final confirmation, the cash levels for the new Canada Social Transfer would be set as follows:

o The Canada Social Transfer cash levels would be $7.75 billion in 2004-05, $8.0 billion in 2005-06, $8.2 billion in 2006-07 and $8.45 billion in 2007-08.
The Canada Social Transfer will include the $500 million per year notionally allocated to early childhood development.

o The Canada Social Transfer (tax and cash components) would thus be expected to grow to $16.45 billion in 2007-08 from $14.55 billion in 2004-05.


     Cash contributions under the new Canada Health Transfer and the new Canada Social Transfer will continue to be provided for the purpose of maintaining the national criteria and conditions in the Canada Health Act, including those respecting the five principles and the provisions relating to extra-billing and user charges, and the prohibition against residency requirements for social assistance.

TABLE 3.5
New Canada Health Transfer and Canada Social Transfer (2000-01 to 2007-08)


                                                                       NEW LEGISLATIVE FRAMEWORK
                                         ------------------------------------------------------------------------------------
                                          2000-       2001-      2002-     2003-      2004-      2005-       2006-      2007-
                                          2001        2002       2003      2004       2005       2006        2007       2008
                                         ------      ------     ------    ------     ------     ------      ------     ------
                                                                   (millions of dollars)
CANADA HEALTH AND
    SOCIAL TRANSFER (CHST)
       CHST cash                          15,500     18,300     19,100    19,800
       CHST tax transfers                 16,400     16,150     16,150    16,950
Total                                     31,900     34,450     35,250    36,750
       CHST supplement(1)                                                  1,000      1,000        500
    Health Reform Fund                                                     1,000      1,500      3,500       4,500      5,500
Total                                                                      2,000      2,500      4,000       4,500      5,500
CANADA HEALTH TRANSFER (CHT)
       CHT cash(2)                                                                   12,650     13,000      13,400     13,750
       CHT tax transfers(3)                                                          11,100     11,700      12,400     13,100
Total                                                                                23,750     24,700      25,800     26,850
CANADA SOCIAL TRANSFER (CST)
       CST cash(2)                                                                    7,750      8,000       8,200      8,450
       CST tax transfers(3)                                                           6,800      7,200       7,600      8,000
Total                                                                                14,550     15,200      15,800     16,450
TOTAL CASH TRANSFERS                      15,500     18,300     19,100    21,800     22,900     25,000      26,100     27,700
TOTAL TAX TRANSFERS                       16,400     16,150     16,150    16,950     17,900     18,900      20,000     21,100
                                          ------     ------     ------    ------     ------     ------      ------     ------
TOTAL                                     31,900     34,450     35,250    38,750     40,800     43,900      46,100     48,800
                                          ======     ======     ======    ======     ======     ======      ======     ======


Note: Totals may not add up due to rounding.
(1) $2.5 billion cash supplement to be paid to a third-party trust and accounted for in 2002-03 by the federal government. Based on assumed drawdown of the funds as required, up to the end of 2005-06.
(2) Current estimates. The precise apportionment will be determined when legislation is tabled.
(3)  Projections.

                              THE BUDGET PLAN 2003


OTHER FEDERAL SUPPORT FOR HEALTH CARE

In addition to federal support to health care provided through transfers--CHST (CHT starting in 2004-05), equalization and Territorial Formula Financing--the federal government provides support through other direct or tax measures currently amounting to $5 billion annually:

o Spending for health care of about $4 billion a year for First Nations' health, veterans' health, health protection, disease prevention, health information and health-related research.

o As well, through the tax system, the federal government provides support worth about $1 billion a year, including credits for medical expenses, disability, caregivers and infirm dependants.



OTHER SUPPORT FOR POST-SECONDARY EDUCATION AND SOCIAL PROGRAMS

In addition to federal support for other social sectors provided through transfers--CHST (CST starting in 2004-05), equalization and Territorial Formula Financing--the federal government provides support through other direct or tax measures:

o About $5 billion for post-secondary education, including student financial assistance, support for research and support for Canadians upgrading their skills or saving for their education.

o Approximately $15 billion for social assistance and social services, including the Canada Child Tax Benefit, employment insurance parental benefits, First Nations' social programs and primary education, and programs and services for disadvantaged Canadians (e.g., youth at risk, the homeless and persons with disabilities).



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


                    INVESTING IN CANADA'S HEALTH CARE SYSTEM




GROWING SUPPORT FOR HEALTH AND SOCIAL PROGRAMS

[BAR CHART SHOWING SUPPORT FOR HEALTH AND SOCIAL PROGRAMS]



Note: Cash increase includes CHST increases, CHST supplement and the Health Reform Fund. Years 2008-09 to 2010-11 reflect the roll-in of $5.5 billion from the Health Reform Fund (subject to a review by first ministers by the end of 2007-08).

4

INVESTING IN CANADIAN
FAMILIES AND
THEIR COMMUNITIES

                              THE BUDGET PLAN 2003


     HIGHLIGHTS

     Budget 2003 makes major investments to help Canadian families and communities, to improve opportunities for Aboriginal Canadians and to promote Canadian culture and values.


     SUPPORTING CANADIAN FAMILIES

     This budget makes long-term investments in support of families with children and persons with disabilities, including:


o a $965-million-per-year increase in the National Child Benefit supplement of the Canada Child Tax Benefit (CCTB) by 2007, to bring the maximum annual benefit for a first child provided through the CCTB to $3,243. This will bring the estimated annual support delivered through the CCTB to over $10 billion in 2007, an increase of over 100 per cent since 1996;

o $935 million over the next five years to assist provinces and territories and First Nations in increasing access to quality child care and early learning opportunities, especially for low-income and single-parent families;

o $50 million per year for a new Child Disability Benefit for low- and modest-income families that will provide up to $1,600 annually for a child qualifying for the disability tax credit;

o $20 million per year to expand the list of eligible expenses for the medical expense tax credit; and

o $80 million per year to improve tax assistance for persons with disabilities, drawing on a forthcoming evaluation of the disability tax credit and the advice of a technical advisory committee.


     SUPPORTING COMMUNITIES

     To help communities, this budget makes significant investments to increase the supply of affordable housing, address homelessness and improve the state of Canada's infrastructure:

o $320 million over the next five years to enhance existing affordable housing agreements with the provinces and territories, bringing the total federal investment to $1 billion by the end of 2007-08;

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES


o $256 million over the next two years to extend the Government's housing renovation programs to help preserve the existing stock of affordable housing;

o    $270 million over the next two years to continue to fight homelessness; and

o an additional $3 billion in infrastructure support over the next ten years, including $1 billion for municipal infrastructure.


     STRENGTHENING ABORIGINAL COMMUNITIES

     Along with the initiatives to address health and other concerns on reserve and to improve economic opportunities for Aboriginal Canadians described in Chapters 3 and 5, this budget makes strategic investments to strengthen Aboriginal communities, including:

o $172.5 million over eleven years to support Aboriginal languages and culture, of which $18 million will be invested in the next two years;

o $42 million over the next two years to renew and expand the First Nations Policing Program; and

o $17 million over the next two years to work with partners to explore new ways to better meet the needs of Aboriginal people living in urban centres.


     PROMOTING CANADIAN CULTURE AND VALUES

     The Government will invest in measures to strengthen and promote Canadian culture and values, including:

o $150 million over two years for the Canadian Television Fund to help the production of quality Canadian programming;

o $114.5 million in the next two years to launch a five-year action plan on official languages; and

o a contribution program of $10 million a year to provide a financial incentive to the private sector to preserve historic places.

                              THE BUDGET PLAN 2003


INTRODUCTION

There is a fundamental relationship between economic success and quality of life. Only a strong economy can provide the jobs and incomes required to sustain families and their communities. Equally, the benefits to the economy of strong families and safe communities are self-evident. Like universal health care, providing for the needs of Canada's households and neighbourhoods enriches Canadians' quality of life.

     Strong families and communities also serve a vital role in building Canada's economy. By being the foundation on which successful lives are built, they help ensure that all Canadians are prepared for and capable of contributing to the economy. Just as investments in innovation and productivity strengthen the economy, investments in key areas of social policy help ensure the opportunities of that economy are available to all.

     Budget 2003 makes further investments to help build the society Canadians value. It enhances support for Canadian families with children and persons with disabilities. It helps communities create more affordable housing, fight homelessness and improve infrastructure. It enhances the economic and social opportunities for Aboriginal Canadians. And it strengthens and promotes Canadian culture and values. These measures increase and enhance opportunities for all Canadians--helping to build thestrongest possible foundation for a truly successful economy.


SUPPORTING CANADIAN FAMILIES

FAMILIES WITH CHILDREN

The Government of Canada has a long-standing commitment to supporting families and children. It has fostered economic growth and job creation, which are essential to reducing poverty and ensuring that families have the resources they need to care for their children. In addition, the Government has made significant investments in income and service supports for families in need, enhancing existing initiatives and introducing new measures in order to improve the chance that a Canadian child will grow up to be a healthy, contributing member of society. These investments include the Canada Child Tax Benefit
(CCTB), the Early Childhood Development initiative, and the extension and improvement of the employment insurance parental benefit.

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES


     Budget 2003 builds on these initiatives. It proposes a long-term investment plan that increases significantly the National Child Benefit (NCB) supplement for low-income families. It introduces a new Child Disability Benefit for low- and modest-income families with disabled children. It invests in quality child care, a child-centred family law strategy, and new measures to protect children and other vulnerable persons. As described in Chapter 3, the Government will also introduce an employment insurance compassionate family care benefit to provide income support and job protection for those who take time off work to care for a gravely ill family member.

INCREASING THE NATIONAL CHILD BENEFIT SUPPLEMENT

The CCTB is the main federal instrument for the provision of financial assistance to families with children. Currently the CCTB provides annually over $8 billion in assistance to 3.2 million families, with annual benefits of up to $2,444 for the first child, $2,238 for the second child, and $2,240 for each additional child.

     The CCTB has two components: the CCTB base benefit and the NCB supplement. The NCB supplement provides additional assistance beyond the CCTB base benefit to low-income families with children. The NCB supplement is the federal contribution to the NCB initiative, under which the federal, provincial and territorial governments are acting together to reduce child poverty while helping to overcome the "welfare wall" that discourages many parents on social assistance from taking a job because of are resulting loss in child-related benefits and services.

     This budget proposes to increase the NCB supplement component of the CCTB for low-income families by an annual amount of $150 per child in July 2003, $185 in July 2005 and $185 in July 2006. With these increases, plus full indexation restored under the Five-Year Tax Reduction Plan, the maximum CCTB benefit is projected to reach $3,243 for the first child, $3,016 for the second child and $3,020 for each additional child, in 2007. This will bring the maximum benefit for the first child to $3,000 per year in today's dollars. The NCB supplement increases in the budget will provide about $965 million annually in additional benefits to low-income families in 2007.

                              THE BUDGET PLAN 2003

TABLE 4.1
Benefits Under the Canada Child Tax Benefit


                                                                       PROJECTED(1)
                                                         ----------------------------------------
BENEFIT YEAR                        2002      2003        2004       2005       2006        2007
                                   ------    ------      ------     ------     ------      ------
                                                          (dollars)
MAXIMUM TOTAL
    CCTB BENEFIT
First child                        2,444      2,632       2,693      2,934      3,179       3,243
Second child                       2,238      2,423       2,479      2,716      2,956       3,016
Third child and
    subsequent children            2,240      2,427       2,482      2,719      2,959       3,020
Additional benefit for
children under 7 years
    of age                           228        232         237        242        247         252
                                                   (millions of dollars)
FISCAL COST
Budget 2003 NCB
    supplement increase                -        270         310        640        950         965
                                   -----      -----       -----      -----     ------      ------
Total CCTB cost                    8,095      8,430       9,100      9,560     10,000      10,145
                                   =====      =====       =====      =====     ======      ======

(1) Projections based on an average indexation factor of about 2 per cent per year.



ENHANCEMENTS OF FEDERAL CHILD BENEFITS
SINCE THE CREATION OF THE NCB
(First child--age 7 and over--for the 2007 benefit year)(1)

[BAR CHART SHOWING ENHANCEMENTS OF FEDERAL CHILD BENEFITS SINCE THE CREATION OF THE NCB]

(1)  Additional CCTB benefit for children under 7 years of age not included.
(2)  Projection.



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


              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES



     With the changes announced in this budget, assistance to families with children through the CCTB is projected to reach over $10 billion in 2007, an increase of over 100 per cent since 1996. Over this period, the maximum annual benefit for a first child under the CCTB will have more than doubled from $1,520 to $3,243.

     Concurrently, the enrichments to the NCB supplement will have succeeded in enabling provinces to replace basic child benefits provided under social assistance for the vast majority of children in Canada, thus helping poor families to break out of the welfare trap and the cycle of poverty. The federal government will continue to work with provincial and territorial governments with the objective of ensuring that additional federal investments in the NCB supplement announced in the budget result in net benefits for low-income families with children.

     The long-term investment plan set out in this budget represents significant additional income support for low-income families with children. Going forward, the federal government and the provinces will need to ensure that, as the welfare wall is overcome, low- and modest-income families with children who realize greater earnings--for example, by taking up better paying jobs--keep more of the extra money they earn. This will include examining the reduction or "clawback" rates for the CCTB as well as other elements of the tax and benefit structure that may affect incentives to work and earn income for low- and modest-income families.

                              THE BUDGET PLAN 2003



HOW THE NCB SUPPLEMENT REDUCES THE WELFARE WALL AND CHILD POVERTY

Traditionally, families that move from social assistance to work would lose a range of child-related income support and services tied to the welfare system. For many low-income families, the prospect of losing those benefits, compounded with the need to incur work-related expenses and to find affordable child care, would be a major barrier to seeking employment--taking a job could mean that the family would be financially worse off. This barrier is often referred to as the "welfare wall."


AFTER-TAX INCOME: WELFARE VS. WORKING FAMILY
WITH TWO CHILDREN(1)


[BAR CHART SHOWING AFTER-TAX INCOME OF WELFARE RECIPIENTS VS. WORKING FAMILIES]

(1) Illustrative example. Levels of provincial benefits vary across provinces; representative levels are shown.
(2)  In-kind drug and dental benefits.
(3)  Employment insurance, Canada Quebec Pension Plan premiums, child care, etc.


Under the NCB initiative, the NCB supplement, paid to all low-income families with children, has replaced an increasing proportion of child-related basic income support provided under social assistance. Resulting provincial/territorial social assistance savings have been redirected to new or enhanced benefits and services for low-income families with children. Examples of provincial reinvestments include earned income supplements, child care subsidies and supplementary health coverage.

By protecting benefits and services for families with children when parents leave social assistance to enter and stay in the workforce, the NCB initiative has contributed significantly to reducing financial disincentives to leave social assistance, thereby increasing the rewards from work and reducing child poverty.

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES



  The most recent data available from Statistics Canada confirm the positive impact of a strong economy and enhanced child benefits and programs in helping to reduce child poverty in Canada:

  o between 1996 and 2000, the proportion of children in families with incomes below Statistics Canada's after-tax low-income cut-offs decreased from 16.7 per cent to 12.5 per cent; and

  o  the employment rate among low-income families rose by 4 percentage points.

Continued strong economic growth and job creation, together with the investments in children set out in this budget, will help achieve further significant reductions in the incidence and depth of child poverty in Canada.


EARLY LEARNING AND CHILD CARE SERVICES

In September 2000, first ministers announced the Early Childhood Development Agreement, under which the Government of Canada is transferring $2.2 billion over five years to the provincial and territorial governments to improve and expand early childhood development programs in four key areas: healthy pregnancy, birth and infancy; parenting and family supports; early childhood development, learning and care; and community supports. The federal contribution will reach $500 million starting in 2003-04.

     In October 2002, the federal government announced an additional investment of $320 million over five years to support and enhance the early childhood development of Aboriginal children, with a particular focus on First Nations on reserve. Total federal support will amount to $65 million in both 2003-04 and 2004-05.

     The Government of Canada recognizes that quality early learning and child care programs and services play an important role in promoting the healthy development of young children. These programs also support the participation of parents in employment and training. That is why the federal government committed, in the September 2002 Speech from the Throne, to work with its partners to increase access to these important programs and services.

     In recent months, the Government of Canada has been working with its provincial and territorial partners to develop a strategy to improve access to affordable, quality regulated early learning and child care services for young Canadian children and their parents. Pending the outcome of these

                              THE BUDGET PLAN 2003


discussions, the Government of Canada will provide $900 million over the next five years, including $100 million in the next two years, to provincial and territorial governments to:

o  substantially increase the number of child care and preschool spaces;

o reduce the cost of child care and preschool services for low- and modest-income families; and

o  improve the quality of child care and preschool services.

     By improving access to affordable, quality early learning and child care programs, the Government of Canada is helping to ensure the best possible start in life for Canadian children. At the same time, the Government is making it easier for their parents to work or pursue training.

     To complement this support for provincial and territorial governments, this budget also provides an additional $35 million over five years to build on federal early learning and child care programs for First Nations children, primarily on reserves.


CANADIANS WITH DISABILITIES

The Government of Canada is committed to supporting full participation for persons with disabilities in Canadian society. To that end, this budget makes strategic investments both directly and in partnership with provinces, territories, and the private and voluntary sectors.

THE CHILD DISABILITY BENEFIT

Caring for children with severe disabilities imposes a heavy burden on families, especially low- and modest-income families. It is important that these children realize their potential.

     In recognition of this, the budget introduces a new $1,600 Child Disability Benefit, effective July 2003. Eligibility for this income-tested benefit will be based on the same eligibility criterias used for the disability tax credit (DTC). This will target the benefit to children with a severe and prolonged mental or physical impairment. The full $1,600 per-child benefit will be provided to all families currently receiving the NCB supplement, that is families with incomes of less than $33,487 for 2003, who have a disabled child who qualifies for the DTC. Beyond that income level, the Child Disability Benefit will be reduced based on family income at the same rates as the NCB supplement.

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES

     The Child Disability Benefit will be paid as a supplement to the CCTB. Together with other investments in the CCTB proposed in this budget, this measure will bring maximum total support under the CCTB to $4,232 in July 2003, growing to $4,982 in July 2007 for a child age 7 or over with a disability. Families will continue to be able to claim the DTC and the DTC supplement for children.

     The Government will work with provinces and territories to ensure that families receiving income support from the province or territory will realize the full benefit of the new Child Disability Benefit.

    FEDERAL ASSISTANCE FOR CHILDREN WITH DISABILITIES

    In 1996 a one-earner family with one child with a severe disability and an income of $30,000 obtained a tax reduction of $720 under the DTC. In 2007, taking into account measures in this budget and indexation, this same family will receive $1,739 from the Child Disability Benefit, and obtain a tax reduction of $1,728 under the DTC and DTC supplement for children, for a total of $3,467. For this family, federal assistance for children with disabilities will have increased almost fivefold between 1996 and 2007. This family will also receive assistance of $2,152 in 2007 through the base CCTB and NCB supplement.



     FEDERAL ASSISTANCE FOR FAMILIES WITH CHILDREN WITH DISABILITES (ONE-EARNER FAMILY EARNING $30,000--ONE CHILD AGE 7 OR OVER WITH A DISABILITY)(1)


     [CHART SHOWING FEDERAL ASSISTANCE FOR FAMILIES WITH CHILDREN WITH DISABILITIES]

(1)  Additional CCTB benefit for children under 7 years of age not included.

(2)  Projection.

                              THE BUDGET PLAN 2003


     The Canada Customs and Revenue Agency will start paying the Child Disability Benefit in March 2004, with retroactive effect to July 2003.

     This new measure will increase financial assistance to families with disabled children by $50 million annually.

TAX MEASURES FOR PERSONS WITH DISABILITIES

The Government in recent years has significantly enhanced the tax measures that recognize that individuals with disabilities--and those who care for them--have a reduced ability to pay tax and face greater barriers to labour force participation.

     The Government took action to enhance tax measures for persons with disabilities even before the budget was balanced. The table below summarizes actions taken in recent budgets in this regard. Many of the recent changes have been made in response to representations from Canadians, parliamentarians and groups representing persons with disabilities.


TABLE 4.2
Some Recent Enhancements to Tax Measures for Persons With Disabilities


                                                                1995      2003
                                                               ------    ------
                                                                   (dollars)

Increased DTC (credit amount)                                  4,233      6,279
Increased child care expense deduction limit
   in respect of DTC eligible children                         5,000     10,000
Introduced and increased DTC supplement
   for DTC eligible children (credit amount)                       0(1)   3,663
Introduced and increased caregiver credit (credit amount)          0(2)   3,663
Increased infirm dependant credit (credit amount)              1,583      3,663


(1) The credit amount for 2000, the year of introduction of the DTC supplement for children with disabilities, was $2,941.
(2) The credit amount for 1998, the year of introduction of the caregiver credit, was $2,353.

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES


     The following table presents a summary of key federal tax measures for persons with a disability.


TABLE 4.3
Tax Measures for Persons With Disabilities


                                                             ANNUAL AMOUNT
                                                            2002 (ESTIMATES)
                                                         ---------------------
                                                         (millions of dollars)
RECOGNIZING REDUCED ABILITY TO PAY TAX
    Disability tax credit (DTC)                                   400(1)
    Medical expense tax credit                                    580
    Caregiver credit                                               48
    Infirm dependant credit                                        10

REDUCING BARRIERS TO LABOUR FORCE PARTICIPATION
    Medical expense supplement for earners                         52
    Other tax measures(2)                                       small

TOTAL                                                           1,090


(1)  Includes DTC supplement for children.
(2) Includes attendant care expense deduction and the child care expense deduction for DTC eligible children.


     This budget adds to--and builds on--tax measures introduced in previous budgets to provide support to persons with disabilities.

RRSP/RRIF Rollovers for an Infirm Child

One of the most important concerns for parents caring for an infirm child is to ensure that the child will be properly provided for in the event of the parent's death. A financially dependent infirm child is eligible to receive a tax-free rollover of a deceased parent's registered retirement savings plan (RRSP) or registered retirement income fund (RRIF) proceeds. In recognition of the special need for the ongoing care of financially dependent infirm children and to provide supporting parents with greater certainty in their estate planning, this budget proposes to increase the level of income used to determine the financial dependence of an infirm child for the purpose of these rules from $7,634 to $13,814, effective in 2003. As a result, more infirm children or grandchildren will be able to receive a tax-free rollover of a deceased parent's or grandparent's RRSP or RRIF proceeds.

     This measure is estimated to cost $10 million annually.

                              THE BUDGET PLAN 2003


Expanding the List of Eligible Expenses for the Medical Expense Tax Credit

The medical expense tax credit recognizes the effect of above-average specific medical and disability-related expenses on an individual's ability to pay income tax. The list of expenses eligible for this credit is regularly reviewed and expanded in light of new technologies and other disability-specific or medically related developments. In order to better recognize specific disability-related costs, this budget proposes to expand the list of expenses eligible for the medical expense tax credit to include:


o the cost of real-time captioning and other similar services used by persons with an impairment; and

o the incremental cost of gluten-free food products for individuals with celiac disease who require a gluten-free diet.

These changes will be effective with the 2003 taxation year and are estimated to cost $20 million annually.

Ensuring the Effectiveness of the Disability Tax Credit

Through the DTC, the federal tax system gives recognition to the effect of a severe and prolonged mental or physical impairment on an individual's ability to pay tax. The DTC provides $400 million annually to about 450,000 Canadians with a severe disability or to those who care for them. The Government has listened to the community of persons with disabilities, medical professionals and parliamentarians and determined that more needs to be done to ensure that the DTC effectively meets its intended purpose.

    THE DISABILITY TAX CREDIT

    The DTC contributes to the Government's broad objective of achieving fairness in taxation. Fairness requires that individuals in similar situations with similar incomes pay similar amounts of tax. Because individuals with severe and prolonged mental or physical impairments incur disability-related expenses that are not incurred by others, their ability to pay tax is reduced.

    The DTC recognizes that these expenses may be non-discretionary. For example, individuals with severe mobility impairments may have special transportation needs that result in higher costs. The DTC does not require claimants to itemize the disability-related expenses they incur. Instead, eligible claimants are provided with the equivalent of a general expense claim of $6,279. This reduces their federal tax by up to $1,005, or 16 per cent of $6,279, in 2003. Additionally, the DTC supplement for children provides up to $586 in further tax relief for families caring for a severely disabled child. Provinces and territories provide similar credits.

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              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES


     As stated in the Government's August 2002 response to the seventh report of the Standing Committee on Human Resources Development and the Status of Persons with Disabilities, the Government will be conducting an evaluation of the DTC as data from the 2001 Participation and Activity Limitation Survey become available. The objective of the evaluation will be to determine whether the DTC is achieving its policy purpose, which is to recognize that individuals with severe and prolonged mental or physical impairments often face additional non-discretionary expenses for basic daily living, which reduce their ability to pay tax.

     In addition, the Government announces the establishment of a technical advisory committee on tax measures for persons with disabilities. This committee will advise the Ministers of Finance and National Revenue. It will comprise members of organizations representing persons with disabilities, medical practitioners, and private sector tax experts. Over a period of 18 months, the committee will assist the Government in addressing issues identified by the community of persons with disabilities, in a manner that is consistent with the objective of the DTC and that takes into account available fiscal resources. Issues that could be examined by the Committee include, for example:


o eligibility for the DTC, particularly for persons who suffer from episodic and mental conditions;

o the list of activities of daily living used to determine eligibility for the credit; and

o  the identification of professionals allowed to certify eligibility.

     This budget sets aside $25 million in 2003-04 and $80 million per year starting in 2004-05 to improve assistance for persons with disabilities, drawing on the evaluation of the DTC and the advice of the technical advisory committee.

     The budget also clarifies the eligibility criteria for the DTC to ensure that the DTC continues to be provided to those most in need. Additional information is provided in Annex 9.

     With the changes announced in this budget, tax relief for persons with disabilities or medical expenses and those who care for them will have, since 1996, more than doubled, from $600 million to about $1.3 billion per year.

                              THE BUDGET PLAN 2003


EMPLOYABILITY ASSISTANCE FOR PERSONS WITH DISABILITIES

The Employability Assistance for Persons with Disabilities (EAPD) program was launched in 1998-99. Approximately 200,000 persons per year participate in EAPD funded projects. The program is delivered through joint federal-provincial funding agreements which expire this year. Because this program represents an important part of the Government's commitment to the participation of disabled persons in the workforce, Budget 2003 renews the federal government's existing funding commitment of $193 million per year, starting in 2003-04. The Minister of Human Resources Development will be negotiating renewed agreements to support provincial programming and services for the disabled.


CHILD AND FAMILY LAW STRATEGY

On December 10, 2002, the Minister of Justice announced the Child-centred Family Justice Strategy to create a family justice system that helps parents focus on the needs of their children after separation and divorce. Budget 2003 commits $53 million over the next two years to improve the family justice system, an investment that will generate important benefits for children, their families and Canadian society as a whole.

     The Government of Canada has also introduced amendments to the Criminal Code to better protect children from abuse and exploitation. These amendments will strengthen the child pornography provisions by broadening the definition of child pornography; create a new category of sexually exploitative relationship; increase maximum sentences for child-related offences; and facilitate the provision of testimony by child victims and witnesses in court.

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES


TABLE 4.4
Supporting Canadian Families

                                                                  2003-          2004-
                                                                  2004           2005
                                                                 ------         ------
                                                                  (millions of dollars)
FAMILIES WITH CHILDREN
    National Child Benefit supplement                              200            300
    Early learning and child care                                   25             75
    First Nations child care                                                        6

CANADIANS WITH DISABILITIES
    Child Disability Benefit                                        40             50

    Enhanced tax assistance for persons with disabilities
       RRSP rollovers to an infirm child                            10             10
       Expanding the list of eligible expenses
           for the medical expense tax credit                       20             20
       Following through on evaluation of DTC
           and advice of the technical advisory committee           25             80

    Employability Assistance for Persons with Disabilities         193            193

CHILD AND FAMILY LAW STRATEGY                                       27             26
                                                                   ---            ---
TOTAL                                                              540            760
                                                                   ===            ===


SUPPORTING COMMUNITIES

The Speech from the Throne recognized that healthy communities and competitive cities are vital to Canadians' individual and collective well-being. It is therefore critical that all orders of government participate in building and strengthening culturally diverse communities, with robust and vital local economies that are well managed, with safe neighbourhoods, modern infrastructure and dynamic labour forces.

     Budget 2003 builds on past actions with a number of strategic investments to reduce homelessness and for affordable housing and infrastructure. These investments will help to promote the social cohesion and economic sustainability of Canada's communities. They are complemented by the initiatives proposed in this budget related to health care, innovation and skills, and the environment which, taken together, will help to ensure that Canada's cities and communities continue to provide the strong, safe and rich environments in which Canadians can feel proud to live, work and play.

                              THE BUDGET PLAN 2003


AFFORDABLE HOUSING AND SUPPORT FOR THE HOMELESS

AFFORDABLE HOUSING INITIATIVE

Despite a strong economy, there remain problems of affordability and supply of rental housing, particularly in major urban centres. As a result, many Canadians, especially the working poor, face difficulty in finding affordable rental housing. To help address this problem, the Government announced in 2001 the Affordable Housing Initiative, investing $680 million over five years. Under this initiative, the Canada Mortgage and Housing Corporation (CMHC), in partnership with provincial and territorial governments, provides funding to private and non-profit developers to help stimulate the construction of affordable rental housing. The funding structure is based on equal federal and provincial contributions. Nearly all provinces and territories have now signed bilateral cost-sharing agreements and progress is starting to be made on the construction of new affordable rental housing.

     The Government recognizes, however, that the need remains great and that more must be done. As a result, starting in 2003-04, the Government is prepared to invest an additional $320 million over five years, including $80 million in the next two years, through the existing affordable housing agreements with provinces and territories, to help increase the supply of such rental housing available to Canadians. This will bring the total federal investment in the Affordable Housing Initiative to $1 billion by the end of 2007-08.

RESIDENTIAL REHABILITATION ASSISTANCE PROGRAM

Building new units of affordable housing is only one side of the story. It is equally important to ensure that existing affordable housing units do not fall into disrepair, effectively reducing the overall supply. CMHC's Residential Rehabilitation Assistance Program and related programs support the renovation and renewal of the existing stock of housing and help low-income persons with critical housing repair needs. These programs have a significant impact on the condition of the low-income housing stock, and contribute to neighbourhood improvement. Beneficiaries of the renovation programs include homeowners, renters, rooming-house occupants, disabled persons, households in rural and remote communities, on-reserve households, elderly people and victims of family violence.

     In order to help preserve the existing stock of affordable housing, this budget extends for three years the Government's housing renovation programs, which would otherwise expire on March 31, 2003. This extension will require an investment of $128 million a year for a total of $384 million over three years.

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES


SUPPORTING COMMUNITIES PARTNERSHIP INITIATIVE

In response to the growing number of homeless, particularly in Canada's urban centres, the Government of Canada launched, in 1999, the three-year National Homelessness Initiative. A key element of this was the Supporting Communities Partnership Initiative, which provides funding for local community groups to offer supportive services and facilities for the homeless. Participating communities have seen real benefits in terms of new and improved facilities and services for homeless people. Budget 2003 provides for a three-year extension of the Supporting Communities Partnership Initiative at $135 million a year in order to help communities sustain their efforts to address homelessness.

     The Surplus Federal Real Property for Homelessness Initiative will also be extended to help facilitate the transfer of surplus federal properties to communities as a method of avoiding the often-prohibitive costs of purchasing the land and buildings that are crucial to many projects for the homeless.


INFRASTRUCTURE

Modern infrastructure is important to the economic and social well-being of Canadians, who depend on it for basic needs such as clean water and transportation. At the same time, Canada's communities face growing infrastructure investment challenges. Large urban centres are working to keep pace with the demands resulting from population growth and increased economic activity. At the same time, requirements are just as significant in smaller communities and rural areas.

     Recent budgets announced $5.25 billion in federal support for infrastructure, including $2.05 billion for the Infrastructure Canada Program and $2 billion for the Canada Strategic Infrastructure Fund. Programs specifically for highway and border infrastructure were also put in place at a combined cost of $1.2 billion. These initiatives are now resulting in improvements to Canada's competitiveness and the prosperity of our communities.

     This budget builds on these recent initiatives and provides an additional $3 billion in infrastructure support over the next 10 years, including
$100 million in 2003-04 and $150 million in 2004-05. A total of $2 billion will be used to double the funding available under the Canada Strategic Infrastructure Fund. This will allow the Fund to provide additional assistance to large-scale projects, including those located in Canada's major urban centres.

                              THE BUDGET PLAN 2003


     The remaining $1 billion will finance new municipal infrastructure investments over the next 10 years that will focus on projects that are typically smaller in scale. The long-term nature of this investment will allow municipalities across Canada to better plan and implement their infrastructure improvements.

     Climate-change-related projects will be eligible and given particular consideration under these two initiatives (details on climate change measures announced in this budget are included in Chapter 5).

     With contributions from other sources such as provincial, territorial and local governments and the private sector, the $3 billion in new federal funding for infrastructure should stimulate at least $7 billion in new infrastructure investment across Canada.


INTEGRATED PROCEEDS OF CRIME

The federal government is committed to working with its many partners, nationally and internationally, to ensure that Canadians feel safe in their communities. Proceeds of crime investigations and prosecutions are key tools in the federal government's overall response to combat organized crime and terrorism-funding activities. By using its integrated, multi-agency approach, the Integrated Proceeds of Crime initiative is an effective strategy for combatting organized crime and terrorism.

     This budget provides $46.6 million over two years to continue the Integrated Proceeds of Crime initiative.


TABLE 4.5
Supporting Communities

                                                              2003-             2004-
                                                              2004              2005
                                                             ------            ------
                                                               (millions of dollars)

AFFORDABLE HOUSING AND SUPPORT FOR THE HOMELESS
    Affordable Housing Initiative                               30                50
    Residential Rehabilitation Assistance Program              128               128
    Supporting Communities Partnership Initiative              135               135

INFRASTRUCTURE
    Strategic infrastructure                                                      50
    Municipal infrastructure                                   100               100

INTEGRATED PROCEEDS OF CRIME                                  23.3              23.3
                                                             -----             -----
TOTAL                                                        416.3             486.3
                                                             =====             =====

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES

STRENGTHENING ABORIGINAL COMMUNITIES

The federal government currently invests more than $7.5 billion each year to support Aboriginal Canadians. This funding provides basic services for First Nations on reserves such as education, health care and infrastructure. It also helps to ensure that Aboriginal individuals and communities have the tools they need to improve their quality of life and thus be in a position to take advantage of economic opportunities.

     Aboriginal Canadians have used that support to achieve better health, education and economic outcomes. But serious disparities in comparison to non-Aboriginal Canadians remain. The Speech from the Throne reiterated the need to close the gap in life chances between Aboriginal and non-Aboriginal people. To address these challenges, the Government has been examining ways to improve and better coordinate Aboriginal programming.

     Building on that work, this budget announces additional investments to enhance the delivery of health services on reserve (see Chapter 3), to address water safety concerns on reserve, and to ensure the place of Aboriginal individuals in a highly productive, sustainable economy (see Chapter 5). At the same time, this budget proposes to make several investments to strengthen Aboriginal communities and to extend some existing Aboriginal programs that have demonstrated their effectiveness.

     On reserves, the federal government will continue to work in partnership with First Nations to invest in practical measures to improve their socioeconomic status. The federal government will continue to work with provincial and territorial governments to meet the unique needs of Aboriginal Canadians in the North, and to improve program and service delivery to Aboriginal individuals, families and children across the country.


FIRST NATIONS POLICING

The First Nations Policing Program has been successful and effective at improving public safety in First Nations communities. This budget provides additional funding of $42 million over the next two years to renew current agreements and expand the number of communities that can participate in this program.

                              THE BUDGET PLAN 2003


LANGUAGES AND CULTURE

The Government of Canada is committed to assisting Aboriginal Canadians in the preservation, revitalization and promotion of the languages and culture that will play an important role in the future of their communities. To help foster this unique element of Canadian culture, the Minister of Canadian Heritage announced, in December 2002, funding of $172.5 million over 11 years, $18 million of which is to be invested over the next 2 years, to support the creation and operation of a new Aboriginal Languages and Cultures Centre under the stewardship of Aboriginal peoples. Budget 2003 confirms that investment.


FEDERAL INTERLOCUTOR FOR METIS AND NON-STATUS INDIANS

The Office of the Federal Interlocutor for Metis and Non-Status Indians has been instrumental in building a practical relationship with Metis and non-status Indian groups across Canada. To enable the Interlocutor to continue this important work, this budget provides $6 million over the next two years.


URBAN ABORIGINAL STRATEGY

In 1998 the Government recognized the unique challenges faced by Aboriginal Canadians living in urban centres, including the disproportionately high levels of poverty they face. Since then it has made progress in working with other governments and in coordinating programs to reach those in need. This budget provides $17 million over two years for cost-shared pilot projects that will explore new ways to better meet the needs of urban Aboriginal people in select cities.

TABLE 4.6
Strengthening Aboriginal Communities


                                                              2003-            2004-
                                                              2004             2005
                                                             ------           ------
                                                               (millions of dollars)

First Nations policing                                          18               24
Language and culture                                             8               10
Federal Interlocutor for Metis and Non-Status Indians            3                3
Urban aboriginal strategy                                        9                8
                                                                --               --
TOTAL                                                           38               45
                                                                ==               ==

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES

PROMOTING CANADIAN CULTURE AND VALUES

To promote the strength of Canada's identity, the Government will continue to provide Canadians with the means to know more about themselves and to share their identity with each other and with the world.


CULTURAL AND HERITAGE PROGRAMS

HISTORIC PLACES

The Government is committed to the development of initiatives in support of the restoration and preservation of Canada's built heritage. To this end, the Department of Canadian Heritage has been developing a national register, conservation standards and a certification process in respect of restoration expenditures. In order to provide financial incentives to the private sector to preserve heritage properties, the Government of Canada will create a three-year contribution program of $10 million per year to compensate businesses for a portion of the costs incurred in restoring heritage buildings.

CANADIAN TELEVISION FUND

The Canadian Television Fund was established in 1996 to spur the production of quality, distinctly Canadian television programming. The Fund--supported by the broadcasting distribution industry, Telefilm Canada and the Department of Canadian Heritage--has met with considerable success in providing new quality Canadian programming.

     The successful expansion of the broadcasting distribution industry over the last few years has resulted in a significant increase in the funds available from this source. This budget provides $75 million a year for two years to allow the Department of Canadian Heritage to continue its support for the Fund.

KATIMAVIK

The Government of Canada is committed to fostering the personal, social and professional development of Canada's youth, promoting community service, and encouraging a better understanding of Canada. The Katimavik program offers young Canadian men and women aged 17 to 21 an opportunity to acquire valuable personal and professional skills through development programs in leadership, exposure to a second language, cultural discovery, environmental protection and adoption of a healthy lifestyle. This budget invests $17 million over the next two years to enable many more young Canadians to share in the Katimavik experience.

                              THE BUDGET PLAN 2003


OFFICIAL LANGUAGES

Linguistic duality is at the heart of Canada's collective identity. Knowledge of another official language is a matter of both cultural and economic enrichment. It helps to open the door to a different vision of the world and improve access to global markets and the opportunities they offer. Over the last quarter century, the advancements that Canada has made in the teaching, promotion and use of the second language is nothing less than remarkable. Today 2.6 million children--half of those attending primary or secondary schools in Canada--are learning English or French as a second language. Some 324,000 are in French immersion classes. Currently 24 per cent of young Canadian high school graduates know both official languages. This represents the most bilingual generation in Canada's history.

     With this budget, the Government will invest in a five-year action plan to renew its support to official languages. As mentioned in the Speech from the Throne, the plan will first focus on minority language and second language education with the intent of doubling, within 10 years, the number of high school graduates with a working knowledge of both official languages. The action plan will also support the development of minority English- and French-speaking communities, expand access to services in their language in areas such as health, and enhance the use of Canada's two official languages in the public service, both in the workplace and while providing services to Canadians.

     In addition to the $25 million over the next two years provided for expanded access to health care services for minority language communities (see Chapter 3), this budget provides $114.5 million over the next two years for the action plan. This includes:


o $60.5 million to improve the quality of minority and second language education, and provide young Canadians with opportunities to develop their grasp of official languages.

o $54 million to improve the services available to official language minorities, support their economic development and implement a government-wide accountability framework. The action plan will:

     - deliver on legal obligations for official languages and other activities promoting linguistic rights;

     -   help official language minority communities;

     -   attract and retain immigrants in minority communities;

     - continue to better connect French-speaking individuals in minority communities through various initiatives; and

     -   help coordinate and promote the development of language industries.

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES

OTHER INITIATIVES

LEGAL AID

The right to a fair trial is a cornerstone of Canada's justice system. The Government committed in the Speech from the Throne to ensure that individuals facing serious criminal charges before the courts are provided with adequate legal assistance. The provision of criminal legal aid is an area of long-standing and successful federal, provincial and territorial collaboration. The federal government contributes financially to criminal legal aid services through contribution agreements with the provinces and territories.

     Over the last few years, provincial and territorial governments have experienced significant cost increases for legal aid. Budget 2003 is therefore increasing funding for criminal legal aid by $89 million over the next two years, of which $83 million will further assist the provinces and territories.

A NEW CITIZENSHIP ACT

The Minister of Citizenship and Immigration tabled a new citizenship bill in the House of Commons on October 31, 2002. The proposed changes to the Citizenship Act will contribute to a more inclusive Canada, foster a sense of belonging and attachment to the country, and reassert and celebrate the values, rights and responsibilities of Canadian citizenship. The new legislation will streamline the processing of high volumes of applications as well as establish fair and objective criteria for the granting of Canadian citizenship. This budget commits $20.6 million over the next two years to implement the proposed changes to the Citizenship Act.

AMATEUR SPORT

Participation in sport not only contributes to the well-being of Canadian citizens, but it also enhances national pride. Sport participation is for everyone--from the elite athletes to Canadians from all walks of life. Recognizing this, the federal government currently invests some $75 million annually in a range of sport activities.

     In addition to the investment of $45 million over five years that is part of the health package to promote sport participation by all generations of Canadians, this budget will invest $10 million in the next two years for additional support to Canada's elite athletes in the event that the 2010 Vancouver Winter Olympic bid is successful.

     These investments demonstrate the Government of Canada's continued commitment to amateur sport and to Olympic success.

                              THE BUDGET PLAN 2003


TABLE 4.7
Promoting Canadian Culture and Values

                                            2003-        2004-
                                            2004         2005
                                           ------       ------
                                          (millions of dollars)

CULTURAL AND HERITAGE PROGRAMS
    Historic places                           10           10
    Canadian Television Fund                  75           75
    Katimavik                                  5           12

OFFICIAL LANGUAGES                          37.5           77

OTHER INITIATIVES
    Legal aid                               44.5         44.5
    New Citizenship Act                     10.6           10
    Amateur sport                              5            5
                                           -----        -----
TOTAL                                      187.6        233.5
                                           =====        =====

              INVESTING IN CANADIAN FAMILIES AND THEIR COMMUNITIES



TABLE 4.8
Investing in Canadian Families and Their Communities

                                                                         2003-         2004-
                                                                         2004          2005
                                                                        ------        ------
                                                                        (millions of dollars)
SUPPORTING CANADIAN FAMILIES
    Families with children
       National Child Benefit supplement                                   200           300
       Early learning and child care                                        25            75
       First Nations child care                                                            6
    Canadians with disabilities
       Child Disability Benefit                                             40            50
       Enhanced tax assistance for persons with disabilities
          RRSP rollovers to an infirm child                                 10            10
          Expanding the list of eligible expenses for
              the medical expense tax credit                                20            20
          Following through on evaluation of DTC
              and advice of the technical advisory committee                25            80
       Employability Assistance for Persons with Disabilities              193           193
    Child and family law strategy                                           27            26
                                                                       -------       -------
    Total                                                                  540           760
SUPPORTING COMMUNITIES
    Affordable housing and support for the homeless
       Affordable Housing Initiative                                        30            50
       Residential Rehabilitation Assistance Program                       128           128
       Supporting Communities Partnership Initiative                       135           135
    Infrastructure
       Strategic infrastructure                                                           50
       Municipal infrastructure                                            100           100
    Integrated Proceeds of Crime                                          23.3          23.3
                                                                       -------       -------
    Total                                                                416.3         486.3

STRENGTHENING ABORIGINAL COMMUNITIES
    First Nations policing                                                  18            24
    Language and culture                                                     8            10
    Federal Interlocutor for Metis and Non-Status Indians                    3             3
    Urban Aboriginal strategy                                                9             8
                                                                       -------       -------
    Total                                                                   38            45
PROMOTING CANADIAN CULTURE AND VALUES
    Cultural and heritage programs
       Historic places                                                      10            10
       Canadian Television Fund                                             75            75
       Katimavik                                                             5            12
    Official languages                                                    37.5            77
    Other initiatives
       Legal aid                                                          44.5          44.5
       New Citizenship Act                                                10.6            10
       Amateur sport                                                         5             5
                                                                       -------       -------
    Total                                                                187.6         233.5
TOTAL                                                                  1,181.9       1,524.8
                                                                       =======       =======

5

INVESTING IN A
MORE PRODUCTIVE,
SUSTAINABLE
ECONOMY

                              THE BUDGET PLAN 2003


     HIGHLIGHTS

     STRENGTHENING RESEARCH AND INNOVATION

     This budget will invest $1.7 billion in 2002-03 and over the next two years to support research and innovation, including:

o a $125-million-per-year increase in funding for Canada's three federal granting councils beginning in 2003-04;

o a new Canada Graduate Scholarships program supporting 4,000 new scholarships at program maturity;

o $225 million per year to help fund the indirect costs associated with federally sponsored research through the granting councils beginning in 2003-04;

o    $16 million over the next two years for northern science;

o investments of $500 million in the Canada Foundation for Innovation for state-of-the-art health research facilities and $75 million in Genome Canada for health genomics;

o $15 million to the Rick Hansen Man In Motion Foundation and $20 million to the Medical and Related Sciences project;

o    $30 million for SchoolNet and the Community Access Program;

o an additional $70 million over two years for the National Research Council of Canada to strengthen the Industrial Research Assistance Program, support astronomy and establish new regional innovation centres; and

o an additional $190 million in equity to expand venture capital by the Business Development Bank of Canada and $20 million for Aboriginal Business Canada in support of entrepreneurship and business development.


     SUPPORTING SKILLS AND LEARNING

     This budget provides $285 million in 2002-03 and over the next two years for skills and learning, including:

o $41 million to better attract and facilitate the integration of skilled immigrants into the Canadian labour market and society;



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              INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

o    $60 million over two years to improve the Canada Student Loans Program;

o    $100 million for the creation of the proposed Canadian Learning Institute;
     and

o $72 million to improve educational outcomes for Aboriginal people and ensure they are provided with training and employment opportunities on major projects across Canada.


     IMPROVING THE TAX SYSTEM

     This budget builds on the Government's Five-Year Tax Reduction Plan to further improve the tax system and enhance incentives to work, save and invest. This budget:

o supports Canadian families by increasing the National Child Benefit supplement and introducing a new Child Disability Benefit;

o encourages savings by Canadians by increasing the registered retirement savings plan annual contribution limit to $18,000 by 2006 and making corresponding increases for employer-sponsored registered pension plans;

o promotes entrepreneurship and small business through a number of tax changes, including an increase in the small business deduction limit to $300,000 over four years;

o strengthens the Canadian advantage for investment by legislating the elimination of the federal capital tax over five years, eliminating it for medium-sized corporations as early as 2004;

o improves the taxation of resource income in Canada by reducing the corporate tax rate of the sector to 21 per cent over the next five years while making changes to the tax structure of this key sector;

o    extends the temporary mineral exploration tax credit; and

o    enhances the Film or Video Production Services Tax Credit.



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                              THE BUDGET PLAN 2003

     ADVANCING SUSTAINABLE DEVELOPMENT

     Budget 2003 includes measures totalling $3 billion to promote sustainable development and a healthier environment, such as:

o $2 billion over five years in measures to help implement the Climate Change Plan for Canada through: increased government support for Sustainable Development Technology Canada and the Canadian Foundation for Climate and Atmospheric Sciences; improved tax incentives in renewable energy; and funding for other climate change measures, including targeted initiatives and partnerships. Actions to promote energy efficiency, renewable energy, sustainable transportation and new alternative fuels, in such areas as building retrofits, wind power, fuel cells and ethanol, will be considered;

o an investment of $340 million over two years to address federal contaminated sites, improve air quality, better assess and manage toxic substances, further protect Canada's species at risk, and support implementation of Canada's commitments at the World Summit on Sustainable Development;

o $600 million over five years to upgrade, maintain and monitor water and waste water systems on reserves; and

o $74 million over two years as an initial investment for the establishment of 10 new national parks and 5 new national marine conservation areas and to restore the ecological health of existing parks.



     RENEWING CANADIAN AGRICULTURE

     In June 2002 the Government delivered on its previous commitment to provide predictable, long-term funding for agriculture by allocating $5.2 billion over six years to the sector. Budget 2003 builds on the new direction for agricultural policy through new investments in several areas:

o $220 million this fiscal year to provide an advance to the Crop Reinsurance Fund, ensuring that farmers will receive future payments;



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              INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

o $100 million over the next two fiscal years to the Canadian Food Inspection Agency to help it maintain the food safety system;

o $30 million over the next two fiscal years to the Canadian Grain Commission to allow it to maintain its level of service to farmers;

o $113 million this fiscal year for infrastructure improvements at Canada's four veterinary colleges; and

o $20 million over the next two years to supplement Farm Credit Canada investments for further promotion of innovation in the agricultural sector.



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INTRODUCTION

Enhancing the well-being of Canadians, through higher living standards and a better quality of life, lies at the heart of the Government's economic and social policies. Achieving high and sustainable living standards and a better quality of life requires that economic and social progress advance together. By undertaking the right investments and creating favourable conditions for growth, the Government can help provide the foundation for such progress.

     Beyond a stable fiscal and monetary climate, the key drivers of a stronger economy are those that allow Canada to improve its productivity performance. These include such factors as a tax system that encourages economic growth and job creation, and investments in new technologies and research. Equally important is ensuring that Canadians have the skills and confidence needed to participate fully in the new economy. And the country's growth must be sustainable as well as strong. This means that the Government must deal effectively with climate change and other environmental challenges.

     Canada has made great strides in recent years, eliminating the deficit and accelerating the growth in its standard of living. From 1997 to 2002 Canada's growth in gross domestic product (GDP) per capita, the best measure of living standards, rose faster than in any of the other leading industrialized countries, including the U.S.

     This remarkable progress comes with a clear message: continued long-term, durable economic growth will require ongoing productivity improvements. Faster productivity growth means more income and better jobs for employees, and more opportunities for Canadians for personal growth and development. Canada's economic and social policies come together through investments in people, particularly in their health and their opportunities for learning.

     The measures announced in this and previous budgets are designed to help ensure Canada's productivity growth will continue to rise, and with it, Canadians' standard of living. A key element in raising productivity will be to make Canada a magnet for talent and investment--a crucial part of how Canada positions itself as a "Northern Tiger." As part of this effort, the Government has made and will continue to make substantial investments to strengthen research and innovation, support skills and learning and improve Canada's health care system. It will introduce measures that build on the Government's Five-Year Tax Reduction Plan to further improve the tax system, enhance incentives to work, save and invest, promote entrepreneurship and small business, and strengthen the Canadian tax advantage for investment.



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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


     A more productive economy is not just about higher incomes for Canadians. It is also about ensuring that our economic choices integrate social and environmental considerations to ensure Canada's development is sustainable. All sectors of the economy must confront and act on this challenge to position themselves for sustainable future growth and competitiveness.



STRENGTHENING RESEARCH AND INNOVATION

Research provides opportunities for Canadians to develop leading-edge skills and ideas. It also generates discoveries that are transformed by entrepreneurs into innovative products, services and technologies. The dividends of investments in research are a growing economy and a higher quality of life for all Canadians.

     It was with this sense of opportunity that the Government made investments in recent years that have raised annual federal spending on research and innovation by over $2 billion (see Table 5.1). Indeed, over the 1998-99 to 2004-05 period, the Government will have invested a cumulative amount of over $11 billion in research and innovation.

     Much of this investment has supported research conducted at universities, colleges and research hospitals, energizing these institutions and surrounding communities and leading to new economic opportunities. The Government's investments have enabled universities to raise further support from the private sector and other sources. Sponsored research at Canada's top 50 research universities reached $3.4 billion in 2001, an increase of more than 20 per cent from the previous year. Overall, income from sponsored research per full-time faculty member now exceeds $100,000, a first in Canada.



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                              THE BUDGET PLAN 2003


TABLE 5.1
Increased Funding for Research and Innovation Provided in Previous Budgets


                                   1998-   1999-    2000-    2001-   2002-    2003-    2004-
                                   1999    2000     2001     2002    2003     2004     2005
                                  ------  ------   ------   ------  ------   ------   ------
                                                   (millions of dollars)
Canada Foundation
   for Innovation(1)                30      115      185      230     330      450       500
Genome Canada(1)                                               31     100       82        81
Canada Research Chairs                                60      120     180      240       300
Medical Research Council of
   Canada/Canadian Institutes
   of Health Research               40       72      145      255     330      330       330
Natural Sciences and
   Engineering Research
   Council of Canada                71      111      118      118     154      154       154
Social Sciences and
   Humanities Research
   Council of Canada                 9       26       38       58      67       67        67
Networks of Centres
   of Excellence                             30       30       30      30       30        30
National Research Council
   of Canada                        50       44       90      135     140      132       132
Atlantic Innovation Fund                                       23      68       88        78
Canadian Space Agency                        41      152      237     250      260       235
Biotechnology research
   and regulation                            15       45       50      55       55        55
Government On-Line                                    80      200     150      150       150
Technology Partnerships Canada     140      190      190      190     190      190       190
Connectedness(2)                    60       97      117      222      87       87        35
                                   ---    -----    -----    -----   -----    -----    ------
Total (annual)                     400      741    1,250    1,899   2,131    2,315     2,337

TOTAL (CUMULATIVE)                 400    1,141    2,391    4,290   6,421    8,736    11,073
                                   ===    =====    =====    =====   =====    =====    ======

(1) Amounts shown represent actual or anticipated spending by not-for-profit entities in which the Government has invested in previous budgets.
(2) Includes funding for SchoolNet, the Community Access Program, Smart Communities, GeoConnections, CA*net 4 and the Broadband for Rural and Nothern Development Pilot Program.


     The Government will invest an additional $1.7 billion in 2002-03 and over the next two years to build on prior investments in research and innovation and to promote the commercialization of these investments.




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THE FEDERAL GRANTING COUNCILS

The three federal granting councils--the Canadian Institutes of Health Research
(CIHR), the Natural Sciences and Engineering Research Council of Canada (NSERC) and the Social Sciences and Humanities Research Council of Canada (SSHRC)--fund world-leading research in communities across Canada and provide opportunities for talented graduate and post-graduate students to acquire valuable skills and research experience. The Government has increased its support for the granting councils each year since 1998, bringing their combined annual budgets to about $1.3 billion in 2002-03, almost 70 per cent higher than funding provided in 1997-98.

     Budget 2003 continues these efforts to increase university research activity across all disciplines. The budgets of the three granting councils will be increased by a further $125 million per year, or about 10 per cent, beginning in 2003-04. This means an increase of $55 million per year for the CIHR, $55 million per year for NSERC and $15 million per year for SSHRC. This additional funding will help support new researchers and translate discoveries into commercial and social benefits for Canadians.


CANADA GRADUATE SCHOLARSHIPS

Individuals possessing the skills and talent necessary to generate innovative ideas, adapt to changing environments and become proficient in new technologies are critical to the knowledge economy. Canada must produce more graduate students at all levels to ensure a reliable supply of these highly skilled and qualified workers.

     The federal granting councils directly support graduate students through their scholarship and fellowship programs, and indirectly through awards for research performed at Canada's universities. In this budget the Government is proposing to create a new Canada Graduate Scholarships program at an annual cost of $105 million when fully phased in. Canada Graduate Scholars will help renew faculty at Canada's universities and will be the research leaders of tomorrow. The new program will complement the Government's initiative to create 2,000 Canada Research Chairs, supporting excellence at Canada's universities.

     The Canada Graduate Scholarships program, when fully phased in four years from now, will support 2,000 master's and 2,000 doctoral students each year, increasing the number of graduate scholarships supported by the federal government by 70 per cent to almost 10,000. Scholarships at the doctoral level will be for three years and provide students with an annual award of $35,000, twice the amount of the one-year scholarships provided to students at the master's level. Funding for the program will be allocated


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                              THE BUDGET PLAN 2003


among the three granting councils in proportion to the distribution of the graduate student community: 60 per cent to SSHRC, 30 per cent to NSERC and 10 per cent to the CIHR.


INDIRECT COSTS OF RESEARCH

As university-based research has increased in Canada in recent years, the indirect costs associated with these research activities has risen with them. In 2002 the Government provided a payment of $200 million through the granting councils to assist universities in meeting these indirect costs. That payment recognized the unique needs of smaller institutions by providing them with proportionately greater support.

     Budget 2003 will provide $225 million per year through the granting councils beginning in 2003-04 to help fund the indirect costs associated with federally supported research at universities, colleges and research hospitals. The Government will develop new reporting and accountability mechanisms with universities, and will review the program in its third year to ensure this funding satisfies its objectives, including commercialization of university research.


NORTHERN SCIENCE

Science and research in Canada's North contribute to our understanding of such issues as Aboriginal health, sustainable development and the environment. It also addresses concerns regarding Canadian sovereignty and security in the North.

     Budget 2003 builds on the federal commitment to northern science, providing $16 million over the next two years to expand federal programs. In particular, an additional $6 million over the next two years will be provided for the Polar Continental Shelf Project to provide air transport and land-based infrastructure to Arctic researchers. A further $10 million over two years will be provided for the Targeted Geoscience Initiative, allowing the program's mission to be extended to the energy sector, including energy-oriented activities in Canada's North. The granting councils will also be asked to enhance their support for northern research as part of the increased funding they receive in this budget.



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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


CANADA FOUNDATION FOR INNOVATION

The Canada Foundation for Innovation (CFI) was established in 1997 to support the modernization of research infrastructure at Canadian universities and colleges, research hospitals and other non-profit research institutions across Canada. Since then the Government has invested $3.15 billion in the CFI, which has awarded research grants to more than 2,400 projects, almost half of them in the health sciences.

     CFI investments are helping to transform the way research is done by creating a vibrant research environment and attracting and retaining excellent students and researchers. While the focus of these investments has been on equipment and housing for equipment, changes in research methods and the addition of more researchers and graduate students are making research space a limiting factor to ongoing success. In the health field, in particular, a more integrated and multi-disciplinary approach to research that spans biomedical, clinical and health services research has given rise to proposals for new and different facilities that will house sophisticated equipment and bring researchers together in new and innovative ways. To ensure that they remain leaders in health research and health care innovation, research hospitals are seeking to establish integrated same-site facilities.

     This budget will provide an additional $500 million in 2002-03 to the CFI to enhance the Foundation's support for state-of-the-art health research facilities. This investment will help consolidate the platform for advanced research in Canada and lever the skills and capabilities of Canadian researchers into new and powerful combinations and discoveries.


GENOME CANADA

The study of genomics offers unique opportunities for exploration and discovery, with the potential to unlock the origins of disease. The potential benefits are improved treatment and prevention of serious illnesses such as cancer and diabetes. Genomics also holds out great hope for reducing and reversing the harmful effects of environmental degradation.

     The Government has invested $300 million in Genome Canada to develop and implement a national genomics strategy. Genome Canada's investments have energized genomics research in Canada and supported the establishment of five leading regional genome centres (in Atlantic Canada, Quebec, Ontario, the Prairies and British Columbia). Matching investments of $200 million have provided further support beyond the Government's original investment.



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                              THE BUDGET PLAN 2003


     Budget 2003 provides an additional $75 million to Genome Canada in support of large-scale projects for applied health genomics. These projects will build on basic science discoveries supported in Genome Canada's first two competitions and result in the development of instruments and techniques to improve the prediction and prevention of disease.


RICK HANSEN LEADERSHIP FUND

The Rick Hansen Man In Motion Foundation is dedicated to finding a cure for paralysis and improving the health and quality of life of people with spinal cord injuries. The Foundation is establishing a Leadership Fund to help attract and retain researchers and to support them in translating discoveries into clinical therapies. This budget provides $15 million to the Foundation tohelp establish the Leadership Fund and support its activities over the next seven years.


THE MEDICAL AND RELATED SCIENCES PROJECT

The Medical and Related Sciences (MaRS) project is an initiative founded by leaders from Canada's academic, business and scientific communities to fuel the commercialization of medical research. MaRS will encompass the full spectrum of discovery in the medical and related sciences, from a sophisticated discovery centre to extensive incubator facilities for small and medium-sized companies. It will also serve as the nucleus of a virtual network of discovery linking other universities and research hospitals. Consistent with the Government's focus on improving health research infrastructure and supporting commercialization, this budget will contribute $20 million to the MaRS project.


SCHOOLNET AND COMMUNITY ACCESS PROGRAM

Canada is one of the most connected nations in the world. Infrastructure connecting homes, businesses, schools, libraries and other public institutions to the Internet is leading-edge. Moreover, Canadians are second to none in developing and commercializing innovative Internet applications and content. Funding was provided in previous budgets to help extend the highly successful SchoolNet and Community Access Program. This budget provides an additional $30 million for the programs in 2003-04. Looking ahead, the Government will review all of its programs connecting Canadians to information and knowledge to determine how best to collaborate with Canadian industry, the provinces, communities and others.



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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


NATIONAL RESEARCH COUNCIL OF CANADA

The National Research Council of Canada's (NRC's) Industrial Research Assistance Program (IRAP) assists small and medium-sized businesses (SMEs) in developing and using new, innovative technologies and processes. Based on a cross-Canada network of firms, advisors, research institutes and other organizations, IRAP is making a real difference to the growth potential of SMEs. This budget provides $25 million per year to the NRC to expand IRAP's core programming including its network of Industrial Technology Advisors. This amounts to a 20-per-cent increase in IRAP funding.

     Budget 2003 also provides $10 million per year to the NRC to establish new regional innovation centres in Regina and Charlottetown and to secure Canada's participation in leading-edge astronomy projects, including the Extended Very Large Array project in New Mexico and the Atacama Large Millimetre Array project in Chile.


BUSINESS DEVELOPMENT BANK OF CANADA

The Business Development Bank of Canada (BDC) helps complement private sector financing of innovative small and medium-sized Canadian businesses. The BDC fulfills its mandate through lending, subordinated debt and venture capital financing.

     The BDC's focus is on helping knowledge-based and export-oriented companies grow and prosper. In some cases the Bank provides specialized financing services to particular groups, such as women entrepreneurs. By March 2002 the BDC's venture capital portfolio totalled $270 million, almost double its level in March 2000. In support of further growth of its venture capital activities this year and in 2003-04, the Government will purchase an additional $190 million of BDC common shares. This capital will allow the BDC to provide additional equity financing for knowledge-based and export-oriented businesses, and to increase the financing available to women entrepreneurs.


ABORIGINAL BUSINESS CANADA

As part of its overall strategy to support Canadian SMEs, the Government will encourage Aboriginal entrepreneurship and business development through increased funding to Aboriginal Business Canada. Over the next two years $20 million will be provided to Aboriginal Business Canada to expand its support for Aboriginal entrepreneurs in starting up new businesses and expanding into new markets, furthering measures to increase job skills and job creation. This represents an increase of more than 25 per cent in the annual level of funding, bringing the budget of Aboriginal Business Canada



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                              THE BUDGET PLAN 2003

to $48 million per year. Northern Aboriginal entrepreneurs seeking to take advantage of new resource development opportunities would be eligible to apply for this funding.


TABLE 5.2
Strengthening Research and Innovation


                                                    2002-       2003-       2004-
                                                    2003        2004        2005
                                                   ------      ------      ------
                                                        (millions of dollars)

Granting councils                                                125         125
Canada Graduate Scholarships                                      25          55
Indirect costs of research                                       225         225
Northern science                                                   8           8
Canada Foundation for Innovation                     500
Genome Canada                                         75
Rick Hansen Leadership Fund                                      2.2         2.2
Medical and Related Sciences project                              10          10
SchoolNet/Community Access Program                                30
National Research Council of Canada                               35          35
Business Development Bank of Canada
   (non-budgetary)                                   102          88
Aboriginal Business Canada                                        10          10
                                                     ---       -----       -----
Total                                                677       558.2       470.2
                                                     ===       =====       =====



SUPPORTING SKILLS AND LEARNING

To compete internationally and provide a better standard of living for its citizens, Canada must continue to make investments to ensure an increasingly well-educated, adaptable and skilled workforce. Advancements in skills and learning will be vital to improved productivity and competitiveness and to a better quality of life for Canadians. With this budget, investments will be made in three key areas: increasing and enhancing the contributions of skilled immigrants to the economy and society; helping to maintain access to post-secondary education; and ensuring young Aboriginal Canadians have the skills and learning needed to contribute fully to the economic life of their communities and Canadian society. The budget proposes a number of strategic investments, totalling $285million in 2002-03 and over the next two years, for these priorities.

     Immigrants have historically made a fundamental contribution to the Canadian labour market and society, and the importance of their contribution will increase in the face of declining labour force growth and an aging population. This will require improved efforts to attract and select skilled immigrants and to facilitate their full integration into the labour market and society.



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                 INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


     For advancements in skills and learning to take place, it will be critical that Canadians continue to have access to the quality post-secondary education that they need. An important element of maintaining this access is the financial assistance provided by the Canada Student Loans Program.

     Canada's Aboriginal population is much younger than the non-Aboriginal population. As young Aboriginal Canadians move through the education system and into the labour market, they will account for an increasing proportion of Canada's working-age population. As a result, it will be important to ensure they are well prepared to take advantage of opportunities.


SKILLED IMMIGRANTS

Canada needs to attract and recruit more skilled workers and students from abroad to help mitigate skills and labour shortages. Employers have expressed concerns about delays and complicated application processes, while partners in student recruitment have requested the federal government do more to facilitate the arrival of international students, ensuring a higher quality of service and facilitating study permit processing procedures.

     To address these concerns and ensure that Canadian employers have timely access to skilled workers, this budget will provide $6.6 million over the next two years to launch a fast-track system for skilled workers with permanent job offers from Canadian employers. This budget also provides $8 million over the next two years to facilitate the processing of study permits for foreign students.

     When immigrants arrive in Canada nearly 80 per cent settle in the metropolitan areas of Toronto, Vancouver and Montreal. To encourage immigrants to settle in smaller communities throughout Canada, the Government will invest $3.8 million over the next two years to work with its partners on more effective approaches to attract skilled workers to communities across the country.

     Many newcomers face barriers preventing them from reaching their full potential in the Canadian labour market, including complex credential assessment and recognition requirements and limited language skills relative to what is needed to work in their field of expertise. To address these challenges, the federal government will invest $13 million over the next two years to work in partnership with provincial and territorial governments, regulatory bodies and employers to facilitate foreign credential assessment and recognition. In addition, it will invest $10 million over the next two years as seed money for partners to deliver labour market language training on a pilot basis at more advanced levels than currently provided.



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                              THE BUDGET PLAN 2003

CANADA STUDENT LOANS PROGRAM

The Canada Student Loans Program plays a key role in improving access to post-secondary education by providing loans and other financial assistance to more than 330,000 post-secondary students each year who have demonstrated financial need. To ensure that the Canada Student Loans Program continues to meet its objectives, this budget is taking steps to modernize and strengthen the program.

o More money will be put in students' hands through increased exemptions for income earned while in school and from merit-based scholarships. Currently there is a single exemption of $600 for both in-study income and scholarships. The annual exemption will be increased to $1,700 for income earned while in school, and a separate exemption of $1,800 will be established for merit-based scholarships.

o To enable graduates to better manage their student debt, Debt Reduction in Repayment, which is intended to assist borrowers experiencing long-term difficulty in repaying their loans, will be enhanced by:

     -   increasing the income eligibility thresholds;

     - removing the current restriction limiting debt reduction to 50 per cent of outstanding debt--borrowers will now be eligible for an initial loan remission of up to $10,000; and

     - creating an additional reduction of up to $5,000 one year after the initial debt reduction if the borrower is still in financial difficulty. A further reduction of up to $5,000 will be available two years after the first reduction for those borrowers who remain in financial difficulty.

     As a result of these measures, borrowers in difficult financial circumstances could have their Canada Student Loan debt reduced by up to$20,000 over three years.

o Individuals who are in default on their Canada Student Loans or who have declared bankruptcy will now have access to interest relief.

o The Canada Student Financial Assistance Act will be amended to make protected persons, including convention refugees, eligible for Canada Student Loans, and to make provisions with respect to the enforcement, management and implementation of the Canada Student Loans Program.

These measures represent an investment of some $60 million over two years, starting in 2003-04.



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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

EXAMPLES OF DEBT REDUCTION IN REPAYMENT

    GRADUATE, SINGLE

    David is a single graduate with Canada Student Loan debt of $15,000 and monthly payments of $174. His gross monthly income is $1,000. David has used up all the interest relief available to him and five years have passed since he graduated.

    Under the existing measure, David's Canada Student Loan debt is reduced by $7,500, leaving monthly payments of $87.

    Under the proposed measure, David's debt will be reduced by $10,000, resulting in monthly payments of $58.

    If David is still experiencing financial difficulty one year after the initial debt reduction, he could be eligible for a further reduction in his debt. If his income remained the same as the previous year, David's debt will be reduced by $2,847 to produce a monthly payment of $25.

    As a minimum monthly payment of $25 is required, David will not be eligible for further reductions in his debt. However, under the proposed measure, his Canada Student Loan debt will have been reduced by $12,847 over two years.



    GRADUATE, SINGLE PARENT

    Carole is a single parent with one child. She has Canada Student Loan debt of $15,000 with monthly payments of $174. Her gross income is $2,000 per month. It has been five years since Carole graduated and she is not eligible for further interest relief.

    Under the current measure, Carole is not entitled to have her Canada Student Loan debt reduced.

    Under the proposed measure, Carole's debt will be reduced by $10,000, leaving monthly payments of $58.

    If Carole is still experiencing financial difficulty one year after the initial debt reduction, her debt will be reduced by a further $694 to produce a monthly payment of $50.

    Carole will not be eligible for further reductions in her debt, but her Canada Student Loan debt will have been reduced by $10,694 over two years.



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                              THE BUDGET PLAN 2003


CANADIAN LEARNING INSTITUTE

At the National Summit on Innovation and Learning in November 2002, the federal government announced its intention to work with its partners to develop a Canadian Learning Institute. A key objective of the Institute will be to broaden and deepen data and information on education and learning. This will address gaps in the knowledge of education and learning, and result in payoffs for Canadians in making future decisions about investments in learning.

     Consultations with provinces, territories and other stakeholders are underway on the mandate, structure and governance of the Institute, and the Government will proceed on the basis of the advice received. This budget sets aside a one-time contribution of $100 million in 2003-04 for the establishment of the Canadian Learning Institute.


FIRST NATIONS EDUCATION

The Government of Canada is committed to improving the education outcomes of First Nations children. Currently the Government spends over $1 billion annually on First Nations elementary and secondary education and $300 million a year on post-secondary education for eligible Indian and Inuit students. As stated in the recent Speech from the Throne, "the most enduring contribution Canada can make to First Nations is to raise the standard of education on-reserve."

     In 2001 the Government provided additional funding of $30 million a year for a special education program. This new program is intended to support children living on reserves who face special learning challenges in school because of physical, emotional or developmental barriers to learning. But more needs to be done.

     The Government will review the report of the Minister of Indian Affairs and Northern Development's National Working Group on Education and take additional action to improve educational outcomes for Aboriginal people. This budget provides $35 million over the next two years to respond to the Working Group's recommendations. This funding will address critical issues such as the high turnover among teachers in some First Nations schools, and the need to affirm and support the active involvement of parents and other family members in their children's education.



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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


NEW POST-SECONDARY SCHOLARSHIP FOR ABORIGINAL CANADIANS

Despite steady gains in educational achievement, the percentage of Aboriginal Canadians with post-secondary degrees lags well behind the Canadian average. To support and encourage the achievement of higher levels of education, the Government will establish a new scholarship program with a one-time $12-million endowment, to be administered by the National Aboriginal Achievement Foundation.


ABORIGINAL SKILLS AND EMPLOYMENT PARTNERSHIP

The Government will meet the Speech from the Throne commitment to tailor training programs to help Aboriginal people participate in economic opportunities (such as northern gas pipelines and similar projects) by providing $25 million over the next two years. This funding will facilitate Aboriginal access to training and employment opportunities in a limited number of major projects across Canada. This will be a collaborative partnership with significant contributions expected from the private sector, Aboriginal groups, provinces and territories. It will further reinforce the Government's commitment to support skills development and lifelong learning opportunities for all Canadians.


AQUATIC RESOURCES MANAGEMENT

Coastal Aboriginal communities are becoming increasingly important partners in the sustainable management of aquatic resources. This budget commits $12 million over the next two years to a new program within the Department of Fisheries and Oceans Canada that will enhance the ability of Aboriginal communities, working together, to participate in the fisheries decision making and management process. The program will enhance professional participation in resource decision making in an area with strong social and cultural significance for many Aboriginal groups, and will increase job opportunities in the commercial fishery.



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TABLE 5.3
Supporting Skills and Learning


                                                              2002-      2003-       2004-
                                                              2003       2004        2005
                                                             ------     ------      ------
                                                                  (millions of dollars)

Skilled immigrants                                                       19.5        21.9
Canada Student Loans Program                                             27.1        32.1
Canadian Learning Institute                                               100
First Nations education                                                    10          25
Post-secondary scholarship for Aboriginal Canadians            12
Aboriginal skills and employment partnership                               10          15
Aquatic resources management                                                4           8
                                                               --       -----         ---
Total                                                          12       170.6         102
                                                               ==       =====         ===

IMPROVING THE TAX SYSTEM

The tax system plays an important role in creating a stronger, more productive economy. An efficient tax structure can enhance incentives to work, save and invest. It can also support entrepreneurship and the emergence and growth of small businesses. A competitive tax system is also critical in encouraging investment in Canada, leading to greater economic growth and job creation.

     In 2000 the Government set out a five-year $100-billion tax reduction plan that provided significant personal income tax reductions and strengthened the foundation for economic growth and job creation. The plan:

o reduced personal income taxes by lowering tax rates, eliminating the deficit reduction surtax and restoring full indexation--by 2004-05 the plan will reduce federal personal income taxes by 21 per cent on average and by27 per cent for families with children;

o reduced the capital gains inclusion rate from three-quarters to one-half and introduced the small business capital gains rollover--enhancing incentives for entrepreneurs and small businesses to invest; and

o reduced the general corporate income tax rate from 28 per cent in 2000 to 21 per cent in 2004--contributing to creating a Canadian tax advantage for investment.

     The Government's Five-Year Tax Reduction Plan has provided timely and significant economic stimulus, playing a key role in sustaining Canadian economic performance in the global downturn and the uneven global recovery. This calendar year and next the Government's Five-Year Tax Reduction Plan is providing significant tax relief--about $24 billion in 2003 and more than $30 billion in 2004.



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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

TABLE 5.4
Five-Year Tax Reduction Plan: 2003 and 2004 Calendar-Year Tax Relief


                                             2003            2004
                                            ------          ------
                                            (billions of dollars)

TOTAL TAX RELIEF                             24.2            30.6
Personal income tax                          18.1            22.5
Corporate income tax                          2.5             3.7
Employment insurance                          3.6             4.4


     Annex 2 provides more detailed information on the implementation of the legislated Five-Year Tax Reduction Plan.

     This budget builds on the Five-Year Tax Reduction Plan. It takes steps to further improve the tax system by introducing measures that support Canadian families, encourage savings and investment by Canadians, promote entrepreneurship and small business, and strengthen the Canadian tax advantage.


SUPPORTING CANADIAN FAMILIES:

INCREASING THE NATIONAL CHILD BENEFIT SUPPLEMENT
AND INTRODUCING THE CHILD DISABILITY BENEFIT

This budget provides tax relief for low-income families by increasing the National Child Benefit supplement component of the Canada Child Tax Benefit
(CCTB) by an annual amount of $150 per child in July 2003, $185 in July 2005 and $185 in July 2006 (see Chapter 4). With these increases, the maximum CCTB benefit is projected to reach $3,243 for the first child in 2007. This will bring the estimated annual support delivered through the CCTB to over $10 billion in 2007--an increase of over 100 percent since 1996. This budget also introduces a new Child Disability Benefit, which provides up to $1,600 annually to low- and modest-income families with a disabled child (see Chapter 4).

ENCOURAGING SAVINGS BY CANADIANS:
INCREASING THE RPP/RRSP LIMITS

Private domestic savings are a critical source of capital in the economy as well as a fundamental instrument for individual Canadians to finance their retirement and meet other needs such as buying a home or supporting the education of their children. The tax treatment of savings is an important factor for the formation of private savings because it affects the after-tax return on savings and therefore the incentive to save.

                              THE BUDGET PLAN 2003

     In Canada registered pension plans (RPPs) and registered retirement savings plans (RRSPs) are the principal tax-assisted savings vehicles. The deferral of tax on savings in these plans reduces the tax burden on savings and therefore increases the incentive to save. Savings in RPPs and RRSPs total over $1 trillion and are a key source of funds for investment in the economy.

     RPPs and RRSPs together form the third pillar of Canada's retirement income system, along with Old Age Security and the Guaranteed Income Supplement, and the Canada and Quebec Pension Plans. RPPs and RRSPs play a major role in assisting Canadians in planning and funding their retirement. They also reduce the costs to employers of providing compensation packages, including retirement plans, that are competitive; RPP and RRSP limits can thus be a factor in the decision of mobile, skilled workers to accept employment in Canada, and in the ability of employers to attract and retain such workers.

     The ability of taxpayers to save in RPPs and RRSPs is governed by limits on the pension benefits that may be provided under "defined benefit" RPPs and on the contributions that may be made to RRSPs and "money purchase" RPPs. Setting appropriate limits on savings in RPPs and RRSPs is an important objective of public policy. However, over the years there have been successive delays in implementing planned increases in the RPP and RRSP contribution limits to $15,500 that were first proposed in 1984. The result is that the existing RRSP contribution limit is $13,500, and the real value of the limits in 2003 is well below their levels in 1976.

     As part of the strategy to improve the tax system to encourage economic growth and job creation, and building on success in securing the first two pillars of Canada's retirement income system, this budget proposes to increase the RPP and RRSP limits. First, the currently scheduled increases in the RPP and RRSP annual contribution limits to $15,500 will be accelerated by one year. As a result, the 2003 contribution limits for RRSPs and money purchase RPPs will increase to $14,500 and $15,500, respectively. These RPP and RRSP limits will then be increased in steps to $18,000 by 2005 and 2006, respectively. Corresponding increases will be made to the maximum pension limit for defined benefit RPPs, bringing it to $2,000 per year of service by 2005. The limits will be indexed to average wage growth for subsequent years.



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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


    THE THREE PILLARS OF CANADA'S RETIREMENT INCOME SYSTEM

    Canada's retirement income system is based on three pillars:

    o  OAS/GIS: The Old Age Security (OAS) and Guaranteed Income Supplement
    (GIS) programs provide a basic, minimum income guarantee for seniors.

    o CPP/QPP: The Canada and Quebec Pension Plans (CPP/QPP) ensure a basic level of earnings replacement in retirement for all working Canadians.

    o Tax-Assisted Retirement Savings: The system of private tax-assisted savings in RPPs and RRSPs encourages and assists Canadians to save for retirement to supplement their public pensions.

    Through sound economic and fiscal management, the Government has succeeded in securing the strength and long-term stability of the first two pillars.

    o By balancing the budget, putting the debt-to-GDP ratio on a firm downward track and exercising continued prudent fiscal management, the Government has ensured that the OAS/GIS programs can be financed on a sustainable basis.

    o By implementing with the provinces the 1997 CPP reforms, it has put the CPP on a secure financial footing. According to the chief actuary of the CPP in his most recent actuarial report, the 9.9-per-cent contribution rate that took effect on January 1, 2003--the final step in fully implementing the 1997 reforms--should be sufficient to sustain the plan for more than the next 50 years.

    Having secured the first two pillars of the retirement income system, the Government is now moving to strengthen the third pillar by increasing the RPP and RRSP limits. This budget increases the RRSP annual contribution limit to $18,000 by 2006 and indexes it to average wage growth in subsequent years. It makes corresponding increases to limits for both money purchase and defined benefit RPPs.



     The increases in RPP and RRSP limits will support savings and investment. Higher limits will also better meet the retirement savings needs of Canadians, including skilled workers and small business owners constrained by the current limits. They will also improve the ability of employers in Canada to attract and retain highly qualified personnel.

                              THE BUDGET PLAN 2003


TABLE 5.5
Existing and Proposed RPP/RRSP Limits


                                          2003       2004      2005         2006         2007
                                         ------     ------    ------       ------       ------
                                                               (dollars)
Money purchase RPPs: annual contribution limit

Existing                                  14,500    15,500    Indexed
PROPOSED                                  15,500    16,500     18,000      INDEXED

Defined benefit RPPs: maximum pension benefit (per year of service)

Existing                                   1,722     1,722    Indexed
PROPOSED                                   1,722     1,833      2,000      INDEXED

RRSPs: annual contribution limit

Existing                                  13,500    14,500     15,500      Indexed
PROPOSED                                  14,500    15,500     16,500       18,000      INDEXED


     Moving forward, it is important that the tax system continue to provide effective mechanisms to support saving. The Government has received numerous representations from individuals, researchers and businesses that Canada's tax system should be more conducive to saving. The Government intends to carefully review these representations and to conduct analysis in order to identify possible approaches for future improvements. In particular, the Government will examine whether tax pre-paid savings plans could be a useful and appropriate mechanism to improve the tax treatment of savings and to provide additional savings opportunities for Canadians.


PROMOTING ENTREPRENEURSHIP AND SMALL BUSINESS

Entrepreneurs and small businesses are a key source of economic growth and job creation in Canada. The tax system can support the growth of small businesses by allowing them to retain more of their earnings. It can also enhance opportunities and incentives for individual Canadians and other investors such as venture capital funds to invest in small enterprises. The Five-Year Tax Reduction Plan strengthened support for entrepreneurs and small businesses through measures such as the reduction in the inclusion rate for capital gains and the introduction of the small business capital gains rollover. This budget builds on the Five-Year Tax Reduction Plan to further support entrepreneurship and small business.



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                 INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


    EXAMPLES OF TAX MEASURES THAT SUPPORT SMALL BUSINESSES

    SMALL BUSINESS DEDUCTION: A lower tax rate of 12 per cent applies on the first $200,000 of qualifying income. With this budget, the limit for application of the lower 12 per cent rate will rise from $200,000 to $300,000 over four years.

    ROLLOVER OF INVESTMENTS IN SMALL BUSINESS: Investors may, subject to certain limits, defer the taxation of capital gains on investments in eligible small business shares if the proceeds of disposition of their shares are reinvested in other eligible small business shares. With this budget, entitlement to this deferral is expanded by eliminating the individual investor limits on the amount of the original investment and reinvestment that may be eligible for the deferral and by extending the allowable period for the reinvestment.

    CAPITAL TAX THRESHOLD: The federal capital tax does not apply to the first $10 million of capital of a corporation. With this budget, as part of the proposed elimination of the capital tax, this threshold will increase from $10 million to $50 million, effective 2004.

    RRSP LIMIT: RRSPs play a major role in assisting small business owners to meet their retirement savings needs. With this budget, the RRSP annual contribution limit will increase to $18,000 by 2006.

    $500,000 LIFETIME CAPITAL GAINS EXEMPTION ON THE SALE OF SMALL BUSINESS
    SHARES: Investors do not pay tax on their first $500,000 of capital gains on small business shares.

    DEDUCTION OF CAPITAL LOSSES ON SHARES AND DEBT OF SMALL BUSINESS CORPORATIONS AGAINST OTHER INCOME (ALLOWABLE BUSINESS INVESTMENT LOSSES):
    Taxpayers may deduct allowable business investment losses on shares or debt of small businesses from income from other sources.

    SCIENTIFIC RESEARCH AND EXPERIMENTAL DEVELOPMENT (SR&ED) TAX CREDIT: For small businesses, SR&ED tax credits are earned at a higher rate (35 per cent compared with 20per cent for other businesses) on their first $2 million in qualifying expenditures. Unused SR&ED tax credits earned on current expenditures at the 35-per-cent rate are fully refundable. Unused credits on other SR&ED expenditures qualify for a refund at a reduced rate of 40 per cent.


SMALL BUSINESS DEDUCTION

A key tax measure that supports small business corporations is a reduced 12-per-cent income tax rate on the first $200,000 of qualifying income. This lower tax rate helps small businesses to retain more of their earnings for reinvestment and expansion.

     In order to provide additional support to small business, this budget proposes that the amount of annual qualifying income eligible for the reduced 12-per-cent federal tax rate be increased from $200,000 to

                              THE BUDGET PLAN 2003


$300,000. This increase will be phased in over the next four years starting with a $25,000 increase in the limit for 2003. The limit will be further increased in $25,000 increments in each of 2004, 2005 and 2006. By 2006 all qualifying income up to $300,000 will be taxed at the 12-per-cent rate.

     This measure will provide small businesses with up to $9,000 per year in additional after-tax earnings to help them grow.


CAPITAL GAINS ROLLOVER FOR SMALL BUSINESS INVESTORS

The small business capital gains rollover, introduced in the 2000 budget, allows investors, subject to certain limits, to defer the taxation of capital gains on investments in eligible small business shares if the proceeds of disposition are reinvested in other eligible small business shares. This measure plays an important role in promoting innovation and growth by making it easier for small businesses, especially start-up companies, to access the risk capital needed to expand and grow.

     The current $2-million threshold on the original investment as well as the reinvestment that is eligible for the deferral limits the scope of the measure and its effectiveness. This budget removes both limits.

     In addition, the measure will be enhanced to allow a reinvestment to be eligible when made at any time in the year of disposition or within 120 days after the end of the year.


VENTURE CAPITAL AND QUALIFIED LIMITED PARTNERSHIPS

Canadian pension funds are a potentially significant source of venture capital--capital that is critical to the emergence and growth of small businesses, particularly in higher-risk, innovative sectors of the economy. However, an interest in a limited partnership--the preferred investment vehicle of the venture capital industry--is generally treated as foreign property under the Income Tax Act 30-per-cent limit on the foreign property holdings of deferred income plans. This can offset the attractiveness of limited partnerships for pension funds.

     Units in a qualified limited partnership (QLP) are generally not treated as foreign property. Because of this, they provide a vehicle for pension funds wishing to make venture capital investments through a partnership.

     The income tax rules set out several conditions that must be met for qualification as a QLP. As a result of consultations with the venture capital industry, Budget 2001 removed the condition that no limited partner (or group of non-arm's-length limited partners) in a QLP could hold more than

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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


30 per cent of the partnership. This removed an investment impediment for pension funds to participate in venture capital investments. Since then other technical aspects of the QLP rules have been identified as restricting the ability of a typical Canadian venture capital fund to structure itself as a QLP. This budget proposes additional technical changes to the QLP rules to respond to these concerns by removing impediments in the eligibility criteria for a QLP.


AUTOMOBILE BENEFIT AND EXPENSE PROVISIONS

Small businesses and their employees often express concerns about the cost and complexity associated with the income tax treatment of automobile benefits for employees and automobile expenses for employers.

     This budget proposes changes to improve these automobile benefit and expense provisions. It recommends the reduction of the standby charge for individuals who use employer-provided vehicles primarily for business, and the exclusion of certain pickup trucks used at remote or semi-remote work sites from the standby charge, operating expense benefit and automobile expense provisions.



STRENGTHENING THE CANADIAN TAX ADVANTAGE

A competitive tax system is necessary to attract investment to Canada. The Government's five-year $100-billion tax reduction plan established a tax advantage for investment in Canada as a fundamental component of a strategy to foster a strong and productive economy.

     The plan is lowering the general rate of corporate income tax from 28percent in 2000 to 21 per cent in 2004. With the cuts implemented to date, the average (federal and provincial) corporate tax rate in Canada is now below the average U.S. rate. Moreover, with the reduction in the capital gains inclusion rate to one-half under the tax reduction plan, the average top capital gains tax rate is now lower in Canada than the typical top tax rate in the U.S.

     This budget builds on the Canadian tax advantage for investment. It proposes the elimination of the federal capital tax over a period of five years, completely eliminating the tax for medium-sized corporations as early as 2004. It proposes to extend to the resource sector, over a period of five years, the reduction in the corporate income tax rate from 28 to 21 percent, while improving the tax structure. It extends the temporary mineral exploration tax credit for investment in flow-through shares. It also enhances the Film or Video Production Services Tax Credit.

                              THE BUDGET PLAN 2003

     Going forward, the Government will review other aspects of the tax structure in order to improve the efficiency of the tax system and to strengthen the Canadian tax advantage. In this regard, it will continue to assess, in particular, the appropriateness of capital cost allowance rates that, as a general principle, should reflect the useful life of assets and thus provide adequate recognition of capital costs.


FEDERAL CAPITAL TAX

Both the federal and provincial governments in Canada levy taxes on the capital of corporations. Unlike income taxes, which are paid when a corporation has taxable income, capital taxes must be paid regardless of whether a corporation is profitable. In this manner, capital taxes add directly to the cost of doing business.

     Capital taxes influence the decisions of both foreign and domestic investors to invest in Canada. Capital used outside of Canada is not subject to federal and provincial capital taxes. Because capital taxes are not profit-sensitive, they increase risk for investors. Because they also have to be paid in the early years of an investment before a project generates profits, they add to up-front financing costs. In short, by reducing the rates of return on investment, capital taxes are a significant impediment to investment and therefore to the creation of jobs in Canada.

     The federal government levies two taxes on the capital of corporations: the federal capital tax, and the special capital tax on large financial institutions. The federal capital tax is levied on all corporations with more than $10 million of capital used in Canada; it is reduced by the income surtax paid by the corporation. The special capital tax on large financial institutions is levied on banks, trust companies and life insurance companies.

     This budget proposes to eliminate the federal capital tax, as follows:

     - First, the capital threshold at which the tax applies will be raised, from $10 million to $50 million effective 2004. As of 2004 medium-sized businesses under the $50-million threshold will no longer have to pay the tax.
     - Second, the rate of the tax will be reduced in stages over a period of five years so that by 2008, the tax will be completely eliminated.

     No changes are proposed to the special capital tax on large financial institutions. This tax ensures that all large financial institutions pay a minimum amount of tax to the federal government each year.

               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


     The elimination of the capital tax over five years will be fully legislated in order to provide businesses and investors with the certainty needed to factor the tax reduction into their business decisions. In this manner, the phase-out of the tax will begin immediately to stimulate investment in new plants, new technology and the renewal of Canada's capital stock, thus making a significant contribution to a productive, sustainable and growing economy.

     The elimination of the federal capital tax will strengthen the Canadian tax advantage. When the federal capital tax is eliminated in 2008, the average federal/provincial corporate tax rate in Canada will be 6.6 percentage points lower than in the U.S. This comparison is unaffected by the recent tax changes proposed by the U.S. administration.


    CORPORATE TAX RATES IN CANADA AND THE U.S.

[CHART SHOWING CORPORATE TAX RATES IN CANADA AND THE U.S.]


Note: Rates are based on changes announced to February 2003. Rates are average federal plus provincial/state corporate tax rates and include the income tax rate equivalent of capital taxes.

                              THE BUDGET PLAN 2003

IMPROVING THE INCOME TAXATION OF THE RESOURCE SECTOR

The reduction in the general corporate income tax rate from 28 to 21 per cent that was legislated in the Five-Year Tax Reduction Plan applied to the most highly taxed sectors, including services. The reduction did not apply to manufacturing and processing income, which was already taxed at the 21-per-centrate, or to resource income as the resource sector benefits from a number of sector-specific tax measures.

     In the October 2000 Economic Statement and Budget Update, the Government indicated its interest in consulting on options to extend the lower corporate income tax rate of 21per cent to resource income, while at the same time improving the tax structure. The Department of Finance consulted a large cross-section of the industry.

     On this basis, the Government proposes to improve the taxation of resource income by phasing in, over a period of five years:

o a reduction of the federal statutory corporate income tax rate on income from resource activities from 28 to 21 per cent;

o a deduction for actual provincial and other Crown royalties and mining taxes paid and the elimination of the existing 25-per-cent resource allowance; and

o a new tax credit for qualifying mineral exploration expenditures.

Transitional arrangements will be proposed, in particular relating to the Alberta Royalty Tax Credit.

     The proposed changes to the tax structure for the resource sector will improve the international competitiveness of the Canadian resource sector, in particular relative to the United States. By establishing a common statutory rate of corporate income tax for all sectors and by treating costs more consistently, both across resource projects and between the resource sector and other sectors of the economy, the changes will promote the efficient development of Canada's resource base. The proposed framework will be simpler, streamlining tax compliance and administration and sending clearer signals to investors. Overall, the proposed changes will support productivity, economic growth, and jobs for Canadians.

     The Department will review these changes to the tax structure for the resource sector with industry, provinces and interested parties prior to the finalization and tabling of the implementing legislation. A technical paper to be released by the Department of Finance shortly following the budget will set out the proposed changes in greater detail.

               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


     This budget also extends the existing temporary mineral exploration tax credit provided to individuals who purchase eligible flow-through shares until December 31, 2004, and provides an additional year, to the end of 2005, for issuing corporations to make expenditures related to these flow-through share arrangements.


FILM OR VIDEO PRODUCTION SERVICES TAX CREDIT

The Film or Video Production Services Tax Credit (FVPSTC) was introduced in1997 following consultations with all sectors of the film industry to encourage the production in Canada of foreign films and videos. The FVPSTC is a refundable tax credit of 11 per cent of the cost of Canadian labour engaged in foreign films and videos produced in Canada. The FVPSTC, together with tax measures introduced by some provinces, has supported the development of Canadian talent and infrastructure that have made Canada a world-class location for film and video productions. Following extensive discussions with the industry, this budget proposes to build on this support by increasing the rate of the FVPSTC from 11 to 16 percent.

     Canadian film or video productions benefit from a refundable investment tax credit of 25 per cent of labour costs under the Canadian Film or Video Production Tax Credit (CFVPTC). In keeping with the plans announced in Budget 2000, the Government has been consulting with the Canadian film industry to develop criteria for a streamlined mechanism for delivering the CFVPTC. These consultations will continue with a view to ensuring that the structure and operation of the CFVPTC are appropriate to achieve intended support for Canadian film and video productions.

                              THE BUDGET PLAN 2003



TABLE 5.6
Improving the Tax System


                                                             2002-       2003-       2004-
                                                             2003        2004        2005
                                                            ------      ------      ------
                                                                 (millions of dollars)
ENCOURAGING SAVINGS BY CANADIANS
    Increase RPP/RRSP limits                                   25         105          165

PROMOTING ENTERPRENEURSHIP AND SMALL BUSINESS
    Small business deduction increase to $300,000                          60          110
    Capital gains rollover for small business investors                    10           10
    Venture capital and qualified limited partnerships
    Automobile benefit and expense provisions                              20           20

STRENGTHENING THE CANADIAN TAX ADVANTAGE
    Federal capital tax                                                    60          395
    Improving the income taxation of
    the resource sector                                        10          55          100
    Extension of mineral exploration tax credit                                         25
    Film or Video Production Services Tax Credit                           25           25
                                                               --         ---          ---
Total                                                          35         335          850
                                                               ==         ===          ===

ADVANCING SUSTAINABLE DEVELOPMENT

By encouraging responsible management of the environment and natural resources, Budget 2003 supports sustainable economic growth. It builds on the Government's step-by-step approach to addressing climate change by investing in new measures that will be implemented in collaboration with other partners. It takes important steps to improve the quality of Canada's air and water; makes targeted investments to deal with contaminated sites on federal land, toxic substances management and species at risk; and supports action to meet Canada's commitments made at the World Summit on Sustainable Development. This budget also greatly increases Canada's wilderness and natural areas through the creation of new parks and marine conservation areas.

     Overall, Budget 2003 invests $3 billion in support of climate change and the environment. This is on top of $2.3 billion the Government has invested in these areas since 1997.

               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


CLIMATE CHANGE

Taking action to reduce greenhouse gas emissions will help to address climate change globally while bringing a number of benefits to Canadians where they live and work--benefits such as cleaner air, better health and more liveable cities.

     Following consultations with provinces, territories, municipal governments, industries, non-governmental organizations and Canadians, the federal government released the Climate Change Plan for Canada, which outlines key areas of action to address climate change. This plan will continue to evolve based on discussions with all partners and will be implemented in a fiscally prudent, step-by-step manner.

     Since 1997 the Government has announced almost $1.7 billion in climate change investments. Building on these measures, this budget provides additional funding of $2 billion over five years to support climate science, environmental technology and cost-effective climate change measures and partnerships in areas such as renewable energy, energy efficiency, sustainable transportation and new alternative fuels.

                              THE BUDGET PLAN 2003



    RECENT FEDERAL INITIATIVES IN SUPPORT OF CLIMATE CHANGE

    Since 1997 the Government has announced $1.7 billion in spending for measures to address climate change. These measures include:

    o An initial $100 million for Sustainable Development Technology Canada to stimulate the development and demonstration of promising new environmental technologies.

    o A $60-million contribution to the Canadian Foundation for Climate and Atmospheric Sciences to support academic research on climate change and air quality.

    o $300 million to the Climate Change Action Fund and $120 million for energy efficiency and renewable energy programs to lay the foundation for future greenhouse gas emission reductions, by encouraging technology innovation, energy efficiency and renewable energy projects.

    o $500 million for the Government of Canada Action Plan 2000 on Climate Change, which includes a range of measures to reduce greenhouse gas emissions in most sectors of the economy such as transportation, oil and gas, electricity, agriculture, forestry and buildings.

    o A contribution of $250 million to the Federation of Canadian Municipalities to administer the Green Municipal Enabling Fund and Green Municipal Investment Fund to support feasibility projects and investments in communities--both urban and rural--that actively contribute to a healthier environment.

    o A Wind Power Production Incentive, worth $260 million, to encourage renewable energy production in Canada.

    o The provision of $100 million for the Canada Climate Change Development Fund to promote activities to address the causes and effects of climate change in developing countries through technology transfer and capacity building.

    o A $15-million investment in the World Bank's Prototype Carbon Fund, which contributes to new approaches to address climate change through the participation in project-based greenhouse gas emission reductions in both developing countries and economies in transition.

    Other federal initiatives already in place include special tax provisions for renewable energy projects and the federal government's green power procurement commitment, which currently provides a premium payment for renewable energy purchased to meet federal government requirements.


     These measures will help Canada seize the economic opportunities offered by our environmental challenges and support a more productive and innovative Canadian economy. New funding for strategic and municipal infrastructure will also support the Government's objective to reduce greenhouse gas emissions in Canada (initiatives providing $3 billion in new federal funding for infrastructure are detailed in Chapter 4).

               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY


SUSTAINABLE DEVELOPMENT TECHNOLOGY CANADA

Environmental technologies are essential ingredients in a sustainable and productive economy. Canadian environmental technologies offer the potential to reduce greenhouse gases and other harmful air emissions while generating significant economic benefits.

     Sustainable Development Technology Canada received an initial endowment of $100 million in 2001 and has been effective in generating partnerships, through alliances and consortia, to develop and demonstrate technologies with the potential to reduce emissions. This budget strengthens the Government's support for the development and demonstration of technology related to climate change and clean air by investing an additional $250 million in 2003-04 in the Foundation.


CANADIAN FOUNDATION FOR CLIMATE AND ATMOSPHERIC SCIENCES

Improving further our understanding of climate systems and the occurrence of extreme weather is an important foundation for developing an appropriate response to environmental challenges such as climate change.

     The Canadian Foundation for Climate and Atmospheric Sciences received an initial endowment of $60 million in 2001 to further enhance Canada's research expertise in the area of climate sciences. Given the Foundation's success in building partnerships among researchers and universities, this budget provides an additional $50 million in 2003-04 to increase climate and atmospheric research activities, including research related to northern Canada.


OTHER CLIMATE CHANGE MEASURES

To support the implementation of the Climate Change Plan for Canada, Budget 2003 will allocate $1.7 billion over five years to support innovation and cost-effective measures leading to greenhouse gas emission reductions in Canada. Actions to promote energy efficiency, renewable energy, sustainable transportation and new alternative fuels, in such areas as building retrofits, wind power, fuel cells and ethanol, will be considered. At least $200 million of the $1.7 billion set aside for other measures will be dedicated to further investments in longer-term climate change technologies. The funding allocation will also be used, in part, to build partnerships to achieve cost-effective greenhouse gas emission reductions through project-based collaboration and cost-sharing with provinces and other partners. To the extent possible, measures should incorporate funding from other partners

                              THE BUDGET PLAN 2003


and bring additional environmental benefits. Further, all measures will need to demonstrate the extent to which they each contribute to Canada's emission reduction objectives.

     To meet Canada's emission reduction objectives in the most cost-effective manner, the Government will draw on external expert advice regarding climate change initiatives. The Government will continuously monitor and measure the effectiveness of all actions against its objectives.

     To reflect the increased strategic importance of climate change to the country, government programs, particularly those in the Industry Portfolio, such as Technology Partnerships Canada, the granting councils and the regional development agencies, will be asked to report on how their contribution to Canada's climate change objectives can be improved within existing resource levels.


EXCISE TAX EXEMPTION FOR BIO-DIESEL FUEL

Currently the federal excise tax is not applied to the ethanol or methanol component of blended gasoline when it has been produced from biomass or renewable feedstocks. This budget proposes that the ethanol or methanol portion of blended diesel fuel also be exempted from the federal excise tax on diesel fuel.

     In addition, it proposes that bio-diesel, which is produced from biomass or renewable feedstocks, be exempted from the federal excise tax on diesel fuel when used as a motive fuel or blended with regular diesel fuel.


EXTENDING TAX INCENTIVES FOR RENEWABLE AND ALTERNATIVE ENERGY

In 2001 the Government announced consultations with industry to identify additional improvements to capital cost allowance Class 43.1, which provides accelerated tax depreciation for certain renewable and alternative energy investments. Based on these consultations, this budget broadens eligibility for Class 43.1 to include certain stationary fuel cell systems, equipment acquired for electricity generation using bio-oil (created from biomass found in forestry and plant residues), and certain types of equipment used in greenhouse operations, such as ground source heat pumps.

     The Government will continue to review the list of eligible investments under Class 43.1 to ensure appropriate tax treatment for renewable energy and energy conservation investments.

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               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

THE ENVIRONMENT

To further improve our stewardship of the environment and contribute to the sustainable development of our economy, this budget will invest an additional $1 billion to address federal contaminated sites, improve air and water quality, support the assessment and management of toxic substances, further protect Canada's species at risk and their critical habitat, support the World Summit on Sustainable Development Plan of Implementation, and establish and maintain parks and conservation areas.


CONTAMINATED SITES

Federal contaminated sites are an unfortunate legacy of past practices, with unanticipated environmental consequences and contamination inherited from others, such as abandoned mines in northern Canada. Current legislation and policies strive to prevent the creation of new contamination from federal sources and obtain financial security for mining projects to cover the costs of any eventual clean-up.

     In order to address existing contamination, the Government will commit funding of $175 million over two years. This will establish a centrally managed fund making ongoing resources available to address the highest-risk federal sites.

     The Government is committed to further supporting the clean-up of the Sydney tar ponds. The Joint Action Group, created by the federal, provincial and municipal governments to make recommendations following public consultation on Sydney tar ponds remediation options, is expected to complete its final report this spring. The Government will then work with provincial and municipal partners on ways to provide support for remediation activities that are consistent with federal responsibilities and policies on shared-liability contaminated sites.


AIR QUALITY

As part of the Government's commitment to improving air quality in Canada, the budget provides $40 million over two years to promote best practices and develop regulations to address air pollution in a number of sectors across Canada, and to work with the United States to further improve transborder air quality. This will include pilot projects in key affected areas, such as the British Columbia Georgia Basin/Washington Puget Sound Basin and Canada/United States Great Lakes Basin airsheds.

                              THE BUDGET PLAN 2003


SAFE WATER SYSTEMS

In the Speech from the Throne the Government committed to ensuring the implementation of water quality guidelines in areas of federal jurisdiction. A comprehensive review of water and wastewater systems on First Nations reserves has identified the areas most in need of action to protect the health of these communities. This budget provides $600 million over the next five years, including an initial investment of $200 million in the next two years, to upgrade, maintain and monitor water and wastewater systems on reserves, and the Government will make ongoing efforts to ensure that all reserve communities have dependable water systems.


CANADIAN ENVIRONMENTAL PROTECTION ACT

An appropriate regime for pollution prevention and addressing the legacy of unassessed chemicals in the Canadian marketplace is necessary to ensure the health of Canada's environment and its citizens. The Government will continue its support of programs under the Canadian Environmental Protection Act intended to deal with toxic substances. This budget will allocate $75 million over the next two years to address the legacy of these substances.


SPECIES AT RISK

The Species at Risk Act fulfills a government commitment to protect Canada's species at risk and their critical habitat. The budget provides $33 million over two years for the implementation of the Act. This is in addition to the $45 million allocated annually in 2000 for a national strategy on species at risk.


WORLD SUMMIT ON SUSTAINABLE DEVELOPMENT

Following Canada's participation at the World Summit on Sustainable Development
(WSSD), which was held in Johannesburg, South Africa, in September 2002, the Government will provide $4 million in funding this year and $13 million over the next two years for the WSSD Plan of Implementation, for activities in areas such as international health and environmental initiatives, and international partnerships addressing forestry and sustainable cities.

               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

INVESTING IN NATIONAL PARKS

Canada owes it to Canadians and to the world to be a wise steward of its natural beauty. Canada's system of national park and national marine conservation areas protects these valuable natural assets for the enjoyment of current and future generations. But this system is incomplete. As announced in the Speech from the Throne, the Government will establish 10 new parks and 5 new marine conservation areas, and implement a plan to restore the ecological health of existing parks. In the first two years this will require an investment of $74 million.


TABLE 5.7
Advancing Sustainable Development


                                                            2002-      2003-       2004-
                                                            2003       2004        2005
                                                           ------     ------      ------
                                                                (millions of dollars)
CLIMATE CHANGE
     Sustainable Development Technology Canada                          250
     Canadian Foundation for Climate                                     50
       and Atmospheric Sciences
     Other climate change measures                                      200          200
     Excise tax exemption for bio-diesel fuels
     Extending tax incentives for renewable
       and alternative energy                                             5            5

THE ENVIRONMENT
     Federal contaminated sites                                          75          100
     Air quality                                                         15           25
     Safe water systems                                                 100          100
     Canadian Environmental Protection Act                               32           43
     Species at risk                                                     13           20
     World Summit on Sustainable Development                4.2         6.8          6.3
     National parks                                                    32.2         42.2
                                                            ---         ---        -----
Total                                                       4.2         779        541.5
                                                            ===         ===        =====



RENEWING CANADIAN AGRICULTURE

A NEW DIRECTION

The challenges faced by Canadian farmers have become greater and more varied in recent years. In addition to difficult growing conditions, Canadian farmers must now deal with increased international competition, rising demands for food safety and quality, and lower prices in part due to international subsidies.

                              THE BUDGET PLAN 2003

     To address these challenges, Canada's agriculture ministers launched a joint federal/provincial/territorial initiative on reforming agricultural policy. In June 2002 the federal government announced a $5.2-billion, six-year commitment to a new Agricultural Policy Framework (APF) and a bridge funding arrangement.

     The APF sets a new direction for federal agricultural policy, with the objective of increasing the long-term profitability of farming and giving farmers the skills and tools they need to face future challenges. It is a comprehensive strategy aimed at branding Canadian food products, improving food safety, promoting environmentally safe farming practices and fostering scientific innovation in the sector. In addition, it renews and improves stabilization programming and provides, for the first time, ongoing support for disaster mitigation.

     Beyond the funds committed to the APF, Budget 2003 provides additional funding for crop insurance, food safety and innovation.


DEALING WITH HARSH GROWING CONDITIONS

On the Prairies in particular, last year's growing season was one of the harshest in memory. Farmers suffered through drought; at harvest they had to contend with rain and untimely snow. As a result, the Crop Reinsurance Fund, funded by the federal government, as well as governments and farmers in participating provinces, faced significant shortfalls. To ensure that farmers can rely on future payments, this budget will advance the $220 million necessary this fiscal year to cover a deficit in the Fund.


ENHANCING FOOD SAFETY AND QUALITY

In the past few years there has been increasing public concern over the issue of food safety. Canadians want to be sure that the food they eat is safe. Consumers of food imported from Canada want the same assurances. Recognizing this, the Speech from the Throne committed the Government to further improve the safety of Canada's food supply. Budget 2003 acts on this commitment by allocating $100 million to the Canadian Food Inspection Agency over the next two years to help the agency perform its central role in ensuring food safety.

     The Canadian Grain Commission (CGC) plays a key role in establishing grain standards and ensuring Canadian grain quality and safety. To allow the CGC to maintain its level of service to farmers, the federal government will extend additional funding of $15 million per year over the next two years.

               INVESTING IN A MORE PRODUCTIVE, SUSTAINABLE ECONOMY

     Understanding the important role that veterinarians play in ensuring a safe food supply, the Government will also make a one-time investment of $113 million for infrastructure improvements at Canada's four veterinary colleges, representing 60 per cent of the total cost of these improvements.


INVESTING IN INNOVATION

As the sector becomes more diversified, farmers and businesses will require new ways of raising funds to bring new products, processes and services to market. To support the industry's growth and diversification, as outlined in its corporate plan, Farm Credit Canada (FCC) will launch new venture capital initiatives in March 2003 to promote agriculture and agri-food innovation. With its national mandate, the FCC is well positioned to respond to changing investment demands across Canada. The federal government will provide funding of $20 million over the next two years to supplement the FCC's planned agriculture and agri-food venture capital investments.


TABLE 5.8
Renewing Canadian Agriculture


                                                   2002-       2003-       2004-
                                                   2003        2004        2005
                                                  ------      ------      ------
                                                        (millions of dollars)

   Crop Reinsurance Fund                            220
   Enhancing food safety                                         50          50
   Farm Credit Canada (non-budgetary)                            10          10
   Canadian Grain Commission                                     15          15
   Veterinary colleges                              113
                                                    ---          --          --
   Total                                            333          75          75
                                                    ===          ==          ==



TABLE 5.9
Summary

                                                     2002-       2003-        2004-
                                                     2003        2004         2005
                                                   --------    --------     --------
                                                           (millions of dollars)

Strengthening research and innovation                   677       558.2        470.2
Supporting skills and learning                           12       170.6          102
Improving the tax system                                 35         335          850
Advancing sustainable development                       4.2         779        541.5
Renewing Canadian agriculture                           333          75           75
                                                    -------     -------      -------
Grand total                                         1,061.2     1,917.8      2,038.7
                                                    =======     =======      =======

6

CANADA IN THE WORLD

                              THE BUDGET PLAN 2003

    HIGHLIGHTS


    STRENGTHENING CANADA'S MILITARY

o This budget makes a significant, long-term investment in Canada's Defence capabilities, including:

     - an immediate allocation of $270 million this fiscal year for Operation Apollo in Afghanistan and to address urgent capital and other requirements; and

     - an ongoing increase of $800 million per year of new funding beginning in 2003-04.

o It also sets aside a $125-million reserve for contingencies in 2002-03 and $200 million for 2003-04.

    ENSURING SECURITY AT HOME

o Budget 2003 builds on the large investment by the Government in 2001 to respond to Canada's changed domestic security Needs. New measures include:

     - a reduction in the level of the Air Travellers Security Charge for travel within Canada from $12 to $7 for one-way travel and from $24 to $14 for round-trip travel;

     - an additional $50 million next fiscal year and $25 million in 2004-05 for the Security Contingency Reserve to help the Government to respond to unforeseen future security needs, including border security; and

     - to ensure the Canadian Coast Guard can provide necessary safety services, $94.6 million over the next two years for major repairs to its fleet for shore-based infrastructure and capital replacement purchases.

                              CANADA IN THE WORLD



     ENHANCING CANADA-U.S. TRADE

o Recognizing that cross-border trade is critical to Canada's economy, Budget 2003:

     - supports the implementation of the Canada-U.S. 30-point Smart Border Action Plan to enhance the security of the border and facilitate the legitimate flow of people and goods; and

     - commits $11 million over the next two years to bolster Canada's representation and trade promotion activities in the U.S.


     INCREASING CANADA'S INTERNATIONAL ASSISTANCE

o Budget 2003 confirms Canada's commitment to meeting its International obligations:

     - the budget increases Canada's International Assistance Envelope by 8 per cent annually through 2004-05 toward the objective of doubling the assistance budget by 2010. This translates into an increase of $1.4 billion this fiscal year and the next two fiscal years; and

     - effective January 1, 2003, Canada is providing duty-free and quota-free access to all imports from 48 of the world's least developed countries, with the exception of certain agricultural products.

                              THE BUDGET PLAN 2003


INTRODUCTION

Canada has a long history of successfully embracing global markets, and Canadians recognize that international stability, security and prosperity are key to their well-being.

     Developments over the last 18 months have reminded Canadians that security and prosperity cannot be taken for granted. The global environment requires a military that is funded and equipped to help shoulder its international responsibilities, as our efforts in the war against terrorism, and particularly in Afghanistan, have demonstrated. This budget provides further support to Canada's military this year and beyond.

     New security concerns have demanded action to keep our borders secure, while facilitating the legitimate flow of goods, services and people. In the aftermath of September 11, 2001, the Government introduced a $7.7-billion package of measures to ensure the security of Canadians--the largest in Canadian history. Much has been achieved since then. The Government has moved ahead with important new initiatives in the areas of air, marine and border security and is committed to do more.

     The Government has partnered with Canadian businesses to help them make the most of the opportunities available in Canada's major foreign markets and enter and thrive in new ones. As the pace of global competition quickens, it becomes ever more important that the Government continue to advance the interests of Canadians in active, innovative and responsive ways. This budget boosts Canada's presence in its most important foreign market, the United States.

     The unrest in many parts of the world and the poverty that afflicts so many in the developing world offend Canadians' values and threaten Canada's security and economic prosperity. That is why, from its peacekeeping activities to land mine treaties to the G8 Africa Action Plan, to its leadership on debt relief and providing free access to the Canadian market for virtually all goods from the least developed countries, Canada has a rich history of effective, compassionate responses to international challenges. Such actions to combat global instability and poverty are the responsible actions of a country dedicated to helping build strong societies beyond its own borders.

                               CANADA IN THE WORLD

STRENGTHENING CANADA'S MILITARY

SUSTAINING CANADA'S MILITARY

Last fall National Defence completed a Defence Update, whose objective was to identify what was needed to sustain Canada's military in the coming years, and how best to achieve it. In the process, National Defence identified several areas to realize savings through reallocation and other efficiency measures. The Defence Update also indicated that Canada's military required an increase in its base funding to ensure sustainability.

     Budget 2003 provides the military with an additional $170 million this fiscal year for urgent capital requirements, the maintenance of existing capital equipment, spare parts, the purchase of new capital and other expenses.

     Budget 2003 also provides $800 million per year of new funding beginning in 2003-04. Taken together with the more than $200 million per year in internal savings that National Defence will identify through reallocation and other efficiency measures, these funding increases should address the sustainability gap identified in the Defence Update.

     In addition to the funding increases outlined above, National Defence is one of the few departments that receives an automatic annual adjustment in its base funding level of 1.5 per cent. This increase will amount to a further $150 million a year over the next two fiscal years.


MEETING CANADA'S INTERNATIONAL SECURITY RESPONSIBILITIES

Canada has an honourable tradition of working with the international community and its allies abroad to keep the peace and respond to threats to global security. In 2001 the Government provided $210 million to support the Canadian Forces in the coalition against terrorism during Operation Apollo. In early 2002 the operation in Afghanistan expanded from a naval and air mission to include ground troops, and the Government provided a further $85 million.

     This budget provides an additional $100 million in 2002-03 to cover the remaining costs of Canada's contribution in Afghanistan to date. Altogether, this $395 million in funding covers the incremental costs thus far of Canada's participation in the war on terrorism.

                              THE BUDGET PLAN 2003

     On February 12, 2003, the Minister of National Defence indicated to Parliament that Canada was willing to once again send troops to Afghanistan, this time as part of the United Nations mandated mission to maintain peace and security in that country. Given this commitment, and the current climate of increasing global uncertainty, this budget establishes a$125-million reserve for contingencies in 2002-03 and $200 million in 2003-04.

Defence and International Security Funding
--------------------------------------------------------------------------------

                                           2002-        2003-         2004-
                                           2003         2004          2005
                                          ------       ------        ------
                                                 (millions of dollars)

New Defence funding                         270           800          800
Contingency                                 125           200
                                            ---         -----          ---
Total                                       395         1,000          800
                                            ===         =====          ===

ENSURING SECURITY AT HOME

STRENGTHENING DOMESTIC SECURITY CAPABILITY

In the aftermath of September 11, 2001, the Government took action to protect Canadians by strengthening Canada's domestic security capabilities and contributing to the international coalition against terrorism. It provided substantial ongoing funding for these measures, enabling Canada's military and associated agencies to respond more effectively to the ongoing challenges of military interoperability, intelligence and the protection of Canadian citizens and the country's infrastructure.

SECURING CANADA'S BORDERS

In 2001 the Government provided $7.7 billion over five years to enhance the personal and economic security of Canadians. Of this amount, $4.3 billion was targeted for increased intelligence and policing, better screening of entrants to Canada, enhanced emergency preparedness and support for the military; $2.2 billion was targeted for greater air security; and $1.2 billion was allocated for initiatives aimed at strengthening border security, facilitating the flow of goods and people and improving border infrastructure. Among other things, this funding has enabled the Government to:

o introduce the permanent resident card system and increase capacity for front-end security screening of refugee claimants;

o operate Integrated National Security Enforcement Teams to gather information to prevent, detect and prosecute criminal offences against national security;

                              CANADA IN THE WORLD


o expand the Canada-U.S. NEXUS system for pre-approved, low-risk travellers at major land border crossings;

o acquire additional x-ray machines, x-ray vans and ion scanners at Canada's airports and seaports and container examination equipment for high-risk marine containers; and

o implement the Advanced Passenger Information System at Canadian airports to collect advance passenger information.


SECURITY CONTINGENCY RESERVE

In 2001 the Government also set aside a Security Contingency Reserve of $345 million over five years to allow the Government to respond to future security needs that could not be anticipated at the time of the budget. This allowed the Government subsequently to provide funding for the procurement of smallpox vaccine and related medical supplies, address gaps in Canada's marine security in light of the events of September 11, and administer visa requirements.

    Budget 2003 provides an additional $50 million for 2003-04 and $25 million for 2004-05 to the Security Contingency Reserve to help the Government to respond to unforeseen future security needs. The Government of Canada will continue to work closely with the U.S. to enhance border security in the interests of protecting Canadians and maintaining and strengthening key economic links.

AIR SECURITY

Recognizing the security needs of air travellers in Canada after the events of September 11, 2001, the Government provided $2.2 billion through 2006-07 to make the air transportation system even safer and more secure in accordance with rigorous new Transport Canada national standards. As part of the new approach to air travel security, the Canadian Air Transport Security Authority (CATSA) was created to consolidate the delivery of a number of key aviation security services under a single federal authority at 89 airports across Canada.

     In April 2002 CATSA assumed responsibility for the delivery of certain aviation security services, including pre-boarding screening of passengers and baggage; the acquisition, deployment and operation of explosives detection systems; financial support for enhanced policing at Canadian airports; and working with the Royal Canadian Mounted Police to provide on-board

                              THE BUDGET PLAN 2003

officers for domestic and international flights. In November 2002 the Government announced new aviation security enhancements. CATSA was given responsibility for the implementation of an enhanced restricted area pass system for Canadian airports and for the screening of non-passengers entering restricted areas at airports.

AIR TRAVELLERS SECURITY CHARGE

To fund these initiatives, the Air Travellers Security Charge was introduced, to be paid by air travellers effective April 1, 2002. The charge was established at a level sufficient to fund the expected $2.2 billion of expenditures for the enhanced air travel security system through 2006-07. The Government also committed to review the charge this year and, over time, to ensure revenue remains in line with planned expenditures.

     On the basis of this year's review, in particular taking into account an updated forecast for air passenger traffic and the Government's change to full accrual accounting, the level of the charge for air travel in Canada will be reduced from $12 to $7 for one-way travel and from $24 to $14 for round-trip travel, effective March 1, 2003. This reduction is consistent with the objective of funding the enhanced air travel security system on a sustainable basis. Annex 3 provides further details about the review and how the new rate was determined.


MARINE SECURITY

The Government has implemented a number of new initiatives to enhance Canada's marine security. It has increased the requirement for advance notice by vessels entering Canadian waters; developed new procedures for boarding ships that present a threat before they arrive at Canadian ports; and, in cooperation with the United States, enhanced security-screening procedures for ships entering the Great Lakes/St. Lawrence Seaway System.

     In January 2003 the Government of Canada announced funding of up to $172.5 million for projects that will further increase Canada's marine security. These projects, funded from the Security Contingency Reserve, include measures to protect our marine infrastructure, increase the surveillance of maritime traffic in Canadian waters, and improve our capability to respond to emergency situations.

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




                               CANADA IN THE WORLD

CANADIAN COAST GUARD

Canada has the longest coastline in the world and the Canadian Coast Guard has a vital role in ensuring marine safety. For more than 500 years the oceans have made an important contribution to Canada's economy. Even today a significant percentage of Canada's international trade is carried by ship. The country's rivers, lakes and coastlines further benefit the nation's economy by offering recreational opportunities for millions of Canadians.

     To ensure the ability of the Canadian Coast Guard to provide necessary marine safety services, Budget 2003 allocates $94.6 million over the next two years for major repairs for its fleet and shore-based infrastructure and for capital replacement purchases for that infrastructure.


ENHANCING CANADA-U.S. TRADE

International trade is critical to Canada's economic performance and standard of living. A key element in achieving success in global markets lies in an innovative, responsive and productive domestic economy, capable of exporting products second to none in the world. Just as important is a strategy of energetically engaging in key export markets to promote international recognition of Canadian products and to foster wider understanding of Canada's global advantage.


SMART BORDER ACTION PLAN

In December 2001 Canada and the U.S. began implementing a 30-point plan, known as the Smart Border Action Plan, to enhance the security of the shared border while facilitating the legitimate flow of people and goods. Among the more important measures that Canada has adopted in the context of the Plan are pre-approved programs for low-risk commercial traffic and travellers, commitments to streamline driver participation in smart card programs, the creation of joint-targeting teams at five marine ports to examine in-transit containers, the deployment of border enforcement teams, and commitments to manage the flow of refugee claimants. While more work remains, substantial progress has been made in a number of areas, and border agencies from both countries are continuing to work toward full implementation and expansion of the Plan.

                              THE BUDGET PLAN 2003


BORDER INFRASTRUCTURE

To ensure the smooth flow of goods and people between Canada and the U.S., a number of important steps were taken last year to implement the $600-million Border Infrastructure Fund. In August the Government outlined the main features of the Fund. In September $150 million from the Fund was committed to address immediate border infrastructure needs in Windsor, the single most important trade crossing between Canada and the United States. In partnership with the Province of Ontario, this investment will result in $300 million towards improved border infrastructure at Windsor. Efforts to carry through on the Government's border infrastructure commitment will continue in future years.


ENHANCING OUR PRESENCE IN THE UNITED STATES

With the U.S. accounting for 87 per cent of Canada's total exports of goods, and nearly $2 billion in trade crossing the Canada-U.S. border daily, further ongoing efforts are required to promote and advance Canada's trade and economic interests in the U.S., especially in new areas of opportunity.

     Budget 2003 commits $11 million in new funding over the next two years to bolster Canada's ability to actively engage at local and regional levels across the U.S. through the establishment of additional regional offices and an increased consular presence in strategic locations such as the U.S. southwest. This includes the creation of new satellite offices that will focus on specific sectors or issues, and stronger, targeted trade and economic advocacy initiatives. The Department of Foreign Affairs and International Trade, Agriculture and Agri-Food Canada and Industry Canada are working in partnership on this initiative and providing additional resources.


INCREASING CANADA'S INTERNATIONAL ASSISTANCE

Canada's responsibility to help the world's poor is deeply rooted in Canadian values. At the International Conference on Financing for Development, held in Monterrey, Mexico, in March 2002, the Prime Minister pledged to increase international assistance by 8 per cent a year. The Speech from the Throne committed to double assistance by 2010. At least half of that increase will be earmarked for Africa as part of Canada's support for the New Partnership for Africa's Development and the G8 Africa Action Plan adopted at the June 2002 Kananaskis G8 Summit.



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                               CANADA IN THE WORLD

     The Government will implement these commitments immediately. The International Assistance Envelope will be increased by 8 per cent, or $353 million, in the current fiscal year, and by 8 per cent annually in each of the next two fiscal years consistent with the Government's commitment to double the assistance budget by 2010. These Canadian international assistance initiatives build upon substantial increases announced in recent years. This budget will provide an additional $1.4 billion for the International Assistance Envelope this year and the next two fiscal years.

     These additional resources will complete the financing of the $500-million Canada Fund for Africa, which the Government announced in 2001, and will substantially increase funds to support Canada's long-term commitment to promote sustainable development in Africa and around the world. The increases to international assistance will also allow Canada to:

o continue its leadership in the international effort to reduce the debt burdens of the world's poorest countries through a further $75 million in support of the Heavily Indebted Poor Countries Initiative;

o participate in the G8 Global Partnership Against the Spread of Weapons and Materials of Mass Destruction, launched at the Kananaskis Summit. At Kananaskis Canada pledged to provide up to $100 million per year over the next 10 years to support this cooperative G8 initiative;

o contribute $72 million over the next five years to international efforts to halt the terrible scourge of land mines; and

o increase funding for the International Development Research Centre by 8 per cent annually over the next two fiscal years in recognition of its world-class reputation for supporting research aimed at finding innovative solutions to challenges facing developing countries.

IMPROVING MARKET ACCESS FOR LEAST DEVELOPED COUNTRIES

At last year's G8 Summit the Prime Minister announced that Canada would take an important step to reduce poverty in the world's poorest countries by eliminating tariffs and quotas on most of their exports to Canada, with the exception of certain agricultural products. This initiative came into effect on January 1, 2003.



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                              THE BUDGET PLAN 2003


RECENT INITIATIVES TO ENHANCE INTERNATIONAL COOPERATION

Canadians understand that doing their share to foster a secure, prosperous and more equitable global society is both morally responsible and central to Canada's interests. This commitment has led the Government to increase the International Assistance Envelope by nearly 24 per cent since 1998.

These increases in international assistance recognize the need for developed and developing countries to work together to ensure adequate assistance is provided to countries able to use it most effectively.

The United Nations' International Conference on Financing for Development in March 2002 was a milestone in the evolution of this partnership. Countries agreed on a "development compact" linking additional aid to commitments by developing countries to transparency, good governance, respect for human rights and the rule of law. The need for a development compact was also a key theme of the Kananaskis G8 Summit, where G8 leaders unanimously endorsed the New Partnership for Africa's Development.

SUPPORT FOR DEBT REDUCTION

Through the Canadian Debt Initiative announced in December 2000, Canada has instituted a moratorium on debt service payments from 11 reforming heavily indebted poor countries (HIPCs) able to use debt relief savings productively.
In 2001 this moratorium freed up about $75 million per year in debt payments for other uses. Participating HIPC nations owe Canada a combined $700 million.

Once eligible countries complete the HIPC process, their remaining Canadian debts are forgiven. In 2002, for example, Canada cancelled all debts owed by Bolivia ($10.2 million) and Tanzania ($83.6 million).

This year's $75-million contribution to the World Bank-administered HIPC Trust Fund brings Canada's total contribution to multilateral HIPC efforts, involving both the International Monetary Fund and World Bank, to over $315 million.



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7



IMPROVING EXPENDITURE
MANAGEMENT AND
ACCOUNTABILITY

                              THE BUDGET PLAN 2003


HIGHLIGHTS

- REALLOCATION: The Government is implementing its commitment in the October 2002 Economic and Fiscal Update to reallocate funding from lower to higher priorities.

     - The Government will launch an ongoing examination of all non-statutory programs on a five-year cycle under the leadership of the Treasury Board, drawing on the experience of the 1994 Program Review. The goals will be to ensure that government programs continue to be relevant, effective and affordable.

     - The Government will reallocate $1 billion per year from existing spending programs, beginning in 2003-04. This will fund close to 15 per cent of the costs of the new initiatives announced in this budget over the next two years.

- ACCRUAL ACCOUNTING: Beginning with this budget, the Government will implement its commitment to present its financial statements on a full accrual accounting basis.

     - Under full accrual accounting, the Government will provide a more comprehensive accounting of its assets and liabilities, presenting a more transparent picture of the Government's financial position and enhancing accountability, the management of liabilities and the stewardship of assets.

     - Implementing full accrual accounting responds to a long-standing recommendation of the Auditors General of Canada.

- ACCOUNTABILITY OF FOUNDATIONS: The Government will make a number of changes to improve the accountability and governance arrangements of arm's-length foundations. This, in combination with clarifying the policy principles underlying the use of foundations, will ensure their continued effective use.

- ACCOUNTABILITY TO PARLIAMENT: To reinforce accountability and transparency in public reporting, the Government will continue to improve the relevance, timeliness and clarity of the information it provides to Parliament.


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-    CANADA HEALTH TRANSFER: As part of the 2003 First Ministers' Accord on
     Health Care Renewal, the Government will implement a new Canada Health Transfer and a new Canada Social Transfer effective April 1, 2004, to improve the transparency and accountability of monies transferred for healthcare.

-    EMPLOYMENT INSURANCE (EI) CONTRIBUTION RATE SETTING: With this budget:

     - The Government will reduce the EI employee contribution rate for 2004 to $1.98 per $100 of insurable earnings. This is the 10th reduction in the rate since 1994.

     - As well, the Government will consult on a new EI rate-setting regime for 2005 and beyond, based on the principles of transparency and of balancing premium revenues with expected program costs.

- STRENGTHENING INVESTOR CONFIDENCE: This budget advances the Speech from the Throne commitment to improve regulations and to help foster a healthy marketplace and inspire confidence among investors by strengthening enforcement against securities and corporate fraud offences.

- AIR TRAVELLERS SECURITY CHARGE: This budget follows up on the Government's commitment to review the Air Travellers Security Charge to ensure that revenue from the charge remains in line with planned expenditures for the enhanced air travel security system through 2006-07.

     - As a result of that review, and reflecting the impact of the move to full accrual accounting in this budget, the Government will reduce the charge on flights within Canada by over 40 per cent, from $12 to $7 for one-way travel and from $24to $14 for round-trip travel.

- DEBT SERVICING AND REDUCTION ACCOUNT: Legislation to terminate the Debt Servicing and Reduction Account, as recommended by the Auditor General, will be introduced.

- USER CHARGING AND COST RECOVERY: The President of the Treasury Board will set out the principles for improved management practices relating to user charging and cost recovery. The new policy will include annual reporting of revenues and performance information to stakeholders and Parliament.


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INTRODUCTION

     The Government has been successful in keeping the country on a sound financial footing by maintaining balanced budgets for six consecutive years since 1997-98. It has achieved this through a balanced approach to spending growth and debt and tax reduction. However, as the Minister of Finance said in the October 2002 Economic and Fiscal Update, "...sound fiscal management means more than simply avoiding deficits and reducing debt. It also means managing tax dollars well and responsibly, and delivering cost-effective and efficient government services."

     Sound fiscal management requires continually reassessing the value of existing programs so that the Government can reallocate resources from low priorities to high priorities. It also requires continually looking for new, more cost-effective ways to deliver government programs. And it means being transparent about how Canadians' tax dollars are being spent so that the Government can be fully accountable to Canadians.

     Controlling total expenditure growth contributed significantly to bringing the budget into balance in 1997-98 after almost three decades of uninterrupted deficits, and has helped to keep it in balance since then. This has allowed the Government to reduce debt and invest in key social and economic priorities, while at the same time implementing the largest tax cuts in Canadian history. The Program Review process, during which the Government reassessed its programs to identify those that no longer served a national purpose or could be delivered more efficiently through other means, was an important contributor to controlling expenditure growth.

     With this budget, the Government is undertaking new measures to better manage taxpayers' dollars, building on the experience of Program Review. These initiatives include launching an ongoing review of the relevance and efficiency of government programs, and reallocating resources from across government to highest priority areas.

     Greater accountability will further support the Government's effort to improve the management of taxpayers' dollars. It will support better decision making and greater efficiency. This chapter describes the Government's plans to enhance accountability to Canadians. These include: more comprehensive and up-to-date financial reporting; clearer transparency and accountability for transfer payments to the provinces and territories in support of health care; enhanced accountability for non-governmental foundations; clear rate-setting processes for non-tax revenues including employment insurance (EI) contributions, the Air Travellers Security Charge and user charges; and measures to improve investor confidence by strengthening enforcement against securities and corporate fraud offences.


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COMMITMENT TO EXPENDITURE REALLOCATION
AND SOUND PROGRAM MANAGEMENT

Sound fiscal management means more than simply avoiding deficits and reducing debt. It also means managing tax dollars well and responsibly, and delivering cost-effective and efficient government services. With this budget, the Government is increasing its efforts to reassess government programs on an ongoing basis, reallocate its spending and deliver cost-effective and efficient government services.


REALLOCATION AND EFFICIENCY IMPROVEMENT:
EXPERIENCE TO DATE

In the 1994 budget the Government announced the Program Review initiative. The purpose of that review was to identify those programs that no longer served a national purpose or could be delivered more efficiently through other means. The initial results of the review were detailed in the 1995 budget. Program Review was recognized not only as a tool to achieve short-term spending reductions, but also as an opportunity to "get government right." The Government now wants to build on the principles that underpinned Program Review and incorporate them into an ongoing review process.

     Since balancing the budget the Government has introduced new program spending in a number of key priority areas. Incremental operating and capital funding has also been provided to departments and agencies in a limited number of areas that were regarded as essential to the health and safety of Canadians or critical to the sustainability of high quality public services. For the most part, however, departments and agencies have been required to absorb workload and price increases from within their existing budgets and have had to review their existing spending and to reallocate and prioritize on a continual basis.

     The capacity of the Government to deliver high quality services for the 21st century depends on a public service that is innovative, dynamic and reflective of the country's diversity--one that is able to attract and develop the talent required. For this reason, the President of the Treasury Board recently tabled legislation to modernize the Public Service of Canada, for what resources have been provided.


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REALLOCATIONS AND EFFICIENCY IMPROVEMENTS:
RENEWING GOVERNMENT EFFORTS

The 2002 Speech from the Throne announced that the Government would renew its efforts to "...reallocate resources to the highest priorities and transform old spending to new purposes." This budget follows through on that commitment.

     The Government will make reallocation from lower to higher priorities an integral part of the way it manages. To that end, the Treasury Board will lead a systematic and ongoing examination of all non-statutory government programs, drawing on the experience of the 1994 Program Review exercise. The goals will be to ensure that government programs continue to be relevant, effective and affordable. Over a five-year cycle the Treasury Board will challenge all departments and agencies about their programs using the following tests:

- Does the program area or activity continue to produce results that reflect government priorities and the current needs of Canadians--is it still relevant?

- Value for money: Are the resources that have been allocated being used in the most efficient and effective way to deliver appropriate results?

- Is it necessary for the federal government to operate this program or activity--could it be transferred in whole or in part to other levels of government or to the private or voluntary sector?

- What are the interrelationships with other organizations and what is the scope for considering more effective program structures and service delivery arrangements--within the federal government, with other levels of government, as well as with the private and voluntary sectors?

- Are department and agency management practices appropriate and of sufficient quality?

     In addition to these departmentally focused reviews, the Treasury Board will also identify a number of "horizontal" reviews, where the issues to be addressed cut across a number of departments. The Treasury Board will ensure that departmental Reports on Plans and Priorities or Performance Reports adequately inform Parliament of the outcomes of these expenditure reviews.

     Ongoing reviews of expenditures will give the Government the capacity to reallocate resources from lower to higher priority areas reflecting the changing needs of Canadians, and will ensure that departments continually look for ways to deliver their programs in the most cost-effective manner.


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              IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY

     To demonstrate its commitment to reallocating spending and improving efficiency, the Government will reallocate $1 billion from existing spending beginning in 2003-04 to fund higher government priorities. This reallocation will be permanent and represent about 15 per cent of the cost of the new initiatives announced in this budget over the next two years.

     The Treasury Board will work with departments and agencies to identify lower priority programs that can be eliminated or reduced. Details of the reallocation will be announced by the President of the Treasury Board in early May. In the event that these measures do not generate the amount of savings needed, the Treasury Board will require departments and agencies to contribute from their operating and transfer budgets to make up for the shortfall.

     Significant new resources are being allocated in this budget to address the priority needs of Canadians. The Treasury Board will have the authority to reduce the funding released to departments and agencies for these measures if it determines that the actual program financing needed to meet the program's objectives as set out in the budget turns out to be less than currently estimated.

     As part of its ongoing review of programs, the Treasury Board will continue to examine the scope for reallocating from lower to higher priorities and may adjust departmental and agency budgets accordingly.


IMPLEMENTING FULL ACCRUAL ACCOUNTING

     As recommended by the Auditor General, and beginning with this budget, the Government will adopt full accrual accounting as its accounting standard, replacing the modified accrual standard it had been using since the mid-1980s. Under full accrual accounting, the Government's financial statements will provide a more comprehensive and up-to-date picture of the Government's financial situation.

     The auditing standards body and the Auditor General strongly support the implementation of full accrual accounting by the Government of Canada.

- The Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, which recommends accounting standards for senior levels of government, urges all governments in Canada to adopt full accrual accounting.

- The Auditor General has strongly recommended full accrual accounting as "...superior to the Government's current accounting policies."


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                              THE BUDGET PLAN 2003

     The Government announced its commitment to full accrual accounting in the 1995 budget. The Auditor General encouraged the Government to resolve any issues impeding the introduction of full accrual accounting, and to implement it for the 2002-03 financial statements. After extensive consultations with the Office of the Auditor General, the Government is confident that it has sufficient assurance as to the reliability of the accrual accounting amounts that it can now proceed in this budget.

     Implementing full accrual accounting will improve transparency and accountability because:

- The Government's balance sheet will provide a more comprehensive picture of the Government's assets and liabilities. For example, the value of the buildings that the Government owns will appear on its balance sheet for the first time, as will its liabilities for cleaning up contamination on its properties.

- The annual budgetary balance will better reflect the impact of economic events and government decisions during the fiscal year. For example, year-to-year changes in recorded tax revenues will more accurately reflect the year-to-year changes in the tax base and tax rates, as these changes will be much less affected by collection and remittance lags.

- The annual budgetary balance will better reflect the impact of government decisions during the fiscal year. In particular, government decisions that cause an increase (or decrease) in the Government's liabilities for environmental clean-ups in areas of federal jurisdiction, potential liabilities related to Aboriginal claims, and post-employment and retirement benefits for federal employees will be recorded as expenditures in the year in which the decision was made. Under modified accrual accounting, the full costs of some of these decisions would not be shown in the Government's financial statements until the resulting cash payments were made many years later.

     Implementing full accrual accounting will provide new information that can be used to improve government decision making in the following ways:

- As full accrual accounting recognizes the value of the Government's physical assets in its financial statements, it will encourage the development of better policies for maintaining those assets and better decisions about whether to buy, lease or sell buildings and equipment.

- Full accrual accounting will show more accurately the cost of owning and operating capital equipment, providing a better picture of the cost of providing some programs and services.

- More complete recording of the Government's liabilities will encourage departments to develop better plans for managing those liabilities.


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              IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY

     The shift to full accrual accounting affects tax revenues and the valuation of liabilities and non-financial assets, thereby leading to some changes in the budgetary balance in all years.

- For example, under full accrual accounting, tax revenues are accounted for in the period to which they relate, not when they are received, as was the case under modified accrual. Largely due to the accrual of tax revenues, the budgetary surplus for 2001-02 has been reduced by $0.7 billion to $8.2 billion.

- Full accrual accounting changes the figure for debt because additional liabilities are fully recognized, and non-financial assets, such as government buildings, are now included.

     A complete description of the impact of the change to full accrual on the budgetary balance and the federal debt is presented in Annex 6, "Implementation of Full Accrual Accounting in the Federal Government's Financial Statements." This annex presents financial data for the period 1993-94 to 2001-02 on the new basis and includes a comparison to the previous financial data, which were prepared on a modified accrual basis.

THE ACCOUNTABILITY OF FOUNDATIONS

In 1997 the Government introduced a new approach to meeting the needs of Canadians--foundations. Foundations use up-front endowment funding and independent arm's-length boards of directors made up of experienced and knowledgeable individuals. Their arm's-length nature, financial stability and focused expertise allow them to address specific challenges in a highly effective, non-partisan manner. As a result, foundations have become important tools for implementing policy, in particular in areas such as research and development and education, where expert knowledge, third-party partnerships and stable long-term funding are especially important.

     To clarify the circumstances under which foundations are used by the Government, this budget sets out principles which the Government would consider in using a foundation to deliver public policy:

- Foundations should focus on a specific area of opportunity, in which policy direction is provided generally through legislation and/or a funding agreement.

- Foundations should harness the insight and decision-making ability of independent boards of directors with direct experience in and knowledge about the issues at stake.

- Decisions by foundations should be made using expert peer review.


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                              THE BUDGET PLAN 2003

- Foundations should be provided with guaranteed funding that goes beyond the annual parliamentary appropriations to give the foundations the financial stability needed for the comprehensive medium- and long-term planning that is essential in their specific area of opportunity.

- Foundations should have the opportunity and hence the ability to lever additional funds from other levels of government and the private sector.

     These policy principles are consistent with the Treasury Board's new Policy on Alternative Service Delivery, which came into effect on April 1, 2002.

     A key ingredient of the success of foundations is their independence. However, this has led to some concern as to their transparency and accountability. Current funding agreements with foundations specify their mandates and the conditions under which they operate. Further, directors are fully responsible for the actions of foundations, and all foundations are subject to annual independent audits of their financial statements.

     As part of its ongoing effort to improve transparency and accountability, the Government will make a number of changes to improve the accountability of foundations to Canadians and parliamentarians.

     PARLIAMENTARY APPROVAL: The Government is taking steps to ensure that the establishment and funding of foundations is adequately reviewed by Parliament.

- The Government is committed to parliamentary approval of purpose and funding through direct legislation for those foundations that are significant either from a policy or financial perspective. In all cases Parliament will need to approve funding for foundations. As noted above, the Government's use of foundations will respect the requirements of the Treasury Board's Policy on Alternative Service Delivery.

     PUBLIC REPORTING: To improve the transparency and therefore the accountability of foundations to the public, the Government will take the following steps:

- Foundations will be required to provide corporate plans annually to the Minister responsible for administering the funding agreement over the duration of the agreement. Such corporate plans will include planned expenditures, objectives and performance expectations relating to the federal funding. Summaries of these plans will be made public by the responsible Minister and provided to Parliament.

- In addition, the departmental Reports on Plans and Priorities, which are tabled in Parliament, will incorporate the significant expected results to be achieved by the relevant foundations and situate these within the


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              IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY

Department's overall plans and priorities. As well, the Department responsible for administering the funding agreement will report on the significant results achieved by the foundation(s) in its Departmental Performance Report for the duration of the funding agreement and situate these within the Department's overall results achieved.

- The Annual Report for each foundation, including relevant performance reporting, audited financial statements and evaluation results, will be presented to the Minister responsible for the funding agreement and made public. The Annual Reports of foundations created explicitly through legislation will be tabled in Parliament by the responsible Minister.

- All foundations' Annual Reports will contain performance information as well as audited financial statements prepared in accordance with Generally Accepted Accounting Principles. As foundations are independent, not-for-profit organizations that have their own governance structures and members, it is the members, as "shareholders" of the foundation, who appoint their external auditor and to whom the external auditor reports.

    COMPLIANCE WITH FUNDING AGREEMENTS: The accountability of foundations will be further enhanced through the following measures:

- Foundations will be required to conduct independent evaluations, present these to the Minister responsible and make them public. Departments will incorporate any significant findings in their annual Departmental Performance Reports, which are tabled annually in Parliament.

- Funding agreements reached with foundations arising from the 2001 budget contain provisions for independent audits of compliance with funding agreements and for program evaluations. There will also be provisions for intervention in the event the responsible Minister feels there have been significant deviations from the terms of the funding agreement. The provisions will provide for dispute resolution mechanisms.

- Further, in all new funding agreements provisions will be put in place so that the responsible Minister may, at his/her discretion, recover unspent funds in the event of winding up.

     The above is on a going-forward basis. The Government will also consult with existing foundations to explore making changes to their agreements with the Government to incorporate these new requirements.

     The adoption of these requirements addresses many of the issues about accountability of foundations that were raised in the April 2002 Report of the Auditor General of Canada. For further information, see Annex 8,
"The Government's Response to the Auditor General's Observations on the 2002 Financial Statements."


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IMPROVING REPORTING AND ACCOUNTABILITY TO PARLIAMENT

Canadians have a right to know what is achieved through the use of their tax dollars. To reinforce accountability and transparency in public reporting, the Government will continue to improve the relevance, timeliness and clarity of the information it provides to Parliament. More specifically, the Treasury Board will:

- Make greater use of electronic reporting on expenditures and the results achieved by government programs and activities.

- Ensure that departmental Reports on Plans and Priorities or Performance Reports adequately inform Parliament of the outcomes of the expenditure reviews that the Treasury Board is launching.

- Review the use of the Treasury Board Contingency Vote (Vote 5) and how it is reported in Parliament.

    In addition, in consultation with parliamentarians, parliamentary committees and the Auditor General, the Government will identify opportunities to improve parliamentary reporting in order to better meet the needs of parliamentarians and the public. These actions will ensure high standards in the management and delivery of public programs and services.

THE ACCOUNTABILITY OF HEALTH TRANSFERS

The 2003 First Ministers' Accord on Health Care Renewal set out an action plan to ensure that all Canadians have timely access to quality health care on the basis of need and not ability to pay. The Accord established a new accountability framework, manifested through the creation of a Health Council to report regularly to Canadians on the quality of their health care system.

    Enhanced accountability and improved performance reporting are essential to reassuring Canadians that reforms are occurring and that the quality health care system Canadians demand is being provided in a cost-effective, affordable and sustainable manner. First ministers agreed to report to their residents on health programs and services, health system performance, health outcomes and health status, as well as their use of all health care dollars.

    The new Health Council will publicly report through federal, provincial and territorial health ministers, providing comprehensive information on the access, quality, efficiency and effectiveness of the reform priorities and objectives of the 2003 Accord.


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              IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY


     To improve the transparency and accountability of federal support to provinces and territories, first ministers have agreed that the Canada Health and Social Transfer will be restructured, while maintaining the important commitments to the five principles of medicare, the prohibition against minimum periods of residency requirements, and the flexibility provided to provinces and territories for program design and delivery (see Chapter 3, "Investing in Canada's Health Care System," for details).

     Effective April 1, 2004, the federal government will create two new transfers: the Canada Health Transfer (CHT) in support of Canada's health care system, and a Canada Social Transfer in support of post-secondary education, social assistance and social services, including early childhood development.

     The CHT will make transparent the federal government's long-term contribution to health care, consistent with the Auditor General's recommendation that the federal government "provide sufficient information to Parliament to allow for informed debate on future health care funding."


EMPLOYMENT INSURANCE PREMIUM RATES

During pre-budget consultations a number of stakeholders asked the Government to develop a more transparent and sustainable process for setting EI contribution rates. In response, the Government will consult on a new permanent rate-setting regime for 2005 and beyond.

     The following rate-setting principles, which are largely based on the pre-budget recommendations of the 1999 report of the Standing Committee on Finance, will form the basis for the consultations:

- premium rates should be set transparently;

- premium rates should be set on the basis of independent expert advice;

- expected premium revenues should correspond to expected program costs;

- premium rate setting should mitigate the impact on the business cycle; and

- premium rates should be relatively stable over time.

     Interested parties can provide submissions to the Government of Canada until June 30, 2003. Legislation to implement the results of the consultations will be introduced in time to have the new rate-setting regime in place for 2005.


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     To provide employers and employees with certainty about contribution rates until that time, the Government proposes to set the employee premium rate for 2004 at $1.98 by legislation. Based on the private sector economic forecasts used in the budget, it is estimated that this rate would generate premium revenues equal to projected program costs for 2004. This takes into account the proposed compassionate family care leave benefit described in Chapter 3.

     The EI premium rate has declined each year from $3.07 in 1994 to $2.10 in 2003. The proposed rate of $1.98 for 2004 would be the 10th consecutive reduction in EI premiums since 1994 (see Table 7.1). Thus, over the 10-year period from 1994 to 2004, the EI premium rate will have been reduced by over a third. These reductions in the EI premium rate will result in ongoing annual savings to employers and employees of $9.7 billion in 2004, compared to the 1994 rate.


TABLE 7.1
Evolution of Employment Insurance Premiums Since 1994

                                 PREMIUM RATE PER $100 OF INSURABLE EARNINGS
                                 -------------------------------------------
YEAR                             EMPLOYEE                           EMPLOYER
----                             --------                           --------
1994                               3.07                               4.30
1995                               3.00                               4.20
1996                               2.95                               4.13
1997                               2.90                               4.06
1998                               2.70                               3.78
1999                               2.55                               3.57
2000                               2.40                               3.36
2001                               2.25                               3.15
2002                               2.20                               3.08
2003                               2.10                               2.94
2004                               1.98                               2.77

REGULATION AND INVESTOR CONFIDENCE

A well-functioning economy and society require regulatory policies that both safeguard the public interest and provide an environment within which individual and corporate entrepreneurship can flourish. Accountability demands that governments update regulatory frameworks to ensure that these objectives are continually met in a world of increased globalization and competition and changing investor expectations.

               IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY

INVESTOR CONFIDENCE

Investor confidence in the integrity of capital markets is critical to a well-functioning economy. The Government has been working closely with provincial governments, regulators and the private sector to bolster investor confidence and improve the efficiency and integrity of Canadian capital markets.

     A number of actions have been taken, including the establishment of the Canadian Public Accountability Board, to provide greater oversight of public company auditors. A comprehensive record of actions taken to date in Canada is available on the Department of Finance Web site at http://www.fin.gc.ca/activty/ pubs/fcccm_e.html.


STRENGTHENING CORPORATE GOVERNANCE

One of the key elements of instilling investor confidence is good corporate governance within Canadian public companies. Canada must aim for the highest standards. We must ensure that our stock exchange guidelines and requirements, our securities laws and our corporate laws provide a sound framework. Our companies and executives must strive to implement best practices.

     This means, for example, that a board of directors must be sufficiently independent from management to fulfill its oversight function, that the audit committee of the board must be independent to ensure a proper audit and disclosure of the company's financial position, and that management must be held accountable for its actions.

     The federal government has a direct role in this area. In the coming months it will propose actions to strengthen the corporate governance standards in the Canada Business Corporations Act and financial institutions statutes. These proposals will take into account what is being done elsewhere, particularly by the provincial governments, securities commissions and stock exchanges, as well as the ongoing work of the Senate Committee on Banking, Trade and Commerce.

STRENGTHENING ENFORCEMENT

Investor confidence also depends on strong enforcement. Effective laws, and effective enforcement of the laws governing capital markets and the behaviour of players in those markets, are essential to providing a deterrent to actions that undermine investor trust. In Canada enforcement of laws governing corporate and securities activities is a shared responsibility, involving the federal government, provincial governments and securities regulators.

                              THE BUDGET PLAN 2003

     This budget announces a coordinated national enforcement approach to strengthen the investigation and prosecution of the most serious corporate frauds and market illegalities. These kinds of offences are often interprovincial and international in nature, thus requiring specialized resources in order to investigate and prosecute them effectively. This budget provides up to $30 million a year for this new national enforcement effort.

     To strengthen investigations, integrated teams of investigators, forensic accountants and lawyers will be established in the key financial centres across Canada. These teams will focus on the most serious cases of corporate fraud and market illegality, and will work closely with securities regulators and provincial and local police. The teams will be jointly managed by the Royal Canadian Mounted Police and partner agencies.

     To enhance the ability of governments in prosecutions, the Government plans to introduce new legislation to modernize offences, permit targeted evidence-gathering, and signal the seriousness of corporate fraud offences through tailored sentencing structures. The legislation could, after further consultations have been conducted with the provinces and other key stakeholders, provide the federal government with concurrent jurisdiction with the provinces to prosecute serious criminal securities and corporate fraud offences. Resources are provided in this budget to support related prosecutions.

SECURITIES REGULATION

As announced in the Speech from the Throne, the Government is committed to working with provincial governments and market participants to ensure that Canada has the modern and efficient securities regulatory system needed to remain competitive in today's global marketplace. In October 2002 the Minister of Finance appointed Harold MacKay as his Special Representative on Canadian securities regulation, and asked him to recommend a process for improving the current system of securities regulation.

     In his report Mr. MacKay noted there was consensus among stakeholders for significant and immediate improvements, and recommended that the federal government and interested provinces establish a Wise Persons' Committee. The Committee would undertake a review of securities regulation in Canada and recommend a regulatory model that best meets Canada's needs. The Government is committed to establishing such a Wise Persons' Committee shortly to provide such expert advice to federal and provincial governments.

               IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY

SMART REGULATION STRATEGY FOR GOVERNMENT

In the 2002 Speech from the Throne, the Government announced a smart regulation strategy that would promote health and sustainability, contribute to innovation and economic growth and reduce the administrative burden on business. This budget provides $4 million over two years to create an External Advisory Committee to recommend areas where the Government needs to redesign its regulatory approach to create and maintain a Canadian advantage.

STREAMLINING FOR A POTENTIAL NATURAL GAS PIPELINE

The Government is committed to removing unnecessary barriers that limit sustainable and efficient long-term development of northern natural resources. It will provide $32 million this year and over the next two years to increase federal capacity for the conduct of environmental and regulatory assessment processes prior to the construction of a potential natural gas pipeline from the Arctic region to southern markets, and to further streamline the regulatory and environmental assessment processes upon receipt of an application to construct such a northern natural gas pipeline.

AIR TRAVELLERS SECURITY CHARGE

This budget follows up on the Government's commitment to conduct a review of the Air Travellers Security Charge to ensure that revenues are in line with the costs of the enhanced air security system through 2006-07, as set out in the 2001 budget. The review encompassed an assessment of revenue and expenditures, including actual amounts to date and projections for future years. The review also considered technical issues pertaining to the application of the charge, including its structure, provided that revenue would continue to cover costs and that no one would pay more than under the current structure. Toward this end, the Government invited industry stakeholders and interested parties to submit written representations, and it engaged independent consultants to undertake specialized studies to assist in considering the structure and assessing the application of the charge. There view process is summarized in Annex 3, "Review of the Air Travellers Security Charge: Supplementary Information and Notice of Ways and Means Motion."

                              THE BUDGET PLAN 2003

     As a result of this review, and consistent with cost recovery for its enhanced air security system and the move to full accrual accounting in this budget, the Government is reducing the amount of the charge for domestic air travel from $12 to $7 for one-way travel and from $24 to $14 for round-trip travel--a reduction of more than 40 per cent that will benefit all travellers within Canada. The adoption of full accrual accounting, which provides a more accurate measure of the cost over time of owning and operating the equipment used to screen passengers and their baggage, was a key factor in reducing the charge.

DEBT SERVICING AND REDUCTION ACCOUNT

The Debt Servicing and Reduction Account (DSRA) was established by statute in June 1992. Under that legislation, all goods and services tax revenues, net of applicable input tax credits, rebates and the low-income credit, along with the net proceeds from the sale of Crown corporations and gifts to the Crown explicitly identified for debt reduction, must be deposited into this account. The funds in this account are earmarked to pay interest on the public debt and, ultimately, to reduce the debt.

     All revenues received by the Government must be deposited in the Consolidated Revenue Fund (CRF) and any disbursements from it must be authorized by Parliament. Therefore, the specific revenues of the DSRA must be deposited in the CRF and the public debt expenditures chargeable to the account must be appropriated from it by Parliament.

     Auditors General have repeatedly questioned the need for this account. They noted that "given the fundamental concept of the CRF underlying the Government's accounting system, the Account is an internal mechanism that may not be necessary." The House ofCommons Standing Committee on Finance recommendations for the 2000 budget included elimination of the DSRA. All of the information relating to the DSRA is already reported in other parts of the Government's financial statements.

     The Government has reviewed these recommendations and agrees that there is limited usefulness in having a separate financial statement for the information contained in the DSRA. Therefore, it will introduce legislation to terminate the DSRA. The Government will ensure that all of the information contained in the DSRA continues to be reported in other parts of the Government's financial statements.

               IMPROVING EXPENDITURE MANAGEMENT AND ACCOUNTABILITY


USER CHARGING AND COST RECOVERY

The Standing Committee on Finance, as well as many business sector stakeholders, have called for a more open, transparent and accountable approach to user charging and cost recovery. The President of the Treasury Board will be issuing a revised policy on external charging that sets out the principles for improved management practices relating to user charging and cost recovery.

     This new Treasury Board policy will highlight the importance of consultation, service delivery and results in all user charging activities ranging from optional to regulated services. Enhanced implementation requirements, including the annual reporting of revenue and performance information directly to stakeholders and Parliament, underscore the significance of parliamentary oversight and ministerial accountability. Departments will be required to assess the performance and related cost implications associated with the revised policy and to engage their stakeholders on how best to achieve its objectives.

SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

                              THE BUDGET PLAN 2003

HIGHLIGHTS

o After accounting for the fiscal impact of the proposed new spending initiatives and tax cuts, this budget projects balanced budgets or better in 2002-03--the sixth consecutive balanced budget--and in each of the next two fiscal years.

o These balanced budgets are backed by the normal annual Contingency Reserve of $3 billion, and economic prudence of $1 billion in 2003-04 and $2 billion in 2004-05. The Contingency Reserve, if not needed, will reduce debt.

o On an accrual basis, the federal debt (accumulated deficit) as a percentage of the economy is projected to fall to 44.5 per cent in 2002-03, down from its peak of 67.5 per cent in 1995-96. With the commitment to balanced budgets in each of the next two fiscal years, it is forecast to decline to about 40 per cent in 2004-05.

o Program spending is expected to increase by 11.5 per cent, or $14.3 billion, in 2002-03 and average about 4 per cent growth over the next two fiscal years. In 2002-03 health-related spending, increased transfers to the elderly and the unemployed and higher defence and security-related spending account for nearly three-quarters of the increase. As a percentage of gross domestic product (GDP), program spending averages about 12 per cent over the 2002-03 to 2004-05 period.

o Budgetary revenues are estimated at 15.7 per cent of GDP in 2002-03--the lowest share of the economy since the late 1970s. This reflects the impact of the Government's Five-Year Tax Reduction Plan. This ratio is expected to continue to decline over the next two years, reflecting the Five-Year Tax Reduction Plan and further tax reductions proposed in this budget.


FEDERAL DEBT (ACCUMULATED DEFICIT)

In response to the Auditor General of Canada, this budget is presented on a full accrual basis of accounting. Under the previous accounting standard--modified accrual accounting--net debt and the accumulated deficit were identical. Under the new standard, net debt now includes a more comprehensive costing for financial liabilities but excludes non-financial assets. The accumulated deficit includes both. It is the sum of all surpluses and deficits in the past. The accumulated deficit will also be referred to in the Annual Financial Report of the Government of Canada and budget documents as the "federal debt."

                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

INTRODUCTION

Sound financial management has resulted in the Government recording five consecutive annual surpluses through 2001-02 and reducing the federal debt by $47.6 billion. At the same time, it has allowed the Government to implement the largest tax cut in Canadian history and to invest in key priorities of Canadians, such as health care, support for lower-income families with children, education, and research and development.

     This sound financial management played an important role in helping Canada avoid a recession in 2001 despite the global economic downturn. It enabled fiscal and monetary policy to provide timely support to the Canadian economy through lower taxes and interest rates. The continual commitment to fiscal discipline allowed Canada to post a budgetary surplus in 2002, while all other G7 countries posted deficits. It also helped Canada record the best economic performance among the G7 countries in 2002, notwithstanding an uneven global recovery.

     The Government is committed to maintaining this prudent approach to fiscal planning--an approach that has paid off and remains essential given the uncertain times. It includes a prudent approach to budget planning, with most budget decisions made over a rolling two-year horizon. To ensure the federal budget remains in balance or better, this budget restores the full $3-billion annual Contingency Reserve and economic prudence in the fiscal projections.

     This chapter provides projections of the federal government's finances for 2002-03 and the next two years of the Government's budget plan. It updates the fiscal projections contained in the October 2002 Economic and Fiscal Update for:

o the impact of the revised economic outlook, reflecting the most recent survey of Canadian private sector economists, and recent financial developments;

o    the impact of the implementation of full accrual accounting; and

o    the impact of the spending and revenue measures proposed in this budget.

     Canada's fiscal performance stands out among the major industrialized countries. According to the Organisation for Economic Co-operation and Development (OECD), Canada is the only G7 country in surplus in 2002. It is also the only G7 country the OECD expects to be in surplus in 2003.

                              THE BUDGET PLAN 2003


APPROACH TO BUDGET PLANNING

o The Government's approach to budget planning involves a number of important elements. The first element involves using private sector economic forecasts for budget-planning purposes.

     - The Department of Finance conducts surveys of private sector economic forecasters. In total, about 20 forecasters are surveyed on a regular basis.

     - Each fall the Department of Finance conducts extensive consultations with an economic advisory group, which includes the chief economists of Canada's major chartered banks and major private sector economic forecasting firms.

o The second element involves using these economic assumptions to develop status quo fiscal projections for the regular fall update.

     - Since 1999, for the fall Economic and Fiscal Update, major private sector economic forecasting firms have developed detailed fiscal projections, on a National Accounts basis, based on tax and spending policies in place at the time and using the average of the private sector economic forecasts. These forecasts are then translated into Public Accounts projections, in consultation with the private sector economic forecasting firms, and presented in the fall Economic and Fiscal Update for budget-planning purposes.

o The third element involves updating the projections for the budget:

     - Based on the most current survey of the private sector economic forecasts and the most recent financial results, the fiscal projections are updated by the Department of Finance for the current fiscal year and each of the next two years.

     - Although the private sector economic advisory group recommends that for the purposes of public debate on policy options, a five-year time horizon is appropriate, it recommends that caution is warranted in the use of long-term projections as a basis for budget decisions.

          As a result, most budget decisions are made over a rolling two-year horizon and, hence, the budget fiscal plan is presented for the current and next two fiscal years.

     - As recommended by the Auditor General, the Government will adopt full accrual accounting as its accounting standard this year. The fiscal projections in this budget, as well as the fiscal results back to 1993-94, are being presented on a full accrual basis of accounting.

                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD


     - The resulting fiscal projections are adjusted for prudence to derive the fiscal surpluses for budget-planning purposes. An annual Contingency Reserve is set aside to guard against unforeseen circumstances. If it is not needed, it reduces the federal debt (accumulated deficit). An extra degree of economic prudence, which rises over time, is built in to provide further assurance against falling back into deficit.

o Finally the proposed budget measures are substracted from the full accrual budgetary surplus for planning purposes to arrive at the budget balance.


IMPLICATIONS OF THE REVISED ECONOMIC OUTLOOK AND CURRENT FINANCIAL DEVELOPMENTS

o Table 8.1 shows the impact of the revised economic outlook and the financial results to date on the fiscal projections presented in the October 2002 Economic and Fiscal Update. These updated projections are on a status quo basis, that is, before including the impact of moving to full accrual accounting and any of the measures proposed in this budget.

o In the October 2002 Economic and Fiscal Update, the budgetary planning surplus, net of the annual $3-billion Contingency Reserve and economic prudence, was forecast at $1.0 billion for 2002-03, $3.1 billion for 2003-04 and $3.5 billion for 2004-05. This was based on the average of the private sector forecasts. The budgetary surplus before allowances for the Contingency Reserve and economic prudence was estimated at $4.0 billion for 2002-03, $7.1 billion for 2003-04 and $8.5 billion for 2004-05.

o As noted in Chapter 2, the current average of private sector forecasts for 2002 and each of the next two years indicates relatively small changes from the October 2002 Economic and Fiscal Update. However, financial results for the period April to December 2002 show strong growth in goods and services tax (GST) revenues. GST revenues are now expected to be $1.6 billion higher for the year as a whole than forecast in the October 2002 Economic and Fiscal Update. In addition, employment insurance benefits are expected to be somewhat lower and other income tax revenues higher, given the stronger than expected employment performance in the second half of 2002. As a result, the budgetary surplus for 2002-03 is expected to be $6.4 billion, or $2.4 billion higher than estimated in the October 2002 Economic and Fiscal Update.

                              THE BUDGET PLAN 2003

o For 2003-04 the surplus is projected at $8.2 billion, or $1.1 billion higher than forecast in the October 2002 Economic and Fiscal Update, again primarily reflecting higher GST revenues, as expected changes in the other components are largely offsetting.

o A surplus of $10.7 billion is forecast for 2004-05, up $2.2 billion from the October 2002 Economic and Fiscal Update. Most of the improvement also comes from higher GST revenues. Other contributing factors include higher corporate income tax revenues, reflecting the winding down of loss carry-forwards from the decline in profits in 2001, and higher other income tax revenues.

TABLE 8.1

Fiscal Outlook Before Accrual Accounting and Measures Proposed in 2003 Budget

                                                             2002-    2003-    2004-
                                                             2003     2004     2005
                                                             ----     ----     ----
                                                             (billions of dollars)
OCTOBER 2002 PRIVATE SECTOR AVERAGE
PLANNING SURPLUS                                              1.0     3.1      3.5
  Prudence
    Contingency Reserve                                       3.0     3.0      3.0
    Economic prudence                                                 1.0      2.0
                                                              ---     ---      ---
    Total                                                     3.0     4.0      5.0
  BUDGETARY SURPLUS                                           4.0     7.1      8.5
IMPACT OF ECONOMIC CHANGES(1)
  Budgetary revenues
    Personal income tax                                      -0.2    -0.4
    Corporate income tax                                             -0.2      0.5
    Other income tax                                          0.3     0.4      0.6
    Employment insurance premiums                             0.1    -0.4     -0.6
    Goods and services tax                                    1.6     1.2      1.5
    Other excise taxes and duties                             0.2     0.3      0.1
    Non-tax revenues                                          0.0     0.0      0.0
                                                              ---     ---      ---
    Net                                                       2.0     0.9      2.1
  Program spending
    Major transfers to persons
      Elderly benefits                                        0.1     0.2      0.1
      Employment insurance benefits                           0.3    -0.2      0.2
    Major transfers to other levels of government                              0.1
    Direct program spending                                   0.0
                                                              ---     ---      ---
    Net                                                       0.4    -0.1      0.4
  Public debt charges                                         0.0     0.2     -0.2
  Net change                                                  2.4     1.1      2.2
REVISED BUDGETARY SURPLUS                                     6.4     8.2     10.7
                                                              ---     ---     ----

Note: Numbers may not add due to rounding.

(1) A negative number implies a deterioration in the budgetary balance while a positive number implies an improvement.

                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD


IMPACT OF FULL ACCRUAL ACCOUNTING ON THE FISCAL PROJECTIONS

Table 8.2 presents the impact of implementing full accrual accounting on the revised fiscal projections. The Auditor General of Canada has strongly recommended full accrual accounting as superior to the Government's previous accounting policies. Details on why the Government is adopting full accrual accounting, what it means and the impact on previously published financial results are presented in Annex 6, "Implementation of Full Accrual Accounting in the Federal Government's Financial Statements."

TABLE 8.2

Fiscal Outlook: Incorporating Impact of Full Accrual Accounting


                                                  2001-     2002-    2003-    2004-
                                                  2002      2003     2004     2005
                                                  ----      ----     ----     ----
                                                       (billions of dollars)

REVISED BUDGETARY SURPLUS                          8.9      6.4      8.2      10.7

IMPACT OF FULL ACCRUAL ACCOUNTING(1)
  Budgetary revenues
    Personal income tax                           -3.3      2.1     -0.6      -0.6
    Corporate income tax                           0.6     -0.5
    Other income tax                              -1.2     -1.2     -1.2      -1.3
    Employment insurance premiums                 -0.3
    Goods and services tax                         0.5      0.4      0.4       0.4
    Excise taxes and duties                        0.1
    Non-tax revenues                               2.0      2.0      2.1       2.2
                                                   ---      ---      ---       ---
    Net                                           -1.6      2.9      0.6       0.6

  Program spending
    Elderly benefits                               0.7      0.6      0.7       0.7
    Direct program spending                        1.7      1.1      1.2       1.3
                                                   ---      ---      ---       ---
    Net                                            2.4      1.7      1.8       2.0

  Public debt charges                             -1.5     -1.6     -1.6      -1.5

NET IMPACT                                        -0.7      3.1      0.7       0.9

FULL ACCRUAL BUDGETARY SURPLUS                     8.2      9.4      8.8      11.5
                                                   ---      ---      ---      ----


Note: Numbers may not add due to rounding.

(1) A negative number implies a deterioration in the budgetary balance while a positive number implies an improvement.

                              THE BUDGET PLAN 2003






FULL ACCRUAL ACCOUNTING: IMPACT ON REVENUES

o Under the previous modified accrual method of accounting, tax revenues were accounted for on a cash basis in the year in which they were received. Refunds were recorded in the year in which they were paid. As a result, there were significant collection lags between the economic activity and the receipt of revenues or payment of refunds relating to that activity. For example, personal income tax revenues were extraordinarily high in 2001-02, reflecting taxes paid in April and May 2001 on large capital gains realized in 2000. Conversely, the decline in the stock market in 2001 resulted in higher refunds and lower settlement payments in April and May 2002.

o However, under full accrual accounting, personal income tax received and refunds paid are more appropriately allocated to the fiscal year to which they relate. As a result, personal income tax revenues in 2001-02 have been lowered and those in 2002-03 increased to more closely match economic activity in those years. Thereafter personal income taxes are slightly lower due to the reclassification of repayments of the Old Age Security benefit, which are now netted against elderly benefits.

o Corporate income tax revenues under full accrual are slightly higher in 2001-02 but lower in 2002-03 due to the reversal of the impact of the deferral of the small business tax instalment initiative announced in the 2001 budget. Under full accrual accounting, such deferrals have no fiscal impact in the years in which they are in effect.

o Classification changes between personal and other income tax explain the lowering of other income taxes. The increase in non-tax revenues is attributable to the reclassification of interest and penalties on personal and corporate income taxes, which previously were included in the respective tax components.


FULL ACCRUAL ACCOUNTING: IMPACT ON SPENDING

o The recognition of post-employment and retirement benefits (primarily veterans' disability costs) as liabilities results in a reduction in direct program spending with a roughly corresponding increase in public debt charges. As these liabilities have been recognized in previous years, current benefit payments no longer affect direct program spending. However, public debt charges are now higher, reflecting the increased interest costs associated with adjusting these liabilities to the current period. Direct program spending is also affected by the capitalization of assets (as the amortization adjustment is somewhat lower than capital acquisitions) and the inclusion of a provision for uncollectable taxes associated with the inclusion of tax receivables in the statement of assets and liabilities. These impacts are largely offsetting.

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SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

o The net impact of implementing full accrual accounting is to lower the budgetary surplus (before prudence and the measures proposed in the 2003 budget) by $0.7 billion in 2001-02 to $8.2 billion, and to raise it by $3.1 billion in 2002-03 to $9.4 billion. Thereafter it increases the projected budgetary surplus by $0.7 billion in 2003-04 to $8.8 billion and by $0.9 billion in 2004-05 to $11.5 billion.


FISCAL SURPLUS FOR PLANNING PURPOSES

o Table 8.3 summarizes the impact of the revised economic outlook, financial developments to date and accounting changes on the October 2002 Economic and Fiscal Update projections of the budgetary surplus, and it subtracts the Contingency Reserve and economic prudence to arrive at the 2003 budget budgetary surplus available for planning purposes.

TABLE 8.3
Fiscal Outlook Before Measures Proposed in 2003 Budget: Summary

                                                            2002-    2003-     2004-
                                                            2003     2004      2005
                                                            ----     ----      ----
                                                             (billions of dollars)
October 2002 private sector average
  BUDGETARY SURPLUS (BEFORE PRUDENCE)                       4.0      7.1       8.5

Changes:

  Impact of economic developments                           2.4      1.1       2.2

  Impact of accrual accounting                              3.1      0.7       0.9
                                                            ---      ---       ---
  Net fiscal impact                                         5.4      1.9       3.0

BUDGET 2003: FULL ACCRUAL BUDGETARY SURPLUS                 9.4      8.8      11.5


Less prudence
  Contingency Reserve                                       3.0      3.0       3.0
  Economic prudence                                                  1.0       2.0
                                                            ---      ---       ---
  Total                                                     3.0      4.0       5.0

FULL ACCRUAL BUDGETARY SURPLUS FOR PLANNING PURPOSES        6.4      4.8       6.5
                                                            ---      ---       ---

Note: Numbers may not add due to rounding.

(1) A negative number implies a deterioration in the fiscal balance while a positive number implies an improvement.

o As recommended by the private sector economic advisory group, most budget decisions are made over a rolling two-year horizon. The Government's annual fiscal target over its two-year budget plan is a balanced budget or better each year. To ensure that this target is met, the Government has followed the prudent approach to budget planning set out above.

                              THE BUDGET PLAN 2003

o In the October 2002 Economic and Fiscal Update, the Minister of Finance announced that the Government would restore the full $3-billion annual Contingency Reserve. This provides a buffer against unforeseen circumstances. If not needed, it will reduce the federal debt. The Minister also announced the restoration of the economic prudence in budget planning to help ensure that the Government will not return to deficit. The economic prudence is set as $1 billion for 2003-04 and $2.0 billion for 2004-05.

o As a result, the full accrual surplus for planning purposes is $6.4 billion for 2002-03, $4.8 billion for 2003-04 and $6.5 billion for 2004-05.


IMPACT OF MEASURES IN BUDGET 2003
ON THE BUDGETARY BALANCE

Table 8.4 summarizes the impact of the measures proposed in Budget 2003 on the fiscal surplus for planning purposes.

TABLE 8.4
Budget 2003: Fiscal Outlook With Measures


                                                          2002-      2003-     2004-
                                                          2003       2004      2005
                                                          ----       ----      ----
                                                            (billions of dollars)
FULL ACCRUAL BUDGETARY SURPLUS
  FOR PLANNING PURPOSES                                    6.4       4.8       6.5

Budget 2003 measures
  Investing in Canada's Health Care System(1)              4.7       1.4       2.2
  Investing in Canadian Families and
    Their Communities                                                1.2       1.5
  Investing in a More Productive, Sustainable
    Economy(1)                                             1.0       1.7       1.9
  Canada in the World                                      0.7       1.3       1.7
  Employment insurance premium rate reduction                        0.1       0.2
  Expenditure reallocation                                          -1.0      -1.0
                                                           ---      ----      ----

  Net impact                                               6.4       4.7       6.5
BUDGETARY BALANCE                                          0.0       0.0       0.0
                                                           ---       ---       ---


Note: Numbers may not add due to rounding.

(1) The $1.5 billion Diagnostic/Medical Equipment Fund and the $2.5-billion Canada Health and Social Transfer supplement will be paid to a third-party trust and accounted for by the federal government in 2002-03. The $600 million to the Canada Health Info way and the $500 million to the Canada Foundation for Innovation are accounted for in 2002-03. All these transfers are subject to passage of applicable legislation.



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                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

o The specific measures and their fiscal costs are described in Chapters 3, 4, 5, 6, and 7. The net impact of the measures proposed in the 2003 budget amounts to $6.4 billion in 2002-03, $4.7 billion in 2003-04 and $6.6 billion in 2004-05, for a total of $17.8 billion.

o After incorporating the measures proposed in this budget and maintaining the $3-billion annual Contingency Reserve and economic prudence, a balanced budget is projected this year and in each of the next two years.

o As agreed under the 2003 First Ministers' Health Accord, the federal government is prepared to put up to an additional $2 billion into health for the provinces at the end of fiscal year 2003-04 if the Minister of Finance determines during the month of January that there will be a sufficient surplus above the normal Contingency Reserve to permit such an investment.



FEDERAL DEBT (ACCUMULATED DEFICIT)

In response to the Auditor General of Canada, this budget is presented on a full accrual basis of accounting. Under the previous accounting standard--modified accrual accounting--net debt and the accumulated deficit were identical. Under the new standard, net debt now includes a more comprehensive costing for financial liabilities but excludes non-financial assets. The accumulated deficit includes both. It is the sum of all surpluses and deficits in the past. The accumulated deficit will be referred to in the Annual Financial Report of the Government of Canada and budget documents as the "federal debt."


                                      201
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                              THE BUDGET PLAN 2003

SUMMARY STATEMENT OF TRANSACTIONS

Table 8.5 provides the summary statement of transactions on a full accrual basis, including all the measures proposed in this budget.

TABLE 8.5

Summary Statement of Transactions: Budget 2003: Full Accrual With Measures

                                               2001-      2002-      2003-      2004-
                                               2002       2003       2004       2005
                                               -----      -----      -----      -----
                                                         (billions of dollars)
BUDGETARY TRANSACTIONS
  Budgetary revenues                           171.7      178.7      184.7      192.9
  Total expenditures
    Program spending                           124.3      138.6      143.0      149.6
    Public debt charges                         39.3       37.2       37.6       38.4
                                               -----      -----      -----      -----
    Total expenditures                         163.5      175.8      180.7      188.0

  UNDERLYING BUDGETARY SURPLUS                   8.2        3.0        4.0        5.0

  Less prudence
    Contingency Reserve                                     3.0        3.0        3.0
    Economic prudence                                                  1.0        2.0
                                               -----      -----      -----      -----
    Total                                                   3.0        4.0        5.0

  Budgetary balance                              8.2        0.0        0.0        0.0

FEDERAL DEBT (ACCUMULATED DEFICIT)
  Balanced budget (no debt reduction)          507.7      507.7      507.7      507.7

NON-BUDGETARY TRANSACTIONS
  Loans, investments and advances               -0.1       -1.3       -1.4       -1.5
  Pensions and other accounts                   -0.1        0.4       -0.6       -1.4
  Other                                         -3.2        4.3       -3.7        0.7
                                               -----      -----      -----      -----
  Total                                         -3.5        3.4       -5.8       -2.1

FINANCIAL REQUIREMENTS/SOURCE                    4.7        3.4       -5.8       -2.1

PER CENT OF GDP
  Budgetary revenues                            15.7       15.7       15.4       15.2
  Program spending                              11.4       12.2       11.9       11.8
  Public debt charges                            3.6        3.3        3.1        3.0
  Budgetary balance                              0.7        0.0        0.0        0.0
  Federal debt (accumulated deficit)
    Balanced budget (no debt reduction)         46.5       44.5       42.2       40.1
    Debt reduced by $3 billion per year         46.5       44.3       41.7       39.6
                                               -----      -----      -----      -----


Note: Numbers may not add due to rounding.


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                  SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD


THE GOVERNMENT'S FISCAL PROGRESS


FEDERAL BUDGETARY BALANCE

                 [BAR CHART SHOWING CHANGES IN FEDERAL BUDGETARY BALANCE]


Sources: Public Accounts of Canada and Statistics Canada.

o With the surplus of $8.2 billion in 2001-02, the federal government recorded its fifth consecutive annual surplus, including surpluses of $2.8 billion in 1997-98, $3.1 billion in 1998-99, $13.1 billion in 1999-2000 and $20.2 billion in 2000-01. These surpluses incorporate the effect of moving to full accrual accounting.

o As a result of these surpluses, the federal debt (accumulated deficit) has been reduced by $47.6 billion since 1997-98.

o Balanced budgets or better are expected for 2002-03 and each of the next two fiscal years. To ensure that these targets are met, they are backed by the annual $3-billion Contingency Reserve and economic prudence.


                                      203
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                                  THE BUDGET PLAN 2003

CANADA ONLY G7 COUNTRY TO RECORD SURPLUS IN 2002

TOTAL GOVERNMENT FINANCIAL BALANCE

        [BAR CHART SHOWING GOVERNMENT FINANCIAL BALANCES OF G7 COUNTRIES]

Source: OECD Economic Outlook, No.72 (December 2002).


o On a National Accounts basis, Canada's total government sector financial balance has improved substantially over the last decade. The total government sector deficit peaked at 9.1 per cent of GDP in 1992, which was almost double the G7 average deficit-to-GDP ratio that year.

o By 1997, however, fiscal improvements at all levels of government enabled Canada's total government sector to post a surplus. Canada has recorded six consecutive total government surpluses since that time.

o In 2002 Canada recorded a surplus estimated at 0.6 per cent of GDP, compared to an average deficit of 3.7 per cent in the G7 countries. Canada was the only G7 country to record a surplus in 2002, according to OECD estimates.



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                  SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

FEDERAL DEBT-TO-GDP RATIO ON DOWNWARD TRACK

FEDERAL DEBT-TO-GDP RATIO

            [LINE GRAPH SHOWING CHANGE IN FEDERAL DEBT-TO-GDP RATIO]

SOURCES: Public Accounts of Canada and Statistics Canada.


o The federal debt-to-GDP ratio is the most appropriate measure of the debt burden, as it measures the federal debt (the accumulated deficit) relative to the ability of the Government and the nation's taxpayers to finance it.

o On an accrual basis, the federal debt-to-GDP ratio fell to 46.5 per cent in 2001-02. It has come down nearly 20 percentage points from its peak of 66.4 per cent in 1995-96.

o With balanced budgets or better and sustained economic growth, it is expected to decline to about 40 per cent by 2004-05.

o The Government is committed to keeping the federal debt-to-GDP ratio on a downward track.

                                 THE BUDGET PLAN 2003

CANADA HAS ACHIEVED THE LARGEST DECLINE IN THE DEBT BURDEN AMONG THE G7
COUNTRIES

TOTAL GOVERNMENT NET FINANCIAL LIABILITIES

    [BAR CHART SHOWING GOVERNMENT NET FINANCIAL LIABILITIES OF G7 COUNTRIES]


Sources: OECD Economic Outlook, No.72 (December 2002); Federal Reserve, Flow of Funds Accounts of the United States (December 2002); Department of Finance calculations.

(1) Adjusted to exclude certain government employee pension liabilities, in order to be more comparable with other countries' debt measures.



o Since the mid-1990s Canada's total government sector has achieved the largest decline in its debt burden of all the G7 countries. Between 1995 and 2002 Canada's debt-to-GDP ratio was reduced by 26.8 percentage points.

o As a result, Canada's total government debt burden is now below the G7 average and only the UK and the U.S. are expected to have lower debt burdens than Canada in 2003.

o Based on OECD projections of continuing fiscal surpluses in Canada and large deficits in the U.S., Canadian and U.S. total government debt burdens are expected to converge by 2004. See Annex 4 for more details.

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                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

DETAILS OF THE 2003 BUDGET PLAN: OUTLOOK FOR REVENUES

o Table 8.6 presents the major components of budgetary revenues for the period 2001-02 to 2004-05. It includes the impact of the move to full accrual accounting as well as the cost of the measures proposed in this budget.

o Budgetary revenues declined by 5.8 per cent in 2001-02, largely due to the Five-Year Tax Reduction Plan, the global economic slowdown in 2001 and the decline in the stock market.

o Economic growth rebounded in 2002, with the result that budgetary revenues are expected to increase by $7.0 billion, or 4.1 per cent, in 2002-03. Thereafter the projected growth in budgetary revenues is somewhat slower than the growth in nominal income--the applicable tax base for budgetary revenues--due to the impact of the tax reduction measures proposed in this budget as well as those implemented in the Five-Year Tax Reduction Plan.

o Personal income tax revenues are the largest component of budgetary revenues and the component most affected by the switch to full accrual accounting. They are estimated to have declined by 6.2 per cent in 2001-02 due to the Five-Year Tax Reduction Plan, the global economic slowdown and the decline in the stock market. Thereafter personal income tax revenues are projected to increase broadly in line with the growth in personal income.

o The decline in corporate income tax revenues in 2002-03 is attributable to losses incurred in 2001, resulting in higher refunds pertaining to previous years' taxes paid. In the period April to December 2002, corporate income tax revenues were down 18.1 per cent from the same period the previous year. The data to convert corporate income tax revenues to accruals are not available in order to present the financial statements in a timely manner. As such, cash is used as a proxy for the accrual numbers.

o Excise taxes and duties are up in 2002-03 by 11.5 per cent primarily due to higher GST revenues, the impact of the tobacco excise tax increases announced in late 2001 and early 2002, and the introduction of the Air Travellers Security Charge in April 2002. The increase in GST revenues reflects both the strong growth in the applicable tax base as well as a decline in refunds. Over the next two fiscal years, growth in this component is expected to mirror more closely the growth in the applicable tax bases.

o Non-tax revenues include return on investments and other non-tax revenues. Under full accrual accounting, the latter now include interest and penalties accrued on income taxes owing.

                              THE BUDGET PLAN 2003

OUTLOOK FOR BUDGETARY REVENUES

TABLE 8.6
The Revenue Outlook

                                       2001-         2002-       2003-         2004-
                                       2002          2003        2004          2005
                                      -------      -------      -------      -------
                                                    (millions of dollars)
INCOME TAX
  Personal income tax                  80,536       84,181       86,618       91,106
  Corporate income tax                 24,565       21,944       24,337       25,536
  Other income tax                      1,805        2,875        3,107        3,304
                                      -------      -------      -------      -------
  Total income tax                    106,906      109,000      114,063      119,946

EMPLOYMENT INSURANCE REVENUES          17,660       18,320       17,586       17,551

EXCISE TAXES/DUTIES
  Goods and services tax               25,434       28,672       29,997       31,779
  Customs import duties                 3,075        3,200        3,318        3,465
  Energy taxes                          4,848        4,900        5,055        5,153
  Other excise taxes/duties             3,947        4,400        4,336        4,288
  Air Travellers Security Charge            0          405          375          395
                                      -------      -------      -------      -------
  Total                                37,304       41,577       43,081       45,080

TOTAL TAX REVENUES                    161,870      168,897      174,729      182,577

NON-TAX REVENUES
  Return on investments                 5,892        5,739        5,774        6,011
  Other non-tax revenues                3,952        4,089        4,199        4,354
                                      -------      -------      -------      -------
  Total                                 9,844        9,828        9,973       10,365

TOTAL BUDGETARY REVENUES              171,714      178,725      184,702      192,942

Percentage of GDP
  Personal income tax                     7.4          7.4          7.2          7.2
  Corporate income tax                    2.2          1.9          2.0          2.0
  Employment insurance premiums           1.6          1.6          1.5          1.4
  Goods and services tax                  2.3          2.5          2.5          2.5
  Other excise                            1.1          1.1          1.1          1.0
                                      -------      -------      -------      -------
  Tax revenues                           14.8         14.8         14.5         14.4

  Non-tax revenues                        0.9          0.9          0.8          0.8

  TOTAL                                  15.7         15.7         15.4         15.2
                                      -------      -------      -------      -------

Note: Numbers may not add due to rounding.


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                  SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD

REVENUE RATIO LOWERED DUE TO TAX CUTS

FEDERAL REVENUE-TO-GDP RATIO

          [LINE GRAPH SHOWING CHANGE IN FEDERAL REVENUE-TO-GDP RATIO]


o A picture of movements in budgetary revenues can be obtained by examining the "revenue ratio"--federal revenues in relation to total income in the economy (or
GDP).

o There is a cyclical element to the revenue ratio. It declines during economic downturns and tends to increase during recoveries, reflecting the progressive nature of the tax system and the cyclical nature of corporate profits. This was the primary factor underlying the increase in the revenue ratio between 1994-95 and 1997-98, as the economy recovered from the 1990-1991 recession.

o The revenue ratio dropped significantly in 2001-02 due primarily to the tax reductions that came into effect in January 2001 as part of the $100-billion Five-Year Tax Reduction Plan. The revenue ratio is expected to continue to decline over the budget-planning period due to the ongoing impact of the Five-Year Tax Reduction Plan as well as further tax cuts proposed in this budget.

THE BUDGET PLAN 2003






DETAILS OF THE 2003 BUDGET PLAN:
OUTLOOK FOR PROGRAMS SPENDING

o The program spending projections presented in Table 8.7 include the impact of the move to full accrual accounting, the February 5, 2003 First Ministers' Accord on Health Care Renewal, as well as the spending initiatives proposed in this budget.

o As a result of the measures proposed in this budget, coupled with economic and demographic factors, program spending is expected to increase by $14.3 billion, or 11.5 per cent, in 2002-03. Nearly three-quarters of the increase is due to the following:

     - $7.2 billion is attributable to health-related transfers and equalization entitlements to the provinces, including $3.8 billion under the Canada Health and Social Transfer, $1.5 billion for diagnostic/medical equipment fund, $0.6 billion for health information technology, and $0.5 billion to research hospitals;

     - $2.5 billion is for increased elderly and employment insurance benefits;

     -    $0.8 billion is for increased defence and security-related spending;
          and

     - The remainder--$3.8 billion--is for other direct program spending. This component includes the operating costs of government, payments to Crown corporations and other transfers and subsidies, such as farm income assistance, transfers to Aboriginal communities and international assistance.

o Over the next two fiscal years, the growth in total program spending is projected to be less than the growth in the economy. This reflects, in part, the impact of the $1-billion savings from reallocating spending from lower to higher priorities and the one-time initiatives in 2002-03, primarily for health.

o Major transfers to persons are projected to increase, reflecting both higher elderly and employment insurance benefits.

                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD






TABLE 8.7
The Program Spending Outlook


                                                    2001-        2002-        2003-          2004-
                                                    2002         2003         2004           2005
                                                   -------      -------      -------        -------
                                                                (millions of dollars)
MAJOR TRANSFERS TO PERSONS
  Elderly benefits                                  24,640       25,799       26,800         27,783
  Employment insurance benefits                     13,726       15,036       15,712         16,117
                                                    ------       ------       ------         ------
  Total                                             38,366       40,835       42,512         43,900

MAJOR TRANSFERS TO OTHER LEVELS OF GOVERNMENT
  Federal transfers support for
    health and other social programs
      Canada Health and Social Transfer             17,300       18,600       19,300
      CHST supplement                                             2,500
      Canada Health Transfer                                                                 12,650
      Canada Social Transfer                                                                  7,750
      Health Reform Fund                                                       1,000          1,500
      Diagnostic/Medical Equipment Fund                           1,500
                                                    ------       ------       ------         ------
      Total                                         17,300       22,600       20,300         21,900

  Fiscal arrangements                               11,978       12,720       13,408         14,074
  Alternative Payments for
    Standing Programs                               -2,662       -2,544       -2,697         -2,752
                                                    ------       ------       ------         ------
  Total                                             26,616       32,776       31,011         33,222

Direct program spending                             59,290       64,993       69,516         72,433

TOTAL PROGRAM SPENDING                             124,272      138,604      143,039        149,555

PER CENT OF GDP
  Major transfers to persons
      Elderly benefits                                 2.3          2.3          2.2            2.2
      Employment insurance benefits                    1.3          1.3          1.3            1.3
                                                    ------       ------       ------         ------
      Total                                            3.5          3.6          3.5            3.5

MAJOR TRANSFERS TO OTHER LEVELS
  OF GOVERNMENT
  Federal transfers support for health
    and other social programs                          1.6          2.0          1.7            1.7
  Fiscal arrangements                                  1.1          1.1          1.1            1.1
  Alternative Payments for
    Standing Programs                                 -0.2         -0.2         -0.2           -0.2
                                                    ------       ------       ------         ------
  Total                                                2.4          2.9          2.6            2.6

Direct program spending                                5.4          5.7          5.8            5.7

TOTAL PROGRAM SPENDING                                11.4         12.2         11.9           11.8
                                                    ------       ------       ------         ------


Note: Numbers may not add due to rounding.

                              THE BUDGET PLAN 2003






o Major transfers to other levels of government are projected to decline in 2003-04. This decline reflects liabilities with respect to the proposed Canada Health and Social Transfer supplement and the Diagnostic/Medical Equipment Fund, which are recorded in 2002-03. Thereafter increased funding for the Health Reform Fund as well as the Canada Health Transfer and Canada Social Transfer result in higher spending.

     As part of the February 2003 health accord, first ministers reaffirmed the importance of the equalization program in ensuring that all provinces have the ability to provide comparable levels of public services at comparable levels of taxation. The federal government has agreed to permanently remove the equalization ceiling on a going-forward basis. The budget will implement this commitment through amendments to the equalization legislation to eliminate the ceiling, effective fiscal year 2002-03.

o Direct program spending is projected to increase by $4.5 billion in 2003-04 and $2.9 billion in 2004-05--an average annual increase of 6 percent.

                  SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD


SPENDING-TO-GDP RATIO DOWN SIGNIFICANTLY FROM MID-1990S

FEDERAL PROGRAM SPENDING AS A SHARE OF GDP

       [LINE GRAPH SHOWING CHANGE IN FEDERAL PROGRAM SPENDING AS A SHARE OF GDP]


o The program spending-to-GDP ratio has declined significantly, from about 16 per cent in 1993-94 to about 11 per cent in 2000-01. This decline was largely attributable to the expenditure reduction initiatives announced in the 1995 budget aimed at eliminating the deficit.

o In 2001-02 the spending ratio increased to 11.4 per cent, from 11.1 percent in 2000-01, reflecting the impact of higher cash transfers to the provinces of $3.8 billion as specified under the September 2000 health agreement, and increased employment insurance benefits, reflecting both the impact of program enhancements as well as an increase in the number of people receiving benefits due to the slowdown in the economy.

o Reinvestment in the key priorities of Canadians, including increased cash transfers to the provinces and territories under the Canada Health and Social Transfer, results in a projected increase in the ratio in 2002-03.

o Over the next two years the ratio is projected to decline, as economic growth exceeds growth in program spending. As a percentage of GDP, program spending is expected to average about 12 per cent over the 2002-03 to 2004-05 period.

                              THE BUDGET PLAN 2003

MARKET DEBT DECLINING

FEDERAL DEBT AND MARKET DEBT

[BAR CHART SHOWING CHANGE IN FEDERAL DEBT AND MARKET DEBT AS PERCENTAGE OF GDP]

Sources: Public Accounts of Canada and Statistics Canada.

o The federal government's market debt consists of debt issued on credit markets in the form of Government of Canada bonds, Canada Savings Bonds and Treasury bills. The decline of $34.6 billion in market debt since 1996-97, coupled with sustained economic growth, resulted in a decline in the market debt-to-GDP ratio from 57 per cent to 40.5 per cent in 2001-02, a decline of 16.5 percentage points.

o This decline mirrors the rapid fall in the federal debt-to-GDP ratio over the last five years.

                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD


DEBT MANAGEMENT

o Effective management of the federal debt is important to all Canadians as the annual debt-servicing cost is the largest single spending program of the federal government. One of the Government's key objectives in managing the debt is to strike an appropriate balance between low financing costs and cost stability. In general, borrowing long-term debt is less risky but more costly than borrowing short-term debt.

o The Government maintains a prudent debt structure to protect its fiscal position from unexpected increases in interest rates and to limit annual refinancing needs. One of the measures of prudence is the fixed-rate share of the debt, that is, the share of the debt that does not need to be refinanced within a year.

o During the 1990s the Government raised the fixed-rate portion of the federal debt from one-half to two-thirds to provide more cost stability in an environment of annual deficits, volatile interest rates and high debt levels.

o Over the past five years the economic and fiscal position in Canada has strengthened considerably. Canada now has low and stable inflation and interest rates, strong employment growth, lower foreign indebtedness and a current account surplus. The federal debt has fallen by $47.6 billion and is at its lowest level, relative to the size of the economy, in nearly two decades. These developments have provided the Government of Canada with greater financial stability, reduced vulnerability to events happening beyond its borders, and contributed to the restoration of Canada's triple-A credit rating.

o As a result of these positive economic and fiscal developments, the Government is now in a position to reduce the fixed-rate portion of the market debt in order to lower debt-servicing costs. The Government now intends to reduce the target for the fixed-rate portion of the debt from two-thirds to 60 per cent. The reduction will begin in the upcoming fiscal year and will be implemented in an orderly and transparent manner over the next five years to allow the market time to adjust. The debt structure remains prudent, with a majority of the debt being at a fixed rate.

o Based on the budget outlook, the planned change to the debt structure is expected to reduce the Government's debt-servicing costs by up to $750 million cumulatively during the five-year phase-in period and by up to $500 million, on average, each year thereafter. These savings can be used to meet the priorities of Canadians.

o Further details on the outlook for 2003-04 borrowing programs and the federal government's debt structure will be provided in the 2003-04 Debt Management Strategy, which will be released in March.

                                  THE BUDGET PLAN 2003



PUBLIC DEBT CHARGES FALLING

PUBLIC DEBT CHARGES AS A SHARE OF REVENUES

    [LINE GRAPH SHOWING CHANGE IN PUBLIC DEBT CHARGES AS SHARE OF REVENUES]

o Public debt charges are projected to decline by $2.1 billion in 2002-03 due to the impact of lower interest rates and a decline in interest-bearing debt, as shown in Table 8.5. Over the next two fiscal years they are projected to increase slightly, reflecting the forecast increase in interest rates.

o Public debt charges as a percentage of budgetery revenues declined from its peak of 37 per cent in 1995-96 to 22.9 per cent in 2001-02. This ratio means that in 2001-02, the Government spent just under 23 cents of each revenue dollar on interest on the federal debt.

o This ratio is expected to continue to decline, falling to under 20 per cent in 2004-05.

                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD






FINANCIAL REQUIREMENTS/SOURCE

TABLE 8.8
The Budgetary Balance and Financial Requirements/Source

                                       2001-      2002-   2003-     2004-
                                       2002       2003    2004      2005
                                       -----      -----   -----     -----
                                             (billions of dollars)
BUDGETARY SURPLUS                       8.2        0.0     0.0       0.0

NON-BUDGETARY TRANSACTIONS
  Loans, investments and advances      -0.1       -1.3    -1.4      -1.5
  Pensions and other accounts          -0.1        0.4    -0.6      -1.4
  Other                                -3.2        4.3    -3.7       0.7
                                       ----       ----    ----      ----
  Total                                -3.5        3.4    -5.8      -2.1

FINANCIAL REQUIREMENTS/SOURCE           4.7        3.4    -5.8      -2.1
                                       ----       ----    ----      ----

Note: Numbers may not add due to rounding.



o The budgetary balance is presented on a full accrual basis of accounting, recording government liabilities and assets when they are incurred or acquired, regardless of when the cash payment or receipt is made. In addition, the budgetary balance includes only those activities over which the Government has legislative control.

o In contrast, financial requirements/source measures the difference between cash coming in to the Government and cash going out. This measure is affected not only by the budgetary balance but by the cash requirements/source resulting from the Government's investing activities through loans, investments and advances; its acquisitions of capital assets; and its operating activities, primarily through the federal employees' pension accounts. These activities are included in non-budgetary transactions.

o With a projected balanced budget in 2002-03, there is a projected financial source of $3.4 billion in 2002-03, down from $4.7 billion in 2001-02. Financial requirements are forecast in each of the next two fiscal years.

                              THE BUDGET PLAN 2003

o The cash requirement in "loans, investments and advances" is primarily due to government borrowing on behalf of the Canada Student Loans Program. The requirement in both 2003-04 and 2004-05 in "pensions and other accounts" reflects the transfer of the Government's holdings in the Canada Pension Plan to the Canada Pension Plan Investment Board. A source of $4.3 billion is estimated in "other" transactions in 2002-03, with a financial requirement of $3.7 billion in 2003-04. This is largely attributable to liabilities in 2002-03 for which cash disbursements will not be made until passage of applicable legislation in early 2003-04.

o In 2003-04 and 2004-05 the Government will need to fund cash requirements arising from previous budgetary initiatives, as well as the transfers of Canada Pension Plan operating balances from non-market debt to market debt. Financial requirements are currently planned to be met without raising new market debt.

                SOUND FINANCIAL MANAGEMENT IN AN UNCERTAIN WORLD






SENSITIVITY OF THE FISCAL OUTLOOK TO ECONOMIC SHOCKS

TABLE 8.9
Estimated Change in Fiscal Position

                                                YEAR 1    YEAR 2
                                              --------  ---------
                                             (billions of dollars)
1-PER-CENT DECREASE IN REAL GDP GROWTH
  Revenue impact                                -1.9      -1.9
  Expenditure impact                             0.6       0.7
                                                ----      ----
  Deterioration in fiscal balance               -2.5      -2.6

1-PER-CENT DECREASE IN GDP INFLATION
  Revenue impact                                -1.9      -1.8
  Expenditure impact                            -0.5      -0.5
                                                ----      ----
  Deterioration in fiscal balance               -1.4      -1.3

100-BASIS-POINT DECREASE IN INTEREST RATES
  Revenue impact                                -0.4      -0.5
  Expenditure impact                            -1.2      -1.8
                                                ----      ----
  Improvement in fiscal balance                  0.8       1.3


o The fiscal projections are extremely sensitive to changes in economic assumptions--particularly to changes in real economic (GDP) growth, inflation and interest rates. To ensure that such developments do not adversely affect the government's balanced budget target, it follows a prudent approach to budget planning.

o A decrease in the growth of real GDP (through equal reductions in employment and productivity) would lead to lower federal government revenues through a contraction in various tax bases and an increase in spending, primarily due to higher employment insurance benefits. Using standard sensitivity analysis, a 1-per-cent decrease in real GDP growth for one year would lower the budgetary balance by $2.5 billion in the first year and by $2.6 billion in the second year.

THE BUDGET PLAN 2003

o A 1-per-cent reduction in the growth in nominal GDP resulting solely from a one-year decline in the rate of GDP inflation would lower the budgetary balance by $1.4 billion in the first year and $1.3 billion in year two. Most of the impact would be on budgetary revenues, as wages and profits would be lower, as well as the price of goods and services subject to sales and excise taxes. The impact on expenditures would be largely reflected in those programs that are indexed to inflation, such as elderly benefit payments.

o A sustained 100-basis-point decline in all interest rates would improve the budgetary balance by $0.8 billion in the first year, rising to $1.3 billion in year two. This improvement comes solely from the reduction in public debt charges, which reduces overall budgetary expenditures. Expenditures would fall by $1.2 billion in the first year and $1.8 billion in year two, as longer-term debt matures and is refinanced at the lower rates. Moderating this impact are somewhat lower interest earnings on the Government's interest-bearing assets, which are recorded as part of non-tax revenues.

ANNEX 1

SPENDING AND TAX RELIEF SINCE THE 1997 BUDGET

                              THE BUDGET PLAN 2003

SPENDING AND TAX RELIEF SINCE THE 1997 BUDGET

The following tables present the fiscal impact of the spending and tax relief initiatives since 1997-98--the first year a budgetary surplus was recorded. They show the various initiatives undertaken in the 1998, 1999, 2000, 2001 and 2003 budgets, as well as the October 2000 Economic Statement and Budget Update.

     The Table A1.1 summarizes the fiscal impact of the initiatives over the period 1997-98 to 2004-05, as well as the reduction in federal debt realized to date.

     Tax relief since 1997-98 has been of two forms--increases in tax expenditures and general tax cuts. Tax expenditure measures include the Canada Child Tax Benefit, the education credit, disability tax credit and the credit for interest on student loans, among others. While netted against revenues in the Government's financial statements, the tax expenditure measures share features with spending initiatives. They provide benefits to targeted groups--benefits which could be delivered through spending programs.

     In contrast, general tax cuts affect the basic parameters of the tax system and provide benefits to a large number of taxpayers. These include changes to tax rates, the amount of income that a taxpayer can earn tax-free and the elimination of surtaxes. As a result, the overall allocation of the initiatives between spending, tax relief and debt reduction is affected by whether the tax expenditures are included as tax reduction or spending. Table A1.1 shows it both ways.

     The cumulative amount of spending, tax relief and debt reduction over the 1997-98 to 2004-05 period is $331.1 billion. With targeted tax expenditures included in spending, the cumulative amount of spending initiatives is $153.5 billion (46.4 per cent of the total) compared to general tax relief, employment insurance premium reductions and debt reduction totalling $177.6 billion (53.6 per cent of the total).

     Including tax expenditures in overall tax relief, new spending initiatives amount to $131.6 billion (39.7 per cent of the total) while tax relief amounts to $151.9 billion and debt reduction amounts to $47.6 billion (60.3 per cent of the total). The debt reduction total includes the actual reduction in federal debt to date.

                                     ANNEX 1



TABLE A1.1

Cumulative Amount of Spending, Tax Relief and Debt Reduction From 1997-98 to 2004-05


                                                        TAX EXPENDITURES
                                           ---------------------------------------------
                                               AS TAX REDUCTION          AS SPENDING
                                           ---------------------- ----------------------
                                            (billions   (per cent (billions    (per cent
                                           of dollars)  of total) of dollars)  of total)
SPENDING INITIATIVES
  Improving the quality of life
    of Canadians                                76.2       23.0       91.9       27.7
  Making Canada's economy
    more innovative                             34.0       10.3       40.3       12.2
  Providing essential public services           23.4        7.1       23.4        7.1
  Expenditure reallocation                      -2.0       -0.6       -2.0       -0.6
                                               -----       ----      -----       ----
  Total spending initiatives                   131.6       39.7      153.5       46.4

TAX EXPENDITURES AND GENERAL TAX RELIEF
  Tax expenditures
    Making Canada's economy
      more innovative                            7.3        2.2
    Improving the quality of life
      of Canadians                              15.7        4.7
    Tax fairness measures                       -1.1       -0.3
  General tax relief                           101.2       30.6      101.2       30.6
  EI premium reductions                         28.8        8.7       28.8        8.7
                                               -----       ----      -----       ----
  Total tax initiatives                        151.9       45.9      130.0       39.3

Debt reduction                                  47.6       14.4       47.6       14.4

Tax plus debt reduction                        199.5       60.3      177.6       53.6

Total                                          331.1      100.0      331.1      100.0
                                               -----       ----      -----      -----

                                  THE BUDGET PLAN 2003





TABLE A1.2

Spending and Revenue Initiatives Proposed in the 2003 Budget


                                                  2002-       2003-     2004-
                                                  2003        2004      2005
                                                 -------    --------   --------
                                                   (millions of dollars)
SPENDING INITIATIVES PROPOSED IN THIS BUDGET
INVESTING IN CANADA'S HEALTH CARE SYSTEM
  CHST supplement(1)                              2,500
  Health reform
    Health Reform Fund                                       1,000      1,500
    Diagnostic/Medical Equipment Fund(1)          1,500
    Health information technology(1)                600
                                                  -----      -----      -----
  Total                                           2,100      1,000      1,500

  Direct Health Accord initiatives
    Employment insurance compassionate
      family care leave benefit                                 86        221
    Canadian Coordinating Office
      for Health Technology Assessment                           5         10
    Patient safety                                              10         10
    Governance and accountability                    70         15         30
    National immunization strategy                               5         10
                                                  -----      -----      -----
    Total                                            70        121        281

  Other health initiatives
    Canadian Health Services
      Research Foundation                            25
    Pharmaceuticals management                                  40         40
    Planning, coordination and partnerships                     10         20
    Health services in official language
      minority communities                                      12         13
    Sport participation                                          5         10
                                                  -----      -----      -----
    Total                                            25         67         83

  First Nations and Inuit health                     25        181        231
                                                  -----      -----      -----
  TOTAL                                           4,720      1,369      2,095

INVESTING IN CANADIAN FAMILIES AND
  THEIR COMMUNITIES
  Supporting Canadian families
    Families with children
      Early learning and child care services                    25         81
    Canadians with disabilities
      Employability Assistance
        for Persons with Disabilities                          193        193
    Child and family law strategy                               27         26
                                                  -----      -----      -----
        Total                                                  245        300
                                                  =====      =====      =====


(1) These transfers will be paid to a third-party trust and accounted for by the federal government in 2002-03, pending passage of legislation.

                                     ANNEX 1

TABLE A1.2

Spending and Revenue Initiatives Proposed in the 2003 Budget (cont'd)


                                                        2002-       2003-       2004-
                                                        2003        2004        2005
                                                      --------    --------    --------
                                                            (millions of dollars)
Supporting communities
  Affordable housing and support for homeless
    Affordable Housing Initiative                                     30         50
    Residential Rehabilitation
      Assistance Program                                             128        128
    Supporting Communities
      Partnership Initiative                                         135        135

  Infrastructure
    Strategic infrastructure
      ($2 billion over 10 years)                                      50
    Municipal infrastructure
      ($1 billion over 10 years)                                     100        100

  Proceeds of crime                                                   23         23
                                                        ------    ------     ------
  Total                                                              416        486

Strengthening Aboriginal communities
  First Nations policing                                              18         24
  Aboriginal language and culture                                      8         10
  Federal Interlocutor for Metis and
    Non-Status Indians                                                 3          3
  Urban Aboriginal strategy                                            9          8
                                                        ------    ------     ------
  Total                                                               38         45

Promoting Canadian culture and values
  Historic places                                                     10         10
  Canadian Television Fund                                            75         75
  Katimavik                                                            5         12
  Official languages                                                  38         77
  Legal aid                                                           45         45
  New Citizenship Act                                                 11         10
  Amateur sport                                                        5          5
                                                        ------    ------     ------
  Total                                                              188        233
                                                        ------    ------     ------
Total                                                                886      1,065

                                  THE BUDGET PLAN 2003

TABLE A1.2

Spending and Revenue Initiatives Proposed in the 2003 Budget (cont'd)


                                                  2002-      2003-       2004-
                                                  2003       2004        2005
                                                --------    -------     ------
                                                     (millions of dollars)
INVESTING IN A MORE PRODUCTIVE,
  SUSTAINABLE ECONOMY
  Strengthening research and innovation
    Federal granting councils                                 125        125
    Canada Graduate Scholarships                               25         55
    Indirect costs of research                                225        225
    Northern science                                            8          8
    Canada Foundation for Innovation               500
    Genome Canada                                   75
    Rick Hansen Leadership Fund                                 2          2
    The Medical and Related Sciences Project                   10         10
    SchoolNet and Community Access Program                     30
    National Research Council of Canada                        35         35
    Business Development Bank of Canada(2)        (102)       (88)
    Aboriginal Business Canada                                 10         10
                                                  ----       ----       ----
    Total                                          575        470        470

  Skills and learning
    Skilled immigrants                                         20         22
    Canada Student Loans Program                               27         32
    Canadian Learning Institute                               100
    First Nations' education                                   10         25
    Post-secondary scholarship
      for Aboriginal Canadians                      12
    Aboriginal skills
      and employment partnerships                              10         15
    Aquatic resources management                                4          8
                                                  ----       ----       ----
    Total                                           12        171        102

  Total                                            587        641        572

  Advancing sustainable development
    Climate change
      Sustainable Development
        Technology Canada                                     250
      Canadian Foundation
        for Climate
        and Atmospheric Sciences                               50
      Other climate change measures                           200        200
                                                  ----       ----       ----
      Total                                                   500        200

                                     ANNEX 1



TABLE A1.2
Spending and Revenue Initiatives Proposed in the 2003 Budget (cont'd)


                                                          2002-         2003-        2004-
                                                          2003          2004         2005
                                                        --------      --------    ---------
                                                               (millions of dollars)
  The environment
    Federal contaminated sites(2)                                        (75)        (100)
    Air quality                                                           15           25
    Safe water systems                                                   100          100
    Canadian Environmental Protection Act                                 32           43
    Species at risk                                                       13           20
    World Summit
      on Sustainable Development                              4            7            6
    Investing in national parks                                           32           42
                                                          -----       ------       ------
    Total                                                     4          199          237
                                                          -----       ------       ------
  Total                                                       4          699          437

  Agriculture
    Crop Reinsurance Fund                                   220
    Enhancing food safety                                                 50           50
    Canadian Grain Commission                                             15           15
    Farm Credit Canada(2)                                                (10)         (10)
    Veterinary colleges                                     113
                                                          -----       ------       ------
    Total                                                   333           65           65
                                                          -----       ------       ------
Total                                                       924        1,405        1,074

CANADA IN THE WORLD
  Defence
    New defence funding                                     270          800          800
    Contingency                                             125          200
  International assistance                                  353          202          820
  Other
    Enhanced presence in the U.S.                                          2            9
    Security Contingency Reserve                                          50           25
    Canadian Coast Guard                                                  47           47
                                                          -----       ------       ------
  Total                                                     748        1,301        1,701

EXPENDITURE MANAGEMENT AND ACCOUNTABILITY
  Streamlining for a potential natural gas pipeline           7           13           12
  Strenthening enforcement                                                10           20
  Smart regulation strategy                                                2            2
                                                          -----       ------       ------
  Total                                                       7           25           34

  Expenditure reallocations                                           -1,000       -1,000

TOTAL SPENDING INITIATIVES                                6,398        3,986        4,969
                                                          -----       ------       ------



(2) These are non-budgetary expenditures. Although they do not affect the budgetary balance, they do result in a cash requirement.

                                  THE BUDGET PLAN 2003





TABLE A1.2

Spending and Revenue Initiatives Proposed in the 2003 Budget (cont'd)


                                                 2002-         2003-     2004-
                                                 2003          2004      2005
                                                ------        ------    -------
                                                     (millions of dollars)
REVENUE INITIATIVES PROPOSED IN THIS BUDGET
INVESTING IN CANADA'S HEALTH CARE SYSTEM
    GST rebate for health care institutions                      30       55
INVESTING IN CANADIAN FAMILIES
  AND THEIR COMMUNITIES
  Supporting Canadian families
    Families with children
      Increasing the National
        Child Benefit supplement                                200      300

  Canadians with disabilities
    Child Disability Benefit                                     40       50
    Enhanced tax assistance
      for persons with disabilities
      RRSP/RRIF rollovers to an infirm child                     10       10
      Expanding list of eligible expenses
        for the medical expense tax credit                       20       20
      Ensuring the effectiveness
        of the disability tax credit                             25       80
                                                 ------       -----     ----
      Total                                                      95      160

INVESTING IN A MORE PRODUCTIVE,
  SUSTAINABLE CANADIAN ECONOMY
  Advancing sustainable development
    Climate change
      Excise tax exemption
        for bio-diesel fuels                                      s        s
      Improving tax incentives
        for renewable and alternative energy                      5        5
                                                 ------       -----     ----
      Total                                                       5        5

                                     ANNEX 1

TABLE A1.2

Spending and Revenue Initiatives Proposed in the 2003 Budget (cont'd)


                                                      2002-      2003-      2004-
                                                      2003       2004       2005
                                                      -----      -----      -----
                                                        (millions of dollars)
  IMPROVING THE TAX SYSTEM
  Supporting savings by Canadians
    Increase RPP/RRSP limits                             25        105        165

  Supporting entrepreneurship and small business
    Small business deduction
      increase to $300,000                                          60        110
    Capital gains rollover
      for small business investors                                  10         10
    Venture capital and qualified
      limited partnerships                                          --         --
    Automobile benefit and expense provisions                       20         20

  Strengthening the Canadian tax advantage
    Federal capital tax                                             60        395
    Extension of mineral exploration tax credit                                25
    Improving the income taxation
      of the resource sector                             10         55        100
    Film or Video Production Services
      Tax Credit                                                    25         25
                                                      -----      -----      -----
  TOTAL                                                  35        335        850

  EMPLOYMENT INSURANCE
    PREMIUM RATE REDUCTION                                          53        178

  TOTAL REVENUE INITIATIVES PROPOSED
    IN THIS BUDGET                                       35        718      1,548

TOTAL SPENDING AND REVENUE INITIATIVES                6,433      4,704      6,517
                                                      -----      -----      -----


TABLE A1.3

Spending Initiatives: October 2002 Economic and Fiscal Update


                                            2002-     2003-           2004-
                                            2003      2004            2005
                                            -----    -------        -------
                                                  (millions of dollars)
SPENDING INITIATIVES
  International assistance                   70.4      202.6          116.7
  Canada Strategic Infrastructure Fund                   100            300
  Support for agriculture                     680      1,304            813
  Softwood lumber assistance                  149        156
                                            -----    -------        -------
  Total                                     899.4    1,762.6        1,229.7
                                            -----    -------        -------

                              THE BUDGET PLAN 2003

TABLE A1.4

Spending and Tax Initiatives: 2001 Budget


                                                        2001-      2002-      2003-        2004-
                                                        2002       2003       2004         2005
                                                      --------   --------    -------     --------
                                                                (millions of dollars)
SPENDING INITIATIVES
  Improving the quality of life for
    Canadians and their children
      Health initiatives                                  182        181        173        185
      Employment insurance benefits                        35         89         89         89
      New partnerships with Aboriginal peoples             19        123        125        100
      Crime prevention                                     53         62         75         75
      Cultural initiatives                                305        395        196        146
      International assistance                            240         37        311
                                                        -----      -----      -----      -----
      Total                                               834        887        969        595

  Making Canada's economy more competitive
      Investing in skills, learning and research          549        318        318        318
      Strategic infrastructure and the environment        284        225        278        241
                                                        -----      -----      -----      -----
      Total                                               833        543        596        559

  Providing essential public services
      Security                                          1,067      1,217      1,236      1,003
      Maintaining a secure, open and
        efficient border                                   72        316        260        257
      Departmental operations                             752        464        318        258
                                                        -----      -----      -----      -----
      Total                                             1,891      1,997      1,814      1,518

  TOTAL SPENDING INITIATIVES                            3,558      3,427      3,377      2,670

TAX EXPENDITURES AND GENERAL TAX ACTIONS
  Improving the quality of life for Canadians
    and their children
      Donations of certain publicly traded
        securities to charities                                       70         70         75
      Tobacco tax increases                              -275       -440       -440       -440
                                                        -----      -----      -----      -----
      Total                                              -275       -370       -370       -365

  Making Canada's economy more innovative                  10         40         60         60

  GENERAL TAX AND COST RECOVERY MEASURES
    Delay in monthly remittances for
      small businesses                                    300       -300
    Air Travellers Security Charge                                  -430       -445       -445
    Other cost recovery                                              -50        -50        -50
                                                        -----      -----      -----      -----
    Total                                                 300       -780       -495       -495

  TAX EXPENDITURES AND GENERAL TAX ACTIONS                 35     -1,110       -805       -800

TOTAL SPENDING AND TAX INITIATIVES                      3,593      2,317      2,573      1,871
                                                        -----      -----      -----      -----

                                     ANNEX 1

TABLE A1.5

Spending and Tax Initiatives: 2000 Economic Statement


                                                2000-         2001-      2002-      2003-       2004-
                                                2001          2002       2003       2004        2005
                                              ---------    ---------   --------    -------     -------
                                                                (millions of dollars)
SPENDING INITIATIVES
  Improving the quality of life for
    Canadians and their children
      Canada Health and Social Transfer                      2,800       3,600       4,300       4,900
      Other health initiatives                   1,500         200         200         200         200
  Employment insurance benefits                    200         430         490         530         530
  Relief for Heating Expenses                    1,459
                                                 -----       -----       -----       -----       -----
  Total                                          3,159       3,430       4,290       5,030       5,630

  Making Canada's economy
    more competitive
      Canada Foundation for Innovation             500
      Social Sciences and Humanities
        Research Council of Canada                              20          20          20          20
      Clean environment                                                    100         100         100
                                                 -----       -----       -----       -----       -----
  Total                                            500         120         120         120          20

  TOTAL SPENDING INITIATIVES                     3,659       3,550       4,410       5,150       5,650

TAX EXPENDITURES AND GENERAL TAX ACTIONS
  Improving the quality of life for
    Canadians and their children
      Canada Child Tax Benefit                                 260         355         355         595
      Caregiver credit/disabilities                 25         100         110         110         115
                                                 -----       -----       -----       -----       -----
      Total                                         25         360         465         465         710

  Making Canada's economy more competitive
      Education credit                              10         225         230         240         240
      Capital gains inclusion rate                  20         175         485         715         985
      Flow-through shares                            5          35          40          50          20
                                                 -----       -----       -----       -----       -----
      Total                                         35         435         755       1,005       1,245

  General tax relief and fairness measures
      Personal income tax relief                 1,518       6,270       7,193       8,282      10,269
      Corporate income tax reductions                          268       1,300       2,450       3,530
      Reduction in EI premium rates(1)                         100         300
                                                 -----       -----       -----       -----       -----
      Total                                      1,618       6,838       8,493      10,732      13,799

  TAX EXPENDITURES AND GENERAL
    TAX ACTIONS                                  1,678       7,633       9,713      12,202      15,754

TOTAL                                            5,337      11,183      14,123      17,352      21,404
                                                 -----       -----       -----       -----       -----


(1) Assumes employee premium rate of $2.25 for 2001, $2.20 for 2002 and $2.10 for 2003.

                                  THE BUDGET PLAN 2003

TABLE A1.6

Spending and Tax Initiatives: February 2000 Budget


                                              1999-      2000-      2001-      2002-     2003-      2004-
                                              2000       2001       2002       2003      2004       2005
                                            --------    -------    -------     -------  -------    -------
                                                                  (millions of dollars)
SPENDING INITIATIVES
  Improving the quality of life for
    Canadians and their children
    Canada Health and
      Social Transfer(1)                      2,500
    Support for families with children                                800      1,300      1,375      1,455
    Opportunities for Canadians
      with disabilities                                     33         37         32         30         30
    Assisting the homeless                       63        235        220        220         16
                                              -----        ---      -----      -----      -----      -----
    Total                                     2,563        268      1,057      1,552      1,421      1,485

  Making the economy more competitive
    Investing and research
      and innovation
      Canada Foundation
        for Innovation                          900
      Genome Canada                             160
      Other                                      35        208        278        268        328        388
                                              -----        ---      -----      -----      -----      -----
    Total                                     1,095        208        278        268        328        388

  Promoting environmental technologies
    and practices                               235        148        143        159        170        135
  Strengthening federal provincial and
    municipal infrastructure                               300        550        750        750        750
                                              -----        ---      -----      -----      -----      -----
  Total                                       1,330        656        971      1,177      1,248      1,273

  Providing essential public services
    Defence                                     634        546        550        600        650        700
    Economic adjustment                         661        511        500
    Furthering international cooperation        175        110        155        200        155        155
    Operating and capital                       505      1,000        834        760        752        757
                                              -----        ---      -----      -----      -----      -----
    Total                                     1,974      2,167      2,039      1,560      1,557      1,612

  TOTAL SPENDING INITIATIVES                  5,867      3,091      4,066      4,288      4,226      4,370

TAX EXPENDITURES AND
  GENERAL TAX ACTIONS
  Improving the quality of life for
    Canadians and their children
      Canada Child Tax Benefit                             475      1,020      1,350      1,665      1,965

  Making the economy
    more competitive
    Capital gains inclusion rate                            15        135        230        265        295
    Rollover of capital gains                               20         75         75         75         75
    Taxation of gains on qualifying
      stock options                                         10         75         75         75         75
                                              -----        ---      -----      -----      -----      -----
    Total                                                   45        285        380        415        445

                                     ANNEX 1

TABLE A1.6

Spending and Tax Initiatives: February 2000 Budget (cont'd)


                                          1999-       2000-      2001-       2002-       2003-      2004-
                                          2000        2001       2002        2003        2004       2005
                                        --------     -------    --------    --------    -------    -------
                                                              (millions of dollars)
  General tax relief and
    fairness measures
    Personal income tax relief                        2,758       4,255       5,435       6,583       7,816
    Corporate income tax reductions                     -65         250         310         325         350
    Fairness measures                       -25         -55         -30         -25         -25         -25
    Reduction in EI premium rates(2)        345       1,392       2,174       2,980       3,780       4,380
                                          -----       -----      ------      ------      ------      ------
    Total                                   320       4,030       6,649       8,700      10,663      12,521

  TAX EXPENDITURES AND
    GENERAL TAX ACTIONS                     320       4,550       7,954      10,430      12,743      14,931

TOTAL SPENDING AND TAX INITIATIVES        6,186       7,640      12,020      14,718      16,968      19,301
                                          -----       -----      ------      ------      ------      ------


(1) The 1999-2000 CHST cash supplement was paid into a third-party trust in 2000-01, on passage of authorizing legislation.

(2) Assumes a 10-cent-per-year reduction in employee premium rates for 2001, 2002 and 2003.

                                  THE BUDGET PLAN 2003

TABLE A1.7

Spending and Tax Initiatives: February 1999 Budget


                                              1998-      1999-      2000-      2001-      2002-     2003-       2004-
                                              1999       2000       2001       2002       2003      2004        2005
                                             ------     ------     ------     ------     ------    ------      ------
                                                                      (millions of dollars)
BUILDING A SECURE SOCIETY
  Strengthening health care
    for Canadians
    Canada Health and
      Social Transfer(1)                      3,500                 1,000      2,000      2,500      2,500      2,500
    Other health care initiatives
      Improving health information
        systems                                  95         28         85        120        120        120        120
      Promoting health-related
        research and innovation(2)              160         50        115        225        225        225        225
      First Nations health services              20         60        110        110        110        110
      Preventive and other
        health initiatives                                  49        104        134        134        134        134
                                              -----      -----      -----      -----      -----      -----      -----
      Total                                     255        147        364        589        589        589        589

  New partnerships with
    Aboriginal peoples                                      49        144        159        159        159        159
  Crime prevention                               13         95        128        159        159        159        159
  Furthering international cooperation          187         55         80         80         80         80         80
  Addressing environmental challenges            12         18         17         17         17         17         17
  Other
    Equalization--technical improvements                    48         97        145        194        225        225
    Official languages in education                         70         70         70         70         70         70
    Parks Canada                                 35
    Compensation and benefit
      issues in the military                               175        175        175        175        175        175
                                              -----      -----      -----      -----      -----      -----      -----
  Total                                       4,002        657      2,075      3,394      3,943      3,974      3,974

BUILDING A STRONG ECONOMY
  Building on the Canadian
    Opportunities Strategy
      Creating knowledge
        Canada Foundation
          for Innovation(2)                     100
      Support for advanced research              16         50         55         55         55         55         55
      Disseminating knowledge                               27         42         27         27         27         27
      Commercializing knowledge                            121        232        317        317        317        317
      Supporting employment                                265        265        265        265        265        265
                                              -----      -----      -----      -----      -----      -----      -----
  Total                                         116        463        594        664        664        664        664

  Economic adjustment
    Canadian Fisheries Adjustment
      and Restructuring Program                 600        355        116         48
    Agriculture Income Disaster
      Assistance Program                        600        285         15
    DEVCO                                        41          5         21         21         21
                                              -----      -----      -----      -----      -----      -----      -----
    Total                                     1,241        645        152         69         21
                                              -----      -----      -----      -----      -----      -----      -----
Total: Building a strong economy              1,357      1,108        746        733        685        664        664

TOTAL SPENDING INITIATIVES                    5,359      1,765      2,821      4,127      4,628      4,638      4,638

                                     ANNEX 1





TABLE A1.7
Spending and Tax Initiatives: February 1999 Budget (cont'd)


                                                  1998-      1999-      2000-       2001-      2002-       2003-      2004-
                                                  1999       2000       2001        2002       2003        2004       2005
                                                 ------     ------     ------      ------     ------      ------     ------
                                                                               (millions of dollars)
TAX EXPENDITURES AND
  GENERAL TAX ACTIONS
  Building a secure society
    Increase in Canada Child Tax Benefit                                 225          300        300         300        300

  General tax relief and fairness measures
    Extension of $500 supplement
      to all taxpayers                                         665     1,110        1,290      1,499       1,742      2,025
    Increase in tax-free income by $175                        270       450          525        613         715        834
    Elimination of 3% surtax                                   595       995        1,150      1,329       1,536      1,776
    Tax fairness measures                                       15        25          100        100         100        100
    Reduction in 1999 EI premiums                  300       1,250     1,250        1,250      1,250       1,250      1,250
                                                 -----       -----     -----        -----      -----      ------     ------
    Total                                          300       2,795     3,830        4,315      4,791       5,343      5,985

  TAX EXPENDITURES AND
    GENERAL TAX ACTIONS                            300       2,795     4,055        4,615      5,091       5,643      6,285

TOTAL SPENDING AND TAX INITIATIVES               5,659       4,560     6,876        8,742      9,718      10,281     10,923
                                                 -----       -----     -----        -----      -----      ------     ------


(1)  CHST supplement in 1998-99 was paid to a third-party trust in 1999-2000.

(2) An additional $200 million is being allocated to the Canada Foundation for Innovation. It is expected that about half will be used to improve infrastructure for health research.

                                  THE BUDGET PLAN 2003





TABLE A1.8

Spending and Tax Initiatives: February 1998 Budget


                                                1997-     1998-       1999-      2000-      2001-      2002-     2003-      2004-
                                                1998       1999       2000        2001      2002       2003      2004       2005
                                               -----      -----      -----      -----      -----      -----      -----      -----
                                                                                   (millions of dollars)
THE CANADIAN OPPORTUNITIES
  STRATEGY
  Millennium Scholarship Foundation            2,500
  Canada Study Grants                                       100        103         57        120        120        120        120
  Increased funding for
    granting councils                                       120        135        150        150        150        150        150
  Student Loans Program                                      50        145        150        158        158        158        158
  Canada Education Savings Grant                            267        334        434        334        500        500        500
  Connecting Canadians to information
    and skills                                    55         60         70         75         75         75         75         75
  Supporting youth employment                                50         75        100        100        100        100        100
                                               -----      -----      -----      -----      -----      -----      -----      -----
  Total                                        2,555        647        862        965        937      1,103      1,103      1,103

BUILDING A SECURE SOCIETY
  Increase in CHST cash floor                    200        900      1,500      1,500      1,400      1,200      1,000        800
  Other health initiatives
    National AIDS Strategy                                   41         41         41         41         41         41         41
    Canadian Breast Cancer Initiative                         7          7          7          7          7          7          7
    Sustaining Canada's blood system                         55         55         25         25         25         25         25
    Hepatitis C                                  800
    Tobacco Demand Reduction
      Strategy                                               10         10         10         10         10         10         10
                                               -----      -----      -----      -----      -----      -----      -----      -----
    Total                                        800        113        113         83         83         83         83         83
                                               -----      -----      -----      -----      -----      -----      -----      -----
  Total                                        1,000      1,013      1,613      1,583      1,483      1,283      1,083        883

  Support for families
    Increased funding
      for employability
        Assistance for persons
          with disabilities                                  15         20         20         20         20         20         20

  New partnership with
    Aboriginal people                            350        126        126        126        126        126        126        126
  Promoting Canadian culture
    and sports                                    43        103        153        153        153        153        153        153
  Strengthening communities                                  42         67         67         67         67         67         67
  Environmental efficiency and innovation                    94         94         94         94         94         94         94
  Furthering international cooperation            90         70         20         20         20         20         20         20
                                               -----      -----      -----      -----      -----      -----      -----      -----
  Total                                          483        435        460        460        460        460        460        460

TOTAL SPENDING INITIATIVES                     4,038      2,110      2,955      3,028      2,900      2,866      2,666      2,466

TAX EXPENDITURES AND GENERAL TAX ACTIONS
  The Canadian Opportunities Strategy
    Credit for interest on student loans                     80        130        145        155        165        165        165
    Lifelong learning (RRSPs)                                15         40         45         50         55         55         55
    Part-time education tax credit
      (includes part-time CCED)                              25         90         90         90         90         90         90
    EI premium holiday for youth                                       100        100
                                               -----      -----      -----      -----      -----      -----      -----      -----
    Total                                                   120        360        380        295        310        310        310

                                     ANNEX 1





TABLE A1.8
Spending and Tax Initiatives: February 1998 Budget (cont'd)


                                                1997-       1998-     1999-      2000-       2001-      2002-      2003-     2004-
                                                1998        1999      2000       2001        2002       2003       2004      2005
                                               ------      ------    ------     -------    -------     ------     ------    ------
                                                                                (millions of dollars)
  Building a secure society
    Deductibility of health/dental
      insurance premiums                                                 90        110        125        125        125        125
    Caregiver credit                                          30        120        125        130        130        130        130
    Canada Child Tax Benefit                                            320        750        850        850        850        850
    Child care expense deduction                              20         45         45         45         45         45         45
    Disability measures                                        5          5          5          5          5          5          5
    Alternative Min. Tax and RRSPs                            70         20         20         20         20         20         20
    Emergency services                                         5         10         10         10         10         10         10
                                                -----      -----      -----      -----      -----      -----      -----      -----
    Total                                                    130        610      1,065      1,185      1,185      1,185      1,185

  General tax relief and fairness measures
    Eliminate surtax for taxpayers
      up to $50,000                                          710      1,175      1,365      1,430      1,498      1,566      1,634
    Tax relief for low-income taxpayers                      170        270        315        330        346        350        355
    Reduction in EI premiums                      235        725        725        725        725        725        725        725
    Tax fairness measures                                     -5        -25         30         35         41         41         41
                                                -----      -----      -----      -----      -----      -----      -----      -----
    Total                                         235      1,600      2,145      2,435      2,520      2,610      2,682      2,755

  TAX EXPENDITURES AND
    GENERAL TAX ACTIONS                           235      1,850      3,115      3,880      4,000      4,105      4,177      4,250

TOTAL SPENDING AND TAX ACTIONS                  4,273      3,960      6,070      6,908      6,900      6,971      6,843      6,716
                                                -----      -----      -----      -----      -----      -----      -----      -----

                              THE BUDGET PLAN 2003



TABLE A1.9

Summary of Spending and Tax Actions Since 1997 Budget

                                             1997-      1998-     1999-     2000-     2001-     2002-    2003-     2004-  CUMULATIVE
                                             1998       1999      2000      2001      2002      2003     2004      2005      TOTAL
                                            ------     -----    ------    ------    ------    ------    ------    ------  ----------
                                                                                 (millions of dollars)
Spending initiatives
  Building a secure society
    Strengthening health care
      for Canadians
    Canada Health and Social Transfer          200     4,400     4,000     2,500     6,200    11,300     8,800    10,100    47,500
    Other health initiatives                   800       368       260     1,947       872     1,592     1,241     1,468     8,546
    Other                                      483       697       880     2,765     2,981     3,598     4,689     4,045    20,128
                                             -----     -----    ------    ------    ------    ------    ------    ------   -------
    Total                                    1,483     5,465     5,139     7,212    10,053    16,490    14,729    15,614    76,183
  Building a strong economy
    Canadian Opportunities Strategy          2,555       763     2,829     3,069     4,150     4,784     5,303     4,935    28,388
    Economic adjustment                                1,241       645       152        69       850     1,560     1,113     5,630
                                             -----     -----    ------    ------    ------    ------    ------    ------   -------
    Total                                    2,555     2,004     3,474     3,221     4,219     5,634     6,863     6,048    34,018
    Providing essential public services                          1,974     2,167     3,930     4,793     5,204     5,312    23,379
    Expenditure reallocation                                                                            -1,000    -1,000    -2,000
  TOTAL SPENDING INITIATIVES                 4,038     7,469    10,587    12,599    18,201    26,917    25,796    25,972   131,580
TAX EXPENDITURES AND GENERAL TAX RELIEF
  Canadian Opportunities Strategy                        120       360       460     1,025     1,485     1,795     2,065     7,310
  Building a secure society
    Canada Child Tax Benefit                                       320     1,450     2,430     2,855     3,370     4,010    14,435
    Other                                                130       290       340       160        75       105       140     1,240
    General tax relief                                   880     2,975     8,446    16,068    19,258    23,979    29,599   101,205
    Tax fairness measures                                 -5       -35         0       105      -364      -379      -379     -1057
    EI premium reductions                      235     1,025     2,320     3,467     4,449     4,955     5,808     6,533    28,792
    TAX EXPENDITURES/GENERAL TAX ACTIONS       235     2,150     6,230    14,163    24,237    28,264    34,678    41,968   151,925
TOTAL SPENDING AND TAX INITIATIVES           4,273     9,619    16,817    26,762    42,438    55,181    60,474    67,940   283,505
                                             -----     -----    ------    ------    ------    ------    ------    ------   -------

ANNEX 2

BUILDING ON
THE FIVE-YEAR
TAX REDUCTION PLAN

                              THE BUDGET PLAN 2003





OVERVIEW

In the October 2000 Economic Statement and Budget Update, the Government announced a plan to reduce taxes by $100 billion over five years--the largest tax cut in Canadian history.

     About three-quarters of the tax relief provided under this plan goes toward reducing the tax burden of Canadian families and individuals. By 2004-05 the Government's tax reduction plan will have reduced federal personal income taxes by 21 per cent on average. Families with children benefit even more--with average tax savings of 27 per cent.

     The Government's Five-Year Tax Reduction Plan is also promoting economic growth and jobs by creating an advantage for investment in Canada. In particular, the 28-per-cent general corporate income tax rate has already been reduced to 23 per cent and is legislated to fall to 21 per cent in 2004. As of January 2003 Canada's average federal/provincial corporate tax rate is below the average U.S. rate (see at the top of page 246). Moreover, with the reduction in the capital gains inclusion rate to one-half in October 2000, capital gains are now typically taxed at a lower rate in Canada than in the U.S. (see chart at the bottom of page 246).

     The Government's tax reduction plan provided timely and significant economic stimulus of about $17 billion in 2001 and $20 billion in 2002 (see Table A2.1), playing a key role in sustaining Canadian economic performance in the face of a global slowdown and enabling the Canadian economy to outperform the U.S. during this period.

     This year and next, the Government's tax reduction plan will continue to provide significant tax relief--about $24 billion in 2003 and more than $30 billion in 2004.


TABLE A2.1
Five-Year Tax Reduction Plan: 2001 to 2004 Calendar-Year Tax Relief


                                             2001       2002       2003       2004
                                             ----       ----       ----       ----
                                                   (billions of dollars)
TOTAL TAX RELIEF ...................         17.3       19.9       24.2       30.6
Personal income tax ................         14.4       15.7       18.1       22.5
Corporate income tax ...............          0.5        1.4        2.5        3.7
Employment insurance ...............          2.4        2.8        3.6        4.4

                                     ANNEX 2





     Most of the initiatives under the Government's tax reduction plan have already been implemented. The remaining elements are legislated to take effect in 2004 and will mean further tax reductions for Canadians, enhanced benefits for families with children, and a more competitive climate for business in Canada.

     Budget 2003 builds on the Five-Year Tax Reduction Plan, enhances support for Canadian families and communities, and contributes further to a productive and sustainable economy.


BUDGET 2003: BUILDING ON THE FIVE-YEAR TAX REDUCTION PLAN

     SUPPORTING FAMILIES AND COMMUNITIES

     This budget:

     o increases the National Child Benefit supplement for low-income families;

     o introduces a new Child Disability Benefit for low- and modest-income families with a child with a disability; and

     o sets aside $80 million per year to enhance tax measures for persons with disabilities, drawing on a forthcoming evaluation of the disability tax credit and the expert advice of a technical advisory committee.

     CONTRIBUTING TO A PRODUCTIVE AND SUSTAINABLE ECONOMY

     This budget:

     o increases the limits on tax-assisted savings in registered pension plans
     (RPPs) and registered retirement savings plans (RRSPs);

     o supports small businesses and entrepreneurs through a number of tax changes, including an increase in the small business deduction limit from $200,000 to $300,000 over four years;

     o phases out the federal capital tax over a period of five years--eliminating it next year for medium-sized corporations;


     o improves the tax structure for the resource sector;

     o enhances the Film or Video Production Services Tax Credit; and

     o extends tax assistance to emerging renewable energy technologies.

                              THE BUDGET PLAN 2003





TAX RELIEF TO 2003

The Government's tax reduction plan includes tax relief for individuals and measures to encourage jobs, growth, entrepreneurship and innovation.


PERSONAL INCOME TAX RELIEF

o Full indexation of the personal income tax system was restored as of January 1, 2000. In 2003 tax filers will benefit from the indexation factor of 1.6 percent (see Table A2.2).

o Personal income tax rates for all taxpayers were lowered effective January 1, 2001.

     - The 17-per-cent tax rate was reduced to 16 per cent.

     - The 24-per-cent tax rate--reduced from 26 per cent on July 1, 2000--was reduced further to 22 per cent.

     - The 29-per-cent top tax rate was reduced to 26 per cent on income between about $60,000 and $100,000.

     - The deficit reduction surtax was eliminated.

o The Canada Child Tax Benefit (CCTB) was substantially increased to help low- and middle-income families with children.

o Additional tax assistance was provided to those who need it most, including people with disabilities and caregivers.

o Tax support for students in post-secondary education was substantially increased.



     THE FIVE-YEAR TAX REDUCTION PLAN: TAX SAVINGS FOR TYPICAL INDIVIDUALS AND FAMILIIES


     Compared to what taxes would have been in 2003 without the Government's tax reduction plan:

     o A typical two-earner family of four with a combined income of $60,000 will pay $1,395 less net federal income tax--a savings of about 24 per cent.

     o A typical one-earner family of four with $40,000 in income will pay $1,477 less net federal income tax--a savings of about 44 per cent.

     o A typical single parent with one child and $25,000 in income will receive additional net benefits of $806.

                                     ANNEX 2


BUDGET 2003: ADDITIONAL SUPPORT FOR FAMILIES WITH CHILDREN


This budget proposes to increase the National Child Benefit supplement component of the Canada Child Tax Benefit (CCTB) by an annual amount of $150 per child in July 2003, $185 in July 2005 and $185 in July 2006. With these increases, the maximum CCTB benefit is projected to reach $3,243 for the first child in 2007. This will bring the estimated annual support delivered through the CCTB to over $10 billion--an increase of over 100 per cent since 1996.

This budget also introduces a new Child Disability Benefit, which will provide up to $1,600 annually to low- and modest-income families with a disabled child.


MEASURES FOR JOBS, GROWTH, ENTREPRENEURSHIP AND INNOVATION


o The general corporate income tax rate has been reduced to 23 per cent in 2003, after being reduced from 28 per cent in 2000 to 27 per cent in 2001 and 25 per cent in 2002. Canada's average federal/provincial corporate tax rate, including capital taxes, is now below the average U.S. rate (see at the top of page 246). This comparison is unaffected by the recent tax changes proposed by the U.S. administration.


o The corporate tax rate on small business income between $200,000 and $300,000 earned by a Canadian-controlled private corporation from an active business carried on in Canada was reduced from 28 to 21 per cent effective January 1, 2001.


o The capital gains inclusion rate was cut to one-half as of October 18, 2000. As a result, capital gains are typically taxed at a lower rate in Canada than in the U.S. (see at the bottom of page 246). Again, this comparison is unaffected by recent U.S. administration tax reduction proposals.


o Employees may defer the income inclusion from exercising certain employee stock options in publicly listed corporations until the shares are sold.


o Individuals may defer qualifying capital gains on small business shares to the extent that the proceeds are reinvested in other eligible small business shares.

                              THE BUDGET PLAN 2003


BUDGET 2003: SUPPORT FOR SAVING, ENTREPRENEURSHIP AND SMALL BUSINESS


This budget proposes to increase the RPP and RRSP limits to support savings and investment; better meet the retirement savings needs of Canadians, including skilled workers and small business owners; and improve the ability of employers to attract and retain highly qualified personnel.


A lower small business corporate income tax rate of 12 per cent applies on the first $200,000 of qualifying income. With this budget, the limit for application of the lower 12-per-cent rate will rise from $200,000 to $300,000 over four years.


Investors may, subject to certain limits, defer the taxation of capital gains on investments in eligible small business shares if the proceeds of disposition of their shares are reinvested in other eligible small business shares. With this budget, entitlement to this deferral is expanded by eliminating the individual investor limits on the amount of the original investment and reinvestment eligible for the deferral and by extending the allowable period for the reinvestment.


TAX RELIEF IN 2004

PERSONAL INCOME TAX RELIEF

Under the plan, further measures have been legislated that will provide tax relief in 2004. These measures will:


O ensure that the basic personal amount, the amount an individual can earn tax-free, is at least $8,000 (from $7,756 in 2003);


O  ensure that the spousal amount is at least $6,800 (from $6,586 in 2003);


O raise the second bracket threshold to at least $35,000 (from $32,183 in 2003);


O  raise the third bracket threshold to at least $70,000 (from $64,368 in 2003);


O raise the fourth bracket threshold to at least $113,804 (from $104,648 in 2003);


O raise the amount of family net income at which the National Child Benefit supplement is fully phased out and the CCTB base benefit phase-out begins to at least $35,000 (from $33,487 in 2003); and


O reduce the phase-out rate of the base benefit of the CCTB from 5 to 4 percent (from 2.5 to 2 per cent for families with one child).

                                     ANNEX 2





MEASURES FOR JOBS, GROWTH, ENTREPRENEURSHIP AND INNOVATION

Under the Five-Year Tax Reduction Plan, businesses will also see further tax relief in 2004.

     The general corporate income tax rate will be reduced from 23 to 21 per cent. This will encourage job creation and growth, reward entrepreneurship and innovation, and improve the international competitiveness of Canada's business environment.

     Corporate tax rate cuts, together with other measures in the Government's tax reduction plan, such as the reduction in the capital gains inclusion rate, have created a tax advantage for investment in Canada relative to the U.S.


BUDGET 2003: BUILDING ON THE CANADIAN ADVANTAGE

When the phase-out of the federal capital tax announced in this budget is fully implemented, the average corporate tax rate in Canada will be 6.6 percentage points lower than in the U.S. (see at the top of page 246).

This comparison is unaffected by the recent tax changes proposed by the U.S. administration.

                              THE BUDGET PLAN 2003

CORPORATE TAX RATES IN CANADA AND THE U.S.

[BAR CHART SHOWING CORPORATE TAX RATES IN CANADA AND THE U.S.]

Note: Rates are based on changes announced to February 2003. Rates are average federal plus provincial estate corporate tax rates and include the income tax rate equivalent of capital taxes.


TOP MARGINAL TAX RATES ON CAPITAL GAINS FOR INDIVIDUALS

[CHART SHOWING TOP MARGINAL TAX RATES ON CAPITAL GAINS FOR INDIVIDUALS IN THE U.S. AND CANADA]

Note: For Canada the top marginal tax rate is the top federal tax rate plus an average of top provincial tax rates based on the half inclusion of capital gains. For the U.S., the top marginal tax rate is the typical top federal/state tax rate on capital gains for assets held for more than one year.

                                     ANNEX 2





TABLE A2.2
Detailed List of Indexed Personal Income Tax Parameters Including
Budget 2003 Measures


                                                     PRE-2000
                                                     BUDGET       2002      2003
                                                     --------     ----      ----
                                                             (dollars)
PERSONAL AMOUNTS AND
  BRACKET THRESHOLDS
Basic personal amount ............................     7,131     7,634     7,756
Spousal/equivalent-to-spouse amount ..............     6,055     6,482     6,586
  Net income threshold ...........................       606       649       659
Taxable income at which 22-per-cent bracket begins    29,590    31,677    32,183
Taxable income at which 26-per-cent bracket begins    59,180    63,354    64,368
Taxable income at which 29-per-cent bracket begins       n/a   103,000   104,648
CREDIT AMOUNTS TO REFLECT NEEDS
Infirm dependant amount ..........................     2,353     3,605     3,663
  Net income threshold ...........................     4,778     5,115     5,197
Caregiver amount .................................     2,353     3,605     3,663
  Net income threshold ...........................    11,500    12,312    12,509
Disability amount ................................     4,233     6,180     6,279
Disabled child amount ............................       n/a     3,605     3,663
  Allowable child care and attendant care expenses       n/a     2,112     2,145
Medical expense tax credit--3 per cent of
  net income ceiling .............................     1,614     1,728     1,755
Refundable medical expense tax credit supplement .       500       535       544
  Minimum earnings threshold .....................     2,500     2,676     2,719
  Family net income threshold ....................    17,419    20,296    20,621
Age amount .......................................     3,482     3,728     3,787
  Net income threshold ...........................    25,921    27,749    28,193
Old Age Security repayment threshold .............    53,215    56,968    57,879
GOODS AND SERVICES TAX CREDIT(1)
Adult maximum ....................................       199       213       216
Child maximum ....................................       105       112       114
Single supplement ................................       105       112       114
Phase-in threshold for the single supplement .....     6,456     6,911     7,022
Family net income at which credit begins
  to phase out ...................................    25,921    27,749    28,193
CANADA CHILD TAX BENEFIT(1)
Base benefit .....................................     1,020     1,151     1,169
Additional benefit for third child ...............        75        80        82
Additional benefit for children under 7 years ....       213       228       232
Family net income at which base benefit begins
  to phase out ...................................    29,590    32,960    33,487

                              THE BUDGET PLAN 2003





TABLE A2.2
Detailed List of Indexed Personal Income Tax Parameters Including
Budget 2003 Measures (cont'd)


                                                       PRE-2000
                                                         BUDGET    2002     2003
                                                       --------    ----     ----
                                                               (dollars)
NATIONAL CHILD BENEFIT (NCB) SUPPLEMENT(2)
First child                                                955    1,293    1,463
Second child                                               755    1,087    1,254
Third child                                                680    1,009    1,176
Family net income at which NCB supplement
  begins to phase out                                   20,921   22,397   21,529
Family net income at which NCB supplement
  phase-out ends                                        29,590   32,960   33,487
CHILD DISABILITY BENEFIT(3)
Maximum benefits                                           n/a      n/a    1,600
Family net income at which Child Disability Benefit
  begins to phase out                                      n/a      n/a   33,487


(1)  The GST credit and CCTB are paid on a benefit-year cycle beginning in July.

(2)  Includes Budget 2003 increase of $150 per child for July 2003.

(3)  Introduced in Budget 2003.

ANNEX 3

REVIEW OF THE AIR TRAVELLERS
SECURITY CHARGE:
SUPPLEMENTARY INFORMATION
AND NOTICE OF WAYS AND
MEANS MOTION

                              THE BUDGET PLAN 2003





INTRODUCTION

In response to the events of September 11, 2001, the Government allocated
$7.7 billion through 2006-07 for a comprehensive plan to enhance personal and economic security for Canadians. This amount included $2.2 billion to make air travel more secure in accordance with rigorous new national Transport Canada standards, including the creation of a new federal air security authority, the Canadian Air Transport Security Authority (CATSA).

     To fund the enhanced air travel security system, the Air Travellers Security Charge (ATSC) was introduced, to be paid by air travellers effective April 1, 2002. The charge was established at a level sufficient to fund the enhanced air travel security system through 2006-07, as set out in Table A3.1.

     The enhanced air travel security system benefits principally and directly travellers that use the Canadian air transportation system. In these circumstances, a user charge is fair and fiscally responsible.


TABLE A3.1
Projected ATSC Revenue and Expenditures (Budget 2001)


                          2001-       2002-     2003-     2004-      2005-    2006-
                          2002        2003      2004      2005       2006     2007     TOTAL
                          -----       -----     -----     -----      -----    ----     -----
                                                (millions of dollars)
ATSC revenue                0         430       445       445        445      445      2,210
Expenditures              115         462       573       367        366      306      2,189


STRUCTURE AND OPERATION
The charge is payable by the purchaser of an air transportation service and is collected by the air carrier at the time of payment for the air travel. Where applicable, the total cost of the charge includes the goods and services tax (GST) or the federal portion of the harmonized sales tax (HST).

     For air travel within Canada the total cost of the charge is $12 per emplanement, to a maximum of $24 per ticket. For transborder air travel to the continental United States the charge is $12. For other international air travel the charge is $24.

     For domestic air travel the charge applies only to flights between the 89 airports at which CATSA is responsible for the delivery of the enhanced air travel security system. These 89 airports are listed in a schedule to the Air Travellers Security Charge Act. Travel between smaller airports not listed in the schedule is not subject to the charge. Direct travel between listed and non-listed airports is also not subject to the charge.

                                     ANNEX 3





REVIEW OF THE CHARGE

In Budget 2001, the Government indicated that it would review the charge over time to ensure that revenue remains in line with planned expenditures on the enhanced air travel security system through 2006-07. The Government also indicated that the charge would be reduced if revenue from the charge was projected to be greater than required to fund the enhanced air travel security system.

     On November 8, 2002, the Government released an update on the operation of the charge, including an assessment of revenue and expenditures.(1) In addition, interested parties were invited to submit written representations. The scope of the review encompassed technical issues related to the application of the charge, including its structure, provided that revenue from the charge would remain sufficient to fund the enhanced air travel security system, and that no one would pay more than under the current structure.

     Since that time the Government has assessed further updates to revenue and expenditures and has carefully considered the more than 300 submissions received from the air travel industry and interested parties.



REVENUE FROM THE CHARGE

REMITTANCES TO DATE

ATSC remittances are reported in The Fiscal Monitor, which is published each month by the Department of Finance. As set out in The Fiscal Monitor for December 2002, ATSC remittances for the period from April through December 2002 are $266 million.(2) In addition, GST/HST amounts are estimated at roughly $1 million per month, bringing total revenue to $274 million.

     Based on total revenue to date, and making allowance for seasonal travel patterns, total revenue from the charge on an ongoing, full-year basis is expected to be $425 million per year, compared to the original estimate of $445 million per year. Total revenue from the charge for fiscal year 2002-03 is expected to be lower, at $375 million, compared to the original estimate of $430 million. This reduced level of revenue is due to timing and transitional factors associated with the introduction of the charge not fully reflected in the original estimate.

(1) The November 8 news release is available on the Department of Finance Web site at www.fin.gc.ca.

(2) The period April through December represents eight months of ATSC remittances. Air carriers are required to remit ATSC amounts at the end of the month following the month when the charge is collected.

                              THE BUDGET PLAN 2003




OUTLOOK FOR AIR PASSENGER TRAFFIC

At the time the charge was developed in the aftermath of the September 11 terrorist attacks in the United States, there was significant uncertainty about the outlook for air passenger traffic. Given this uncertainty, the Government used prudent assumptions to generate an estimate of air passenger traffic for purposes of determining the appropriate level for the charge. These assumptions included a 10-per-cent decline in air passenger traffic for 2002 relative to 2001 and no growth in future years.

     Data is now available on the recovery of air travel in 2002 and the prospects for future growth have been updated. In the fall of 2002 the Aviation Forecast Centre at Transport Canada delivered its updated forecast for annual growth of origin-destination passengers through 2006, as set out in Table A3.2.

     The level of air passenger traffic in 2002 was stronger than originally estimated. Moreover, positive growth in air passenger traffic for 2003 to 2006 may now be factored into ATSC revenue projections with greater confidence than in the fall of 2001. Accordingly, Transport Canada's forecast for growth in air passenger traffic is used for the purpose of estimating ATSC revenue in future years.


TABLE A3.2
Air Passenger Traffic Growth in Canada


                                  2002       2003       2004         2005      2006
                                  ----       ----       ----         ----      ----
                                                     (per cent)
Budget 2001                        -10          0          0            0         0
Updated forecast                  -5.4        3.9        5.9          4.6       4.3


UPDATED REVENUE FORECAST

As noted above, the current forecast for full-year revenue from the charge is $425 million per year. This amount represents total revenue that would be generated from 2002 traffic levels, setting aside any adjustments for timing or transitional factors. Applying Transport Canada's forecast for growth in air passenger traffic to this base of $425 million results in the updated revenue forecast set out in Table A3.3.

     Total revenue through 2006-07 is expected to exceed the original estimate by $80 million. This amount is available to reduce the level of the charge.

                                     ANNEX 3





TABLE A3.3
ATSC Revenue

                              2002-          2003-     2004-       2005-      2006-
                              2003           2004      2005        2006       2007     TOTAL
                              -----          -----     -----       -----      -----    -----
                                                       (millions of dollars)
Budget 2001                   430            445       445         445        445      2,210
Updated forecast              375            445       470         490        510      2,290
DIFFERENCE                    -55              0       +25         +45        +65        +80


EXPENDITURES FOR THE ENHANCED
AIR TRAVEL SECURITY SYSTEM

The Government's new approach to air travel security provided Transport Canada with additional funding to strengthen its capacity to set regulations, review standards, and monitor and inspect all air security services. In addition, CATSA was created to consolidate the delivery of a number of key aviation security services under a single new federal authority. CATSA is a Crown corporation operating on a not-for-profit basis and reports to Parliament through the Minister of Transport.

     For fiscal year 2001-02, $115 million was allocated to Transport Canada and the Royal Canadian Mounted Police for expenditures on enhanced air travel security in the aftermath of the events of September 11, 2001.
Actual expenditures incurred in fiscal year 2001-02 were slightly lower, at $97 million, and the resulting difference of $18 million may be subtracted from original planned expenditures through 2006-07.

     For fiscal years 2002-03 through 2006-07, Transport Canada and CATSA have indicated that expenditures on the enhanced air travel security system are expected to be consistent with the original estimate. While some re-profiling of expenditures among fiscal years may be necessary, this will not have a material effect on total spending over the five-year period.

     Adjusting the expenditure track by $18 million to reflect lower-than-estimated expenditures in 2001-02 has the effect of reducing the total amount that must be recovered by the charge through 2006-07. As such, this amount is available to reduce the level of the charge.

                              THE BUDGET PLAN 2003





ACCRUAL ACCOUNTING BY THE GOVERNMENT OF CANADA--IMPLICATIONS FOR ATSC REVENUE AND EXPENDITURES FOR THE ENHANCED AIR TRAVEL SECURITY SYSTEM

The Air Travellers Security Charge was set at a level to recover the costs of the enhanced air travel security system through 2006-07 in a manner consistent with the method of accounting in effect at the time the charge was developed. The Government's decision to adopt full accrual accounting in this budget has implications for both revenue from the charge and expenditures for the enhanced air travel security system through 2006-07. Further details on the Government's change to full accrual accounting are provided in Annex 6.


REVENUE
Under full accrual accounting, revenue is recognized as it accrues rather than when cash is remitted. This means, for example, that ATSC amounts accrued to the end of March 2003 will be included in the financial results for fiscal year 2002-03, even though they are not due to be remitted by the air carriers until the end of April 2003.

     Thus, the change to full accrual accounting has the effect of adding one additional month of revenue--approximately $35 million--that would not otherwise have been recognized over the five-year period through 2006-07. This amount is available to reduce the level of the charge.


EXPENDITURES
The change to full accrual accounting also means that capital assets will be amortized in the Public Accounts of Canada over their useful economic life rather than expensed on a cash basis in the year of acquisition. This change requires an adjustment to the costs that must be recovered from the ATSC through 2006-07 to fund the enhanced air travel security system.

     Transport Canada and CATSA have indicated that capital assets are expected to represent about $650 million of the total expenditures for the enhanced air travel security system through 2006-07. They have further indicated that these capital assets will have, on average, a useful economic life of about seven years. As set out in Table A3.4, the amortization of $650 million of capital assets over this seven-year period will result in an average depreciation expense of about $95 million per year, or $475 million over a five-year period.

                                     ANNEX 3





     Setting the charge at a level to reflect the average depreciation expense of $475 million over a five-year period ensures that the charge is sufficient to fund the enhanced air travel security system on a sustainable basis. Because the charge was established on the basis of recovering capital expenditures through 2006-07 on a cash basis rather than a full accrual basis, the difference between the $650-million cash expenditure and the $475-million depreciation estimate represents a reduction in the costs to be recovered. This difference of $175 million through 2006-07 is available to reduce the level of the charge.


TABLE A3.4
Treatment of Capital Assets Through 2006-07(1)


                                                          (millions of dollars)
                                                          ---------------------
Acquisition of capital assets                                             650
Average annual depreciation                                      95
Average five-year depreciation                                            475
Adjustment for accrual accounting                                         175


(1)  Based on approximate economic life of assets of about seven years.




SCOPE FOR REDUCING THE CHARGE

The total amount available through 2006-07 to reduce the level of the charge is $329 million, as set out in Table A3.5.


TABLE A3.5
Adjustments Through 2006-07
Recovery of Costs for the Enhanced Air Travel Security System


                                                          (millions of dollars)
                                                          ---------------------
REVENUE
Budget 2001                                                             2,210
Passenger traffic growth                                           +80
Adjustment for accrual accounting                                  +35
Total                                                                   2,325

EXPENDITURES
Budget 2001                                                             2,189
Actual expenditures (2001-02)                                      -18
Adjustment for accrual accounting                                  -175
Total                                                                   1,996
TOTAL AMOUNT AVAILABLE TO REDUCE THE CHARGE                               329

                              THE BUDGET PLAN 2003





ASSESSMENT OF OPTIONS FOR ADJUSTING
THE AIR TRAVELLERS SECURITY CHARGE

The Government has indicated that where revenue from the charge is projected to be greater than required to fund the enhanced air travel security system, the charge would be lowered.

     In this regard, the review process, including representations from interested parties and studies from independent consultants,(3) has played an important role in determining how to allocate the $329 million that is available to reduce the level of the charge.

     Common to the vast majority of representations was a concern about the effect of the charge on air travel in Canada. At the same time, a range of opinion was expressed about how the charge should apply.

     For example, some submissions called for the charge to be based on ticket price or distance travelled, so as to reduce the level of the charge for low-cost or short-haul air travel. Others noted that these types of approaches would favour certain routes and passengers at the expense of others. In particular, northern and regional customers, who often do not have access to low-cost fares or who do not fly on short-haul routes, would be disadvantaged.

     On the basis of these considerations, the $329 million available will be applied to reduce the level of the charge for air travel within Canada.



REDUCING THE AIR TRAVELLERS SECURITY CHARGE

The level of the charge for air travel within Canada will be reduced from $12 to $7 for one-way travel and from $24 to $14 for round-trip travel(4)--a reduction of more than 40 per cent that will benefit all domestic travellers in Canada.

     Focusing the reduction on domestic air travel responds to concerns that were raised as part of the review process, while fulfilling the goals of maintaining revenue in line with expenditures for the enhanced air travel security system, and ensuring that no one pays more than under the original structure for the charge. Maintaining the flat-rate structure preserves the


--------------------------------------------------------------------------------
(3) On January 22, 2003, the Department of Finance released two reports undertaken by independent consultants. Sypher: Mueller International Inc. reported on low-cost and regional air carriers while Dr. David Gillen of Wilfrid Laurier University reported on air travel demand elasticities.
     The two studies are available on the Department of Finance Web site at www.fin.gc.ca.

(4) The new level of $7/$14 represents the total cost of the charge for air travel within Canada and includes, where applicable, the GST or the federal portion of the HST.

                                     ANNEX 3





simplicity of the charge for ease of compliance and administration, and allows for the reduction to be implemented quickly and with minimal administrative disruption. The new level of the charge for air travel within Canada will apply to tickets purchased on or after March 1, 2003, as set out in the Notice of Ways and Means Motion.

     The Government will continue to work with industry and travellers to ensure that the operation and administration of the charge is carried out in the most efficient manner possible.

                              THE BUDGET PLAN 2003





NOTICE OF WAYS AND MEANS MOTION TO AMEND
THE AIR TRAVELLERS SECURITY CHARGE ACT

That it is expedient to amend the Air Travellers Security Charge Act to provide among other things:

     (1) That the Air Travellers Security Charge payable in respect of an air transportation service acquired in Canada that does not include transportation to a destination outside of Canada be reduced to:

     (a) $6.54 for each chargeable emplanement included in the service, to a maximum of $13.08, if tax under subsection 165(1) of the Excise Tax Act is required to be paid in respect of the service; or

     (b) $7.00 for each chargeable emplanement included in the service, to a maximum of $14.00, if tax under subsection 165(1) of the Excise Tax Act is not required to be paid in respect of the service.

     (2) That any enactment founded on paragraph (1) apply to air transportation services that include a chargeable emplanement on or after March 1, 2003 and for which consideration is paid or becomes payable on or after that day.

ANNEX 4

CANADA'S FINANCIAL
PERFORMANCE IN AN
INTERNATIONAL CONTEXT

                              THE BUDGET PLAN 2003





INTRODUCTION

O This annex compares Canada's financial position with that of the other Group of Seven (G7) countries (United States, United Kingdom, France, Germany, Japan and Italy).

O Two important factors need to be taken into account in making international comparisons: differences in accounting methods among countries, which affect the comparability of data, and differences in financial responsibilities among levels of government within countries.

O For these reasons, the standardized System of National Accounts definitions and data are used, and the focus is the total government sector rather than distinguishing between the national and subnational level. These data are fairly uniform among countries, and hence are used for international comparisons. The Organisation for Economic Co-operation and Development (OECD) produces a complete series of estimates based on this system. The data presented in this annex are based on the December 2002 OECD Economic Outlook and, as such, do not include any data revisions since then. On this basis:

     - Canada has had the largest improvement in its budgetary situation among the G7 countries over the last decade. In 2002 Canada was the only G7 country to record a surplus.

     - Canada has achieved the sharpest decline in the debt burden among the G7 countries since the mid-1990s. In 2002 Canada's debt burden declined to
        41.1 per cent of gross domestic product (GDP), below the G7 average. This year only the UK and the U.S. are expected to have lower debt burdens than Canada.

O Financial comparisons at the federal government level between Canada and the United States also require caution, given differences in accounting practices and the treatment of public sector pension funds. The most appropriate way to compare the federal financial situation of the two countries is to use a cash basis of accounting. On this basis:

     - The Canadian federal government posted a surplus of 0.4 per cent of GDP in 2001-02, whereas the U.S. federal government ran a deficit of 1.5 per cent of GDP.

     - The difference between the federal market debt-to-GDP ratios in Canada and the U.S. has been nearly halved since 1999-2000, to 6.2 percentage points in 2001-02.

CANADA WAS THE ONLY G7 COUNTRY TO RECORD A SURPLUS IN 2002

[BAR CHART SHOWING TOTAL FINANCIAL BALANCES OF G7 COUNTRIES]

Source: OECD Economic Outlook, No. 72 (December 2002).











O Canada was the only G7 country to record a surplus in 2002, according to OECD estimates of Canada's total government sector financial position(1).




























(1) Measured on a National Accounts basis (the measure commonly used to make comparisons between countries). Includes federal, provincial-territorial and local governments as well as the Canada Pension Plan and Quebec Pension Plan.

                              THE BUDGET PLAN 2003





CANADA'S FINANCIAL BALANCE HAS SHOWN THE MOST IMPROVEMENT OF ALL G7 COUNTRIES

[CHART SHOWING CANADA'S FINANCIAL BALANCE AS COMPARED TO G7 AVERAGE]

TOTAL GOVERNMENT FINANCIAL BALANCES

O Canada's total government sector financial balance has improved substantially over the last decade. The total government deficit peaked at 9.1 percent of GDP in 1992, which was almost double the G7 average deficit-to-GDP ratio that year.

O By 1997, however, fiscal improvements at all levels of government enabled Canada's total government sector to post a surplus. Canada has recorded six consecutive surpluses since that time.

O In 2002 Canada recorded a surplus estimated at 0.6 per cent of GDP, compared to an average deficit of 3.7 per cent in the G7 countries. Canada was the only G7 country to record a surplus in 2002, according to OECD estimates.

                                     ANNEX 4





CANADA IS THE ONLY G7 COUNTRY TO MAINTAIN A FINANCIAL SURPLUS DESPITE THE GLOBAL SLOWDOWN

[BAR CHART SHOWING TOTAL GOVERNMENT FINANCIAL BALANCES OF G7 COUNTRIES]

O Canada made the greatest fiscal improvement of the G7 countries from1992 to 2002. In 1992 Canada had the second highest deficit of the G7countries in relation to GDP.

O All of the G7 countries have experienced pressure on government finances over the past couple of years, largely due to the global economic slowdown. However, according to OECD estimates, Canada was the only G7country to record a surplus in 2002.

                              THE BUDGET PLAN 2003





CANADA'S PROGRAM SPENDING AS A SHARE OF GDP ISNOWBELOW THE G7 AVERAGE

TOTAL GOVERNMENT NET FINANCIAL LIABILITIES

[BAR CHART SHOWING TOTAL GOVERNMENT PROGRAM SPENDING OF G7 COUNTRIES]

O The rapid turnaround in Canada's financial position, as a percentage of GDP, is attributable in large part to a sharp reduction in program spending, that is, all expenditures less gross debt charges.

O Between 1992 and 2002, Canada's total government program spending as a share of GDP was reduced by 9.1 percentage points, a far greater reduction than in any other G7 country.

O As a result, Canada's program spending relative to GDP is now below the G7 average, whereas in 1992 it was well above the G7 average.

O In fact, in 2002 Canada's program spending, as a percentage of GDP, was lower than in all other G7 countries except the U.S.

                                     ANNEX 4





CANADA HAS ACHIEVED THE LARGEST DECLINE IN THE DEBT BURDEN AMONG THE G7
COUNTRIES

TOTAL GOVERNMENT NET FINANCIAL LIABILITIES

[BAR CHART SHOWING TOTAL GOVERNMENT NET FINANCIAL LIABILITIES OF G7 COUNTRIES]

O Since the mid-1990s Canada's total government sector has achieved the largest decline in its debt burden of all the G7 countries. Between 1995 and 2002 the net debt-to-GDP ratio was reduced by 26.8 percentage points.

O As a result, Canada's total government debt burden moved below the G7 average in 2001, and only the UK and the U.S. are expected to have lower debt burdens than Canada in 2003.

O Based on OECD projections of continuing fiscal surpluses in Canada and large deficits in the U.S., Canadian and U.S. total government debt burdens are expected to converge by 2004.

                              THE BUDGET PLAN 2003


CANADA-UNITED STATES FEDERAL COMPARISONS

O This section compares the financial situation of the Canadian federal government with that of the U.S. federal government.

O In making such comparisons, it is important to note that there are fundamental differences in the accounting practices and responsibilities of the Canadian and U.S. federal governments. For example, in the U.S. the Social Security system, which is the equivalent of the Canada Pension Plan (CPP) and Quebec Pension Plan
(QPP), is considered part of the federal sector, whereas in Canada the CPP and QPP are not part of the federal government sector. As a result, U.S. federal financial balance and market debt figures reflect the substantial surpluses in the Social Security system, whereas such surpluses are not included in Canadian federal figures.

O However, a reasonable comparison of the two countries' fiscal situations can be made using the financial requirements/source of the Canadian federal government (rather than the budgetary balance) and the U.S. federal unified budget balance. This primarily compares the financial situation in both countries on a cash basis of accounting.

O On this basis, the Canadian federal government posted a surplus of 0.4 per cent of GDP in 2001-02. By contrast, the U.S. federal government moved into a deficit position in 2001-02, recording a deficit of 1.5 per cent of GDP. In 2002-03 the Canadian federal government is forecast to have a slight surplus, while the U.S. federal deficit is expected to increase to 2.8 percent of GDP.

O Similarly, Canadian federal market debt (rather than federal debt or the accumulated deficit) is the most appropriate measure of debt to be compared with U.S. federal debt held by the public. As a result of continued surpluses at the federal level in Canada and the recent deterioration in U.S. federal finances, the difference between the federal market debt-to-GDP ratios in Canada and the U.S. has been nearly halved since 1999-2000, to 6.2 percentage points in 2001-02. In 2002-03 Canadian federal market debt is expected to decline to 38.8 percent of GDP, while U.S. federal debt held by the public is forecast to rise to 36.1 per cent of GDP, further narrowing the gap to 2.7 percentage points.

                                     ANNEX 4


WHILE CANADA HAS MAINTAINED A FINANCIAL SURPLUS SINCE 1996-97, THE U.S. FELL BACK INTO DEFICIT IN 2001-02

FEDERAL GOVERNMENT FINANCIAL BALANCES

[CHART SHOWING CHANGE IN FEDERAL GOVERNMENT FINANCIAL BALANCES - CANADA AS COMPARED TO THE U.S.]

O Both countries achieved a significant turnaround in the financial balance over the last decade, moving from large deficits in the first half of the 1990s to a surplus position in the latter half of the 1990s.

O The Canadian federal government achieved a financial surplus in 1996-97, one year earlier than the U.S. federal government. The Canadian federal government has maintained a financial surplus since that time, posting a surplus of 0.4 per cent of GDP in 2001-02 despite the economic slowdown. By contrast, the U.S. federal fiscal situation has deteriorated markedly: the U.S. returned to a deficit position in 2001-02, recording a deficit of 1.5 percent of GDP.

O Moreover, the Canadian federal government is expected to record a balanced budget or better in 2002-03, while the U.S. federal deficit is expected to increase to 2.8 per cent of GDP.

                              THE BUDGET PLAN 2003


THE DIFFERENCE BETWEEN FEDERAL MARKET DEBT-TO-GDP RATIOS IN CANADA AND THE U.S. HAS BEEN NEARLY HALVED OVER THE PAST TWO YEARS


FEDERAL GOVERNMENT MARKET DEBT

[BAR CHART SHOWING CHANGE IN CANADA'S FEDERAL GOVERNMENT MARKET DEBT AS COMPARED TO THE U.S.]

O For debt comparisons, the appropriate measures are market debt for Canada and publicly held debt for the U.S.

O Both countries have achieved a significant decline in the debt-to-GDP ratio since the mid-1990s. Moreover, due to continued surpluses at the federal level in Canada and the deterioration in U.S. federal finances, the difference between the federal market debt-to-GDP ratios in the two countries has been nearly halved since 1999-2000, to 6.2 percentage points in 2001-02.

O In 2002-03 Canadian federal market debt is expected to decline to 38.8 percent of GDP, while U.S. federal debt held by the public is forecasttorise to 36.1 per cent of GDP, further narrowing the gap to 2.7 percentage points.

ANNEX 5

FISCAL PERFORMANCE OF CANADA'S
FEDERAL-PROVINCIAL-TERRITORIAL GOVERNMENT SECTOR

                                  THE BUDGET PLAN 2003
INTRODUCTION

o This annex presents historical data on the fiscal situation of the aggregate federal-provincial-territorial government sector, based on Public Accounts data, as published by individual governments. Data for the federal government, Nova Scotia, Quebec, Ontario, Manitoba, Alberta, British Columbia, the Northwest Territories and Nunavut are presented on an accrual basis of accounting.

o The aggregate federal-provincial-territorial government sector recorded an estimated surplus of $8.2 billion in 2001-02, the fourth consecutive annual surplus.

o In aggregate, the provincial-territorial government sector is estimated to have been in a slight deficit position ($22 million) in 2001-02. However, six provinces and one territory are estimated to have posted budgetary surpluses for 2001-02. The federal government recorded a surplus of $8.2 billion.

o Revenue-to-GDP (gross domestic product) ratios declined last year at both the federal and provincial-territorial levels, reflecting tax reduction measures implemented by both levels of government. Provincial-territorial revenues continue to exceed federal revenues.

o Spending as a percentage of GDP increased at both the federal and provincial-territorial government levels in 2001-02, although at both levels of government, the spending ratios were well below those in 1993-94.

o Debt-to-GDP ratios continue to fall. On an accrual basis, the federal ratio has declined by 21 percentage points from its peak of 67.5 per cent in 1995-96 to 46.5 per cent in 2001-02. The aggregate provincial-territorial government ratio has declined by over 5 percentage points to 22.1 per cent, which is less than half the federal level.

                                         ANNEX 5

FEDERAL-PROVINCIAL-TERRITORIAL GOVERNMENTS RECORDED
AN AGGREGATE SURPLUS FOR THE FOURTH CONSECUTIVE YEAR

FEDERAL AND PROVINCIAL-TERRITORIAL BUDGETARY BALANCES


[CHART SHOWING CHANGE IN FEDERAL AND PROVINCIAL-TERRITORIAL BUDGETARY BALANCES]


o In 2001-02 the federal-provincial-territorial governments recorded an aggregate surplus of $8.2 billion, representing the fourth consecutive surplus.

o This represents a remarkable turnaround from 1993-94, when the federal-provincial-territorial government sector posted a $58.7-billion deficit.

                                  THE BUDGET PLAN 2003

A MAJORITY OF PROVINCES RECORDED SURPLUSES IN 2001-02

PROVINCIAL-TERRITORIAL BUDGETARY BALANCES

           [CHART SHOWING PROVINCIAL-TERRITORIAL BUDGETARY BALANCES]

o Six provinces and one territory recorded surpluses in 2001-02.(1) The provincial-territorial sector, as a whole, is estimated to have posted a small deficit of $22 million for 2001-02.

-----------

(1) All provinces and territories (except for Nunavut) have provided final results for 2001-02.

                                         ANNEX 5

TOTAL PROVINCIAL-TERRITORIAL REVENUES HAVE CONSISTENTLY EXCEEDED FEDERAL
REVENUES

FEDERAL AND PROVINCIAL-TERRITORIAL REVENUES

         [LINE GRAPH SHOWING CHANGE IN PROVINCIAL-TERRITORIAL REVENUES
                        AS COMPARED TO FEDERAL REVENUES]

o For the last 10 years provincial-territorial revenues (including federal transfers such as the Canada Health and Social Transfer and equalization) have consistently exceeded federal revenues.

o Federal revenues as a share of GDP declined from 17.1 per cent in 2000-01 to
15.7 per cent in 2001-02, reflecting reductions in personal and corporate income taxes and employment insurance premiums, as well the slowdown in global economic activity.

o Provincial-territorial revenues as a percentage of GDP declined from 18.3 per cent in 2000-01 to 17.4 per cent in 2001-02, reflecting lower natural resource revenues and tax reduction measures.

                              THE BUDGET PLAN 2003

PROGRAM SPENDING HAS DECLINED SIGNIFICANTLY AS A SHARE OF GDP

FEDERAL AND PROVINCIAL-TERRITORIAL PROGRAM SPENDING

          [LINE GRAPH SHOWING PROVINCIAL-TERRITORIAL PROGRAM SPENDING
                    AS COMPARED TO FEDERAL PROGRAM SPENDING]

o From 1993-94 to 2001-02 federal program spending as a share of GDP fell by
4.5 percentage points--from 15.9 to 11.4 per cent.

o Over the same period provincial-territorial program spending, measured as a share of GDP, fell by 3.5 percentage points--from 19.1 to 15.6 per cent.

                                         ANNEX 5

THE DEBT BURDEN IS MUCH LARGER AT THE FEDERAL LEVEL

FEDERAL AND PROVINCIAL-TERRITORIAL DEBT

     [BAR CHART SHOWING CHANGE IN FEDERAL AND PROVINCIAL-TERRITORIAL DEBT]

o Throughout the past decade the federal debt burden, as measured by the debt-to-GDP ratio, has been more than twice as high as the provincial-territorial debt burden.

o In 2001-02 the federal debt-to-GDP ratio, measured on an accrual basis, was estimated at 46.5 per cent, a drop of 21 percentage points from its peak of
67.5 per cent of GDP in 1995-96.

o The provincial-territorial debt-to-GDP ratio was estimated at 22.1 percent in 2001-02, a decline of 5.3 percentage points from 1995-96.

                                  THE BUDGET PLAN 2003

DEBT CHARGES AS A PER CENT OF TOTAL REVENUES ARE SIGNIFICANTLY HIGHER AT THE FEDERAL LEVEL

FEDERAL AND PROVINCIAL-TERRITORIAL DEBT CHARGES

       [BAR CHART SHOWING CHANGE IN FEDERAL AND PROVINCIAL DEBT CHARGES]

o As a result of its larger debt burden, the federal government faces much higher debt-servicing charges than the provincial-territorial sector.

o In 1995-96 the federal government spent 37 cents of every dollar of revenue on debt charges. Although significant progress has been made in reducing this burden, federal debt charges still consume 22.9 cents of every dollar of revenue, compared to 11.3 cents for the provincial-territorial sector.

ANNEX 6

IMPLEMENTATION OF FULL ACCRUAL ACCOUNTING IN THE FEDERAL GOVERNMENT'S FINANCIAL STATEMENTS

                              THE BUDGET PLAN 2003


INTRODUCTION

o As recommended by the Auditor General of Canada and beginning with this budget, the Government will adopt full accrual accounting as its accounting standard, replacing the modified accrual standard it has been using since the mid-1980s. Under full accrual accounting, the Government's financial statements will provide a more comprehensive and up-to-date picture of the Government's financial situation.

o National and international accounting standards bodies and the Auditor General strongly support full accrual accounting.

     - The Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, which recommends accounting standards for senior levels of government, urges governments in Canada to adopt full accrual accounting.

     - The Auditor General has strongly recommended full accrual accounting as "...superior to the Government's current accounting policies." The Government announced its commitment to full accrual accounting in the 1995 budget.

o Over the past several years, as part of the Financial Information Strategy, the Receiver General for Canada and departments have worked to put in place new financial information systems and to acquire the accounting expertise required to implement full accrual accounting. Overseeing this initiative, the Treasury Board Secretariat also developed the necessary accounting policies and training programs to implement full accrual accounting government-wide.

     - In her Observations on the Government's 2002 financial statements, the Auditor General encouraged the Government to resolve the concerns that were causing delays in the introduction of full accrual accounting and to implement it for the 2002-03 financial statements. After extensive consultations with the Office of the Auditor General, the Government is confident that it has sufficient assurance as to the reliability of the accrual accounting amounts that it can now proceed.

o Implementing full accrual accounting will improve transparency and accountability because:

     - the Government's balance sheet will provide a more comprehensive picture of the Government's assets and liabilities; and

     - the annual budgetary balance will better reflect the impact of economic events and government decisions during the fiscal year.

                                    ANNEX 6

o Implementing full accrual accounting will provide new information that can be used to improve government decision making in the following ways:

     - As full accrual accounting recognizes the value of the Government's physical assets in its financial statements, it will encourage better stewardship of these assets and better decisions about whether to buy, lease or sell buildings and equipment. Under full accrual accounting, there is more focus on the consumption or use of such resources.

     - Full accrual accounting will show more accurately the cost of owning and operating capital equipment, providing a better picture of the cost of providing some programs and services. This provides a much better means to relate the costs of programs to the performance results being achieved.

     - More complete recording of the Government's liabilities will encourage departments to develop better plans for managing those liabilities.


o The shift to full accrual accounting, which affects tax revenues and the valuation of liabilities and non-financial assets, leads to some changes in the annual budgetary balance and the value of the federal debt (that is, the accumulated deficit).

     - For example, under full accrual accounting, tax revenues are accounted for in the period to which they relate, not when they are received, as was the case under modified accrual. Under full accrual, the budgetary balance will now be more reflective of economic developments occurring within the year. Largely due to the accrual of tax revenues, the budgetary surplus for 2001-02 has been reduced by $0.7 billion to $8.2 billion.

     - Full accrual is more comprehensive as additional liabilities are recognized and non-financial assets, such as government buildings, are now included. The estimated value of the federal debt (accumulated deficit) at March 31, 2002, declines from $536.5 billion to $507.7 billion.


FEDERAL DEBT (ACCUMULATED DEFICIT)

In response to the Auditor General of Canada, this budget is presented on a full accrual basis of accounting. Under the previous accounting standard-- modified accrual accounting--net debt and the accumulated deficit were identical. Under the new standard, net debt now includes a more comprehensive costing for financial liabilities but excludes non-financial assets. The accumulated deficit includes both. It is the sum of all surpluses and deficits in the past. The accumulated deficit will be also referred to in the Annual Financial Report of the Government of Canada and budget documents as the "federal debt."

                              THE BUDGET PLAN 2003

IMPLEMENTING FULL ACCRUAL ACCOUNTING

In this budget the Government has moved to full accrual accounting as its accounting standard. Full accrual accounting replaces the previous accounting standard, modified accrual. The Auditor General recommended the shift to full accrual accounting as soon as the outstanding issues causing delays were resolved. Following extensive consultations with the Office of the Auditor General, the Government believes that there is now sufficient quality assurance as to the reliability of the accrual accounting numbers. The Government noted that it intended to take this step in last October's Economic and Fiscal Update.

WHAT IS FULL ACCRUAL ACCOUNTING?

The Government's previous accounting standard--modified accrual--used a mix of accrual and cash accounting, depending on the type of transaction. With this budget the Government is extending the use of accrual accounting to all items that were previously recorded on a cash basis. Accordingly, the new accounting standard is called full accrual accounting.

     Moving to full accrual accounting extends the accrual approach to three new areas.

NON-FINANCIAL ASSETS

Under modified accrual accounting, the value of the Government's stock of capital assets, such as buildings, vehicles and equipment, was not shown on the Government's balance sheet. Under full accrual, the cost of these non financial assets will now be recorded. Under modified accrual accounting, the full purchase price of a capital asset was shown as an expenditure item in the year of purchase and therefore had an immediate impact on the annual budgetary balance. Under full accrual, the annual cost of owning a capital asset will be the estimated depreciation (or amortization) in the value of the asset according to Generally Accepted Accounting Principles. Full accrual accounting therefore spreads the cost over the useful life of the asset. Similarly, under modified accrual, the cost of an item held in inventory is recognized in the year in which the item is purchased while, under full accrual, it is recognized as an expense in the year in which the item is used.

                                    ANNEX 6

EXAMPLE: THE CANADIAN COAST GUARD BUYS A NEW ICEBREAKER

Under modified accrual accounting:

o The ship is not included as part of the Government's assets. Other things being equal, the federal debt (accumulated deficit) increases by the amount of cash used to pay for the ship, in the year in which the Canadian Coast Guard takes ownership, without any recognition that this cash has purchased a long-lived asset.

o The only part of the annual cost of owning the ship that is recorded is the annual cash outlay for operations and maintenance.

Under full accrual:

o The ship is included as part of the Government's assets, offsetting the reduction in cash needed to pay for the ship.

o The annual cost of owning the ship is reported as the depreciation in the value of the ship plus the cash outlays for operations and maintenance.

TAX REVENUES

Under modified accrual accounting, tax revenues were recorded on a cash basis in the year they were received. Refunds were charged against revenues in the year in which the refunds were paid. Under full accrual accounting, tax receipts and refunds will generally be recorded in the year in which the taxable activity took place, not when cash payments occurred. Accordingly, a receivable will be established for taxes still owing to the Government and a payable will be established for tax refunds owing to taxpayers.

EXAMPLE: TAXES AND REFUNDS

THE BUDGET PLAN 2003

There are significant collection lags between the time that a taxpayer earns taxable income and when the associated taxes are actually received by the Government. For example, individuals are required to file their final tax returns by the end of April for the previous taxation year. This results in a significant amount of taxes received in April and May on income earned in the previous taxation year. It also results in tax refunds being paid in the period April to June for overpayment of taxes made in the previous taxation year.

Under modified accrual accounting:

o Taxes paid when income tax returns were filed after March 31, 2001, were recorded as revenue in fiscal year 2001-02, which began April 1, 2001, even though those payments arose from income earned in 2000. Refunds to taxpayers paid after March 31, 2001, were charged against revenues in fiscal year 2001-02, even though these payments returned overpayments made in 2000.

o There is no recognition of taxes due to the Government or refunds due to taxpayers. They are only recorded when they are received or paid.

Under full accrual:

o Taxes paid in fiscal year 2001-02 that relate to the year 2000 are recorded in fiscal year 2000-01, to the extent that reliable estimates can be made. Refunds to taxpayers paid in fiscal year 2001-02 are charged against revenues in fiscal year 2000-01, as those refunds reflect overpayments made in 2000.

o A receivable is established for taxes owed to the federal government on March31, 2001, for taxation year 2000. Similarly, a liability, or payable, is established for taxes still to be refunded to taxpayers as of March31, 2001.

LIABILITIES

Under full accrual accounting, a more comprehensive list of liabilities will be recorded on the balance sheet. As a result of the shift to full accrual accounting, the Government will now include the estimated cost of environmental clean-ups in areas of federal jurisdiction; the value of liabilities related to Aboriginal claims to the extent payment is likely and estimable; and increased liabilities for post-employment benefits for federal employees, including workers' compensation, veterans' disability costs, and federal employee retirement benefits such as health and dental care.

                                    ANNEX 6

EXAMPLE: THE COST OF CLEANING UP FEDERAL CONTAMINATED SITES

Under modified accrual accounting:

o The Government's liability for cleaning up its contaminated sites is not recognized on its balance sheet.

o Expenditures on cleaning up contaminated sites are included in the fiscal years in which they are made.

Under full accrual:

o The Government's estimated liability for cleaning up its existing contaminated sites is included on its balance sheet.

o Expenditures for cleaning up these contaminated sites are not included as expenses in the years in which payments are made because they reduce, dollar-for-dollar, a liability that has already been recognized on the Government's books.

o New liabilities will be included in the year in which they become known.


EXAMPLE: DISABILITY BENEFITS FOR VETERANS

Under modified accrual accounting:

o The Government's liability for veterans' disability benefits is not recognized on its balance sheet.

o Expenditures for veterans' disability benefits are recognized in the fiscal years in which the payments are made.

Under full accrual:

o The Government's liability for veterans' disability benefits is recorded on its balance sheet. This is the present value of all expected future payments for these veterans' future benefits as a result of past services provided by veterans.

o Payments for veterans' disability benefits are no longer reported as expenditures in the years in which payments are made, but instead reduce the liability that has already been recognized on the Government's books.

o For currently serving members, the annual expense cost reflects the net present value of all future payments expected as a result of new disabilities arising during the year.

o Each year, as the liability is adjusted to reflect its current actuarial value, an interest component is added and charged to public debt charges, similar to the recording of the liability for federal employees' pensions.

o Thus one result of moving to accrual accounting is an increase in recorded public debt charges. However, the increase will have no impact on cash outflows.

                              THE BUDGET PLAN 2003

WHAT ARE THE BENEFITS OF FULL ACCRUAL ACCOUNTING?

Full accrual accounting improves transparency and accountability by providing more comprehensive and up-to-date financial statements and greater accountability by the Government to Parliament and the Canadian public.

o The Government's balance sheet will provide a more comprehensive picture of the Government's assets and liabilities. For example, the cost of the buildings that the Government owns will appear on its balance sheet for the first time, as will its liabilities for cleaning up contamination on its properties.

o The annual budgetary balance will better reflect the impact of economic events during the fiscal year. In particular, year-to-year changes in recorded tax revenues will more accurately reflect the year-to-year changes in the tax base and tax rates, as these changes will not be affected by lags in tax collections and the payment of refunds.

o The annual budgetary balance will better reflect the impact of government decisions during the fiscal year. In particular, government decisions that cause an increase (or decrease) in the Government's liabilities for post-employment or retirement benefits will be recorded in the year in which the decision was made. Under modified accrual accounting, the full costs of some of these decisions would not be shown in the Government's financial statements until all of the resulting cash payments were made many years later.

Full accrual accounting enables more effective decision making about government operations, spending and longer-term risks and obligations.

o As full accrual accounting recognizes the value of the Government's physical assets in its financial statements, it requires the Government to recognize the amortization of those assets as a cost. This will lead to better recording of assets, and encourage better stewardship of those assets and better decisions about whether to buy, lease or sell buildings and equipment.

o Full accrual accounting will show more accurately the cost of owning and operating capital equipment, providing a better picture of the cost of providing programs and services, and better relate decisions about whether to buy, lease or sell buildings and equipment.

o More complete recording of the Government's liabilities (i.e. environmental liabilities, liabilities to Aboriginal peoples and liabilities for retirement and post-employment benefits) will encourage departments to develop better plans for managing those liabilities.

                                    ANNEX 6

     The Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA) recommends that senior levels of government adopt full accrual accounting in the presentation of their financial statements.(1) In their "Observations" on the Government's financial statements, Auditors General have strongly encouraged the Government to adopt full accrual accounting. It is the accounting practice already used by six provinces--including Quebec, Ontario and Alberta--and by foreign governments such as Australia and New Zealand. Among G7 countries, the United Kingdom has announced its intention to move to accrual accounting.

     The Treasury Board Secretariat has established a working group on accrual budgeting to examine the potential application of accrual information to the budgetary process. The working group is examining how accrual concepts bear on many types of decisions, drawing on the experience of other governments that have implemented accrual accounting. For the present, appropriations by Parliament will remain unchanged.


THE BENEFITS OF FULL ACCRUAL ACCOUNTING

As the Auditor General indicated in her comments on the Government's 2001-02 financial statements:

"I remain convinced that accrual accounting is superior to the Government's current accounting policies. It provides a more complete measure of the overall size of the Government, which should enhance accountability to Parliament; it eliminates the distortion of reported financial results caused by altering the timing of cash receipts and disbursements; and it is an essential component of management reform initiatives underway in the Government."

Sheila Fraser
Auditor General of Canada
Public Accounts of Canada (2002), Volume 1

WHY IMPLEMENT FULL ACCRUAL ACCOUNTING IN THIS BUDGET?

The Government has been working towards full accrual accounting since the 1995 budget. The Treasury Board Secretariat has developed accrual accounting policies. The Receiver General for Canada and departments have put in place new financial information systems and acquired the accounting expertise needed to report on the greater range of financial activity that this approach requires. The phase-in by departments started in April 1999 and was completed in April 2001.


-------------

(1)  See the CICA Web site at www.cica.ca.

                              THE BUDGET PLAN 2003

     In the 2001 budget the Government announced that it had decided to delay the move to full accrual by at least one year given the timing of the budget and the fact that important components of the information required to implement accrual accounting had yet to be audited and verified. In her "Observations" on the 2002 Public Accounts last fall, the Auditor General encouraged the Government to resolve the issues which had caused delays in the introduction of full accrual accounting and to implement it for the 2002-03 financial statements. Given the progress that has been made since that time in finalizing the estimates, and working closely with the Office of the Auditor General, the Government is now confident it can introduce accrual accounting.

HOW DOES FULL ACCRUAL ACCOUNTING AFFECT FISCAL PLANNING?

The Government's fiscal anchor remains the annual budgetary balance. With the implementation of full accrual accounting, there will be changes to how the annual budgetary balance is calculated. Details on these changes and how they affect the reported results are provided below.


FEDERAL DEBT (ACCUMULATED DEFICIT)

The Government will continue to use the accumulation of all annual surpluses and deficits in the past, or the accumulated deficit as it is labelled in the Public Accounts of Canada, to measure the debt and the debt-to-GDP (gross domestic product) ratio. For communications purposes, the accumulated deficit will also be referred to as the "federal debt."

     Prior to the shift to full accrual accounting there was no distinction between net debt and the accumulated deficit, so these terms were used interchangeably. With the implementation of full accrual accounting that is no longer the case. Net debt is the Government's liabilities excluding the value of its non-financial assets. The accumulated deficit, however, takes into account the value of the non-financial assets. With the shift to full accrual accounting and the resulting inclusion of non-financial assets, the two indicators will represent different measures of the Government's financial position.

                                    ANNEX 6

WHAT IS THE IMPACT OF IMPLEMENTING FULL ACCRUAL ACCOUNTING ON THE GOVERNMENT'S FINANCIAL STATEMENTS?

The implementation of full accrual accounting affects the financial position (the statement of assets and liabilities) of the Government of Canada and therefore the annual change in assets and liabilities, or the budgetary balance.

IMPACT ON THE STATEMENT OF ASSETS AND LIABILITIES-- FEDERAL DEBT(ACCUMULATED DEFICIT)

The most comprehensive measure of the Government's overall financial position is the ACCUMULATED DEFICIT or the FEDERAL DEBT. This is the difference between the Government's total liabilities and its total assets. Accordingly, it is also equal to the accumulation of annual deficits and surpluses since Confederation.

o Under full accrual accounting, the Government's liabilities will include a number of liabilities not previously recognized. These include liabilities for: environmental clean-ups on federally owed lands; Aboriginal claims; post-employment benefits such as veterans' disability costs, workers' compensation and retirement benefits for dental and health costs of federal public servants; and tax refunds payable by the federal government. As shown in Table A 6.1, the net impact of these accrual adjustments is to increase total liabilities by $71.0 billion at March 31, 2002.

o Under full accrual accounting, the Government's assets also include financial assets that were not taken into account before, namely tax receivables (taxes owed by taxpayers) and the value of the Government's holdings in its enterprise Crown corporations. The value of these assets amount to $45.9 billion at March 31, 2002. The Government's assets also include non-financial assets, such as tangible capital assets, inventories and prepayments. The value of these non-financial assets is estimated at $53.8 billion at March 31, 2002. Thus total recorded assets increase by $99.7 billion at March 31, 2002.

o As the increase in the value of the assets more than offsets the additional liabilities, the federal debt (i.e. total liabilities net of all financial and non-financial assets) is $507.7 billion at March 31, 2002, under full accrual accounting, $28.7 billion lower than the corresponding figure calculated using modified accrual accounting.

o Net debt, which excludes non-financial assets, is now estimated at $563 billion at March 31, 2002, compared to $536 billion under modified accrual. This occurs because the value of the financial liabilities that are added to the balance sheet in shifting to full accrual is greater than the value of the additional financial assets (as shown in Table A 6.1).

THE BUDGET PLAN 2003

TABLE A6.1

Statement of Assets and Liabilities: March 31, 2002(1)


                                                        IMPACT OF MOVING TO FULL ACCRUAL
                                              -------------------------------------------------------
                                               MODIFIED    ACCRUAL    RECLASSI-     NET        FULL
                                                ACCRUAL     IMPACT    FICATION     IMPACT     ACCRUAL
                                              ---------    -------    ---------   --------   --------
                                                              (millions of dollars)
LIABILITIES
   Accounts payable and
     accrued liabilities                        28,786      11,690     -6,388       5,302     34,088
   Tax refunds payable                                      30,363      3,005      33,368     33,368
   Interest and matured debt                     7,817                                         7,817
   Allowance for loan guarantees
     and borrowings of
     Crown corporations                          4,076                                         4,076
                                               -------      ------     ------      ------    -------
   Total                                        40,679      42,053     -3,383      38,670     79,349
   Interest-bearing debt
     Unmatured debt                            442,271                                       442,271
     Pension and other liabilities
       Public sector pensions                  126,921                                       126,921
       Other employee/veterans'
         future benefits                                    27,782      3,383      31,165     31,165
       Due to Canada
         Pension Plan                            6,770                                         6,770
       Other liabilities                         7,469       1,171                  1,171      8,640
                                               -------      ------     ------      ------    -------
       Total                                   141,160      28,953      3,383      32,336    173,496
                                               -------      ------     ------      ------    -------

   Total interest-bearing debt                 583,431      28,953      3,383      32,336    615,767
TOTAL LIABILITIES                              624,110      71,006          0      71,006    695,116

                                    ANNEX 6

TABLE A6.1

Statement of Assets and Liabilities: March 31, 2002 (1)(cont'd)


                                                       IMPACT OF MOVING TO FULL ACCRUAL
                                              -------------------------------------------------------
                                               MODIFIED    ACCRUAL    RECLASSI-     NET        FULL
                                               ACCRUAL     IMPACT     FICATION     IMPACT    ACCRUAL
                                              ----------  ---------  -----------  --------  ---------
                                                               (millions of dollars)
FINANCIAL ASSETS
   Cash and accounts receivable
     Cash                                        13,467     -2,107                 -2,107     11,360
     Tax receivable                                 285     44,120                 44,120     44,405
     Other receivables                            3,077                                        3,077
                                                -------     ------      ------     ------    -------
     Total                                       16,829     42,013                 42,013     58,842

   Foreign exchange accounts                     52,046                                       52,046
   Loans, investments and advances
     Enterprise Crown corporations
       and other government
       business enterprises                       9,192      3,885         610      4,495     13,687
     National governments                         7,342                                        7,342
     Other loans, investments
       and advances                              11,283                 -1,370     -1,370      9,913
     Less allowance for valuation                 9,071                    610        610      9,681
                                                -------     ------      ------     ------    -------
     Total                                       18,746      3,885      -1,370      2,515     21,261

   TOTAL FINANCIAL ASSETS                        87,621     45,898      -1,370     44,528    132,149

NET DEBT (EXCLUDING
   NON-FINANCIAL ASSETS)                        536,489     25,108       1,370     26,478    562,967

NON-FINANCIAL ASSETS
   Tangible capital assets                                  41,616       1,370     42,986     42,986
   Inventories                                              11,033                 11,033     11,033
   Prepayments                                               1,198                  1,198      1,198
                                                -------     ------      ------     ------    -------
   Total                                                    53,847       1,370     55,217     55,217
FEDERAL DEBT
   (ACCUMULATED DEFICIT)                        536,489    -28,739           0    -28,739    507,750
                                                -------     ------      ------     ------    -------


(1) Unaudited. These numbers will be audited as part of the audit of the 2002-03 financial statements. It is not expected that the final results will be materially different from those in Table A6.1 and in the other tables.

                              THE BUDGET PLAN 2003

     Moving to full accrual accounting leads to the reclassification of some assets and liabilities. Some additional reclassifications have been made to ensure conformity with current accounting standards. As shown in TableA6.1, these reclassifications do not change the estimated value of the federal debt.

NET DEBT AND FEDERAL DEBT

            [LINE GRAPH SHOWING CHANGE IN NET DEBT AND FEDERAL DEBT]

IMPACT ON THE ANNUAL BUDGETARY BALANCE

The Government's fiscal anchor--the budgetary balance--is being presented on a full accrual basis of accounting rather than on the previous modified accrual accounting basis. As such, it better reflects current economic events and government decisions.

     Table A6.2 reconciles the financial results for 2001-02 on a full accrual basis of accounting with that previously published under modified accrual. The budgetary surplus is now estimated at $8.2 billion, $0.7 billion lower than the $8.9 billion under the modified accrual basis of accounting, largely reflecting lower personal income tax revenues.

     The table shows separately the impact of moving to full accrual and the impact of the classification changes. Although the classification changes affect the individual components, they have no effect on the overall budgetary balance. Among the major components:

                                    ANNEX 6

     PERSONAL INCOME TAXES are $3.3 billion lower. Collections in 2001-02 were affected by the extraordinary stock market gains in 2000, which resulted in record final tax settlement payments in April and May 2001. Under accrual accounting, these payments have been allocated to the year in which they were earned. As a result, personal income tax revenues in 2001-02 have been lowered, while those in 2000-01 have increased. There are also a number of classification changes. Interest and penalties, which were previously included in personal income tax revenues, are now part of other non-tax revenues. Largely offsetting this impact is a reclassification of non-resident taxes from other income tax to personal income tax revenues. Finally, repayments of Old Age Security benefits, which were previously included in personal income taxes, are now netted against elderly benefits.

     CORPORATE INCOME TAXES have been revised up by $0.6 billion. Half of this is attributable to the reversal of the impact of the Budget 2001 measure which allowed small businesses to defer their monthly instalments for January to March 2002 for a period of six months.

     OTHER INCOME TAX REVENUES are down $1.2 billion, primarily reflecting reclassification of revenues between other income taxes and personal income taxes.

     OTHER NON-TAX REVENUES are up $2.0 billion, primarily reflecting the inclusion of interest and penalties on income tax owing. Previously, only penalties and interest on goods and services tax revenues were included in this component.

     Changes in the OTHER MAJOR REVENUE COMPONENTS are primarily attributable to the timing of receipts.

     The decrease in ELDERLY BENEFITS is due to the reclassification of repayments of Old Age Security benefits.

     The recognition of post-employment and retirement benefits (primarily veterans' disability costs) as a liability results in a reduction in DIRECT PROGRAM SPENDING with a roughly corresponding increase in PUBLIC DEBT CHARGES. As these liabilities have been recognized in previous years, current benefit payments no longer affect direct program spending. However, public debt charges are now higher. This reflects the notional interest costs that ensure that the liabilities established for future payments such as veterans' disability benefits are always equal to the present value of those expected future payments. This change does not cause higher cash payments to debt holders. This is how the Government currently accounts for its unfunded public service pension liabilities. Direct program spending is also affected by the capitalization of assets, as the amortization adjustment is somewhat lower than capital acquisitions.

                              THE BUDGET PLAN 2003

TABLE A6.2

Impact of Full Accrual Accounting: 2001-02(1)


                                                        IMPACT OF MOVING TO FULL ACCRUAL
                                                -----------------------------------------------------
                                                MODIFIED    ACCRUAL    RECLASSI-     NET       FULL
                                                ACCRUAL     IMPACT     FICATION    IMPACT     ACCRUAL
                                                --------   ---------  ----------  --------  ---------
                                                                     (millions of dollars)
REVENUES
   Tax revenues
     Personal income tax                         83,790     -2,372        -882     -3,254     80,536
     Corporate income tax                        24,013        708        -156        552     24,565
     Other income tax                             3,035         76      -1,306     -1,230      1,805
                                                -------     ------      ------     ------    -------
     Total                                      110,838     -1,588      -2,344     -3,932    106,906

   Employment insurance
     premiums                                    17,980       -320                   -320     17,660
   Excise taxes and duties
     Goods and services tax                      24,909        637        -112        525     25,434
     Energy taxes                                 4,758         90                     90      4,848
     Customs import duties                        3,018         57                     57      3,075
     Other excise taxes and duties                3,953                                        3,953
                                                -------     ------      ------     ------    -------
     Total                                       36,638        784        -112        672     37,310

   TAX REVENUES                                 165,456     -1,124      -2,456     -3,580    161,876

   Non-tax revenues
     Return on investments                        5,892                                        5,892
     Other non-tax revenues                       1,967        263       1,722      1,985      3,952
                                                -------     ------      ------     ------    -------
     Total                                        7,859        263       1,722      1,985      9,844
                                                -------     ------      ------     ------    -------
   TOTAL REVENUES                               173,315       -861        -734     -1,595    171,720

TOTAL SPENDING
   Major transfers to persons
     Elderly benefits                            25,365          9        -734       -725     24,631
     Employment insurance benefits               13,748        -22                    -22     13,726
                                                -------     ------      ------     ------    -------
     Total                                       39,113        -13        -734       -747     38,357

     Major transfers to other levels
       of government                             26,616                                       26,616

   Direct program spending                       60,944     -1,653                 -1,653     59,291
                                                -------     ------      ------     ------    -------
   Total program spending                       126,673     -1,666        -734     -2,400    124,273

   Public debt charges                           37,735      1,532                  1,532     39,267
                                                -------     ------      ------     ------    -------
   TOTAL SPENDING                               164,408       -134        -734       -868    163,540

BUDGETARY SURPLUS                                 8,907       -727           0       -727      8,181
                                                -------     ------      ------     ------    -------

-----------

(1)  Unaudited.

                                    ANNEX 6

     The chart below shows the budgetary balance using both the full accrual standard of accounting and the modified accrual standard back to 1993-94. Under full accrual accounting, deficits over the 1993-94 to 1996-97 period are some what lower than previously reported. The surplus for 1997-98 is slightly lower; the surplus for 1998-99 is virtually unchanged while those for both 1999-2000 and 2000-01 are somewhat higher.

IMPACT OF FULL ACCRUAL ACCOUNTING ON THE BUDGETARY BALANCE

 [LINE GRAPH SHOWING IMPACT OF FULL ACCURAL ACCOUTING ON THE BUDGETARY BALANCE]

     Tables A6.3 to A6.6 present the summary statement of transactions, budgetary revenues, total expenditures and the statement of assets and liabilities on a full accrual basis of accounting for the years 1993-94 to 2001-02. The impact of moving to full accrual accounting has no effect on the financial requirements/source. The reconciling entry is in non-budgetary transactions.

THE BUDGET PLAN 2003


TABLE A6.3
Summary Statement of Transactions: Full Accrual(1)

                                              1993-   1994-   1995-   1996-    1997-   1998-   1999-   2000-    2001-
                                              1994    1995    1996    1997     1998    1999    2000    2001     2002
                                              -----   -----   -----   -----    -----   -----   -----   -----    -----
                                                                         (billions of dollars)
Budgetary transactions
   Revenues                                   116.9   122.8   130.8   141.0    152.1   156.0   165.7   182.3    171.7
   Expenditures
     Program                                  115.9   115.1   111.8   102.6    106.9   110.0   109.4   118.5    124.3
     Public debt charges                       39.5    43.5    48.4    46.4     42.4    42.9    43.1    43.6     39.3
                                              -----   -----   -----   -----    -----   -----   -----   -----    -----
     Total                                    155.4   158.6   160.2   149.0    149.3   152.9   152.5   162.1    163.5
   Annual deficit/surplus                     -38.5   -35.8   -29.4    -8.0      2.8     3.1    13.2    20.2      8.2
Federal debt (accumulated deficit)            482.1   517.9   547.3   555.3    552.5   549.4   536.2   516.0    507.7
Non-budgetary transactions
   Modified accrual                            12.2    11.6    11.4    10.2      8.9     8.4     1.9     0.8     -4.2
   Adjustment for accrual                      -3.5    -1.6     0.8    -0.9      1.0     0.0    -0.5    -2.0      0.7
                                              -----   -----   -----   -----    -----   -----   -----   -----    -----
   Revised                                      8.7    10.0    12.2     9.3     10.0     8.3     1.4    -1.2     -3.5
Financial requirement/source                  -29.9   -25.8   -17.2     1.3     12.7    11.5    14.6    19.0      4.7
Per cent of GDP
   Revenues                                    16.1    15.9    16.1    16.8     17.2    17.1    16.9    17.1     15.7
   Program spending                            15.9    14.9    13.8    12.3     12.1    12.0    11.2    11.1     11.4
   Public debt charges                          5.4     5.6     6.0     5.5      4.8     4.7     4.4     4.1      3.6
   Deficit/surplus                             -5.3    -4.7    -3.6    -1.0      0.3     0.3     1.3     1.9      0.7
   Federal debt (accumulated deficit)          66.3    67.2    67.5    66.4     62.6    60.0    54.7    48.4     46.5
                                              -----   -----   -----   -----    -----   -----   -----   -----    -----

-------

(1)  Unaudited.

                                    ANNEX 6


TABLE A6.4

Budgetary Revenues: Full Accrual(1)


                                            1993-      1994-     1995-    1996-      1997-     1998-     1999-     2000-     2001-
                                            1994       1995      1996     1997       1998      1999      2000      2001      2002
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                               (millions of dollars)
Net income tax collections
   Personal income tax                      49,977    55,326    58,834    62,557    69,597    72,179    79,070    85,879    80,536
   Corporate income tax                      9,098    10,969    15,372    16,235    21,179    21,213    22,115    28,293    24,565
   Other                                     1,533     1,700     1,882     2,671     1,999     2,208     2,646     2,982     1,805
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
   Total                                    60,608    67,995    76,087    81,463    92,774    95,600   103,831   117,154   106,906
   Employment insurance premium revenues    19,298    18,293    19,089    19,949    19,242    19,064    18,628    18,655    17,660
   Net excise taxes and duties
     Goods and services tax                 15,939    17,062    16,880    18,159    19,717    20,936    23,121    24,759    25,434
     Customs import duties                   3,652     3,575     2,969     2,676     2,766     2,359     2,105     2,784     3,075
     Other excise taxes/duties
       Energy taxes                          3,640     3,824     4,404     4,467     4,638     4,716     4,757     4,792     4,848
       Other                                 3,647     2,904     2,856     3,876     3,995     3,640     3,234     3,471     3,953
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
     Total                                   7,287     6,728     7,260     8,343     8,633     8,356     7,991     8,263     8,801
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
   Total                                    26,878    27,365    27,109    29,178    31,116    31,651    33,217    35,806    37,310
NET TAX REVENUES                           106,785   113,653   122,285   130,590   143,132   146,315   155,676   171,615   161,876
Net non-tax revenues
   Return on investments                     6,142     5,021     4,475     4,210     4,427     4,991     5,251     6,144     5,892
   Other non-tax revenues                    3,973     4,082     4,038     6,202     4,492     4,715     4,778     4,577     3,952
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
   Total                                    10,115     9,103     8,513    10,412     8,919     9,706    10,029    10,721     9,844
NET BUDGETARY REVENUES                     116,900   122,756   130,798   141,002   152,051   156,021   165,705   182,336   171,720
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------

------------------
(1)  Unaudited.

                              THE BUDGET PLAN 2003


TABLE A6.5

Total Expenditures: Full Accrual(1)


                                        1993-      1994-     1995-     1996-     1997-     1998-     1999-     2000-     2001-
                                        1994       1995      1996      1997      1998      1999      2000      2001      2002
                                       -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                        (millions of dollars)
Net major transfers to persons
   Elderly benefits                     19,578    20,143    20,430    21,207    21,758    22,285    22,856    23,668    24,641
   Employment insurance benefits        17,626    14,815    13,476    12,380    11,842    11,884    11,301    11,444    13,726
   Other                                     7                                                                 1,459
                                       -------   -------   -------   -------   -------   -------   -------   -------   -------
   Total                                37,211    34,958    33,906    33,587    33,600    34,169    34,157    36,571    38,367
Major transfers to other levels
   of government
   Canada Health and Social Transfer    16,846    17,443    16,671    14,758    12,612    16,028    14,947    13,500    17,300
   Fiscal arrangements                  10,101     8,870     9,405     9,418    10,000    11,645    10,721    12,684    11,978
   Alternative Payments for Standing
     Programs                                                         -2,014    -2,108    -2,150    -2,425    -2,460    -2,662
   Other                                                                                                       1,000
                                       -------   -------   -------   -------   -------   -------   -------   -------   -------
   Total                                26,947    26,313    26,076    22,162    20,504    25,523    23,243    24,724    26,616
   Net direct program spending          51,776    53,805    51,817    46,846    52,781    50,332    52,033    57,242    59,290
   NET PROGRAM SPENDING                115,934   115,076   111,799   102,595   106,885   110,024   109,433   118,537   124,273
   Public debt charges                  39,506    43,529    48,380    46,442    42,395    42,852    43,098    43,606    39,267
NET BUDGETARY EXPENDITURES             155,440   158,605   160,179   149,037   149,280   152,876   152,531   162,143   163,540
                                       -------   -------   -------   -------   -------   -------   -------   -------   -------

------------------
(1)  Unaudited.

                                    ANNEX 6


TABLE A6.6

Statement of Assets and Liabilities: Full Accrual (as of March 31)(1)


                                                   1994    1995    1996    1997    1998    1999    2000    2001    2002
                                                  -----   -----   -----   -----   -----   -----   -----   -----   -----
                                                                        (billions of dollars)
LIABILITIES
   Accounts payable, accruals, and allowances
   Accounts payable and accrued liabilities        25.3    30.4    33.2    32.4    37.9    41.1    38.2    39.6    34.1
   Tax refunds payable                             21.9    22.9    24.0    25.1    27.6    28.8    29.8    32.5    33.4
   Interest and matured debt                        6.5     4.8     7.4    10.4    10.4     9.8     8.4     9.1     7.8
   Allowance for loan guarantees                    4.9     5.5     5.4     5.3     4.2     4.1     3.9     4.0     4.1
                                                  -----   -----   -----   -----   -----   -----   -----   -----   -----
   Total accounts payable, accruals
     and allowances                                58.6    63.7    70.1    73.1    80.1    83.8    80.3    85.1    79.4

   Interest-bearing debt
   Pension and other accounts
   Public sector pensions                          94.1   101.0   107.9   114.2   117.5   122.4   128.3   129.2   126.9
   Other employee and veterans' future
     benefits                                      30.8    30.6    30.2    29.7    29.4    29.5    29.5    31.0    31.2
   Due to Canada Pension Plan                       2.7     3.4     3.6     3.7     4.2     5.4     6.2     6.4     6.8
   Other liabilities                                4.9     5.9     6.5     7.0     7.1     7.9     8.2     8.4     8.6
                                                  -----   -----   -----   -----   -----   -----   -----   -----   -----
   Total pensions and other accounts              132.5   140.9   148.2   154.6   158.1   165.3   172.2   174.9   173.5

   Unmatured debt                                 414.0   441.0   469.5   476.9   467.3   460.4   456.4   446.4   442.3
                                                  -----   -----   -----   -----   -----   -----   -----   -----   -----
   Total interest-bearing debt                    546.5   581.9   617.8   631.5   625.4   625.7   628.6   621.3   615.8

   TOTAL LIABILITIES                              605.1   645.6   687.9   704.6   705.5   709.5   708.9   706.4   695.1

                              THE BUDGET PLAN 2003


TABLE A6.6

Statement of Assets and Liabilities: Full Accrual (as of March 31)(1) (cont'd)


                                                1994    1995    1996    1997    1998    1999    2000    2001    2002
                                               -----   -----   -----   -----   -----   -----   -----   -----   -----
                                                                        (billions of dollars)
FINANCIAL ASSETS
   Cash and accounts receivable
     Cash and other receivables                  4.9     4.8    14.0    13.4    14.5    14.0    17.7    18.4    14.1
     Accounts receivable                        34.4    35.5    37.3    38.1    39.4    40.6    42.0    47.0    44.7
                                               -----   -----   -----   -----   -----   -----   -----   -----   -----
     Total cash and accounts receivable         39.3    40.3    51.3    51.5    53.9    54.6    59.7    65.4    58.8

   Foreign exchange transactions                12.9    14.4    19.1    26.8    29.0    34.7    41.5    50.3    52.0

   Loans, investments and advances
     Enterprise Crown corporations              23.3    22.2    18.7    17.8    16.6    15.1    14.3    14.2    13.7
     National governments                        9.1     8.8     8.8     8.7     6.9     7.6     7.3     7.5     7.3
     Other loans, investments and advances       8.5     9.6     5.2     5.4     5.7     6.2     6.6     8.8     9.9
     Less: allowance for valuation              17.1    16.1    12.5    11.9    10.8    11.1     9.9     9.3     9.7
                                               -----   -----   -----   -----   -----   -----   -----   -----   -----
   Total loans, investments and advances        23.7    24.5    20.2    20.0    18.4    17.7    18.2    21.2    21.3

   FINANCIAL ASSETS                             76.0    79.1    90.5    98.4   101.3   107.0   119.5   136.9   132.1
   NET DEBT                                    529.1   566.5   597.4   606.2   604.2   602.5   589.4   569.5   563.0
   NON-FINANCIAL ASSETS
   Tangible capital assets                      36.5    37.9    39.2    39.9    40.3    41.7    41.7    41.6    43.0
   Inventories                                   9.6     9.8    10.0    10.2    10.4    10.5    10.7    11.0    11.0
   Prepayments                                   0.9     0.9     0.9     0.9     0.9     0.9     0.9     0.9     1.2
                                               -----   -----   -----   -----   -----   -----   -----   -----   -----
   TOTAL NON-FINANCIAL ASSETS                   47.1    48.6    50.1    51.0    51.6    53.1    53.3    53.5    55.2
FEDERAL DEBT (ACCUMULATED DEFICIT)             482.1   517.9   547.3   555.3   552.5   549.4   536.2   516.0   507.7
                                               -----   -----   -----   -----   -----   -----   -----   -----   -----

------------------
(1)  Unaudited.

ANNEX 7

THE BUDGETARY BALANCE, FINANCIAL REQUIREMENTS/ SOURCE, AND NATIONAL ACCOUNTS BUDGET BALANCE

                                  THE BUDGET PLAN 2003

ALTERNATIVE MEASURES OF ANNUAL FISCAL POSITION

There are three basic measures of the federal government's fiscal position--two are based on the Public Accounts (the budgetary balance and financial requirements/source, which are audited by the Auditor General of Canada) and one on the System of National Accounts, as prepared by Statistics Canada.

     Differences in the measures arise because the accounting frameworks are designed for different purposes.

PUBLIC ACCOUNTS BUDGETARY BALANCE

The fundamental purpose of the Public Accounts is to provide information to Parliament on the Government's financial activities, as required under the Financial Administration Act. The Public Accounts are based on generally accepted accounting principles for the public sector (as recommended by the Public Sector Accounting Board [PSAB] of the Canadian Institute of Chartered Accountants) and are audited by the Auditor General of Canada.

     With this budget, the Government is presenting its financial statements on a full accrual basis of accounting, as recommended by the PSAB and the Auditor General of Canada.

PUBLIC ACCOUNTS FINANCIAL REQUIREMENTS/SOURCE

The financial requirements/source, excluding foreign exchange transactions, measures the difference between cash payments by the Government and cash receipts. It is roughly equivalent to the amount of money that the Government has to borrow in credit markets or the amount of market debt that the Government is repaying. However, in any one year, changes in the Government's cash balance and foreign reserve position can also have an effect on the level of market debt.

     In contrast, the budgetary balance is on a full accrual basis of accounting, recognizing revenues when they are earned and obligations when they are incurred.

     Prior to April 1, 2000, the main difference between the budgetary balance and the financial requirements/source was the treatment of federal government employees' pension accounts. The budgetary balance included total annual pension-related obligations (the Government's contribution as an employer for current service costs plus interest on its borrowings from the pension accounts), while the financial requirements/source included only the benefits paid out in that year less employee premiums paid.

                                     ANNEX 7

     The legislated reform of the federal employee pension plans has significantly narrowed this difference. Effective April 1, 2000, contributions to the plans are invested in the market, thereby reducing the difference between the budgetary balance and financial requirements/source by about $3.5 billion.

     The move to full accrual accounting in this budget further affects the difference between the two measures. If the accrual and resulting cash impact occur in the same year, then there is no difference. However, if the cash impact of the accrual falls in a different year, there will be a difference between the two measures.

     Most industrialized countries present their budgets on a basis that is more comparable to the financial requirements/source. The financial requirements/source corresponds closely to the unified budget balance in the United States.

NATIONAL ACCOUNTS BUDGET BALANCE

The primary objective of the National Accounts is to measure current economic production and income. In the National Accounts the government sector is treated on the same basis as other sectors of the economy. As such, only tax revenues collected on income generated in the current year are included as revenues, and only spending which relates to economic activity in the current year is included as expenditures.

     National Accounts budget balances are used for international fiscal comparisons by the Organisation for Economic Co-operation and Development and the International Monetary Fund.

     The National Accounts also provide a consistent framework for aggregation and comparison of the fiscal positions of the various levels of government in Canada.

CONCLUSION

The Public Accounts budgetary balance (deficit or surplus) is the most comprehensive of the three measures. It includes all financial transactions between the Government and outside parties. It also includes revenues earned for which cash has not been received and liabilities incurred during the year for which no cash payment has been made. This is the measure that is audited by the Auditor General.

                              THE BUDGET PLAN 2003

     Each of the three measures provides important and complementary perspectives on the Government's fiscal position. Although the measures differ in their levels, their trends are broadly similar (see the table and chart below).

TABLE A7.1
Alternative Measures of the Federal Fiscal Position 1993--94 to 2001--02



                      BUDGETARY                    FINANCIAL
FISCAL                 BALANCE                REQUIREMENTS/SOURCE                       NATIONAL
YEAR                (FULL ACCRUAL             (EXCLUDING FOREIGN                        ACCOUNTS
                       BASIS)                EXCHANGE TRANSACTIONS)                 BUDGET BALANCE(1)
                    -------------      ---------------------------------------   -------------------------
                      (millions        (per cent      (millions      (per cent    (millions      (per cent
                     of dollars)         of GDP)     of dollars)       of GDP)   of dollars)       of GDP)
1993--94                  -38,540          -5.3        -29,850          -4.1       -39,696          -5.5
1994--95                  -35,849          -4.7        -25,842          -3.4       -35,088          -4.6
1995--96                  -29,381          -3.6        -17,183          -2.1       -31,700          -3.9
1996--97                   -8,038          -1.0          1,265           0.2       -16,957          -2.0
1997--98                    2,771           0.3         12,729           1.4         6,476           0.7
1998--99                    3,144           0.3         11,491           1.3         7,676           0.8
1999--00                   13,174           1.3         14,566           1.5         8,151           0.8
2000--01                   20,193           1.9         18,991           1.8        17,750           1.7
2001--02                    8,180           0.7          4,697           0.4        11,244           1.0


Note: A positive number denotes a surplus while a negative number denotes a deficit.

(1)  National Accounts budget balance figures are on a calendar-year basis.

ALTERNATIVE MEASURES OF THE FEDERAL FISCAL POSITION

    [LINE GRAPH SHOWING ALTERNATIVE MEASURES OF THE FEDERAL FISCAL POSITION]

                                    ANNEX 7

ALTERNATIVE MEASURES OF DEBT

As the deficits or surpluses derived from these three measures are different, so are the measures of debt (see Table A7.2).

o The sum of annual budgetary deficits and surpluses since Confederation under full accrual accounting is the federal debt (accumulated deficit). The change in this measure is the annual budgetary balance.

o For financial requirements/sources, the relevant measure is the stock of market debt that the Government has outstanding.

o Another debt measure in the Public Accounts is interest-bearing debt. This measure includes all interest-bearing liabilities of the Government of Canada and is the most appropriate measure for calculating the average effective interest rate. Interest-bearing debt is larger than market debt because it includes liabilities that have not been issued on markets--notably the Government's liabilities to its employees' pension accounts.

o The National Accounts net worth represents the Government's total liabilities minus its assets. With the move to full accrual accounting, the difference between the Public Accounts measure of the accumulated deficit and the National Accounts measure of net worth has increased, mainly due to the recognition of environmental liabilities, aboriginal claims, and post-employment and retirement benefits.

                                  THE BUDGET PLAN 2003
TABLE A7.2

Alternative Measures of the Federal Government Debt 1993--94 to 2001--02


                   FEDERAL DEBT            INTEREST-                                           NATIONAL
FISCAL             (ACCUMULATED             BEARING                  MARKET                    ACCOUNTS
YEAR                  DEFICIT)                DEBT                    DEBT                    NET WORTH(1)
------       ---------------------   -----------------------  ----------------------    ----------------------
              (billions  (per cent   (billions     (per cent  (billions    (per cent    (billions    (per cent
             of dollars)   of GDP)    of dollars)   of GDP)    of dollars)   of GDP)    of dollars)   of GDP)
1993--94        482.1        66.3        546.5       75.2         414.0       56.9         440.0       60.5
1994--95        517.9        67.2        581.9       75.5         441.0       57.2         473.9       61.5
1995--96        547.3        67.5        617.8       76.2         469.5       57.9         510.0       62.9
1996--97        555.3        66.4        631.5       75.5         476.9       57.0         519.6       62.1
1997--98        552.5        62.6        625.4       70.8         467.3       52.9         512.5       58.1
1998--99        549.4        60.0        625.7       68.4         460.4       50.3         499.2       54.6
1999--00        536.2        54.7        628.6       64.1         456.4       46.5         497.2       50.7
2000--01        516.0        48.5        621.3       58.3         446.4       41.9         472.9       44.4
2001--02        507.7        46.5        615.8       56.4         442.3       40.5         454.2       41.6


(1)  National Accounts net worth figures are on a calendar-year basis.

ANNEX 8

THE GOVERNMENT'S RESPONSE TO THE AUDITOR GENERAL'S OBSERVATIONS ON THE 2002 FINANCIAL STATEMENTS

THE BUDGET PLAN 2003

This annex reviews the "Observations" made by the Auditor General on the financial statements of the Government of Canada for fiscal year 2001-02.

The Auditor General expressed a "clean" opinion on the Government's financial statements for 2001-02. This marks the 9th time in the last 11 years that the Auditor General has given a "clean" opinion on the Government's financial statements.

However, the Auditor General raised a number of matters for Parliament's attention in her Observations on the 2002 Public Accounts of Canada:

o    compliance with the Employment Insurance Act;

o    transfers to foundations;

o    accrual accounting;

o    management estimates;

o    communicating Canada's financial results to Parliament and Canadians;

o offsetting Canada Child Tax Benefit disbursements against revenues ("netting"); and

o    statement of transactions of the Debt Servicing and Reduction Account.

     The Government's response to a number of these observations is addressed in Chapter 7, "Improving Expenditure Management and Accountability." This annex summarizes the responses contained in that chapter as well as the other observations.

COMPLIANCE WITH THE EMPLOYMENT INSURANCE ACT

In the 2002 Observations, the Auditor General noted that she was unable to conclude that the setting of premium rates observed the intent of the Employment Insurance Act.

     The Employment Insurance Act required that the Canada Employment Insurance Commission set premium rates at levels that would cover program costs while keeping rates relatively stable over the business cycle.

     The December 1999 Report of the Standing Committee on Finance noted that the current rate-setting process, "...involves not only a 'look forward' process in assessing the level of revenues sufficient to cover program costs over a business cycle, but also a 'look back' process by taking into consideration the level of any past excesses or shortfalls of revenues relative to program costs." As employment insurance premium revenues and

                                     ANNEX 8

program costs are consolidated with other programs in the Government's financial statements, the "look back" provision, the Report concluded, would cause serious disruptions to the overall management of the federal government's budget. The Report recommended, therefore, that employment insurance rates should be set on the basis of the level of revenue needed to cover program costs over the business cycle looking forward and not take into account the level of the cumulative surplus or deficit.

     Recognizing these difficulties, the Government announced that it would undertake a review of the premium rate-setting process. In the interim, Bill C-2 gave power to the Governor in Council to set the rates for 2002 and 2003.

     With this budget, the Government will launch consultations on a new permanent rate-setting regime for 2005 and beyond based on the following principles, which draw from the recommendations made by the Standing Committee on Finance as well as advice received in pre-budget consultations:

o    premium rates should be set transparently;

o    premium rates should be set on the basis of independent expert advice;

o    expected premium revenues should correspond to expected program costs;

o    premium rate-setting should mitigate the impact on the business cycle; and

o    premium rates should be relatively stable over time.

     The Government intends to implement the new rate-setting regime through legislation for 2005. In the interim, the Government proposes to set the employee premium rate for 2004 at $1.98 by legislation. Based on the private sector economic forecasts used in the budget and proposed changes to the program, it is estimated that this rate would generate premium revenues equal to projected program costs for 2004.

TRANSFERS TO FOUNDATIONS

The Auditor General expressed concern with the way the Government accounts for transfers to foundations. The Government's accounting policy is to recognize a transfer to a foundation in the year in which the transfer takes place. The Auditor General urged the Government to change its accounting policy to recognize expenditures when the foundation transfers the funds to the ultimate recipient.

                              THE BUDGET PLAN 2003

     The booking of the liabilities to these foundations is an area where existing accounting standards do not offer explicit guidance, and professional judgment must be brought to bear. Recognizing this, the Government consulted two major accounting firms, both of which endorsed the Government's approach. Furthermore, the previous Auditor General reported that he undertook research on the accounting treatment of such "special purpose entities" to determine if they should be consolidated in the Government's financial statements as part of the Government's overall reporting entity. From his research, he concluded that the application of current PSAB (Canadian Institute of Chartered Accountants' Public Sector Accounting Board) accounting recommendations requires considerable judgment to determine the appropriate accounting treatment. A PSAB taskforce is currently reviewing this issue to determine if additional guidance is required.

     The Government has consistently argued that foundations such as the Canada Foundation for Innovation are at arm's length from the Government, so established liabilities to such foundations should be recorded in the years in which the decisions to provide funding are made. Decisions on the projects selected are made by the directors of the foundations, under broad agreements signed with the Government. The Government continues to believe that, in applying PSAB recommendations, these entities should not be considered part of government and, therefore, not consolidated within its financial statements.

     The current accounting treatment enhances transparency and accountability to Parliament and Canadians. As such, in accordance with its stated accounting policy, non-recurring liabilities will be recognized in the year the decision to incur them is made, provided the enabling legislation or authorization for payment receives parliamentary approval before the financial statements for that year are finalized.

     Consistent with Treasury Board's new Policy on Alternative Service Delivery, which came into effect on April 1, 2002, this budget outlines the principles which the Government would consider in using a foundation to deliver public policy. These are:

o Foundations should focus on a specific area of opportunity, in which general policy direction is identified through legislation and/or a funding agreement.

o Foundations should harness the insight and decision-making ability of independent boards of directors with direct experience and knowledge about the issues at stake.

                                    ANNEX 8

o Decisions by foundations should be made using expert peer review.

o Foundations should be provided with guaranteed funding that goes beyond the annual parliamentary appropriations to give the foundations the financial stability needed for comprehensive medium- and long-term planning that is essential in their specific area of opportunity.

o Foundations should have the opportunity and hence the ability to lever additional funds from other levels of government and the private sector.

     In addition to clarifying the policy principles underlying the use of foundations, the Government will make a number of changes to enhance the accountability and governance arrangements of these foundations to Canadians and parliamentarians, including:

o The Government will seek parliamentary approval of purpose and funding through direct legislation for those foundations which are significant either from a policy or financial perspective. In all cases Parliament will need to approve funding for foundations. As noted above, the Government's use of foundations will respect the requirements of the Treasury Board's Policy on Alternative Service Delivery.

o Foundations will be required to provide corporate plans annually to the Minister responsible for administering the funding agreement over the duration of the agreement. Such corporate plans will include planned expenditures, objectives and performance expectations relating to the federal funding. Summaries of these plans will be made public by the responsible Minister and hence available to Parliament. In addition, the departmental Reports on Plans and Priorities, which are tabled in Parliament, will incorporate the significant expected results to be achieved and situate these within departments' overall plans and priorities.

o The Annual Report for each foundation, including relevant performance reporting, audited financial statements and evaluation results, will be presented to the Minister responsible for the funding agreement and made public. In addition, the Department responsible for administering the funding agreement will report on the significant results achieved by the foundation(s) in its Departmental Performance Report for the duration of the funding agreement and situate these within the Department's overall results achieved.

o Foundations will be required to conduct independent evaluations, present these to the Minister responsible and make them public. Departments will incorporate any significant findings within their annual Departmental Performance Reports, which are tabled annually in Parliament.

                              THE BUDGET PLAN 2003

o All foundations' Annual Reports will contain performance information as well as audited financial statements prepared in accordance with Generally Accepted Accounting Principles. As foundations are independent not-for-profit organizations that have their own governance structures and members, it is the members, as "shareholders" of the foundation, who appoint their external auditor and to whom the external auditor reports. Foundations will be subject to independent evaluations, comprehensive performance reporting and compliance audits relative to the use of federal funding. These would cover most of the expectations relating to value-for-money audits.

o Funding agreements reached with foundations arising from the 2001 budget contain provisions for audits of compliance with funding agreements and for program evaluations. This will be the case for all new foundations going forward. Departmental internal auditors, external auditors or the Auditor General, at the discretion of the Minister, could undertake these audits.

o There will be provisions for intervention in all funding agreements in the event the responsible Minister feels that there have been deviations from the terms of the funding agreement. The provisions will provide for dispute resolution mechanisms.

o In all new funding agreements provisions will be put in place so that the responsible Minister may, at his/her discretion, recover unspent funds in the event of winding up.

     The Government will consult with existing foundations to explore the scope for making changes to their agreements with the Government to incorporate these new requirements.

ACCRUAL ACCOUNTING

In the December 2001 budget the Government announced a delay in the implementation of full accrual accounting, as certain important components of information required to implement accrual accounting had not yet been finalized. In her 2002 Observations the Auditor General encouraged the Government to implement accrual accounting in the 2002-03 financial statements.

     The Government is moving to full accrual accounting in this budget. The 2003 budget fiscal projections are presented on a full accrual basis. Moreover, the 2002-03 financial statements will be audited on that basis. For more details see Annex 6.

                                     ANNEX 8

MANAGEMENT ESTIMATES

The Government's financial statements include a number of management estimates for valuation allowances for loans and investments, pension liabilities and estimates of losses arising from contingent liabilities. In her 2002 Observations the Auditor General encouraged the Government to strengthen the way it develops its management estimates and to implement a more rigorous and timely challenge and review function.

     The Government has taken steps to strengthen monitoring and development of its management estimates. It has established a senior level committee, consisting of representatives of the Treasury Board Secretariat and the Department of Finance, who meet with representatives of the Office of the Auditor General on a quarterly basis to review the management estimates.

COMMUNICATING CANADA'S FINANCIAL RESULTS TO PARLIAMENT AND CANADIANS

In her 2002 Observations the Auditor General stated that both the Annual Financial Report of the Government of Canada (AFR) and the Public Accounts of Canada could be improved to better communicate the financial results.

     Following previous suggestions from the Auditor General and working closely with the Auditor General's staff, substantial improvements have been made to the AFR. In addition, a user survey was conducted following the release of the 1998-99 AFR. The results of the survey, which were published in the 2000 budget, were generally very positive.

     As with all of its publications, the Government will continue to explore ways in which the presentation of both the AFR and the Public Accounts of Canada can be improved.

                              THE BUDGET PLAN 2003

OFFSETTING CANADA CHILD TAX BENEFIT DISBURSEMENTS AGAINST REVENUES("NETTING")

The Government currently reports revenues and expenditures on a net basis. For budgetary purposes, there are a number of tax expenditures that are netted against revenues and a number of revenue items that are netted against spending. Netted against revenues are the Canada Child Tax Benefit (CCTB), the quarterly goods and services tax (GST) credit and repayments of Old Age Security benefits. Netted against spending are revenues of consolidated Crown corporations and revenues from levies charged by departments for specific services, such as the costs of policing services in provinces. This netting has no impact on the overall budgetary balance.

     The Auditor General argues that this represents incomplete financial disclosure. The Auditor General has recommended that the financial statements and the budget be prepared only on a gross basis.

     For budget purposes, the Government believes that the "net" presentation is the appropriate approach because it is consistent with the way Parliament appropriates funds. Furthermore, programs like the CCTB and the quarterly GST credit are integral parts of the tax system. They are thus netted from tax revenues for budgetary purposes.

     It is important to note that netting has no impact on the overall budgetary balance. From a financial disclosure perspective, it is also important to note that the Government already publishes this information in both the Annual Financial Report of the Government of Canada and the Public Accounts of Canada.

STATEMENT OF TRANSACTIONS OF THE DEBT SERVICING AND REDUCTION ACCOUNT

The Debt Servicing and Reduction Account (DSRA) was established by statute in June 1992. Under that legislation, all GST revenues, net of applicable input tax credits, rebates and the low-income credit, along with the net proceeds from the sale of Crown corporations and gifts to the Crown explicitly identified for debt reduction, must be deposited into this account. The funds in this account are earmarked to pay interest on the public debt and, ultimately, to reduce the debt.

                                     ANNEX 8

     At the same time, all revenues received by the Government must be deposited in the Consolidated Revenue Fund (CRF), and any disbursements from it must be authorized by Parliament. Therefore, the specific revenues of the DSRA must be deposited in the CRF, and the public debt expenditures chargeable to the account must be appropriated from it by Parliament.

     Auditors General have repeatedly questioned the need for this account. They noted that "given the fundamental concept of the Consolidated Revenue Fund (CRF) underlying the Government's accounting system, the Account is an internal mechanism that may not be necessary." This issue was raised again in the Auditor General's 2002 Observations.

     The Government has reviewed the DSRA and agrees that there is limited usefulness in having a separate financial statement for the information contained in the DSRA. Therefore, in this budget, it will introduce legislation to terminate the DSRA. The Government will ensure that all of the information contained in the DSRA continues to be reported in other parts of the Government's financial statements.

ANNEX 9

TAX MEASURES:
SUPPLEMENTARY INFORMATION AND NOTICES OF WAYS AND MEANS MOTIONS

TABLE OF CONTENTS


TAX MEASURES: SUPPLEMENTARY INFORMATION ..................   319
   Overview ..............................................   320
   Income Tax Measures ...................................   321
     National Child Benefit Supplement ...................   321
     Child Disability Benefit ............................   323
     RRSP/RRIF Rollovers for an Infirm Child .............   324
     Eligibility Criteria for the Disability Tax Credit ..   325
     Eligible Expenses for the Medical Expense Tax Credit    326
     Retirement Savings Measures .........................   327
     Capital Gains Rollover for Small Business Investors .   329
     Qualified Limited Partnerships ......................   330
     Automobile Benefit and Expense Provisions ...........   331
     Small Business Deduction ............................   334
     Federal Capital Tax .................................   335
     Proposal to Improve Resource Taxation ...............   337
     Mineral Exploration Tax Credit ......................   337
     Capital Cost Allowance Class 43.1
       (Renewable and Alternative Energy) ................   338
     Tax Shelter Definition ..............................   339
     Film or Video Production Services Tax Credit ........   340
Income Taxation--Other Matters ...........................   341
     Tax Measures for Persons With Disabilities ..........   341
     Tax Pre-Paid Savings Plans ..........................   341
     Deductibility of Interest and Other Expenses ........   342
     Cross-Border Share-For-Share Exchanges ..............   342
   Excise Tax Measures ...................................   343
     Excise Tax Exemption for Bio-Diesel and E-Diesel Fuel   343
     Fuel Excise Tax Refund Claims .......................   343
     Tobacco Tax .........................................   344

THE BUDGET PLAN 2003


     Goods and Services Tax/Harmonized Sales Tax Measures .........   345
       Public Sector Body Rebates .................................   345
       Sales Tax Considerations in Institutional Health Care Reform   346
     Other Measures ...............................................   347
       Harmonization of Administrative Provisions
         (Standardized Accounting) ................................   347
       First Nations Taxation .....................................   350

TAX MEASURES TO SUPPORT ECONOMIC AND SOCIAL OBJECTIVES,
   ENHANCE TAX FAIRNESS AND IMPROVE THE TAX STRUCTURE .............   351

NOTICES OF WAYS AND MEANS MOTIONS .................................   373
   Notice of Ways and Means Motion
     to Amend the Income Tax Act ..................................   375
   Notice of Ways and Means Motion
     to Amend the Excise Tax Act ..................................   384
   Notice of Ways and Means Motion
     to Amend the Customs Tariff, the Excise Tax Act and
     the Excise Act,2001 ..........................................   386

TAX MEASURES: SUPPLEMENTARY INFORMATION

                                  THE BUDGET PLAN 2003
OVERVIEW

This annex provides detailed information on each of the tax measures proposed in this budget. Table A9.1 lists those measures that are proposed to be legislated pursuant to the 2003 budget and provides estimates of their budgetary impact. This annex also provides a listing of measures that have been introduced since 1994 that support economic and social objectives, enhance tax fairness and improve the tax structure.

     Finally, this annex provides Notices of Ways and Means Motions to amend the Income Tax Act, the Excise Tax Act, the Excise Act, 2001 as well as the Customs Tariff.

TABLE A9.1

Federal Revenue Impact of Proposed Tax Measures

                                                             2002-      2003-      2004-
                                                             2003       2004       2005
                                                             -----      -----      ------
                                                                (millions of dollars)
INCOME TAX MEASURES
   National Child Benefit supplement                           --        200        300
   Child Disability Benefit                                    --         40         50
   RRSP/RRIF rollovers for an infirm child                     --         10         10
   Eligibility criteria for the disability tax credit          --         --         --
   Tax measures for persons with disabilities(1)               --         25         80
   Medical expense tax credit                                  --         20         20
   Retirement savings measures                                 25        105        165
   Capital gains rollover for small business investors         --         10         10
   Qualified limited partnerships                              --         --         --
   Automobile benefit and expense provisions                   --         20         20
   Small business deduction                                    --         60        110
   Federal capital tax                                         --         60        395
   Proposal to improve resource taxation(2)                    10         55        100
   Mineral exploration tax credit                              --         --         25
   Capital cost allowance class 43.1                           --          5          5
   Tax shelter definition                                      --         --         --
   Film or video production services tax credit                --         25         25
EXCISE TAX MEASURES
   Excise tax exemption for bio-diesel and e-diesel
   fuel                                                        --         --         --
   Fuel excise tax refund claims                               --         --         --
GST/HST MEASURES
   Public sector body rebates                                  --         --         --
   Health care rebate(3)                                       --         30         55
OTHER MEASURES
   Harmonization of administrative provisions                  --         --         --
TOTAL                                                          35        665      1,370


-    Small, non-existent or prevents revenue loss.

(1) Amount set aside to improve assistance for persons with disabilities, drawing on the evaluation of the disability tax credit and advice of technical advisory committee (see Chapter 4).

(2) Proposed changes to the tax structure for the resource sector to be set out in a technical paper to be released by the Department of Finance shortly following the budget (see Chapter 5).

(3)  Measure to be elaborated following consultations (see Chapter 3).

                                     ANNEX 9
INCOME TAX MEASURES

NATIONAL CHILD BENEFIT SUPPLEMENT

The Canada Child Tax Benefit (CCTB) is the main federal instrument for the provision of financial assistance to families with children. The CCTB has two components: the CCTB base benefit, which is targeted to low- and middle-income families, and the National Child Benefit (NCB) supplement, which provides additional assistance to low-income families.

     The budget proposes to increase the annual NCB supplement through increases of $150 per child in July 2003, $185 in July 2005 and $185 in July 2006. With these increases and annual indexation, the maximum CCTB benefit for the first child will reach $2,632 in July 2003, and a projected $3,243 in July 2007. As a result of these enhancements, investment in the NCB supplement will be increased by $965 million per year for the 2007 CCTB program year, bringing total CCTB benefits to over $10 billion annually.

                                  THE BUDGET PLAN 2003

TABLE A9.2

Components of the Canada Child Tax Benefit


                                                                                MAXIMUM BENEFIT(1)
                                              --------------------------------------------------------------------------
                                               JULY          JULY        JULY          JULY           JULY          JULY
PROGRAM YEAR                                   2002          2003        2004          2005           2006          2007
------------                                  -----         -----       -----         -----          -----         -----
                                                                                  (dollars)
BASE BENEFIT
   Basic amount per child                     1,151         1,169       1,196         1,221          1,246         1,271
   Additional benefit for
     third child and subsequent
     children                                    80            82          83            85             87            89
   Additional benefit for
     children under 7 years of age              228           232         237           242            247           252

NCB SUPPLEMENT
   First child                                1,293         1,463(2)    1,497         1,713(3)       1,933(4)      1,972
   Second child                               1,087         1,254(2)    1,283         1,495(3)       1,710(4)      1,745
   Third child and subsequent
     children                                 1,009         1,176(2)    1,203         1,413(3)       1,626(4)      1,660

TOTAL CCTB BENEFIT--
   CHILD 7 YEARS OF AGE
   AND OVER
   First child                                2,444         2,632(2)    2,693         2,934(3)       3,179(4)      3,243
   Second child                               2,238         2,423(2)    2,479         2,716(3)       2,956(4)      3,016
   Third child and subsequent
     children                                 2,240         2,427(2)    2,482         2,719(3)       2,959(4)      3,020

TOTAL CCTB BENEFIT--
   CHILD UNDER 7 YEARS OF AGE
   First child                                2,672         2,864(2)    2,930         3,176(3)       3,426(4)      3,495
   Second child                               2,466         2,655(2)    2,716         2,958(3)       3,203(4)      3,268
   Third child and subsequent
     children                                 2,468         2,659(2)    2,719         2,961(3)       3,206(4)      3,272

(1) Amounts for July 2004-July 2007 are projections based on an average annual indexation factor of about 2 per cent.

(2)  Including $150 increase to the NCB supplement in July 2003.


(3) Including $185 increase to the NCB supplement in July 2005 and indexation adjustments.

(4) Including $185 increase to the NCB supplement in July 2006 and indexation adjustments.

     To target the increase in the NCB supplement to lower-income families, the income threshold at which the NCB supplement begins to be phased out will be adjusted, keeping the reduction rate for the first child constant at its July 2003 level.

     Corresponding increases in benefits will be proposed for the Children's Special Allowance, which provides benefits parallel to the CCTB to provincial agencies for children in the care of the province.

                                         ANNEX 9

     Going forward, building on the NCB initiative, the federal government and the provinces will need to ensure that low- and modest-income families with children have enhanced incentives to work and earn income. This will include examining the reduction or "claw-back" rates for the CCTB as well as other elements of the tax and benefit structure that may affect incentives to work and earn income for low- and modest-income families.

TABLE A9.3

Changes to the Income Thresholds of the Canada Child Tax Benefit(1)

                                        JULY       JULY       JULY       JULY       JULY       JULY
                                        2002       2003       2004       2005       2006       2007
                                       ------     ------     ------     ------     ------     ------
                                                                     (dollars)
BASE BENEFIT
   Start phase-out                     32,960     33,487     35,000     35,735     36,450     37,179
NCB SUPPLEMENT
   Start phase-out                     22,397     21,529     22,764     21,734     20,650     21,061
   End phase-out                       32,960     33,487     35,000     35,735     36,450     37,179


(1) Projections for July 2004-July 2007 are based on an average annual indexation factor of about 2 per cent.

CHILD DISABILITY BENEFIT

In recognition of the special needs of low- and modest-income families with a disabled child, the budget proposes to introduce a $1,600 Child Disability Benefit (CDB). The CDB will be a supplement of the CCTB, and will be paid for children who meet the eligibility criteria for the disability tax credit (DTC).

     The full $1,600 CDB will be provided for each eligible child to families having a net income below the amount at which the National Child Benefit (NCB) supplement is fully phased out (that is, $33,487 in July 2003 for families having three or fewer children). Beyond that income level, benefits will be reduced by 12.2 per cent for one disabled child, 22.7 per cent for two disabled children, and 32.6 per cent for three or more disabled children. Accordingly, the CDB will be reduced to zero as net family income reaches $46,602 for a family caring for one disabled child, $47,584 for a family caring for two disabled children, and $48,211 for a family caring for three disabled children. The CDB amount and income thresholds will be indexed to inflation.

THE BUDGET PLAN 2003

$1,600 CHILD DISABILITY BENEFIT

    [CHART SHOWING CHILD DISABILITY BENEFIT AS RELATED TO NET FAMILY INCOME]

     The CDB will be effective in July 2003 but will become payable and be included with the CCTB payment starting in March 2004. Accordingly, in March 2004 eligible families will receive a retroactive payment for the July 2003 to March 2004 period.

     This measure is estimated to benefit 40,000 families and to cost $50 million per year.

     Families will continue to be able to claim the DTC and the DTC supplement for disabled children.

RRSP/RRIF ROLLOVERS FOR AN INFIRM CHILD

When the annuitant under a registered retirement savings plan (RRSP) or registered retirement income fund (RRIF) dies, the existing income tax rules generally provide that the value of the RRSP or RRIF is included in computing the deceased's income for the year of death. However, preferential tax treatment is provided on RRSP or RRIF distributions made after death to the deceased's surviving spouse or common-law partner, or to children or grandchildren who were financially dependent on the deceased annuitant. In the case of a child or grandchild who was financially dependent on the deceased annuitant, the RRSP or RRIF proceeds are included in the income of the child rather than in the deceased's income. If the child or grandchild

                                     ANNEX 9

was also dependent on the deceased annuitant by reason of physical or mental infirmity, the RRSP or RRIF proceeds may be transferred without tax to the RRSP of the child or may be used to purchase an immediate life annuity.

     Currently, a child or grandchild is considered to be financially dependent if the child's income for the year preceding the year of death was below the basic personal amount for that year. A child with income above this amount may also be considered to be financially dependent, but only if the dependency can be demonstrated based on the particular facts of the situation. In recognition of the need to provide ongoing care for dependent infirm children and to provide supporting parents and grandparents with greater certainty in their estate planning, the budget proposes to increase the level of income used to determine the financial dependence of an infirm child or grandchild from $7,634 to $13,814 (indexed after 2003).

The measure will apply for the 2003 and subsequent taxation years.

ELIGIBILITY CRITERIA FOR THE DISABILITY TAX CREDIT

The disability tax credit (DTC) provides tax relief to individuals who, due to the effects of a severe and prolonged impairment, require extensive therapy to sustain a vital function or are blind or otherwise markedly restricted in their ability to perform a basic activity of daily living. The basic activities of daily living for determining eligibility for the DTC are: perceiving, thinking and remembering; feeding and dressing oneself; speaking; hearing; eliminating bodily waste; and walking.

     In March 2002, the Federal Court of Appeal rendered a decision that has been interpreted as expanding eligibility for the DTC to individuals who, because of food allergies or other similar conditions, must spend an inordinate amount of time to shop for and prepare suitable food. Such an expansion of eligibility goes far beyond the intent of the DTC and could increase the fiscal cost significantly.

     Draft amendments to clarify the DTC eligibility criteria were released on August 30, 2002. On November 29, 2002, the Minister of Finance announced that the Department of Finance would consult further to develop revised proposals to deal with the issues arising from the court decision. The budget proposes the following three measures relating to the DTC.

     The first measure ensures that individuals markedly restricted in either feeding or dressing themselves will continue to qualify for the DTC. This measure was originally put forward in the proposed changes released last August, and follows from a recommendation of the Standing Committee on Human Resources Development and the Status of Persons with Disabilities.

                                  THE BUDGET PLAN 2003

     The second measure specifies that the activity of "feeding oneself" does not include any of the activities of identifying, finding, shopping for or otherwise procuring food, or the activity of preparing food to the extent that the time associated with that activity would not have been necessary in the absence of a dietary restriction or regime. Accordingly, individuals who are markedly restricted in their ability to prepare a meal for reasons other than a dietary restriction (such as severe arthritis) will continue to be eligible for the DTC.

     The third measure specifies that the activity of "dressing oneself" does not include the activities of finding, shopping for and otherwise procuring clothes.

     These measures contribute to ensuring that the DTC continues to be provided to those most in need. These amendments are proposed to apply to the 2003 and subsequent taxation years.

     As further follow-up to the consultations announced in the November 29, 2002, press release, the budget proposes, as set out below, that the list of expenses eligible for the medical expense tax credit be expanded to include the incremental cost associated with the purchase of gluten-free food products for individuals with celiac disease who require a gluten-free diet.

ELIGIBLE EXPENSES FOR THE MEDICAL EXPENSE TAX CREDIT

The medical expense tax credit (METC) recognizes the effect of above-average medical expenses on an individual's ability to pay tax. For 2003, the credit equals 16 per cent of qualifying medical expenses in excess of the lesser of $1,755 or 3 per cent of net income. The list of eligible medical expenses is regularly reviewed in light of new technologies and other disability-specific or medically related developments.

     This budget proposes to expand the list of eligible medical expenses to include:


o the cost of real-time captioning, paid to persons engaged in the business of providing such services, on behalf of individuals with a speech or hearing impairment;

o the cost of note-taking services used by individuals with mental or physical impairments and paid to persons engaged in the business of providing such services, and the cost of voice recognition software used by individuals with a physical impairment--the need for these services or the software must be certified by a medical practitioner; and

                                         ANNEX 9

o the incremental cost associated with the purchase of gluten-free food products for individuals with celiac disease who require a gluten-free diet.


These additions will apply to the 2003 and subsequent taxation years.

RETIREMENT SAVINGS MEASURES

The budget proposes several measures relating to registered pension plans
(RPPs), registered retirement savings plans (RRSPs) and deferred profit sharing plans (DPSPs). The proposed measures will support savings and help better meet the retirement savings needs of Canadians.

RPP AND RRSP LIMITS

In 1996, the contribution limits for money purchase RPPs and RRSPs were frozen at $13,500, after having been reduced from their 1995 levels of $15,500 and $14,500 respectively. The $1,722 maximum pension limit for defined benefit RPPs has been effectively frozen since 1976.

     Setting appropriate limits on tax-assisted retirement savings in RPPs, RRSPs and DPSPs is an important means of encouraging savings, assisting Canadians to plan and fund their retirement, and allowing employers in Canada to provide competitive compensation packages to attract and retain highly skilled personnel. Accordingly, the budget proposes the following increases in the limits:

o The money purchase RPP limit will be increased to $15,500 for 2003, $16,500 for 2004 and $18,000 for 2005. Corresponding increases will be made to the maximum pension limit of $1,722 per year of service for defined benefit RPPs, thus raising the limit to $1,833 for 2004 and $2,000 for 2005.

o The DPSP limit will remain at one-half of the money purchase RPP limit. The RRSP limit will be increased to $14,500 for 2003, $15,500 for 2004, $16,500 for 2005 and $18,000 for 2006.

o The RPP and DPSP limits will be indexed to average wage growth starting in 2006, and the RRSP limit will be indexed starting in 2007.

                                  THE BUDGET PLAN 2003

     The existing and proposed limits are shown in the table below:

TABLE A9.4

Existing and Proposed RPP/RRSP Limits


                                                 2003        2004       2005        2006        2007
                                               ------      ------    --------   ---------   ----------
                                                                              (dollars)
MONEY PURCHASE RPPS
   Annual contribution limit
   Existing                                    14,500      15,500    indexed
   PROPOSED                                    15,500      16,500     18,000     INDEXED

DEFINED BENEFIT RPPS
   Maximum pension benefit
   (per year of service)
   Existing                                     1,722       1,722    indexed
   PROPOSED                                     1,722       1,833      2,000     INDEXED

RRSPS
   Annual contribution limit
   Existing                                    13,500      14,500     15,500     indexed
   PROPOSED                                    14,500      15,500     16,500      18,000     INDEXED


     The rules for calculating past service pension adjustments under defined benefit RPPs will be modified to provide an exclusion for benefit increases arising directly as a result of increases to the maximum pension limit.

RRIF-TYPE PAYOUTS FROM MONEY PURCHASE RPPS

Members of money purchase RPPs generally have two options on retirement. They can purchase a life annuity with their money purchase account or they can transfer the account to an RRSP or a registered retirement income fund (RRIF).

     To provide increased flexibility on retirement, the budget proposes to allow money purchase RPPs to pay pension benefits in the form of the same income stream currently permitted under a RRIF. This measure will allow money purchase plan members to choose to benefit from the flexibility a RRIF offers without having to assume greater responsibility for investment decisions or to pay the higher investment fees typically charged on individual plans.

     A member will be required to withdraw from their money purchase account a minimum amount each year beginning no later than the year in which they attain age 70. The minimum amount will be determined in accordance with the existing rules that apply to RRIFs.

                                     ANNEX 9

     This measure will also permit the transfer of funds back into a pension plan by former members who had previously transferred their money purchase account to an RRSP or RRIF, subject to the new RRIF-type payout requirement.

The proposed changes will apply after 2003.

MAXIMUM PENSION ACCRUAL RATE FOR FIRE FIGHTERS

On May 2, 2002, the House of Commons passed a motion recommending that the Government increase the pension accrual rate for fire fighters. The maximum pension accrual rate in paragraph 8503(3)(g) of the Income Tax Regulations is currently set at 2 per cent of earnings. The budget proposes to increase this rate to 2.33 per cent for fire fighters who are members of defined benefit RPPs that are integrated with the Canada or Quebec Pension Plan. This will allow the pension benefits for fire fighters to be enhanced within an integrated plan structure.

     The measure will not increase the tax assistance limit on pension benefits available to fire fighters--the current maximum pension limit of 2 per cent per year of service of best average earnings will continue to apply to benefits provided to all defined benefit RPP members, including fire fighters.
The measure will apply for the 2003 and subsequent taxation years.

CAPITAL GAINS ROLLOVER FOR SMALL BUSINESS INVESTORS

A number of recent tax initiatives, including successive reductions in capital gains inclusion rates, the introduction of a tax deferral or "rollover" on the sale of small business corporation shares, and improvements in the regime for venture capital investment by pension funds and non-resident investors, respond to submissions made by the venture capital industry. The budget proposes two further changes relating to the small business rollover and to the rules applying to "qualified limited partnerships" that are designed to support venture capital investment in Canada.

     The small business capital gains rollover measure was introduced in 2000 to provide small businesses, especially start-up companies, greater access to risk capital.

     Currently, an individual is allowed to defer the taxation of capital gains realized on the disposition of common shares issued to the individual by an eligible small business corporation. This deferral is available with respect to an individual's investment of up to $2 million in such shares, and only to the extent that the proceeds are reinvested in common shares of other eligible

                                  THE BUDGET PLAN 2003

small business corporations. There are no limits on the total amount of the gain eligible for deferral, provided that the amount reinvested in shares of a particular corporation or related group does not exceed $2 million. To qualify for a deferral, the reinvestment must take place no later than 120 days after the original shares were disposed of and not more than 60 days after the end of the year of disposition.

     To encourage greater access to risk capital, the capital gains rollover measure will be expanded by:

o eliminating the $2-million limit on the amount of the original investment on which the deferral is allowed;

o eliminating the $2-million limit on the amount that can be reinvested in shares of eligible small business corporations; and

o allowing a reinvestment to be made at any time in the year of disposition or within 120 days after the end of that year.

These changes will apply to dispositions that occur after February 18, 2003.

QUALIFIED LIMITED PARTNERSHIPS

Limited partnerships have a number of potential advantages as an investment vehicle: they facilitate the pooling of investment funds; they limit investors' liability; and, for income tax purposes, they allow any income or loss of the partnership to be flowed through to investors. For these and other reasons, limited partnerships are often chosen for venture capital investments.

     However, an interest in a limited partnership is generally treated as "foreign property" for the purposes of the income tax rules that limit the amount of foreign property that a deferred income plan may hold. This can reduce the attractiveness of limited partnership investments for Canadian pension funds, which represent a significant potential source of venture capital.

     The characterization of limited partnership investments as foreign property does not apply to a qualified limited partnership (QLP). Accordingly, a QLP can be an effective vehicle for pension funds wishing to make venture capital investments.

     The Income Tax Regulations set out several conditions that must be met for qualification as a QLP. One of these conditions was relaxed in the 2001 budget, following industry consultations. Since then, other technical aspects of the QLP rules have been identified as restricting the ability of a typical Canadian venture capital fund to structure itself as a QLP. In response to these concerns, the budget proposes the following changes to the QLP rules:

                                     ANNEX 9


o The requirement that QLP units be identical will be relaxed to accommodate differences in units that do not impact on the share or nature of the partnership's income or loss allocated among limited partners. With this change, matters such as variations in voting rights, the right to participate in investment advisory committees, and co-investment rights will not be taken into account in determining whether the units of a QLP are identical.

o The manner in which the foreign property limit is applied to QLPs will be changed to more closely reflect the manner in which the limit is applied to mutual fund trusts. This means that a QLP unit will generally not be treated as foreign property during a calendar year, provided the QLP satisfied the foreign property limit throughout the previous calendar year. This change will prevent a QLP from permanently losing its status as a QLP solely because its foreign property holdings had exceeded the 30% limit at some point in the past.

o The QLP rules will be modified to provide that a partnership does not lose its QLP status solely because of a temporary fluctuation in the general partner's share of the partnership's income as a result of the limited partners having priority in the ordering of distributions.

o The investment limitations on a QLP will be relaxed to allow a QLP to invest, as a limited partner, in units of other QLPs. However, for the purpose of applying the foreign property limit to the investing QLP, the units of the other QLP will be treated as foreign property of the investing QLP in the same proportion as the foreign property held by the other QLP.

These measures will apply for the 2003 and subsequent taxation years.

AUTOMOBILE BENEFIT AND EXPENSE PROVISIONS

There are a number of income tax provisions that restrict the deductibility of automobile expenses, generally in order to recognize the existence of an element of personal consumption benefit. These restrictions include limits on the capital cost of an automobile that can be depreciated for income tax purposes as well as limits on the deduction of automobile lease payments, interest paid on automobile loans, and tax-exempt allowances paid to employees. There are also specific provisions to determine the amount of a taxable benefit for the personal use of an employer-provided automobile.

     These provisions generally apply to automobiles, which are defined to include any motor vehicle designed to carry individuals on highways and streets and seating a driver and up to 8 passengers. However, certain vehicles

                              THE BUDGET PLAN 2003

are specifically excluded from the definition of automobiles for this purpose, including ambulances, taxis, buses and, in certain circumstances, vans or pick-up trucks.

There are instances where the current limits on the deduction of automobile expenses may be too restrictive or the taxable benefit may be excessive. As a result, the budget proposes three changes to improve the fairness of the application of the automobile provisions.

STANDBY CHARGE WHEN PERSONAL USE IS LIMITED OR RESTRICTED

The automobile standby charge reflects the benefit of having an employer-provided vehicle available for personal use. The regular standby charge is set at 2 per cent per month of the original cost of the vehicle (or two-thirds of the lease payment).

     This charge can be reduced to the extent that personal driving is less than 12,000 kilometres per year, but only if all or substantially all--generally 90 per cent--of the driving is for business purposes. However, the amount of the taxable benefit may be excessive in certain circumstances. For example, although employers may often restrict the non-business use of employer-provided vehicles to commuting to and from work, the full standby charge would still apply where commuting exceeds the 12,000-kilometre annual threshold or represents more than 10 per cent of total driving.

     To improve the application of the standby charge, the budget proposes to allow the reduced standby charge to apply to the extent annual personal driving does not exceed 20,000 kilometres, and the automobile is used primarily--that is, more than 50 per cent--for business purposes. For example, where a vehicle is driven 25,000 kilometres a year for business and 15,000 kilometres a year for commuting and other personal driving, the standby charge will be 75 per cent (15,000 divided by 20,000) of the regular standby charge.

     This measure will apply to the 2003 and subsequent taxation years.

EXTENDED CAB PICK-UP TRUCKS

Pick-up trucks and vans having a seating capacity for not more than a driver and two passengers are excluded from the definition of automobile (and thereby the restrictions on expense deductibility) if they are used primarily for the transportation of goods or equipment in the course of gaining or producing income. Such vehicles having a seating capacity for more than a driver and two passengers are also excluded from the

                                     ANNEX 9

automobile definition, but only if all or substantially all of the driving is for the transportation of goods, equipment or passengers in the course of gaining or producing income.

     "Extended cab" pick-ups, and similar trucks, having seating for more than the driver and 2 passengers are often used at remote work locations to transport workers and to evacuate workers in an emergency. In many instances, however, the use of such vehicles does not substantially relate to the transportation of goods, equipment or passengers in the course of gaining or producing income, with the result that the vehicle is subject to the restrictions on the deduction of expenses that apply to automobiles. This result may not be appropriate where there is a need for a larger passenger-carrying capability such as for the transportation of work crews.

     Therefore, the budget proposes to introduce a new exclusion from the automobile definition for extended cab pick-up trucks used primarily for the transportation of goods, equipment or passengers in the course of earning or producing income at a work site at least 30 kilometres from any community having a population of at least 40,000. Excluding such trucks used in these circumstances will permit the full deduction of reasonable allowances paid to employees for the use of employees' vehicles and permit the full deduction of capital cost allowance, interest and lease costs related to these vehicles. This proposal will also exclude these vehicles from the provisions requiring the inclusion of a standby charge and operating expense benefit in the employee's income.

     This amended definition will apply for taxation years that begin after 2002.

EMERGENCY FIRE AND POLICE VEHICLES

Many fire and police emergency-response vehicles are considered to be automobiles and are therefore subject to the standby charge provisions. However, in many instances, fire and police officers are often required to have immediate access to their vehicles in order to respond as quickly as possible to an emergency. In addition, it is often the case that use of the vehicle for personal driving, other than for commuting to and from work and when on call, is prohibited.

     The budget proposes to introduce a new exclusion from the automobile definition for clearly marked police and fire emergency-response vehicles. This change will exclude these vehicles from the provisions requiring the inclusion of a standby charge and operating expense benefit in the employee's income.

     This measure will apply to the 2003 and subsequent taxation years.

                              THE BUDGET PLAN 2003

SMALL BUSINESS DEDUCTION

The Government recognizes the important role that small businesses play in the Canadian economy. The Government also recognizes that many small businesses have difficulty in obtaining adequate financing. As a result, the federal income tax system provides considerable tax support to small businesses, most significantly through a reduced income tax rate provided under the "small business deduction".

     The small business deduction reduces the basic federal corporate income tax rate to 12 per cent for the first $200,000 of active business income of a Canadian-controlled private corporation (CCPC). This provision helps small CCPCs retain more of their earnings for reinvestment and expansion. In addition, CCPCs have, since 2001, benefited from a 21-per-cent corporate tax rate on active business income between $200,000 and $300,000, a rate that will be fully phased in for larger corporations in 2004.

     In order to provide additional support to small business, the budget proposes that the annual amount of active business income eligible for the reduced 12-per-cent tax rate--generally referred to as the "small business limit"--be increased by $100,000, to $300,000, as follows:


o    for 2003, to $225,000,

o    for 2004, to $250,000,

o    for 2005, to $275,000, and

o    after 2005, to $300,000.

     Once fully implemented in 2006, this measure will reduce the federal corporate income tax payable by a CCPC on its active business income by up to $9,000 annually.

     These small business limits will be pro-rated where the taxation year of the corporation does not coincide with the calendar year. In addition, there will continue to be a requirement to allocate these limits among associated corporations, and the limits will continue to be reduced on a straight-line basis for CCPCs having between $10 million and $15 million of taxable capital employed in Canada.

     For taxation years that begin before 2004, eligible CCPCs will continue to have advance access to the reduced 21-per-cent general corporate income tax rate on active business income exceeding the small business limit, as determined above, up to $300,000.

                                     ANNEX 9

     CCPCs are eligible to earn investment tax credits at an enhanced rate of 35 per cent on up to $2 million of scientific research and experimental development expenditures annually. This $2-million expenditure limit is phased out as taxable income in the previous year increases from $200,000 to $400,000 and taxable capital of the previous year increases from $10 million to $15 million. For these smaller CCPCs, all tax credits earned at the higher 35-per-cent rate on current expenditures are fully refundable, and tax credits earned at the higher rate on capital expenditures are 40-per-cent refundable.

     As a consequence of the proposal to increase the small business limit, the budget also proposes that the $2-million expenditure limit be phased out where taxable income in the previous year is between $300,000 and $500,000. This change will apply where the previous taxation year ends after 2002. The phase-out based upon taxable capital will not be changed.

     CCPCs that claim a small business deduction are permitted to pay any balance of corporate income tax owing at the end of the third month after the end of their taxation year, one month later than other corporations, provided their taxable income in the previous year is less than the small business limit for that year. As a consequence of increasing the small business limit, some CCPCs with taxable income above $200,000, but below the proposed new limits, will now have one more month in which to pay any balance of tax owing.

FEDERAL CAPITAL TAX

Unlike income taxes, which are paid when a corporation has taxable income, capital taxes must be paid even where a corporation has not been profitable. Capital taxes have been identified as a significant impediment to investment in Canada.

     The federal capital tax was introduced in 1989 as Part I.3 of the Income Tax Act. This tax is levied annually at a rate of 0.225 per cent of a corporation's taxable capital employed in Canada in excess of a $10-million capital deduction. A corporation's taxable capital is generally described as the total of its shareholders' equity, surpluses and reserves, as well as loans and advances to the corporation, less certain types of investments in other corporations. A corporation's federal income surtax (1.12 per cent of taxable income) is deductible against the corporation's capital tax liability.

     In order to promote investment, the budget proposes to eliminate this federal capital tax over five years, starting January 1, 2004. This proposal will be implemented by increasing the threshold for application of the tax from $10 million to $50 million of capital, for taxation years ending after 2003, and by reducing the rate of tax over the period 2004 to 2008.

                              THE BUDGET PLAN 2003

     Federal capital tax liability will be eliminated for almost 5,000 medium-size corporations in 2004. The federal capital tax will be fully eliminated in 2008.

     The following table summarizes the proposed changes to the federal capital tax rates and threshold for application:

TABLE A9.5


                                                  2003       2004       2005       2006        2007
                                                 -----      -----      -----      -----      ------
Rate                                             0.225%     0.200%     0.175%     0.125%     0.0625%
Capital deduction threshold ($ millions)             10         50         50         50          50


     Rates will be pro-rated for taxation years that do not coincide with the calendar year. The increased $50-million capital deduction will apply to all taxation years ending after 2003, and will not be pro-rated. However, this deduction will continue to be allocated among corporations within a related group.

     Currently, federal corporate surtax in excess of a corporation's federal capital tax liability for a taxation year may be applied against the corporation's capital tax liability for the three preceding and seven subsequent taxation years. After 2003, such excess corporate surtax (referred to as "unused surtax credits") will continue to be calculated as if the federal capital tax rate had remained at 0.225%, and the capital deduction had remained at $10 million. This will limit the ability of corporations to carry back and carry forward unused surtax credits that arise solely because of the phased elimination of the federal capital tax.

     The federal capital tax rules are relevant in determining the application of a number of other provisions that impose special requirements or limitations on larger corporations. To ensure that those provisions continue to operate appropriately, the reduction under subsection 125(5.1) of the Act of the "business limit" of larger Canadian-controlled private corporations, and the definition "large corporation" in subsection 225.1(8), will continue to apply as if there were no change to the current federal capital tax rate and capital deduction. The federal capital tax levied on large financial institutions under
Part VI of the Income Tax Act will continue to apply with no change.




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                                     ANNEX 9

PROPOSAL TO IMPROVE RESOURCE TAXATION

Building on the Five-Year Tax Reduction Plan that lowered the general federal corporate income tax rate from 28 per cent in 2000 to 21 per cent in 2004, the Government proposes to improve the taxation of resource income by phasing in, over a period of five years:

o a reduction of the federal statutory corporate income tax rate on income from resource activities from 28 per cent to 21 per cent;

o a deduction for actual provincial and other Crown royalties and mining taxes paid and the elimination of the existing 25-per-cent resource allowance; and

o a new tax credit for qualifying mineral exploration expenditures.


Transitional arrangements will be proposed in particular relating to the Alberta Royalty Tax Credit.

     The proposal is discussed in Chapter 5 of the Budget Plan. A technical paper to be released by the Department of Finance shortly following the budget will set out the proposed changes to the resource tax structure in greater detail.

MINERAL EXPLORATION TAX CREDIT

In October 2000, the Government introduced a tax credit for mineral exploration as a temporary measure to moderate the impact of the global downturn in exploration activity on mining communities across Canada. This credit applies at the rate of 15 per cent of specified surface "grass roots" mineral exploration expenses incurred in Canada by a corporation before 2004 and renounced to an individual pursuant to a flow-through share agreement.

     A number of key mineral-producing provinces have also introduced similar tax credits for mineral exploration. The operation of both the federal and provincial mineral exploration tax credits has been reviewed by an inter-governmental working group on the mineral industry, which recommended that the credit be extended by at least one year and that the credit apply to eligible expenses which are deemed to have been incurred in the final year of the credit program under the existing "look-back" rule. The look-back rule allows a corporation which incurs expenses in a given calendar year to renounce those expenses to a flow-through share investor effective as of the last day of the preceding year.





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                              THE BUDGET PLAN 2003

     The budget proposes to extend the scheduled expiry date for the mineral exploration tax credit from December 31, 2003 to December 31, 2004, and that the credit apply to eligible expenses incurred by a corporation in 2005 that are deemed to have been incurred by a flow-through share investor on December 31, 2004, under the "look-back" rule.

CAPITAL COST ALLOWANCE CLASS 43.1

(RENEWABLE AND ALTERNATIVE ENERGY)

Under the capital cost allowance (CCA) regime in the income tax system, Class
43.1 provides tax incentives in defined circumstances to encourage a more efficient use of fossil fuels and the use of renewable and alternative energy sources. Eligible assets qualify for an accelerated CCA rate of 30 percent. Since the introduction of Class 43.1 in the 1994 budget, the Government has expanded eligibility for this class.

     The 2001 budget announced consultations with industry to determine whether additional improvements were required for Class 43.1. As a result of the consultations and submissions received, this budget proposes to further broaden eligibility for Class 43.1. These changes will apply to property acquired after February 18, 2003.

     Fuel cells use hydrogen to generate electricity, or electricity and heat. This budget proposes that certain fixed-location fuel cells and ancillary fuel reformation and electrolysis equipment will now be eligible for Class 43.1 treatment. In order to qualify:


o the fuel cells must have a peak capacity of not less than 3 kilowatts of electrical output;

o the fuel cells must be part of a system that includes fuel reformation equipment or electrolysis equipment;

o where the fuel cells use hydrogen generated from ancillary fuel reformation equipment that uses fossil fuel, the fuel cell system will be required to satisfy the existing 6000-BTU-per-Kwh heat rate calculation; and

o where the fuel cells of a taxpayer use hydrogen generated by ancillary electrolysis equipment, the electrolysis equipment must use solar energy, wind energy conversion or hydroelectric energy equipment of the taxpayer.

This change will help make fuel cells more cost-competitive with both conventional power sources and other new technologies already in Class 43.1.





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                                     ANNEX 9

     This budget also proposes changes to provide incentives for the use of bio-oil. Bio-oil is created through a thermo-chemical conversion process that uses biomass that is wood waste or other plant residues. Equipment of a taxpayer that is used in a system to convert biomass into bio-oil will now be eligible for Class 43.1 if this bio-oil is used by the taxpayer (or a lessee) primarily to generate electricity or electricity and heat. Bio-oil is considered to be a neutral energy source with respect to greenhouse gases. This change will provide other environmental benefits and further encourage the efficient use of forestry and agricultural residues.

     The budget also proposes changes to extend eligibility for Class 43.1 to certain equipment used primarily to generate heat energy for use in a taxpayer's greenhouse operation. Qualifying equipment will include active solar heating equipment and equipment used to generate heat energy from the consumption of wood waste, municipal waste, landfill gas or digester gas. This measure will help promote the use of renewable and alternative energy in the Canadian greenhouse industry.

TAX SHELTER DEFINITION

Generally, a tax shelter is any property in respect of which it is represented that a potential purchaser will be able to claim, within four years, deductions from income or taxable income which equal or exceed the net cost of the property to the purchaser (that is, net of certain prescribed benefits such as limited-recourse debt).

     Promoters of tax shelter properties are not permitted to sell a tax shelter without first obtaining an identification number from the Canada Customs and Revenue Agency ("CCRA"). This identification number does not constitute confirmation by the CCRA of entitlement to any tax benefits that may have been described to potential purchasers; rather, the CCRA uses the number for administrative purposes such as identifying tax shelters for audit.

     If an identification number is not obtained in advance, no person may claim any deduction in respect of the tax shelter until the number is obtained.

     While the existing definition of "tax shelter" in the Income Tax Act applies to arrangements promoted as providing deductions in computing income or taxable income, it may not currently apply to those that are promoted as providing only the deduction of tax credits. The budget proposes to eliminate this technical distinction so that promoters will be required to register a property as a tax shelter if representations are made that a potential purchaser will be able to claim, within four years, any combination of deductions in computing income or taxable income and federal tax credits which in total equal or exceed the purchaser's net cost





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                              THE BUDGET PLAN 2003

of the property. The definition of tax shelter will also be amended to clarify its application to property acquired under an arrangement in respect of which it is represented that a donation or contribution of the property would generate tax credits or deductions (such as charitable donations tax credits or deductions) equal to or exceeding the net cost to the donor of the property.

     In order to avoid a double counting of tax credits in the formula used to determine if a property or an arrangement is a tax shelter, it is proposed that the definition of "prescribed benefits" in paragraph 231(6)(b) of the Income Tax Regulations be amended to exclude any federal tax credit already taken into account in determining whether tax credits and deductions exceed net cost. Provincial tax credits would continue to be considered prescribed benefits.

     Further, the budget proposes to treat as a tax shelter any arrangement that involves a transfer of property in respect of which it is represented that a donation or contribution of the property would generate tax credits or deductions, if it may reasonably be considered that a person will incur limited-recourse debt in connection with the arrangement. If the transfer otherwise qualifies for a tax credit or deduction, the amount of the donation or contribution will be reduced for the purposes of calculating the amount of the credit or deduction to the extent of the associated limited-recourse debt. A repayment of the limited-recourse debt will be treated as a donation or contribution in the year it is repaid.

     These amendments will generally apply in respect of property acquired, and gifts, contributions and representations made, after February 18, 2003.

FILM OR VIDEO PRODUCTION SERVICES TAX CREDIT

In 1997, the government announced a new program in support of film and video production in Canada. The Film or Video Production Services Tax Credit provides a refundable tax credit equal to 11 per cent of qualified Canadian labour expenditures. Eligible claimants are corporations that carry on business in Canada and that either own an "accredited production" or have contracted directly with a non-resident owner of the production to provide production services.

     The budget proposes to increase the existing 11-per-cent credit rate to 16 per cent of qualified Canadian labour expenditures, applicable to expenditures incurred after February 18, 2003.

     Canadian film or video productions benefit from a refundable tax credit of 25 per cent of labour costs under the Canadian Film or Video Production Tax Credit (CFVPTC). In keeping with plans announced in Budget 2000,




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                                     ANNEX 9

the Government has been consulting with the Canadian film industry to develop criteria for a streamlined mechanism for delivering the CFVPTC. These consultations will continue with a view to ensuring that the structure and operation of the CFVPTC are appropriate to achieve intended support for Canadian film and video productions.

INCOME TAXATION--OTHER MATTERS

TAX MEASURES FOR PERSONS WITH DISABILITIES

The Government will be conducting an evaluation of the disability tax credit
(DTC) as data from the 2001 Participation and Activity Limitations Survey becomes available. The objective of the evaluation will be to determine whether the DTC is achieving its policy purpose.

     In addition, this budget announces the establishment of a technical advisory committee on tax measures for persons with disabilities, to advise the Ministers of Finance and National Revenue over a mandate of 18 months.

     As described more fully in Chapter 4, this budget sets aside $25 million in 2003-04 and $80 million per year starting in 2004-05 to improve assistance for persons with disabilities, drawing on the evaluation of the DTC and the advice of the technical advisory committee.

TAX PRE-PAID SAVINGS PLANS

This budget contains proposals to increase registered pension plan and registered retirement savings plan limits to support saving by Canadians. It is important that the tax system continue to provide and improve upon mechanisms to support saving. The Government has received numerous representations from individuals, researchers and businesses that Canada's tax system should be more conducive to saving. In particular, some of these have proposed the creation of tax pre-paid savings plans (TPSPs).

     TPSPs are savings vehicles that, like RRSPs, increase the after-tax return to saving compared to saving in unregistered plans. TPSPs, however, are structured differently than RRSPs. In a TPSP, no deduction is provided on contributions (in this sense, the income tax on contributions is "pre-paid") but the investment income in the plan and withdrawals are not subject to income tax. A number of other countries provide for availability to taxpayers of a combination of RRSP-type and TPSP-type vehicles that improve the tax treatment of savings.





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                              THE BUDGET PLAN 2003

     There are a number of important issues that would have to be considered in examining any proposal to introduce TPSPs, for example: their effect on savings behaviour, impact on government revenues, and whether such plans could be effectively administered.

     The Government intends to review and consult with respect to these issues in order to assess whether TPSPs could be a useful and appropriate mechanism to provide additional savings opportunities for Canadians.

DEDUCTIBILITY OF INTEREST AND OTHER EXPENSES

Recent court decisions have raised uncertainties as to how taxpayers are to treat expenses, in particular interest, in computing income from a business or property for purposes of the Income Tax Act. Most notably, these decisions could lead to inappropriate tax results where a taxpayer derives a tax loss by deducting interest expenses, even if under any objective standard there is no reasonable expectation that the taxpayer would earn any income (as opposed to capital gains), or where the presence or the prospect of revenue (as opposed to income net of expenses) is enough to conclude that an expenditure was incurred "for the purpose of earning income".

     Neither of these results is consistent with appropriate tax policy, nor would they have been generally expected under prior law and practice. Therefore legislative amendments to the Income Tax Act will be considered in order to provide continuity in this important area of the law. Before finalizing any proposals, however, the Department of Finance will release them for public consultation, with a general goal of ensuring that they restore continuity with the expected consequences before these recent court decisions.

CROSS-BORDER SHARE-FOR-SHARE EXCHANGES

Under the Income Tax Act, certain share-for-share exchanges can be undertaken on a tax-deferred basis where the corporations involved are all resident in Canada or are all non-residents. These rules do not apply, however, to a Canadian resident shareholder who exchanges shares of a domestic corporation for shares of a foreign corporation. While there may be other indirect means of accomplishing such an exchange on a tax-deferred basis, the resulting transactions can be complex and costly.





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

                                     ANNEX 9

     In the October 2000 Economic Statement and Budget Update, the Government undertook to consult with interested parties on a tax deferral provision that specifically address tax-deferred cross-border share-for-share exchanges. At the same time, the Government noted that a basic requirement for such a mechanism is that it protect Canada's tax base.

     A draft of legislative proposals, designed to balance these objectives, will be released in the near future for public review and comment.

EXCISE TAX MEASURES

EXCISE TAX EXEMPTION FOR BIO-DIESEL AND E-DIESEL FUEL

Renewable fuels, such as ethanol and methanol produced from biomass sources, and bio-diesel of a biological non-fossil fuel origin, can offer a number of important environmental benefits for Canada.

     Ethanol is a commercial alcohol that, at present, is chiefly made from grain but that can also be manufactured from cellulose fibres (for example, straw). Ethanol can be blended into fuels like gasoline to help reduce harmful emissions from vehicles. Since 1992 the portion of blended gasoline that is ethanol or methanol, produced from biomass, has been exempted from the 10-cent-per-litre federal excise tax on gasoline. This treatment has encouraged the production and use of ethanol in Canada.

     Consistent with the treatment of ethanol in gasoline, this budget proposes to remove the 4-cent-per-litre federal excise tax on diesel fuel from the biomass-produced ethanol or methanol portion of blended diesel fuel.

     Bio-diesel fuel is a diesel fuel that can be made from a variety of vegetable oils and animal fats (including recycled cooking greases). It can be blended with diesel fuel from fossil fuel sources to obtain environmental benefits, such as lower greenhouse gas emissions.

     In order to stimulate the production and use of bio-diesel, this budget proposes to remove the 4-cent-per-litre federal excise tax on diesel fuel from bio-diesel fuel and from the bio-diesel portion of blended diesel fuel, where the bio-diesel is of a biological non-fossil fuel origin.

     These measures will apply after February 18, 2003.

FUEL EXCISE TAX REFUND CLAIMS

Excise tax is imposed on gasoline and diesel fuel manufactured or imported for sale or use in Canada. The tax does not apply to fuel products that are





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                              THE BUDGET PLAN 2003

exported from Canada by the manufacturer or producer. Where fuel on which excise tax has been paid is subsequently exported from Canada, a rebate of the tax is paid to the exporter.

     With respect to fuel taken out of the country in the fuel tank of a vehicle being driven across the border, the Government's longstanding position has been that the fuel does not qualify as an export and no rebate of the excise tax is available. Similarly, the Government has not considered fuel in the tank of a vehicle being driven into Canada to be imported and has not required tax to be paid on the fuel. This approach simplifies tax accounting and reporting for both taxpayers and the Government and avoids difficulties at border crossings.

     A recent court decision ruled that fuel in the fuel tank of a vehicle leaving Canada was exported for purposes of Part VII of the Excise Tax Act and that the person who exported the fuel was entitled to recover the excise tax paid on the fuel. The court did not address the related issue of whether fuel in the fuel tank of a vehicle entering Canada is imported and hence subject to the excise tax.

     The budget proposes to amend Part VII of the Excise Tax Act to clarify that fuel taken out of the country in the fuel tank of a vehicle being driven across the border does not qualify as an export and that no rebate of excise tax is payable in respect of that fuel. It is proposed that this amendment apply to rebate applications received by the Canada Customs and Revenue Agency on or after February 18, 2003.

TOBACCO TAX

The Government will be introducing legislation amending the Excise Tax Act, the Customs Tariff, and the Excise Act, 2001, to implement tobacco tax increases proposed on June 17, 2002.

     These proposals include:


o an increase in the excise tax of $3.50 per carton of cigarettes, $2.50 per 200 tobacco sticks and $2.50 per 200 grams of other manufactured tobacco; and

o increases in the taxes and duties on cigars, exported tobacco products, and tobacco products delivered to duty-free shops, sold as ships' stores or imported by Canadian residents returning to Canada.


These increases in taxes and duties are effective June 18, 2002, and are part of the Government's comprehensive strategy to improve the health of Canadians by discouraging tobacco consumption.

                                     ANNEX 9

The proposed increases in tobacco taxes and duties are set out in more detail in a Notice of Ways and Means Motion to Amend the Customs Tariff, the Excise Tax Act and the Excise Act, 2001, tabled with the budget.

GOODS AND SERVICES TAX/HARMONIZED SALES TAX MEASURES

PUBLIC SECTOR BODY REBATES

Under the goods and services tax/harmonized sales tax (GST/HST), most services provided by public sector bodies, which include municipalities, school authorities, universities and public colleges and hospital authorities, are treated as exempt. This means that these entities do not charge tax on their exempt services, but they cannot recover the tax paid in respect of their related purchases by way of input tax credits in the way that businesses making taxable sales recover tax. The public sector body rebate system entitles public sector bodies to claim partial rebates of this otherwise unrecoverable tax on inputs. These rebates were negotiated for each sector at the time of introduction of the GST to recognize the level of tax borne by entities within the sector under the former federal sales tax. This treatment of public sector bodies has been well understood and administered consistently since the inception of the GST.

SCHOOL TRANSPORTATION SERVICES

In a decision rendered in 2001, the Federal Court of Appeal held that, under certain provincial funding arrangements, the supply of student transportation services by school authorities could be subject to the GST/HST rules applicable to taxable activities, instead of the rules applicable to exempt activities. The decision had the effect of allowing those school authorities to obtain 100-per-cent input tax credits for tax paid on their inputs related to the provision of student transportation services, instead of the 68-per-cent public sector body rebate for school authorities.

     This result was inconsistent with the policy underlying the GST/HST. Consequently, on December 21, 2001, the Government announced a proposed amendment to ensure that the service of transporting elementary or secondary school students to or from a school operated by a school authority continues to be treated as an exempt service where the service is supplied by a school authority to a person other than another school authority. To ensure consistent exempt treatment regardless of how these services were funded, the Government proposed that the amendment be effective from the date of introduction of the GST, except that the amendment would not affect the cases that had been decided by the Federal Court at the time of the announcement.





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                              THE BUDGET PLAN 2003

     A Notice of Ways and Means Motion to implement the proposed GST/HST amendment, as announced on December 21, 2001, is included in the Notice of Ways and Means Motion to amend the Excise Tax Act, tabled with the budget.

CONTRACTED MUNICIPAL SERVICES

Consistent with the GST/HST treatment of public services generally, the supply to municipal residents of basic municipal services is exempt from the GST/HST whether or not the services are delivered directly by the municipality or by private companies with which a municipality contracts to provide the services. However, the charges made by private contractors to municipalities are taxable in the same way as are most of the purchases by municipalities in the course of their activities. Municipalities cannot recover, by way of input tax credits, the GST/HST they pay on their purchases for use in their exempt activities, but are instead entitled to a public sector body rebate equal to 57.14 per cent of the GST they pay on such purchases.

     As a result of a recent Quebec Court of Appeal decision relating to similar rules under the Quebec Sales Tax, some municipalities have asserted that certain of their purchases of services from private contractors, such as garbage collection and snow removal services, are exempt for GST/HST purposes and that they are owed GST/HST refunds for past purchases of contracted services. This result is contrary to the policy underlying the GST/HST treatment of municipal services.

     The budget therefore proposes to amend the GST/HST legislation to clarify that purchases by municipalities of contracted services continue to be taxable. The amendment is proposed to be effective from the date of introduction of the GST.

SALES TAX CONSIDERATIONS IN INSTITUTIONAL HEALTH CARE REFORM

Under the public sector body rebate system, hospitals may recover 83 percent of the GST that they pay on their purchases, while charities and certain non-profit organizations may recover 50 per cent.

     In recent years, the restructuring of health delivery has resulted in some services formerly provided in hospitals being performed in other non-profit institutions, which are entitled to the lesser rebate of GST. The Department of Finance is undertaking discussions with the provinces and territories to assess and improve the current application of the health care rebate with respect to health care functions that are devolved from hospitals. Consultations will also be held with representatives of the health care sector.

                                     ANNEX 9

     The target date for the coming into force of changes to the application of the rebate is October 1, 2003.

OTHER MEASURES

HARMONIZATION OF ADMINISTRATIVE PROVISIONS (STANDARDIZED ACCOUNTING)

To simplify tax compliance for businesses, the Government has, for a number of years, been working on an initiative referred to as "Standardized Accounting." The objective of this initiative is to harmonize various accounting, interest and penalty provisions of federal tax laws. The ultimate result of this initiative will be an integrated set of rules for payment due dates, interest and penalties that would simplify the system for both tax filers and government administration.

     The budget proposes to begin the implementation of Standardized Accounting by harmonizing a number of accounting, interest, penalty and related administrative and enforcement provisions of the Excise Tax Act (non-GST) and the Income Tax Act. These proposals are part of a larger initiative that will eventually extend to other Acts such as the Excise Tax Act (GST), the Customs Act, the Customs Tariff and the Special Import Measures Act. This larger package of changes is currently under review and will be the subject of a future announcement.

     The budget proposes the following changes to the non-GST provisions of the Excise Tax Act (insurance premiums tax and excise taxes on fuel, jewellery, automotive air conditioners and heavy vehicles):

o Calculation of Interest: The rate of interest on amounts owed by persons (taxpayers) will be based on the Government of Canada Treasury bill rate plus 4 per cent. Interest on amounts owed to taxpayers will be based on the Treasury bill rate plus 2 per cent. Currently, interest on amounts owed by taxpayers is based on the Treasury bill rate and an additional 6 per cent penalty. Interest on amounts owed to taxpayers is based on the Treasury bill rate. This measure will apply to all amounts outstanding after June 2003.

o Compounding of Interest on Amounts Owed by and to Taxpayers: Interest will be compounded on a daily basis. Interest is currently calculated monthly in respect of each month or fraction of a month. This measure will apply to amounts outstanding after June 2003.

o Waiver/Cancellation of Interest/Penalty: Currently, the authority of the Minister of National Revenue to waive penalties is limited to penalties that are calculated in the same manner as interest. The budget proposes to allow the Minister of National Revenue, as part of the Canada Customs and





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                              THE BUDGET PLAN 2003

Revenue Agency's fairness initiative, to waive or cancel any interest and penalties after June 2003.

o Date Interest Begins to Accrue on Excess Refunds: Currently, where a taxpayer has been paid or credited with an amount of a refund or rebate to which the taxpayer was not entitled, the amount is required to be repaid no later than the last day of the first month after the month in which the amount was credited. Interest on the amount begins to accrue after that day. The budget proposes that interest begin to accrue on the amount the day after the day the amount was credited. This measure will apply to amounts credited after June 2003.

o Due Date on Holidays: The current legislation provides that where the due date for the remittance of taxes falls on a weekend or holiday, the due date is the day before the weekend or holiday. This legislation will be repealed, effective July 1, 2003, such that the application of the Interpretation Act will permit the remittance to be made on the first business day following the holiday.

o "Coming Into Force" Provisions for Amendments to Regulations: The legislation will provide that a regulation may come into effect earlier than when published in the Canada Gazette if the regulation gives effect to a budgetary or public announcement, has a relieving effect only, corrects an ambiguous or defective provision or is consequential to a previously announced amendment to the legislation. This measure will come into force on Royal Assent.

o Date Interest Begins to Accrue in the Case of an Amendment: The legislation will be amended, effective on Royal Assent, to provide that, if a legislative amendment is proposed and that amendment is to come into force on, or applies as of, a day before it receives Royal Assent, interest will be calculated with respect to the amendment as though it had been assented to on that earlier day.

The budget proposes the following change to the non-GST provisions of the Excise Tax Act except Part I (insurance premiums tax):

o Fiscal Months: The Minister of National Revenue may currently authorize a person to make a return and pay tax in respect of accounting periods, which may range from 21 to 35 days, rather than calendar months. In such cases, the return is to be filed and the tax paid by the end of the following accounting period. These accounting periods will be harmonized with the fiscal months under the goods and services tax, which can range from 28 to 35 days. This measure will apply to accounting periods that, under the current rules, begin after June 2003.

                                     ANNEX 9

The budget proposes the following changes to the Income Tax Act as well as to the non-GST provisions of the Excise Tax Act:

o Minimal Amounts Owing: Where the total amount owed by the Crown to a person does not exceed $2, it will not be paid but may be applied against an existing liability. If the total amount owed by a person to the Crown is less than $2, the person would not be required to pay that amount. Currently, an amount owing is neither paid nor collected if it is less than one dollar. This measure will apply to amounts that are owing after June 2003.

o Interest Payments on Refunds/Rebates: Under the Income Tax Act, interest on a refund payable to an individual begins to accrue only on the later of the day that is 45 days after the taxpayer's balance-due day, and the day that is 45 days after the return claiming the refund is filed. This period will be reduced to 30 days. For corporations, interest on a refund begins to accrue on the later of the day that is 120 days after the corporation's taxation year, and the day on which the return claiming the refund is filed. A 30-day period for which interest does not accrue is proposed in cases where a corporate return is filed late. These amendments will be effective for taxation years that end after June 2003. The budget also proposes that, under the Excise Tax Act, the period before interest on a refund or rebate begins to accrue be reduced from 60 to 30 days. This measure will apply to filing periods that end after June 2003.

o Date Interest Begins to Accrue When Penalty or Interest Amounts Paid are then Cancelled under CCRA's Fairness Initiative: Currently, under the Income Tax Act, where a taxpayer has paid an amount of interest or a penalty that is subsequently cancelled after the taxpayer has made an application under the CCRA's Fairness Program, interest on the resultant refund begins to accrue on the day after the day that the Minister of National Revenue received the application. The budget proposes that such interest begin to accrue only 30 days after the application is received. There is no provision under the non-GST portions of the Excise Tax Act allowing for the payment of interest on penalty or interest amounts that are paid and subsequently cancelled. The budget proposes that such interest begin to accrue 30 days after the application for cancellation is received. These measures will apply to applications received after June 2003.

o Interest-Free Grace Period: Consistent with current practice, if the Minister of National Revenue sends a notice to a person specifying an amount owed by them and the person complies with the notice within the period specified by the Minister as a grace period during which additional accrued interest would not be payable, no interest will be payable on that amount in respect of that period. This measure will apply after June 2003.

o Write-off of Small Amounts of Penalty and Interest: Currently, under the Excise Tax Act, no penalty or interest is payable in respect of an amount of tax owing if, at the time the tax is paid, the total of that penalty and interest




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                              THE BUDGET PLAN 2003


is $10 or less. Under the Income Tax Act, if interest applicable to instalment payments does not exceed $25 for a taxation year, that interest is not charged. It is proposed that the Minister of National Revenue be authorized to cancel any penalty or interest on an amount owed under either of those Acts if the total amount of penalty and interest is $25 or less. This measure will apply after June 2003.

The budget proposes the following changes to the Income Tax Act:

o Balance-Due Day for Taxes on Corporations: All taxes imposed on corporations under the Income Tax Act will become due on the corporation's balance-due day. Currently, different due days exist for taxes under various parts of the Act. This measure will apply to taxation years that begin after June 2003.

o Instalment Threshold for Cooperative Corporations and Credit Unions: The instalment threshold provisions for cooperative corporations and credit unions will be harmonized with those for other corporations. Currently, the income tax instalment threshold for cooperative corporations and credit unions differs from that for other corporations. This measure will apply to taxation years beginning after June 2003.

o Effect of Carry-back of Loss: Currently, interest begins to accrue the day an application for a loss carry-back is received. It is proposed that interest accrue starting 30 days after an application is received. This measure will apply to applications received after June 2003.

o Time for Filing Extended: Currently, the Minister of National Revenue may extend the time for the filing of a return. If a person files their return by this extended filing deadline, no penalty for filing a late-filed return is assessed. The budget proposes to clarify that, if a person files their return later than the extended deadline, the penalty will apply based upon the normally required deadline.

FIRST NATIONS TAXATION

In successive budgets since 1997, the Government has expressed its willingness to put into effect taxation arrangements with interested First Nations. To date, the Government has entered into taxation arrangements allowing nine First Nations to levy a tax on sales on their reserves of fuel, tobacco products and alcoholic beverages. Canada and the eight self-governing Yukon First Nations have also entered into personal income tax collection and sharing agreements. Based on this experience, some First Nations have expressed an interest in being able to levy a more broadly based tax, similar to the goods and services tax. The Government is once again expressing its willingness to discuss and put into effect direct taxation arrangements with interested First Nations.

TAX MEASURES TO SUPPORT
ECONOMIC AND
SOCIAL OBJECTIVES,
ENHANCE TAX FAIRNESS AND
IMPROVE THE TAX STRUCTURE

                              THE BUDGET PLAN 2003


Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
BROAD-BASED PERSONAL INCOME TAX RELIEF
------------------------------------------------------------------------------

1998
 o Introduced a supplement to the basic personal, spousal and equivalent-to-spouse amounts by $500 each for low-income Canadians.
 o Eliminated the 3-per-cent general surtax for taxpayers with incomes up to about $50,000 and reduced the amount for those with incomes between $50,000 and $65,000.

1999
 o Extended the $500 supplement to the basic personal, spousal and equivalent-to-spouse amounts to all tax filers, and increased each by an additional $175, for a total increase of $675.
 o Eliminated the 3-per-cent general surtax for all taxpayers.

2000
 o Restored full indexation as of January 2000.
 o Reduced all personal income tax rates effective January 2001:
   - The 17-per-cent rate was reduced to 16 per cent;
   - The 24-per-cent rate -- reduced from 26 per cent on July 1, 2000 -- was reduced further to 22 per cent;
   - The 29-per-cent rate was reduced to 26 per cent on income between $61,509 and $100,000; and
   - The deficit-reduction surtax -- which had been eliminated for income up to about $85,000 on July 1, 2000 -- was completely eliminated.
 o Legislated to provide that by 2004:
   - the basic personal amount will be at least $8,000;
   - the spousal amount will be at least $6,800;
   - the second bracket threshold will be at least $35,000;
   - the third bracket threshold will be at least $70,000; and
   - the fourth bracket threshold will be at least $113,804.

                                     ANNEX 9


Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
FAMILIES WITH CHILDREN
------------------------------------------------------------------------------
1996
 o Introduced new tax treatment of child support payments, with payments non-deductible for the payer and non-taxable for the recipient.
 o Announced a two-step $250-million enrichment of the Working Income Supplement(WIS) of the Child Tax Benefit (CTB).

1997
 o Announced a new Canada Child Tax Benefit (CCTB) by simplifying and enriching the current CTB starting July 1998 with an $850-million supplement for low-income families.
 o Enriched the WIS from the $125 million announced in the 1996 budget to $195 million and restructured it from a per-family to a per-child basis, increasing the maximum WIS from $500 per family to $605 for the first child, $405 for the second child and $330 for each additional child.

1998
 o Increased the child care expense deduction limits to $7,000 for children under age 7 and $4,000 for children age 7 and over.
 o Enriched the supplement under the CCTB by another $425 million on July 1, 1999, and a further $425 million on July 1, 2000.

1999
 o Set the design for the increase in the CCTB supplement amount announced in the 1998 budget.
 o Enriched the CCTB by $300 million in July 2000 to enhance benefits for modest-and middle-income families.
 o Ensured that the maximum goods and services tax credit (GSTC) supplement is provided to low-income single-parent families.

2000
 o Increased the CCTB base benefit by $70 per child in July 2000.
 o Increased the National Child Benefit (NCB) supplement by $300 per child for July 2001.
 o Increased the income threshold at which the NCB supplement is fully phased out and the base benefit begins to be phased out to $32,000 in 2001.

                              THE BUDGET PLAN 2003


Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
FAMILIES WITH CHILDREN (cont'd)
------------------------------------------------------------------------------
o Legislated that by 2004:
   - the amount of family net income at which the CCTB phase-out begins will be at least $35,000; and
   - the phase-out rate of the base benefit of the CCTB will be reduced from 5 percent to 4 per cent (from 2.5 per cent to 2 per cent for families with one child).

2003
 o Proposing to increase the annual NCB supplement for low-income families by $150 per child in July 2003, an additional $185 in July 2005, and a further $185 in July 2006.
 o Proposing to introduce, as a supplement to the CCTB, a new $1,600 Child Disability Benefit for low- and modest-income families with a disabled child.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
TAX-ASSISTED RETIREMENT SAVING
------------------------------------------------------------------------------

1996
 o Replaced the seven-year limit with an unlimited carry-forward of unused registered retirement savings plan (RRSP) room.

1997
 o Introduced the pension adjustment reversal (PAR) to restore lost RRSP room for those leaving pension plans before retirement.

1998
 o Removed contributions to RRSPs and registered pension plans (RPPs) from the base for the alternative minimum tax.

1999
 o Allowed greater flexibility to transfer RRSP and registered retirement income fund (RRIF) proceeds to financially dependent children upon the death of the RRSP/RRIF owner.
 o Introduced a GST/HST rebate for multi-employer pension plans to provide comparable sales tax treatment relative to single-employer pension plans.

2003
 o Proposing to increase the annual RRSP contribution limit to $18,000 by 2006 (with corresponding RPP limit increases).
 o Proposing to allow money purchase RPPs to pay pension benefits in the form of the same income stream permitted under a RRIF.
 o Proposing to increase the maximum pension accrual rate to 2.33 per cent for fire fighters who are members of defined benefit RPPs that provide benefits integrated with the Canada Pension Plan or the Quebec Pension Plan.

                              THE BUDGET PLAN 2003

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
EDUCATION AND SKILLS
------------------------------------------------------------------------------

1996
 o Increased the amount used to establish the education credit from $80 per month to $100 per month.
 o Raised the annual limit on the transfer of the tuition and education amounts to those who support students from $4,000 to $5,000.
 o Increased the annual limit on contributions to registered education savings plans (RESPs) from $1,500 to $2,000, and the lifetime limit from $31,500 to $42,000.
 o Broadened eligibility for the child care expense deduction to assist parents who undertake education or retraining.

1997
 o Doubled the amount used to establish the education credit over two years to $200 per month.
 o Made ancillary fees, such as health services and athletics, eligible for the tuition credit.
 o Allowed a carry-forward of unused tuition and education credits.
 o Increased annual contribution limits for RESPs from $2,000 to $4,000.
 o Allowed transfers of RESP funds to an RRSP or to the contributor.

1998
 o Provided a Canada Education Savings Grant of 20 per cent on annual contributions of up to $2,000 to an RESP, along with carry-forward flexibility.
 o Introduced a tax credit for interest on student loans.
 o Allowed RRSP withdrawals for lifelong learning.
 o Enhanced tax support for part-time education through the education credit and the child care expense deduction.

2000
 o Increased the partial annual exemption from $500 to $3,000 for scholarship, fellowship or bursary income.
 o Doubled the amount used to establish the education credit from $200 per month to $400 per month for full-time students and from $60 per month to $120 per month for part-time students.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
EDUCATION AND SKILLS (cont'd)
------------------------------------------------------------------------------

2001
 o Exempted from income tax government tuition assistance for adult basic education.
 o Extended the education tax credit to individuals who receive taxable assistance for post-secondary education under certain government programs, including employment insurance.
 o Allowed apprentice vehicle mechanics to deduct a portion of tool expenses incurred as a condition of apprenticeship.

                              THE BUDGET PLAN 2003

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
CHARITIES AND PUBLIC INSTITUTIONS
------------------------------------------------------------------------------

1994
 o Lowered the threshold at which charitable donations begin to earn the 29-per-cent tax credit from $250 to $200.

1995
 o Removed the income limit for tax credits on donations of ecologically sensitive lands.

1996
 o Increased the limits on charitable donations eligible for tax credits from 20 per cent to 50 per cent of net income, and to 100 per cent of net income in the year of death and the preceding year.
 o Allowed most charitable and public organizations to raise funds without collecting and remitting GST on sales.
 o Provided a 100-per-cent GST rebate on books purchased by public libraries, educational institutions and other specified bodies.

1997
 o Provided a half-inclusion rate on capital gains arising from donations made before 2002 of certain publicly traded securities.
 o Raised the income limit for donations from 50 per cent to 75 per cent.
 o Allowed 25 per cent of capital cost allowance (CCA) recapture of donated property to be included in the net income limit.
 o Sanctioned a new method of valuation for easements of ecologically sensitive lands.
 o Simplified GST accounting, reporting and remittance requirements for charities.

1998
 o Increased tax-free allowances for emergency service volunteers.
 o Allowed designated charities to treat certain services they supply to business customers as GST/HST taxable, thereby allowing charities to compete on an equal footing with other suppliers.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
CHARITIES AND PUBLIC INSTITUTIONS (cont'd)
------------------------------------------------------------------------------

2000
 o Reduced tax on employment benefits in respect of donations of shares acquired through stock option plans to parallel treatment for donations of certain publicly traded securities.
 o Extended the charitable donations tax credit to donations of RRSP, RRIF and insurance proceeds that are made as a consequence of direct beneficiary designations.
 o Reduced capital gains income inclusion by one-half in respect of gifts of ecologically sensitive land and related easements, covenants and servitudes.

2001
 o Made permanent the 1997 measure providing a half-inclusion rate on capital gains arising from donations of certain publicly traded securities to public charities.

                              THE BUDGET PLAN 2003

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
PERSONS WITH DISABILITIES AND TAX TREATMENT OF MEDICAL EXPENSES
------------------------------------------------------------------------------

1996
 o Enriched the tax credit for infirm dependants.
 o Expanded zero-rating of orthopaedic and orthotic devices under the GST.
 o Extended GST relief on purchases of vehicle modifications necessary for people with disabilities.

1997
 o Expanded the list of eligible expenses under the medical expense tax credit to include:
   - 50 per cent of the cost, up to $1,000, of an air conditioner necessary to help an individual cope with a severe chronic ailment, disease or disorder.
   - 20 per cent of the cost, up to $5,000, of a van that is adapted or will be adapted for the transportation of an individual using a wheelchair.
   - Sign language interpreter fees.
   - Expenses incurred for moving to accessible housing.
   - Reasonable expenses relating to alterations to the driveway of the residence of an individual with a severe and prolonged mobility impairment to facilitate that individual's access to a bus.
   - An increase in the part-time attendant care limit from $5,000 to $10,000.
 o Removed the limit on the attendant care deduction.
 o Introduced a refundable medical expense tax credit supplement for earners.
 o Broadened the definition of preferred beneficiary for trusts benefiting persons with disabilities.

1998
 o Introduced a new tax credit for caregivers for in-home care of related seniors and persons with disabilities.
 o Broadened the Home Buyers' Plan so that persons with disabilities or their relatives may buy a home that is more accessible for, or better suited for the care of, the disabled individual, even if the purchaser is not a first-time home buyer.
 o Added training expenses for caregivers to the list of expenses eligible for the medical expense tax credit.
 o Allowed certification for the disability tax credit (DTC) by occupational therapists and psychologists.
 o Exempted respite care services from the GST/HST.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
PERSONS WITH DISABILITIES AND TAX TREATMENT OF MEDICAL EXPENSES (cont'd)
------------------------------------------------------------------------------
1999
 o Expanded the list of eligible expenses under the medical expense tax credit to include:
   - The care and supervision of persons with severe and prolonged impairments living in a group home.
   - Therapy for persons with severe and prolonged impairments where prescribed by a medical doctor, psychologist, or occupational therapist, but not administered by a qualified therapist or medical practitioner.
   - Tutoring for persons with learning disabilities (or other mental impairments).

2000
 o Extended eligibility for the DTC to individuals requiring extensive therapy.
 o Expanded the list of relatives to whom the DTC can be transferred.
 o Provided additional tax assistance for families caring for children with severe disabilities by introducing a $2,941 supplement amount for children eligible for the DTC. The amount was then increased to $3,500 for the 2001 tax year.
 o Increased the maximum child care expense deduction available in respect of persons eligible for the DTC from $7,000 to $10,000.
 o Extended income tax assistance for expenses relating to the costs of adapting a new home to the needs of a disabled person.
 o Expanded the attendant care deduction to include the cost of an attendant required by a person with a severe and prolonged impairment in order to attend school.
 o Announced an increase in the DTC amount from $4,293 to $6,000 for the 2001 tax year.
 o Announced an increase in the caregiver tax credit amount from $2,386 to $3,500 for the 2001 tax year.
 o Announced an increase in the infirm dependant tax credit amount from $2,386 to $3,500 for the 2001 tax year.
 o Added speech-language pathologists to the list of occupations that can certify individuals for the DTC.

                              THE BUDGET PLAN 2003

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
PERSONS WITH DISABILITIES AND TAX TREATMENT OF MEDICAL EXPENSES (cont'd)
------------------------------------------------------------------------------
2003
 o Proposing to introduce, as a supplement to the CCTB, a new $1,600 Child Disability Benefit for low-and modest-income families with a disabled child.
 o Proposing to increase the level of income used to determine financial dependence of an infirm child or grandchild for the purpose of RRSP/RRIF rollovers.
 o Proposing to expand the list of eligible expenses for the medical expense tax credit to include real-time captioning, the cost of note-taking services, and the incremental cost of gluten-free food products for individuals with celiac disease who require a gluten-free diet.
 o Proposing to set aside $80 million per year to enhance tax measures for persons with disabilities, drawing on a forthcoming evaluation of the DTC and the expert advice of a technical advisory committee.
 o Proposing to clarify the DTC eligibility criteria with respect to the activity of "feeding and dressing" oneself to ensure that the DTC continues to be provided to those who need it most.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
JOBS, GROWTH, ENTREPRENEURSHIP AND INNOVATION
------------------------------------------------------------------------------
1999
 o Reduced the corporate tax rate applying to electrical generating activities.

2000
 o Reduced the capital gains inclusion rate from three-quarters to two-thirds, and then to one-half.
 o Introduced a rollover of capital gains on the disposition of qualified small business investments.
 o Introduced deferral of the income inclusion from exercising qualifying stock options until disposition.
 o Reduced the corporate tax rate on income between $200,000 and $300,000 earned by a Canadian-controlled private corporation from an active business carried on in Canada from 28 per cent to 21 per cent.
 o Legislated a schedule for reducing the general corporate income tax rate from 28 percent in 2000 to 21 per cent by 2004.
 o Improved the capital cost allowance (CCA) system for certain rail assets; manufacturing and processing equipment; certain electrical generating equipment; and heat/water production and distribution equipment.
 o Allowed self-employed individuals to deduct the portion of Canada Pension Plan and Quebec Pension Plan contributions representing the employer's share, beginning January 2001.
 o Introduced a new export distribution centre program to relieve the GST/HST cash-flow burden.
 o Introduced a GST rebate, equal to 2.5 percentage points of tax, for newly constructed, substantially renovated or converted residential rental accommodation not eligible for an existing rebate.
 o Introduced a temporary 15-per-cent mineral exploration tax credit for flow-through share investors.

2001
 o Deferred the January, February and March 2002 corporate tax instalments for small businesses.
 o Removed tax-related impediments to venture capital investment in Canada through the use of partnerships by Canadian pension plans and by foreign investors.
 o Allowed full deductibility of meals provided at temporary construction work camps.

                              THE BUDGET PLAN 2003


Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
JOBS, GROWTH, ENTREPRENEURSHIP AND INNOVATION (cont'd)
------------------------------------------------------------------------------
2003
 o Proposing to increase the small business deduction limit from $200,000 to $300,000 over four years.
 o Proposing to further enhance the small business capital gains rollover measure introduced in 2000 by removing the original investment and reinvestment limits, and extending the length of time available to make a qualifying reinvestment.
 o Proposing to improve the automobile expense and benefit provisions.
 o Proposing to phase out the federal capital tax over a period of five years-eliminating it in 2004 for medium-sized corporations with capital up to $50 million.
 o Proposing to further remove impediments to the use of qualifying limited partnerships as investment vehicles for Canadian venture capital funds.
 o Proposing to improve the tax structure for the resource sector.
 o Proposing to extend the temporary mineral exploration tax credit.
 o Proposing to enhance the film or video production services tax credit.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
SUSTAINABLE DEVELOPMENT
------------------------------------------------------------------------------
1994
 o Expanded the range of renewable energy and energy conservation equipment eligible for accelerated capital cost allowance to include environmentally positive activities such as electrical energy from geothermal and solar energy and the collection of landfill and digester gas.

1996
 o Improved access to financing for the renewable energy and energy conservation sector by relaxing the specified energy property rules and expanding eligibility for flow-through shares.

1997
 o Extended the mining reclamation trust rules to environmental trusts for waste disposal and quarries for the extraction of aggregates.
 o Expanded the range of renewable energy and energy conservation expenses eligible for full deductibility to include the costs of acquiring and installing test wind turbines.
 o Expanded the range of renewable energy and energy conservation equipment eligible for accelerated capital cost allowance to include certain acquisitions of used equipment and a reduced qualification threshold for photovoltaic systems.

1999
 o Expanded the range of renewable energy and energy conservation equipment qualifying for accelerated capital cost allowance to encourage the productive use of flare gas.

2001
 o Extended the existing intergenerational income-tax-deferred rollover for farm property to commercial wood lots operated in accordance with a prescribed forest management plan.
 o Expanded the range of renewable energy and energy conservation equipment eligible for accelerated capital cost allowances to include small hydroelectric facilities.

                              THE BUDGET PLAN 2003


Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
SUSTAINABLE DEVELOPMENT (cont'd)
------------------------------------------------------------------------------
2002
 o Improved the definition of test wind turbines and extended the time period for making eligible expenditures related to flow-through share financing of renewable energy and energy conservation projects.

2003
 o Proposing to remove the 4-cent federal excise tax on diesel fuel from bio-diesel fuel and from the bio-diesel portion of blended diesel fuel, where the bio-diesel fuel is of abiological non-fossil fuel origin.
 o Proposing to expand the class of renewable energy and energy efficient equipment eligible for accelerated capital cost allowances to encourage the use of renewable fuels (e.g. fuel cells, bio-oil)

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
PERSONAL INCOME TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE
------------------------------------------------------------------------------
1994
 o Eliminated the $100,000 lifetime capital gains exemption.
 o Extended the base for the alternative minimum tax.
 o Restricted the use of tax shelters.
 o Extended the taxation of employer-paid life insurance premiums to the first $25,000 of coverage.
 o Introduced income testing of the age credit.

1995
 o Eliminated tax advantages available through trusts.
 o Reduced the over contribution allowance for RRSPs from $8,000 to $2,000.
 o Eliminated retiring allowance rollovers for years of service after 1995.
 o Eliminated double claims of personal credits in the year of personal bankruptcy.

1996
 o Announced new rules on taxpayer migration to ensure that gains that accrue while a taxpayer is a resident of Canada are subject to Canadian tax.
 o Further constrained tax shelters relying on a mismatch of income and expenses.

1999
 o Introduced a measure to prevent income splitting with minors.
 o Introduced special rules for the treatment of retroactive lump-sum payments.

2000
 o Removed the $1,000 deemed adjusted cost base and proceeds of disposition for personal-use property acquired as part of an arrangement in which the property is donated.

                              THE BUDGET PLAN 2003

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
BUSINESS INCOME TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE
------------------------------------------------------------------------------
1994
 o Reduced the deduction for business meals and entertainment expenses from 80 percent to 50 per cent to better reflect the personal consumption element of these expenditures.
 o Increased the rate of tax on corporate dividends received by private investment corporations.
 o Implemented measures to ensure that the income of financial institutions is measured appropriately for tax purposes.
 o Reduced regional investment tax credits.
 o Modified the basis upon which insurance companies may claim reserves for income tax purposes.
 o Ensured corporations cannot avoid paying tax when selling assets through "purchase butterfly" transactions.
 o Tightened the rules applicable to foreign affiliates.
 o Tightened the rules applicable on forgiveness of debt.

1995
 o Eliminated the deferral of tax on unincorporated business income.
 o Eliminated the deferral advantage for investment income earned by private holding companies.
 o Replaced the film tax shelter mechanism for certified Canadian films with a tax credit.
 o Tightened the rules relating to non-arm's-length contract SR&ED.

1996
 o Reduced tax assistance for labour-sponsored venture capital corporations (LSVCCs).
 o Repealed joint exploration corporation rules.
 o Restricted eligibility of various expenses for flow-through share treatment.
 o Limited SR&ED benefits for non-arm's-length salaries and wages.

1997
 o Replaced tax shelters used to finance non-Canadian films with a tax credit.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
BUSINESS INCOME TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE (cont'd)
------------------------------------------------------------------------------
1998
 o Allowed deductibility of countervailing duties and anti-dumping charges.
 o Prevented unintended benefits under the SR&ED regime.
 o Improved a range of international taxation rules.

1999
 o Updated rules governing LSVCCs to ensure consistency with provincial programs and address issues relating to corporate restructuring.
 o Proposed changes to improve the rules governing the taxation of income earned through investments in foreign-based investment funds and non-resident trusts.
 o Clarified status of non-resident funds that retain Canadian service providers.

2000
 o Modified the thin capitalization rules to work more effectively.
 o Repealed the non-resident-owned investment corporation provisions.
 o Modified the treatment of provincial deductions for SR&ED that exceed the actual amount of the expenditure.
 o Clarified the treatment of weak currency borrowing as equivalent to a direct borrowing in the currency that is used by the taxpayer to earn income.
 o Clarified foreign tax credit rules and rules regarding the deductibility of foreign exploration and development expenses.

2003
 o Proposing to extend the tax shelter registration requirements to arrangements involving tax credits.

                              THE BUDGET PLAN 2003

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
SALES AND EXCISE TAX MEASURES TO ENHANCE FAIRNESS
AND IMPROVE THE TAX STRUCTURE
------------------------------------------------------------------------------
1996
 o Tightened the GST rules governing the claiming of input tax credits and rebates by large businesses and exempt entities.
 o Reinforced the GST rules relating to trusts, estates and partnerships to ensure fair and consistent treatment of similar businesses that are organized differently.
 o Tightened the GST real property rules to ensure that all builders of multiple-unit residential buildings are treated equitably.

2000
 o Reduced the annual exemption from the excise tax on tobacco exports from 2.5 percent to 1.5 per cent of production.

2001
 o Introduced a new tobacco tax structure, including a two-tiered export tax regime for exported Canadian tobacco products.

                                     ANNEX 9

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
SIMPLIFYING AND IMPROVING TAX ADMINISTRATION AND ENFORCEMENT
------------------------------------------------------------------------------
1994-97
 o Strengthened outreach and education programs.
 o Enhanced easy-to-understand automatic telephone information systems.
 o Met with special tax filer groups such as senior citizens and immigrants to help them comply.
 o Established a single Business Number for streamlining registration for GST remitters, employers, corporations and importers/exporters.
 o Introduced a "Business Window" initiative to provide one-stop service for small businesses.
 o Simplified payroll reporting for small businesses.
 o Reduced compliance costs for small and medium-sized businesses by coordinating GST, income tax and excise tax audits.
 o Streamlined procedures to simplify and expedite Customs clearance.
 o Implemented a new approach to large business audits including audit protocol.
 o Reinforced measures to target the underground economy.
 o Implemented earlier identification of abusive tax avoidance and tax shelter schemes.
 o Continued to improve sophisticated risk models to identify areas of high risk and a sector approach to compliance for small and medium-sized businesses.
 o Introduced forgiveness of penalties on voluntary tax disclosures to encourage taxpayers to comply voluntarily.
 o Implemented exchange of information provisions to help deal with tax havens.
 o Implemented new rules requiring residents of Canada to file an information return when they own foreign assets in excess of $100,000 in value.
 o Required adequate documentation of transactions relating to transfer pricing and introduced new penalty provisions related to Revenue Canada reassessments.
 o Increased resources for Revenue Canada for transfer pricing audits.
 o Increased resources for Revenue Canada to enhance information and compliance from charities.

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                              THE BUDGET PLAN 2003

Tax Measures to Support Economic and Social Objectives,
Enhance Tax Fairness and Improve the Tax Structure
By Year of Announcement: 1994-2003
------------------------------------------------------------------------------
SIMPLIFYING AND IMPROVING TAX ADMINISTRATION AND ENFORCEMENT (cont'd)
------------------------------------------------------------------------------
1998
 o Introduced mandatory reporting of federal and construction contracts.

1999
 o Allowed corporations to offset interest on corporate tax overpayments and underpayments.
 o Provided for civil penalties for misrepresentations of tax matters by third parties.
 o Improved tax administration by sharing limited information with provinces.
 o Proposed measures to reduce tobacco contraband.

2000
 o Authorized the Minister of National Revenue to obtain judicial authorization, in certain circumstances, to take immediate action to protect GST/HST revenues.
 o Allowed the Canada Customs and Revenue Agency to provide relevant taxpayer information to the police for investigation purposes.
 o Extended tax penalties to persons who interfere with an official performing a collection duty.
 o Empowered the Minister of National Revenue to waive or cancel interest, or a penalty calculated in the same manner as interest, that is otherwise payable under the non-GST/HST portions of the Excise Tax Act.
 o Refined the rules related to the electronic filing of GST/HST returns by removing the requirement to apply to the Minister of National Revenue for approval, provided established criteria are satisfied.

2001
 o Instituted a new procedure to revoke or deny registered charitable status for charities that support terrorist activities.
 o Improved the responsiveness of the GST credit effective July 2002.
 o Proposed a new legislative and administrative framework for the taxation of spirits, wine and tobacco.

2003
 o Proposing to harmonize interest, penalty and related administrative and enforcement provisions of the Excise Tax Act (non-GST), and Income Tax Act.

NOTICES OF WAYS
AND MEANS MOTIONS

                                     ANNEX 9



NOTICE OF WAYS AND MEANS MOTION
TO AMEND THE INCOME TAX ACT

That it is expedient to amend the Income Tax Act to provide among other things:


CANADA CHILD TAX BENEFIT - NATIONAL CHILD
BENEFIT SUPPLEMENT

     (1) That the provisions of the Act relating to the National Child Benefit supplement payable under the Canada Child Tax Benefit be modified in accordance with proposals described in the budget documents tabled by the Minister of Finance in the House of Commons on February 18, 2003.


CANADA CHILD TAX BENEFIT - CHILD DISABILITY
BENEFIT SUPPLEMENT

     (2) That the provisions of the Act relating to benefits payable under the Canada Child Tax Benefit be modified to add a Child Disability Benefit supplement of $1,600 in accordance with proposals described in the budget documents tabled by the Minister of Finance in the House of Commons on February 18, 2003.


RRSP/RRIF ROLLOVER TO AN INFIRM CHILD

     (3) That an amount of $6,180 (indexed after 2003) be added to the income threshold used for determining the eligibility of a financially dependent infirm individual to receive, on a tax-deferred basis, proceeds from a registered retirement savings plan or registered retirement income fund of the individual's parent or grandparent who has died after 2002.


MEDICAL EXPENSE TAX CREDIT

     (4) That, for the 2003 and subsequent taxation years, there be added to the list of expenses eligible for the medical expense tax credit,

     (a) amounts paid on behalf of an individual with a speech or hearing impairment for real-time captioning services if the payment is made to a person who is in the business of providing such services;



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


                              THE BUDGET PLAN 2003





     (b) amounts paid, on behalf of an individual with a mental or physical impairment, for note-taking services if

         (i) the payment is made to a person who is in the business of providing such services, and

         (ii) the individual has been certified by a medical practitioner to be an individual who, because of that impairment, requires those services;

     (c) the cost of voice recognition software used by an individual with a physical impairment if the individual has been certified by a medical practitioner to be an individual who, because of that impairment, requires that software; and

     (d) the incremental cost, to an individual who suffers from celiac disease, of acquiring gluten-free food products as compared to the cost of comparable non-gluten-free food products, if the individual has been certified by a medical practitioner to be an individual who, because of that disease, requires a gluten-free diet.


DISABILITY TAX CREDIT

     (5) That, for the 2003 and subsequent taxation years, for the purpose of the disability tax credit

     (a) the phrase "feeding and dressing" in subparagraphs 118.3(1)(a.2)(iii) and 118.6(3)(b)(iii) of the Act be replaced with the phrase "feeding or dressing", and that the phrase "feeding and dressing oneself" in subparagraph 118.4(1)(c)(ii) of the Act be replaced with the phrase "feeding oneself or dressing oneself";

     (b) subsection 118.4(1) of the Act be amended to clarify that the term "feeding oneself" excludes

         (i) any of the activities of identifying, finding, shopping for or otherwise procuring food, and

         (ii) the activity of preparing food, to the extent that the time associated with the activity would not have been necessary in the absence of a dietary restriction or regime; and

     (c) subsection 118.4(1) of the Act be amended to clarify that the term "dressing oneself" excludes any of the activities of identifying, finding, shopping for or otherwise procuring clothing.

                                    ANNEX 9


PENSION AND RRSP LIMITS

     (6) That, for the purpose of applying after 2002 the rules relating to registered pension plans, deferred profit sharing plans and registered retirement savings plans,

     (a) the money purchase limit be increased

         (i)   for 2003, to $15,500,

         (ii)  for 2004, to $16,500,

         (iii) for 2005, to $18,000, and

         (iv) for each year after 2005, to $18,000 indexed after 2005 in accordance with section 147.1 of the Act; and

     (b) the RRSP dollar limit be increased

         (i) for 2003, to $14,500, and

         (ii) for each year after 2003, to the money purchase limit set out under subparagraph (a) for the preceding year.

MONEY PURCHASE RPPS

     (7) That, effective after 2003, the provisions of the Act relating to money purchase provisions of registered pension plans (RPPs) and registered retirement income funds (RRIFs) be modified to allow

     (a) the payment of retirement income under a money purchase provision of an RPP in the same manner as is permitted under a RRIF; and

     (b) the transfer of an amount from the RRIF of a former member of an RPP to a money purchase provision of the RPP for the member's benefit.


CAPITAL GAINS ROLLOVER

     (8) That, in respect of dispositions that occur after February 18, 2003, the mechanism in section 44.1 of the Act which allows an individual (other than a trust) to defer the recognition of capital gains in respect of eligible small business investments be amended

     (a) to eliminate the $2,000,000 original investment limit for each eligible small business corporation or related group;



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


                                  THE BUDGET PLAN 2003



     (b) to eliminate the $2,000,000 qualifying cost limit for replacement shares in an eligible small business corporation or related group; and

     (c) to extend the time for acquiring replacement shares to any time in the year in which the disposition is made or within 120 days after the end of that year.


STANDBY CHARGE

     (9) That, for the 2003 and subsequent taxation years, the provisions of the Act allowing the standby charge, in respect of the availability for personal use of an employer-provided automobile, to be pro-rated where personal use is less than 1000 kilometres per month and all or substantially all of the use of the automobile is in connection with or in the course of performing the duties of the office or employment be amended to provide that the pro-ration be available where

     (a) the automobile is used primarily in connection with or in the course of performing the duties of the office or employment; and

     (b) personal use is less than 1,667 kilometres per month (20,004 kilometres per year).


EXTENDED CAB PICK-UP TRUCKS

     (10) That, for taxation years that begin after 2002, the definition "automobile" be amended to exclude extended cab pick-up trucks used primarily for the transportation of goods, equipment or passengers in the course of earning or producing income at one or more worksites that are at least 30 kilometres from the nearest urban community having a population ofat least 40,000 persons.


EMERGENCY POLICE AND FIRE VEHICLES

     (11) That, for the 2003 and subsequent taxation years, the definition of "automobile" be amended to exclude clearly marked police and fire emergency-response vehicles.

                                     ANNEX 9


SMALL BUSINESS DEDUCTION

     (12) That the rules in subsections 125(2) to (4) of the Act determining the business limit of a Canadian-controlled private corporation (CCPC) be modified for taxation years that end after 2002 such that

     (a) the business limit of a CCPC for a taxation year be, subject to subparagraphs (b) and (c), the total of

         (i) that proportion of $200,000 that the number of days in the taxation year that are before 2003 is of the number of days in the taxation year,

         (ii) that proportion of $225,000 that the number of days in the taxation year that are in 2003 is of the number of days in the taxation year,

         (iii) that proportion of $250,000 that the number of days in the taxation year that are in 2004 is of the number of days in the taxation year,

         (iv) that proportion of $275,000 that the number of days in the taxation year that are in 2005 is of the number of days in the taxation year, and

         (v) that proportion of $300,000 that the number of days in the taxation year that are after 2005 is of the number of days in the taxation year;

     (b) for the purposes of subsection 125(3) of the Act, associated CCPCs allocate the business limit for a taxation year amongst themselves as follows:

         (i) designate a percentage or percentages for one or more of the associated CCPCs that total 100%,

         (ii) calculate, for each of those associated CCPCs, the amount that would, if it were not associated with any other corporation and if the Act were read without reference to subsections 125(5) and (5.1) of the Act, be its business limit for the taxation year in accordance with subparagraph (a), and

         (iii) calculate, for each of those associated CCPCs, its actual business limit for the taxation year by multiplying the percentage designated for it by the amount calculated for it in accordance with clause (ii); and

                              THE BUDGET PLAN 2003


     (c) if the Minister of National Revenue is required to allocate an amount under subsection 125(4) of the Act for a taxation year, of a corporation that is a member of a group of corporations that are associated in the taxation year, that ends in a calendar year, the total of the amounts so allocated to the members of the group for each of their taxation years that end in the calendar year be equal to the amount that would be the business limit in accordance with subparagraph (a) for the member of the group whose taxation year first ends in the calendar year if it were not so associated in the taxation year.

     (13) That subsection 123.4(3) of the Act providing for accelerated access to the 21% corporate income tax rate for a CCPC's active business income in excess of its business limit for a taxation year and not exceeding $300,000 be amended for taxation years that end after 2002 and begin before 2004 to reflect the increases in the business limit set out in Clause (12) of this Motion.

     (14) That, in applying subsection 127(10.2) of the Act for taxation years that end after 2002

     (a) the formula in subsection 127(10.2) concerning a corporation's expenditure limit for a particular taxation year be replaced with the formula "($4,000,000 - 10A) x B/C";

     (b) C be defined as the corporation's business limit for the particular taxation year as determined under subparagraph (12)(a) of this Motion or, where applicable, the total of the amounts allocated in accordance with subparagraph (12) (b) or (c) of this Motion in respect of the corporation and one or more other corporations with which the corporation is associated in the taxation year;

     (c) the reference to "$4,000,000" in that formula be replaced, for those taxation years that follow taxation years that end after 2002, with a reference to "$5,000,000"; and

     (d) the reference to "$200,000" in the description of A in that formula be replaced, for those taxation years that follow taxation years that end after 2002, with a reference to "$300,000".

   (15) That the references in the description of M in the definition "specified partnership income" in subsection 125(7) of the Act to $200,000 and $548, respectively, be replaced for fiscal periods of a partnership

     (a) that end in 2003, with references to $225,000 and $617, respectively,

     (b) that end in 2004, with references to $250,000 and $685, respectively,

                                     ANNEX 9


     (c) that end in 2005, with references to $275,000 and $754, respectively, and

     (d) that end after 2005, with references to $300,000 and $822, respectively.


ELIMINATION OF THE FEDERAL CAPITAL TAX

     (16) That

     (a) in its application to the 2004 and subsequent taxation years of a corporation, the 0.225% rate of tax specified under subsection 181.1(1) of the Act be read (other than for the purposes of subsection 125(5.1) of the Act and the definition "unused surtax credit" in subsection 181.1(6) of the
     Act) as the total of

         (i) that proportion of 0.225% that the number of days in the taxation year that are before 2004 is of the number of days in the taxation year,

         (ii) that proportion of 0.200% that the number of days in the taxation year that are in 2004 is of the number of days in the taxation year,

         (iii) that proportion of 0.175% that the number of days in the taxation year that are in 2005 is of the number of days in the taxation year,

         (iv) that proportion of 0.125% that the number of days in the taxation year that are in 2006 is of the number of days in the taxation year, and

         (v) that proportion of 0.0625% that the number of days in the taxation year that are in 2007 is of the number of days in the taxation year; and

     (b) in its application to the 2004 and subsequent taxation years, the capital deduction under section 181.5 of the Act be increased to $50million, except that for the purposes of applying subsection 125(5.1) of the Act, the definition "unused surtax credit" in subsection 181.1(6) of the Act and subsection 225.1(8) of the Act, a corporation's capital deduction be considered to be that proportion of $10 million that its capital deduction otherwise determined for the year is of $50 million.

                              THE BUDGET PLAN 2003


TAX SHELTERS

     (17) That, after February 18, 2003,

     (a) in respect of property acquired and representations made, after that date, subparagraph (a)(ii) of the definition "tax shelter" in subsection 237.1(1) of the Act be amended to take into account an amount represented to be deductible in computing tax payable, or to be refundable, under the Act;

     (b) in respect of property acquired and representations made, after that date, the definition "tax shelter" in subsection 237.1(1) of the Act apply in respect of an arrangement under which it can reasonably be considered that property acquired pursuant to the arrangement will be the subject of a gift referred to in section 110.1 or 118.1 of the Act or a contribution referred to in subsection 127(4.1) of the Act;

     (c) in respect of gifts and contributions, and representations, made after that date, an arrangement in respect of the making of a gift referred to in section 110.1 or 118.1 of the Act or a contribution referred to in subsection 127(4.1) of the Act be deemed to be a tax shelter if it may reasonably be considered that, having regard to representations made concerning the arrangement, a person will incur an indebtedness in respect of which recourse is limited; and

     (d) for gifts and contributions made after that date pursuant to an arrangement described in subparagraph (c), the amount of the gift or contribution be reduced by the amount of any associated indebtedness in respect of which recourse is limited, and the value of any repayment of the limited recourse debt be treated as a gift or contribution in the year the repayment is made.


HARMONIZATION OF ADMINISTRATIVE PROVISIONS
(STANDARDIZED ACCOUNTING)

     (18)That the provisions of the Act relating to accounting, interest, penalties and administration and enforcement be modified in accordance with the harmonization proposals described in the budget documents tabled by the Minister of Finance in the House of Commons on February18, 2003.

                                     ANNEX 9

FILM OR VIDEO PRODUCTION SERVICES TAX CREDIT

     (19) That, for expenditures incurred after February 18, 2003, the reference in subsection 125.5(3) of the Act to "11%" be replaced with a reference to "16%".


EXTENSION OF TAX CREDIT FOR FLOW-THROUGH MINING EXPENDITURE

     (20) That the definition "flow-through mining expenditure" in subsection 127(9) of the Act be extended to include expenses otherwise described in that definition that are incurred, or deemed by subsection 66(12.66) of the Act to have been incurred, by a corporation in 2004.

                              THE BUDGET PLAN 2003


NOTICE OF WAYS AND MEANS MOTION
TO AMEND THE EXCISE TAX ACT

That it is expedient to amend the Excise Tax Act to provide among other things:


BIO-DIESEL AND E-DIESEL

     (1) That the excise tax on diesel fuel not apply to bio-diesel fuel produced from waste materials, or feedstocks, of biological, non-fossil-fuel origin.

     (2) That the excise tax on diesel fuel not apply to that portion of a blended diesel fuel that is equal to the percentage, by volume, of the blended fuel that constitutes bio-diesel fuel produced from waste materials, or feedstocks, of biological, non-fossil-fuel origin.

     (3) That the excise tax on diesel fuel not apply to that portion of an ethanol-diesel or methanol-diesel fuel blend that is equal to the percentage, by volume, of the fuel blend that constitutes ethanol or methanol that is made from biomass or renewable feedstocks and not from petroleum, natural gas or coal.

     (4) That any enactment founded on any of paragraphs (1) to (3) be applicable to fuel sold or imported after February 18, 2003.


FUEL EXCISE TAX REFUND CLAIMS

     (5) That the rebate of excise tax on goods exported from Canada not apply to fuel transported out of the country in the fuel tank of the vehicle that is used for that transportation.

     (6) That any enactment founded on paragraph (5) apply to applications for rebates of excise tax received by the Minister of National Revenue on or after February 18, 2003.


SCHOOL TRANSPORTATION SERVICES

     (7) That section 5 of Part III of Schedule V to the Act be amended to provide that a supply of a service of transporting elementary or secondary school students to or from a school that is operated by a school authority is an exempt supply under the goods and services tax/harmonized sales tax when the supply is made by a school authority to any person other than another school authority, and that this provision be deemed to have come into force on December 17, 1990.

                                     ANNEX 9


     (8) That, if a school authority's net tax for a reporting period determined under the Act as amended by any enactment founded on paragraph (7) is different from the amount that would be the authority's net tax for the period if that amendment were not enacted, and the Minister of National Revenue has assessed the net tax for the period, the Minister may reassess the net tax or an amount payable under section 230.1 of the Act to take into account that difference, on or before the later of the day that is one year after the day on which the enactment is assented to and the last day ofthe period otherwise allowed under section 298 of the Act for making the reassessment, notwithstanding that section and notwithstanding any decision of a court in respect of that reporting period of the authority that is rendered after December 21, 2001.


CONTRACTED MUNICIPAL SERVICES

     (9) That section 21 of Part VI of Schedule V to the Act be amended to provide that a supply of a municipal service (other than a service specifically excluded under that section) made by or on behalf of a government or municipality is an exempt supply under the goods and services tax/harmonized sales tax when the supply is made to a recipient who is the owner or occupant of real property situated in a particular geographic area and who is not the municipality or the government, if

     (a) the owner or occupant has no option but to receive the service; or

     (b) the service is supplied because of a failure by the owner or occupant to comply with an obligation imposed under a law.

     (10) That any enactment founded on paragraph (9) be deemed to have come into force on December 17, 1990 except that, in applying section 21 of Part VI of Schedule V to the Act, as amended by that enactment, to supplies for which all of the consideration became due before April24,1996 or was paid before that day without having become due, it be read without reference to paragraph (b) thereof.


HARMONIZATION OF ADMINISTRATIVE PROVISIONS
(STANDARDIZED ACCOUNTING)

     (11)That the provisions of the Act relating to accounting, interest, penalties and administration and enforcement be modified in accordance with the harmonization proposals described in the budget documents tabled by the Minister of Finance in the House of Commons on February 18, 2003.

                              THE BUDGET PLAN 2003


NOTICE OF WAYS AND MEANS MOTION TO AMEND
THE CUSTOMS TARIFF, THE EXCISE TAX ACT AND
THE EXCISE ACT, 2001

That it is expedient to amend the Customs Tariff, the Excise Tax Act and the Excise Act, 2001 to provide among other things:


CUSTOMS TARIFF

     (1) That the duty under subsection 21(2) of the Customs Tariff be levied at the rate of $0.075 per cigarette, $0.055 per tobacco stick, and $0.05pergram of manufactured tobacco other than cigarettes and tobacco sticks.


EXCISE TAX ACT

     (2) That the excise tax on tobacco products under section 23.11 of the Excise Tax Act be imposed at the following rates:

     (a) $0.0475 per cigarette;

     (b) $0.03665 per tobacco stick; and

     (c) $31.65 per kilogram of manufactured tobacco other than cigarettes and tobacco sticks.

     (3) That the excise tax on tobacco products under section 23.12 of the Act be imposed at the following rates:

     (a) $0.075 per cigarette;

     (b) $0.055 per tobacco stick; and

     (c) $0.05 per gram of manufactured tobacco other than cigarettes and tobacco sticks.

     (4) That the excise tax on tobacco products under subsection 23.13(1) of the Act be imposed at the following rates:

     (a) $0.075 per cigarette;

     (b) $0.055 per tobacco stick; and

     (c) $50.00 per kilogram of manufactured tobacco other than cigarettes and tobacco sticks.

                                     ANNEX 9


     (5) That the excise tax on tobacco products under subsection 23.13(2) of the Act be imposed at the following rates:

     (a) $0.1475 per cigarette;

     (b) $0.08165 per tobacco stick; and

     (c) $81.65 per kilogram of manufactured tobacco other than cigarettes and tobacco sticks.

     (6) That Schedule II to the Act be amended to provide for the following rates of excise tax:

     (a) Cigarettes: $0.25888 for each five cigarettes or fraction of five cigarettes contained in any package;

     (b) Tobacco sticks: $0.03965 per stick;

     (c) Manufactured tobacco other than cigarettes and tobacco sticks: $35.648 per kilogram; and

     (d) Cigars: the greater of $0.065 per cigar and 65 per cent.


EXCISE ACT,2001

     (7) That the rate of duty set out in paragraph 1(a) of Schedule 1 to the Excise Act, 2001 be amended to be $0.374875 for each five cigarettes or fraction of five cigarettes contained in any package.

     (8) That the rate of duty set out in paragraph 1(b) of Schedule 1 to the Act be amended to be $0.396255 for each five cigarettes or fraction of five cigarettes contained in any package.

     (9) That the rate of duty set out in paragraph 2(a) of Schedule 1 to the Act be amended to be $0.054983 per tobacco stick.

     (10) That the rate of duty set out in paragraph 2(b) of Schedule 1 to the Act be amended to be $0.057983 per tobacco stick.

     (11) That the rate of duty set out in paragraph 3(a) of Schedule 1 to the Act be amended to be $49.983 per kilogram of manufactured tobacco other than cigarettes and tobacco sticks.

     (12) That the rate of duty set out in paragraph 3(b) of Schedule 1 to the Act be amended to be $53.981 per kilogram of manufactured tobacco other than cigarettes and tobacco sticks.

                              THE BUDGET PLAN 2003


     (13) That the rate of additional duty on cigars set out in Schedule 2 to the Act be amended to be the greater of

     (a) $0.065 per cigar; and

     (b) 65%, computed on

         (i) the sale price, in the case of cigars manufactured in Canada, or

         (ii) the duty-paid value, in the case of imported cigars.

     (14) That section 1 of Schedule 3 to the Act be amended to provide for the following rates of special duty:

     (a) $0.075 per cigarette, in the case of cigarettes;

     (b) $0.055 per stick, in the case of tobacco sticks; and

     (c) $0.05 per gram, in the case of manufactured tobacco other than cigarettes and tobacco sticks.

     (15) That section 2 of Schedule 3 to the Act be amended to provide for the following rates of special duty:

     (a) $0.075 per cigarette, in the case of cigarettes;

     (b) $0.055 per stick, in the case of tobacco sticks; and

     (c) $0.05 per gram, in the case of manufactured tobacco other than cigarettes and tobacco sticks.

     (16) That section 3 of Schedule 3 to the Act be amended to provide for the following rates of special duty:

     (a) $0.075 per cigarette, in the case of cigarettes;

     (b) $0.055 per stick, in the case of tobacco sticks; and

     (c) $50.00 per kilogram, in the case of manufactured tobacco other than cigarettes and tobacco sticks.

     (17) That section 4 of Schedule 3 to the Act be amended to provide for the following rates of special duty:

     (a) $0.095724 per cigarette, in the case of cigarettes;

     (b) $0.042 per stick, in the case of tobacco sticks; and

     (c) $46.002 per kilogram, in the case of manufactured tobacco other than cigarettes and tobacco sticks.

                                     ANNEX 9


     (18) That any enactment founded on any of paragraphs (1) to (17) be effective after June 17, 2002.

     (19) That, for the purposes of applying the provisions of the Customs Act and the Excise Tax Act that provide for the payment of, or liability to pay, interest in respect of any amount, the amount be determined and interest be computed on it as though any enactment founded on any of paragraphs (1)to (17) were assented to on June 18, 2002.